EXHIBIT 4

================================================================================


                          GS MORTGAGE SECURITIES CORP.,

                                   Depositor,

                   JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

                                    Servicer,

                J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION,

                                   Custodian,

                             WELLS FARGO BANK, N.A.,

                                   Custodian,

                                       and

                      DEUTSCHE BANK NATIONAL TRUST COMPANY,

                                     Trustee

                      -----------------------------------

                         POOLING AND SERVICING AGREEMENT

                           Dated as of August 1, 2005

                      -----------------------------------

                              GSAMP TRUST 2005-HE4

                       MORTGAGE PASS-THROUGH CERTIFICATES,

                                 SERIES 2005-HE4


================================================================================

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

Section 1.01   Definitions.................................................

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

Section 2.01   Conveyance of Mortgage Loans................................
Section 2.02   Acceptance by the Trustee of the Mortgage Loans.............
Section 2.03   Representations, Warranties and Covenants of the
                  Servicer and Each Custodian..............................
Section 2.04   Execution and Delivery of Certificates......................
Section 2.05   REMIC Matters...............................................
Section 2.06   Representations and Warranties of the Depositor.............
Section 2.07   Enforcement of Obligations for Breach of Mortgage Loan
                  Representations..........................................

                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF MORTGAGE LOANS

Section 3.01   Servicer to Service Mortgage Loans..........................
Section 3.02   Subservicing Agreements between the Servicer and
                  Subservicers.............................................
Section 3.03   Successor Subservicers......................................
Section 3.04   Liability of the Servicer...................................
Section 3.05   No Contractual Relationship between Subservicers and the
                  Trustee..................................................
Section 3.06   Assumption or Termination of Subservicing Agreements by
                  Trustee..................................................
Section 3.07   Collection of Certain Mortgage Loan Payments................
Section 3.08   Subservicing Accounts.......................................
Section 3.09   Collection of Taxes, Assessments and Similar Items;
                  Escrow Accounts..........................................
Section 3.10   Collection Accounts.........................................
Section 3.11   Withdrawals from the Collection Accounts....................
Section 3.12   Investment of Funds in the Collection Accounts and the
                  Distribution Account.....................................
Section 3.13   Maintenance of Hazard Insurance, Errors and Omissions
                  and Fidelity Coverage....................................
Section 3.14   Enforcement of Due-on-Sale Clauses; Assumption
                  Agreements...............................................
Section 3.15   Realization upon Defaulted Mortgage Loans...................
Section 3.16   Release of Mortgage Files...................................
Section 3.17   Title, Conservation and Disposition of REO Property.........
Section 3.18   Notification of Adjustments.................................
Section 3.19   Access to Certain Documentation and Information
                  Regarding the Mortgage Loans.............................
Section 3.20   Documents, Records and Funds in Possession of the
                  Servicer to Be Held for the Trustee......................
Section 3.21   Servicing Compensation......................................
Section 3.22   Annual Statement as to Compliance...........................
Section 3.23   Annual Independent Public Accountants' Servicing
                  Statement; Financial Statements..........................
Section 3.24   Trustee to Act as Servicer..................................
Section 3.25   Compensating Interest.......................................
Section 3.26   Credit Reporting; Gramm-Leach-Bliley Act....................
Section 3.27   Excess Reserve Fund Account; Distribution Account...........
Section 3.28   Optional Purchase of Delinquent Mortgage Loans..............
Section 3.29   Transfer of Servicing for Certain Mortgage Loans............

                                   ARTICLE IV

                                DISTRIBUTIONS AND
                            ADVANCES BY THE SERVICERS

Section 4.01   Advances....................................................
Section 4.02   Priorities of Distribution..................................
Section 4.03   Monthly Statements to Certificateholders....................
Section 4.04   Certain Matters Relating to the Determination of LIBOR......
Section 4.05   Allocation of Applied Realized Loss Amounts.................
Section 4.06   Supplemental Interest Trust.................................
Section 4.07   Maturity Reserve Accounts...................................

                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01   The Certificates............................................
Section 5.02   Certificate Register; Registration of Transfer and
                  Exchange of Certificates.................................
Section 5.03   Mutilated, Destroyed, Lost or Stolen Certificates...........
Section 5.04   Persons Deemed Owners.......................................
Section 5.05   Access to List of Certificateholders' Names and
                  Addresses................................................
Section 5.06   Maintenance of Office or Agency.............................

                                   ARTICLE VI

                         THE DEPOSITOR AND THE SERVICERS

Section 6.01   Respective Liabilities of the Depositor and the Servicer....
Section 6.02   Merger or Consolidation of the Depositor or the Servicer....
Section 6.03   Limitation on Liability of the Depositor, the Servicer
                  and Others...............................................
Section 6.04   Limitation on Resignation of the Servicer...................
Section 6.05   Additional Indemnification by the Servicer; Third Party
                  Claims...................................................

                                   ARTICLE VII

                                     DEFAULT

Section 7.01   Events of Default...........................................
Section 7.02   Trustee to Act; Appointment of Successor....................
Section 7.03   Notification to Certificateholders..........................

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

Section 8.01   Duties of the Trustee.......................................
Section 8.02   Certain Matters Affecting the Custodians and the Trustee....
Section 8.03   Trustee Not Liable for Certificates or Mortgage Loans.......
Section 8.04   Trustee May Own Certificates................................
Section 8.05   Trustee's Fees and Expenses.................................
Section 8.06   Eligibility Requirements for the Trustee....................
Section 8.07   Resignation and Removal of the Trustee......................
Section 8.08   Successor Trustee...........................................
Section 8.09   Merger or Consolidation of the Trustee......................
Section 8.10   Appointment of Co-Trustee or Separate Trustee...............
Section 8.11   Tax Matters.................................................
Section 8.12   Periodic Filings............................................
Section 8.13   Tax Treatment of Upper-Tier Carry Forward Amounts, Basis
                  Risk Carry Forward Amounts and Payments from Maturity
                  Reserve Accounts.........................................
Section 8.14   Custodial Responsibilities..................................
Section 8.15   Limitations on Custodial Responsibilities...................

                                   ARTICLE IX

                                   TERMINATION

Section 9.01   Termination upon Liquidation or Purchase of the Mortgage
                  Loans....................................................
Section 9.02   Final Distribution on the Certificates......................
Section 9.03   Additional Termination Requirements.........................

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

Section 10.01  Amendment...................................................
Section 10.02  Recordation of Agreement; Counterparts......................
Section 10.03  Governing Law...............................................
Section 10.04  Intention of Parties........................................
Section 10.05  Notices.....................................................
Section 10.06  Severability of Provisions..................................
Section 10.07  Assignment; Sales; Advance Facilities.......................
Section 10.08  Limitation on Rights of Certificateholders..................
Section 10.09  Inspection and Audit Rights.................................
Section 10.10  Certificates Nonassessable and Fully Paid...................
Section 10.11  Waiver of Jury Trial........................................
Section 10.12  Limitation of Damages.......................................
Section 10.13  Rights of the Swap Provider.................................
Section 10.14  No Solicitation.............................................


SCHEDULES

Schedule I    Mortgage Loan Schedule

Schedule II   Representations and Warranties of JPMorgan, as Servicer

Schedule III  Representations and Warranties of J.P. Morgan Trust
              Company, National Association, as Custodian

Schedule IV   Representations and Warranties of Wells Fargo Bank, N.A., as
              Custodian

Schedule V    Coupon Strip Reserve Account Schedule

EXHIBITS

Exhibit A-1 Form of Class A, Class M and Class B Certificates

Exhibit B   Form of Class P Certificate

Exhibit C   Form of Class C Certificate

Exhibit D-1 Form of Class R-1 Certificate

Exhibit D-2 Form of Class R-2 Certificate

Exhibit D-3 Form of Class R-3 Certificate

Exhibit E   Form of Class X Certificate

Exhibit F   Form of Initial Certification of Custodians or Trustee

Exhibit G   Form of Document  Certification and Exception Report of Custodians
or Trustee

Exhibit H   Form of Residual Transfer Affidavit

Exhibit I   Form of Transferor Certificate

Exhibit J   Form of Rule 144A Letter

Exhibit K   Form of Investment Letter (Non-Rule 144A)

Exhibit L   Form of Request for Release

Exhibit M   Contents of Each Mortgage File

Exhibit N   Servicer Reporting Requirements

Exhibit O   Form of Certification to be provided with Form 10-K

Exhibit P   Form of Trustee Certification to be provided to Depositor

Exhibit Q   Form of Servicer Certification to be provided to Depositor

Exhibit R   Fremont Agreements

Exhibit S   EquiFirst Agreements

Exhibit T   Representations and Warranties Agreement

            THIS POOLING AND SERVICING AGREEMENT, dated as of August 1, 2005, is among GS MORTGAGE SECURITIES CORP., a Delaware corporation (the "Depositor"), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association (the "Servicer"), J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association ("J.P. Morgan Trust Company"), WELLS FARGO BANK, N.A., a national banking association ("Wells Fargo" and together with J.P. Morgan Trust Company, the "Custodians"), and DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee (the "Trustee").

                              W I T N E S S E T H:

            In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                              PRELIMINARY STATEMENT

            The Trustee shall elect that five segregated asset pools within the Trust Fund (exclusive of (i) the Prepayment Premiums, (ii) the Interest Rate Swap Agreement, (iii) the Supplemental Interest Trust, (iv) the Excess Reserve Fund Account, (v) the Maturity Reserve Accounts, (vi) the right of the LIBOR Certificates to receive Upper-Tier Carry Forward Amounts and, without duplication, Basis Risk Carry Forward Amounts and the obligation to pay Class IO Shortfalls), and (vii) the right of the LIBOR Certificates to receive the principal payments from the Maturity Reseve Accounts be treated for federal income tax purposes as comprising five REMICs (each, a "Trust REMIC" or, in the alternative, Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC, the Upper-Tier REMIC and the Class X REMIC, respectively). The Class X Interest and each Class of LIBOR Certificates (other than the right of each Class of LIBOR Certificates to receive (i) Upper-Tier Carry Forward Amounts and, without duplication, Basis Risk Carry Forward Amounts (ii) principal payments from the Maturity Reserve Accounts and (iii) the obligation to pay Class IO Shortfalls) represents ownership of a regular interest in a REMIC for purposes of the REMIC Provisions.

            The Class R-3 Certificates represent ownership of the sole class of residual interest in the Class X REMIC. The Class R-2 Certificates represent ownership of the sole class of residual interest in Pooling-Tier REMIC-1 for purposes of the REMIC Provisions. The Class R-1 Certificates represent ownership of the sole class of residual interest in each of Pooling-Tier REMIC-2, the Lower-Tier REMIC and the Upper-Tier REMIC for purposes of the REMIC Provisions.

            The Start-up Day for each REMIC described herein is the Closing Date. The latest possible maturity date for each Certificate is the latest date referenced in Section 2.05.

            The Class X REMIC shall hold as assets the Class UT-X Interest, the Class UT-IO Interest and the Class UT-CSIO Interest as set out below. The Upper-Tier REMIC shall hold as assets the several classes of uncertificated Lower-Tier Regular Interests, set out below. The Lower-Tier REMIC shall hold as assets the several classes of uncertificated Pooling-Tier REMIC-2 Regular Interests. Pooling-Tier REMIC-2 shall hold as assets the several classes of uncertificated Pooling-Tier REMIC-1 Regular Interests. Pooling-Tier REMIC-1 shall hold as assets the assets of the Trust Fund (exclusive of (i) the Prepayment Premiums, (ii) the Interest Rate Swap Agreement, (iii) the Supplemental Interest Trust, (iv) the Excess Reserve Fund Account, (v) the Maturity Reserve Accounts, (vi) the right of the LIBOR Certificates to receive Upper-Tier Carry Forward Amounts and, without duplication, Basis Risk Carry Forward Amounts and the obligation to pay Class IO Shortfalls) and (vii) the right of the LIBOR Certificates to receive the principal payments from the Maturity Reseve Accounts.

            For federal income tax purposes, each Class of LIBOR Certificates represents a beneficial ownership of a regular interest in the Upper-Tier REMIC, the right to receive Upper-Tier Carry Forward Amounts (and, without duplication, Basis Risk Carry Forward Amounts), the right to receive payments from the Maturity Reserve Accounts and the obligation to pay Class IO Shortfalls, the Class X Certificates represent beneficial ownership of the Class X Interest, the Class IO Interest, the Class CSIO Interest, the Interest Rate Swap Agreement, the Supplemental Interest Trust, the Excess Reserve Fund Account, the Maturity Reserve Accounts and the right to receive Class IO Shortfalls, and the Class P Certificates represent beneficial ownership of the Prepayment Premiums, which portions of the Trust Fund shall be treated as a grantor trust.

                              Pooling-Tier REMIC-1
                              --------------------

            Pooling-Tier REMIC-1 shall issue the following interests in Pooling-Tier REMIC-1, and each such interest is hereby designated as a regular interest in the Pooling-Tier REMIC-1. Pooling-Tier REMIC-1 Interests with an "I" in their designation shall relate to Loan Group I and Pooling Tier REMIC-1 Interests with a "II" in their designation shall relate to Loan Group II. Pooling-Tier REMIC-1 shall also issue the Class R-2 Certificates. The Class R-2 Certificates are hereby designated as the sole class of residual interest in Pooling-Tier REMIC-1. The Class R-2 Certificates shall have a $100 Class Certificate Balance and shall have no interest rate.

                                                 Initial Pooling-Tier
 Pooling-Tier REMIC-1    Pooling-Tier REMIC-1     REMIC-1 Principal
     Interest                Interest Rate             Amount
---------------------    --------------------    --------------------
Class PT1-I-1                     (1)              $  17,457,434.09
Class PT1-I-2A                    (2)              $   4,779,626.83
Class PT1-I-2B                    (3)              $   4,779,626.83
Class PT1-I-3A                    (2)              $   4,214,695.23
Class PT1-I-3B                    (3)              $   4,214,695.23
Class PT1-I-4A                    (2)              $   5,019,647.29
Class PT1-I-4B                    (3)              $   5,019,647.29
Class PT1-I-5A                    (2)              $   5,810,845.63
Class PT1-I-5B                    (3)              $   5,810,845.63
Class PT1-I-6A                    (2)              $   6,580,416.46
Class PT1-I-6B                    (3)              $   6,580,416.46
Class PT1-I-7A                    (2)              $   7,320,462.80
Class PT1-I-7B                    (3)              $   7,320,462.80
Class PT1-I-8A                    (2)              $   8,022,971.41
Class PT1-I-8B                    (3)              $   8,022,971.41
Class PT1-I-9A                    (2)              $   8,679,975.34
Class PT1-I-9B                    (3)              $   8,679,975.34
Class PT1-I-10A                   (2)              $   9,283,588.37
Class PT1-I-10B                   (3)              $   9,283,588.37
Class PT1-I-11A                   (2)              $   9,822,059.59
Class PT1-I-11B                   (3)              $   9,822,059.59
Class PT1-I-12A                   (2)              $   9,621,882.89
Class PT1-I-12B                   (3)              $   9,621,882.89
Class PT1-I-13A                   (2)              $   9,114,912.28
Class PT1-I-13B                   (3)              $   9,114,912.28
Class PT1-I-14A                   (2)              $   8,626,686.46
Class PT1-I-14B                   (3)              $   8,626,686.46
Class PT1-I-15A                   (2)              $   8,164,697.16
Class PT1-I-15B                   (3)              $   8,164,697.16
Class PT1-I-16A                   (2)              $   7,727,530.89
Class PT1-I-16B                   (3)              $   7,727,530.89
Class PT1-I-17A                   (2)              $   7,313,849.47
Class PT1-I-17B                   (3)              $   7,313,849.47
Class PT1-I-18A                   (2)              $   6,922,387.22
Class PT1-I-18B                   (3)              $   6,922,387.22
Class PT1-I-19A                   (2)              $   6,551,948.92
Class PT1-I-19B                   (3)              $   6,551,948.92
Class PT1-I-20A                   (2)              $   6,201,401.79
Class PT1-I-20B                   (3)              $   6,201,401.79
Class PT1-I-21A                   (2)              $   5,869,673.79
Class PT1-I-21B                   (3)              $   5,869,673.79
Class PT1-I-22A                   (2)              $   5,555,752.09
Class PT1-I-22B                   (3)              $   5,555,752.09
Class PT1-I-23A                   (2)              $  61,143,674.72
Class PT1-I-23B                   (3)              $  61,143,674.72
Class PT1-I-24A                   (2)              $   1,193,998.39
Class PT1-I-24B                   (3)              $   1,193,998.39
Class PT1-I-25A                   (2)              $   1,136,111.06
Class PT1-I-25B                   (3)              $   1,136,111.06
Class PT1-I-26A                   (2)              $   1,081,052.10
Class PT1-I-26B                   (3)              $   1,081,052.10
Class PT1-I-27A                   (2)              $   1,028,683.08
Class PT1-I-27B                   (3)              $   1,028,683.08
Class PT1-I-28A                   (2)              $     978,871.09
Class PT1-I-28B                   (3)              $     978,871.09
Class PT1-I-29A                   (2)              $     931,490.29
Class PT1-I-29B                   (3)              $     931,490.29
Class PT1-I-30A                   (2)              $     886,420.88
Class PT1-I-30B                   (3)              $     886,420.88
Class PT1-I-31A                   (2)              $     843,549.08
Class PT1-I-31B                   (3)              $     843,549.08
Class PT1-I-32A                   (2)              $     802,767.02
Class PT1-I-32B                   (3)              $     802,767.02
Class PT1-I-33A                   (2)              $     763,971.82
Class PT1-I-33B                   (3)              $     763,971.82
Class PT1-I-34A                   (2)              $     726,997.38
Class PT1-I-34B                   (3)              $     726,997.38
Class PT1-I-35A                   (2)              $   4,520,765.94
Class PT1-I-35B                   (3)              $   4,520,765.94
Class PT1-I-36A                   (2)              $     447,628.83
Class PT1-I-36B                   (3)              $     447,628.83
Class PT1-I-37A                   (2)              $     427,458.96
Class PT1-I-37B                   (3)              $     427,458.96
Class PT1-I-38A                   (2)              $     408,196.01
Class PT1-I-38B                   (3)              $     408,196.01
Class PT1-I-39A                   (2)              $     389,799.06
Class PT1-I-39B                   (3)              $     389,799.06
Class PT1-I-40A                   (2)              $     372,229.01
Class PT1-I-40B                   (3)              $     372,229.01
Class PT1-I-41A                   (2)              $     355,449.45
Class PT1-I-41B                   (3)              $     355,449.45
Class PT1-I-42A                   (2)              $     339,424.29
Class PT1-I-42B                   (3)              $     339,424.29
Class PT1-I-43A                   (2)              $     324,119.65
Class PT1-I-43B                   (3)              $     324,119.65
Class PT1-I-44A                   (2)              $     309,503.47
Class PT1-I-44B                   (3)              $     309,503.47
Class PT1-I-45A                   (2)              $     295,544.88
Class PT1-I-45B                   (3)              $     295,544.88
Class PT1-I-46A                   (2)              $     282,214.19
Class PT1-I-46B                   (3)              $     282,214.19
Class PT1-I-47A                   (2)              $     269,483.20
Class PT1-I-47B                   (3)              $     269,483.20
Class PT1-I-48A                   (2)              $     257,325.06
Class PT1-I-48B                   (3)              $     257,325.06
Class PT1-I-49A                   (2)              $     245,714.10
Class PT1-I-49B                   (3)              $     245,714.10
Class PT1-I-50A                   (2)              $     234,625.66
Class PT1-I-50B                   (3)              $     234,625.66
Class PT1-I-51A                   (2)              $     224,036.24
Class PT1-I-51B                   (3)              $     224,036.24
Class PT1-I-52A                   (2)              $     213,923.53
Class PT1-I-52B                   (3)              $     213,923.53
Class PT1-I-53A                   (2)              $     204,266.05
Class PT1-I-53B                   (3)              $     204,266.05
Class PT1-I-54A                   (2)              $     195,043.50
Class PT1-I-54B                   (3)              $     195,043.50
Class PT1-I-55A                   (2)              $     186,236.24
Class PT1-I-55B                   (3)              $     186,236.24
Class PT1-I-56A                   (2)              $     177,825.32
Class PT1-I-56B                   (3)              $     177,825.32
Class PT1-I-57A                   (2)              $     169,793.61
Class PT1-I-57B                   (3)              $     169,793.61
Class PT1-I-58A                   (2)              $     162,123.17
Class PT1-I-58B                   (3)              $     162,123.17
Class PT1-I-59A                   (2)              $     154,802.07
Class PT1-I-59B                   (3)              $     154,802.07
Class PT1-I-60A                   (2)              $     147,931.51
Class PT1-I-60B                   (3)              $     147,931.51
Class PT1-I-61A                   (2)              $   3,111,278.15
Class PT1-I-61B                   (3)              $   3,111,278.15
Class PT1-I-CSIO                  (8)                      (8)
Class PT1-II-1                    (4)              $  34,562,683.39
Class PT1-II-2A                   (5)              $   9,462,775.67
Class PT1-II-2B                   (6)              $   9,462,775.67
Class PT1-II-3A                   (5)              $   8,344,315.77
Class PT1-II-3B                   (6)              $   8,344,315.77
Class PT1-II-4A                   (5)              $   9,937,971.71
Class PT1-II-4B                   (6)              $   9,937,971.71
Class PT1-II-5A                   (5)              $  11,504,397.87
Class PT1-II-5B                   (6)              $  11,504,397.87
Class PT1-II-6A                   (5)              $  13,028,005.54
Class PT1-II-6B                   (6)              $  13,028,005.54
Class PT1-II-7A                   (5)              $  14,493,160.20
Class PT1-II-7B                   (6)              $  14,493,160.20
Class PT1-II-8A                   (5)              $  15,883,997.09
Class PT1-II-8B                   (6)              $  15,883,997.09
Class PT1-II-9A                   (5)              $  17,184,743.16
Class PT1-II-9B                   (6)              $  17,184,743.16
Class PT1-II-10A                  (5)              $  18,379,785.13
Class PT1-II-10B                  (6)              $  18,379,785.13
Class PT1-II-11A                  (5)              $  19,445,858.41
Class PT1-II-11B                  (6)              $  19,445,858.41
Class PT1-II-12A                  (5)              $  19,049,545.61
Class PT1-II-12B                  (6)              $  19,049,545.61
Class PT1-II-13A                  (5)              $  18,045,837.72
Class PT1-II-13B                  (6)              $  18,045,837.72
Class PT1-II-14A                  (5)              $  17,079,241.04
Class PT1-II-14B                  (6)              $  17,079,241.04
Class PT1-II-15A                  (5)              $  16,164,587.84
Class PT1-II-15B                  (6)              $  16,164,587.84
Class PT1-II-16A                  (5)              $  15,299,079.61
Class PT1-II-16B                  (6)              $  15,299,079.61
Class PT1-II-17A                  (5)              $  14,480,067.03
Class PT1-II-17B                  (6)              $  14,480,067.03
Class PT1-II-18A                  (5)              $  13,705,044.28
Class PT1-II-18B                  (6)              $  13,705,044.28
Class PT1-II-19A                  (5)              $  12,971,645.08
Class PT1-II-19B                  (6)              $  12,971,645.08
Class PT1-II-20A                  (5)              $  12,277,626.71
Class PT1-II-20B                  (6)              $  12,277,626.71
Class PT1-II-21A                  (5)              $  11,620,866.71
Class PT1-II-21B                  (6)              $  11,620,866.71
Class PT1-II-22A                  (5)              $  10,999,359.91
Class PT1-II-22B                  (6)              $  10,999,359.91
Class PT1-II-23A                  (5)              $ 121,053,148.78
Class PT1-II-23B                  (6)              $ 121,053,148.78
Class PT1-II-24A                  (5)              $   2,363,895.61
Class PT1-II-24B                  (6)              $   2,363,895.61
Class PT1-II-25A                  (5)              $   2,249,289.44
Class PT1-II-25B                  (6)              $   2,249,289.44
Class PT1-II-26A                  (5)              $   2,140,282.90
Class PT1-II-26B                  (6)              $   2,140,282.90
Class PT1-II-27A                  (5)              $   2,036,601.92
Class PT1-II-27B                  (6)              $   2,036,601.92
Class PT1-II-28A                  (5)              $   1,937,983.41
Class PT1-II-28B                  (6)              $   1,937,983.41
Class PT1-II-29A                  (5)              $   1,844,178.21
Class PT1-II-29B                  (6)              $   1,844,178.21
Class PT1-II-30A                  (5)              $   1,754,949.12
Class PT1-II-30B                  (6)              $   1,754,949.12
Class PT1-II-31A                  (5)              $   1,670,070.92
Class PT1-II-31B                  (6)              $   1,670,070.92
Class PT1-II-32A                  (5)              $   1,589,329.98
Class PT1-II-32B                  (6)              $   1,589,329.98
Class PT1-II-33A                  (5)              $   1,512,522.68
Class PT1-II-33B                  (6)              $   1,512,522.68
Class PT1-II-34A                  (5)              $   1,439,320.12
Class PT1-II-34B                  (6)              $   1,439,320.12
Class PT1-II-35A                  (5)              $   8,950,279.06
Class PT1-II-35B                  (6)              $   8,950,279.06
Class PT1-II-36A                  (5)              $     886,222.17
Class PT1-II-36B                  (6)              $     886,222.17
Class PT1-II-37A                  (5)              $     846,289.54
Class PT1-II-37B                  (6)              $     846,289.54
Class PT1-II-38A                  (5)              $     808,152.49
Class PT1-II-38B                  (6)              $     808,152.49
Class PT1-II-39A                  (5)              $     771,729.94
Class PT1-II-39B                  (6)              $     771,729.94
Class PT1-II-40A                  (5)              $     736,944.49
Class PT1-II-40B                  (6)              $     736,944.49
Class PT1-II-41A                  (5)              $     703,724.05
Class PT1-II-41B                  (6)              $     703,724.05
Class PT1-II-42A                  (5)              $     671,997.21
Class PT1-II-42B                  (6)              $     671,997.21
Class PT1-II-43A                  (5)              $     641,696.85
Class PT1-II-43B                  (6)              $     641,696.85
Class PT1-II-44A                  (5)              $     612,759.53
Class PT1-II-44B                  (6)              $     612,759.53
Class PT1-II-45A                  (5)              $     585,124.12
Class PT1-II-45B                  (6)              $     585,124.12
Class PT1-II-46A                  (5)              $     558,731.81
Class PT1-II-46B                  (6)              $     558,731.81
Class PT1-II-47A                  (5)              $     533,526.80
Class PT1-II-47B                  (6)              $     533,526.80
Class PT1-II-48A                  (5)              $     509,455.94
Class PT1-II-48B                  (6)              $     509,455.94
Class PT1-II-49A                  (5)              $     486,468.40
Class PT1-II-49B                  (6)              $     486,468.40
Class PT1-II-50A                  (5)              $     464,515.34
Class PT1-II-50B                  (6)              $     464,515.34
Class PT1-II-51A                  (5)              $     443,550.26
Class PT1-II-51B                  (6)              $     443,550.26
Class PT1-II-52A                  (5)              $     423,528.97
Class PT1-II-52B                  (6)              $     423,528.97
Class PT1-II-53A                  (5)              $     404,408.95
Class PT1-II-53B                  (6)              $     404,408.95
Class PT1-II-54A                  (5)              $     386,150.00
Class PT1-II-54B                  (6)              $     386,150.00
Class PT1-II-55A                  (5)              $     368,713.26
Class PT1-II-55B                  (6)              $     368,713.26
Class PT1-II-56A                  (5)              $     352,061.18
Class PT1-II-56B                  (6)              $     352,061.18
Class PT1-II-57A                  (5)              $     336,159.89
Class PT1-II-57B                  (6)              $     336,159.89
Class PT1-II-58A                  (5)              $     320,973.83
Class PT1-II-58B                  (6)              $     320,973.83
Class PT1-II-59A                  (5)              $     306,479.43
Class PT1-II-59B                  (6)              $     306,479.43
Class PT1-II-60A                  (5)              $     292,876.99
Class PT1-II-60B                  (6)              $     292,876.99
Class PT1-II-61A                  (5)              $   6,159,754.35
Class PT1-II-61B                  (6)              $   6,159,754.35
Class PT1-II-CSIO                 (8)                      (8)
Class PT1-R                       (7)              $         100.00
--------------------

(1) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the Pooling-Tier REMIC-1 Loan Group I WAC Rate.

(2) For any Distribution Date (and the related Interest Accrual Period) this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the product of
      (i) 2 and (ii) the Pooling-Tier REMIC-1 Loan Group I WAC Rate, subject to a maximum rate of [8.9120%]

(3) For any Distribution Date (and the related Interest Accrual Period) this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the excess, if any, of (A) the product of (i) 2 and (ii) the Pooling-Tier REMIC-1 Loan Group I WAC Rate over B) 8.9120%.

(4) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the Pooling-Tier REMIC-1 Loan Group II WAC Rate.

(5) For any Distribution Date (and the related Interest Accrual Period) this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the product of
      (i) 2 and (ii) the Pooling-Tier REMIC-1 Loan Group II WAC Rate, subject to a maximum rate of 8.9120%.

(6) For any Distribution Date (and the related Interest Accrual Period) this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the excess, if any, of (A) the product of (i) 2 and (ii) the Pooling-Tier REMIC-1 Loan Group II WAC Rate over (B) 8.9120%.

(7)   The Class PT1-R Interest shall not bear interest.

(8) Each of the Class PT1-I-CSIO and Class PT1-II-CSIO Interests is an interest-only interest and does not have a principal balance, but has a notional amount equal to the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group. The interest rate on each such Pooling-Tier REMIC-1 Interest shall be equal to the Coupon Strip Rate and shall be payable on any Distribution Date in which a Coupon Strip is payable with respect to a related Mortgage Loan.

            On each Distribution Date, the Trustee shall first pay from the Trust Fund and charge as an expense of Pooling-Tier REMIC-1 all expenses of the Trust for such Distribution Date. Such expense, other than Servicing Fees, the Custodian Fees and Trustee Fees, shall be allocated in the same manner as Realized Losses.

            On each Distribution Date, the interest distributable in respect of the Mortgage Loans from the related Loan Group for such Distribution Date shall be deemed to be distributed to the Pooling-Tier REMIC-1 Regular Interests at the rates shown above.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Group I Mortgage Loans shall be allocated to the Class R-2 Certificates pursuant to Section 4.02(a)(iii) until its Class Certificate Balance is reduced to zero, then to the outstanding Pooling-Tier REMIC-1 Regular Interest (other than the Class PT1-I-CSIO Interest) relating to Loan Group I with the lowest numerical denomination (other than the Class PT1-I-1 Interest) until the Pooling-Tier REMIC-1 Principal Amount of such interest is reduced to zero, provided that, with respect to Pooling-Tier REMIC-1 Regular Interests relating to Loan Group I with the same numerical denomination, such Realized Losses and payments of principal shall be allocated pro rata between such Pooling-Tier REMIC-1 Regular Interests, and then to the Class PT1-I-1 Interest until the Pooling-Tier REMIC-1 Principal Amount of such interest is reduced to zero.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Group II Mortgage Loans shall be allocated to the outstanding Pooling-Tier REMIC-1 Regular Interest (other than the Class PT1-II-CSIO Interest) relating to Loan Group II with the lowest numerical denomination (other than the Class PT1-II-1 Interest) until the Pooling-Tier REMIC-1 Principal Amount of such interest is reduced to zero, provided that, with respect to Pooling-Tier REMIC-1 Regular Interests relating to Loan Group II with the same numerical denomination, such Realized Losses and payments of principal shall be allocated pro rata between such Pooling-Tier REMIC-1 Regular Interests, and then to the Class PT1-II-1 Interest until the Pooling-Tier REMIC-1 Principal Amount of such interest is reduced to zero.

                              Pooling-Tier REMIC-2

            Pooling-Tier REMIC-2 shall issue the following interests in Pooling-Tier REMIC-2, and each such interest, other than the Class PT2-R Interest, is hereby designated as a regular interest in Pooling-Tier REMIC-2. Pooling-Tier REMIC-2 Interests with an "I" in their designation shall relate to Loan Group I and Pooling Tier REMIC-2 Interests with a "II" in their designation shall relate to Loan Group II. The Class PT2-CSIO Interest shall relate to both Loan Groups. The Class PT2-R Interest is hereby designated as the sole class of residual interest in Pooling-Tier REMIC-2 and shall be represented by the Class R-1 Certificates.

                                                                                                                     Corresponding
                            Pooling-Tier     Pooling-Tier REMIC-2       Corresponding          Corresponding           Scheduled
  Pooling-Tier REMIC-2        REMIC-2         Initial Principal     Pooling-Tier REMIC-2   Pooling-Tier REMIC-1        Crossover
        Interest           Interest Rate            Amount                   IO              Regular Interest      Distribution Date
----------------------     -------------     --------------------   --------------------   --------------------    -----------------
Class PT2-I-1                   (1)            $ 17,457,384.09               N/A                     N/A                  N/A
Class PT2-I-2A                  (2)            $  4,779,626.83         Class PT2-I-IO-2              N/A                  N/A
Class PT2-I-2B                  (3)            $  4,779,626.83               N/A                     N/A                  N/A
Class PT2-I-3A                  (2)            $  4,214,695.23         Class PT2-I-IO-3              N/A                  N/A
Class PT2-I-3B                  (3)            $  4,214,695.23               N/A                     N/A                  N/A
Class PT2-I-4A                  (2)            $  5,019,647.29         Class PT2-I-IO-4              N/A                  N/A
Class PT2-I-4B                  (3)            $  5,019,647.29               N/A                     N/A                  N/A
Class PT2-I-5A                  (2)            $  5,810,845.63         Class PT2-I-IO-5              N/A                  N/A
Class PT2-I-5B                  (3)            $  5,810,845.63               N/A                     N/A                  N/A
Class PT2-I-6A                  (2)            $  6,580,416.46         Class PT2-I-IO-6              N/A                  N/A
Class PT2-I-6B                  (3)            $  6,580,416.46               N/A                     N/A                  N/A
Class PT2-I-7A                  (2)            $  7,320,462.80         Class PT2-I-IO-7              N/A                  N/A
Class PT2-I-7B                  (3)            $  7,320,462.80               N/A                     N/A                  N/A
Class PT2-I-8A                  (2)            $  8,022,971.41         Class PT2-I-IO-8              N/A                  N/A
Class PT2-I-8B                  (3)            $  8,022,971.41               N/A                     N/A                  N/A
Class PT2-I-9A                  (2)            $  8,679,975.34         Class PT2-I-IO-9              N/A                  N/A
Class PT2-I-9B                  (3)            $  8,679,975.34               N/A                     N/A                  N/A
Class PT2-I-10A                 (2)            $  9,283,588.37        Class PT2-I-IO-10              N/A                  N/A
Class PT2-I-10B                 (3)            $  9,283,588.37               N/A                     N/A                  N/A
Class PT2-I-11A                 (2)            $  9,822,059.59        Class PT2-I-IO-11              N/A                  N/A
Class PT2-I-11B                 (3)            $  9,822,059.59               N/A                     N/A                  N/A
Class PT2-I-12A                 (2)            $  9,621,882.89        Class PT2-I-IO-12              N/A                  N/A
Class PT2-I-12B                 (3)            $  9,621,882.89               N/A                     N/A                  N/A
Class PT2-I-13A                 (2)            $  9,114,912.28        Class PT2-I-IO-13              N/A                  N/A
Class PT2-I-13B                 (3)            $  9,114,912.28               N/A                     N/A                  N/A
Class PT2-I-14A                 (2)            $  8,626,686.46        Class PT2-I-IO-14              N/A                  N/A
Class PT2-I-14B                 (3)            $  8,626,686.46               N/A                     N/A                  N/A
Class PT2-I-15A                 (2)            $  8,164,697.16        Class PT2-I-IO-15              N/A                  N/A
Class PT2-I-15B                 (3)            $  8,164,697.16               N/A                     N/A                  N/A
Class PT2-I-16A                 (2)            $  7,727,530.89        Class PT2-I-IO-16              N/A                  N/A
Class PT2-I-16B                 (3)            $  7,727,530.89               N/A                     N/A                  N/A
Class PT2-I-17A                 (2)            $  7,313,849.47        Class PT2-I-IO-17              N/A                  N/A
Class PT2-I-17B                 (3)            $  7,313,849.47               N/A                     N/A                  N/A
Class PT2-I-18A                 (2)            $  6,922,387.22        Class PT2-I-IO-18              N/A                  N/A
Class PT2-I-18B                 (3)            $  6,922,387.22               N/A                     N/A                  N/A
Class PT2-I-19A                 (2)            $  6,551,948.92        Class PT2-I-IO-19              N/A                  N/A
Class PT2-I-19B                 (3)            $  6,551,948.92               N/A                     N/A                  N/A
Class PT2-I-20A                 (2)            $  6,201,401.79        Class PT2-I-IO-20              N/A                  N/A
Class PT2-I-20B                 (3)            $  6,201,401.79               N/A                     N/A                  N/A
Class PT2-I-21A                 (2)            $  5,869,673.79        Class PT2-I-IO-21              N/A                  N/A
Class PT2-I-21B                 (3)            $  5,869,673.79               N/A                     N/A                  N/A
Class PT2-I-22A                 (2)            $  5,555,752.09        Class PT2-I-IO-22              N/A                  N/A
Class PT2-I-22B                 (3)            $  5,555,752.09               N/A                     N/A                  N/A
Class PT2-I-23A                 (2)            $ 61,143,674.72        Class PT2-I-IO-23              N/A                  N/A
Class PT2-I-23B                 (3)            $ 61,143,674.72               N/A                     N/A                  N/A
Class PT2-I-24A                 (2)            $  1,193,998.39        Class PT2-I-IO-24              N/A                  N/A
Class PT2-I-24B                 (3)            $  1,193,998.39               N/A                     N/A                  N/A
Class PT2-I-25A                 (2)            $  1,136,111.06        Class PT2-I-IO-25              N/A                  N/A
Class PT2-I-25B                 (3)            $  1,136,111.06               N/A                     N/A                  N/A
Class PT2-I-26A                 (2)            $  1,081,052.10        Class PT2-I-IO-26              N/A                  N/A
Class PT2-I-26B                 (3)            $  1,081,052.10               N/A                     N/A                  N/A
Class PT2-I-27A                 (2)            $  1,028,683.08        Class PT2-I-IO-27              N/A                  N/A
Class PT2-I-27B                 (3)            $  1,028,683.08               N/A                     N/A                  N/A
Class PT2-I-28A                 (2)            $    978,871.09        Class PT2-I-IO-28              N/A                  N/A
Class PT2-I-28B                 (3)            $    978,871.09               N/A                     N/A                  N/A
Class PT2-I-29A                 (2)            $    931,490.29        Class PT2-I-IO-29              N/A                  N/A
Class PT2-I-29B                 (3)            $    931,490.29               N/A                     N/A                  N/A
Class PT2-I-30A                 (2)            $    886,420.88        Class PT2-I-IO-30              N/A                  N/A
Class PT2-I-30B                 (3)            $    886,420.88               N/A                     N/A                  N/A
Class PT2-I-31A                 (2)            $    843,549.08        Class PT2-I-IO-31              N/A                  N/A
Class PT2-I-31B                 (3)            $    843,549.08               N/A                     N/A                  N/A
Class PT2-I-32A                 (2)            $    802,767.02        Class PT2-I-IO-32              N/A                  N/A
Class PT2-I-32B                 (3)            $    802,767.02               N/A                     N/A                  N/A
Class PT2-I-33A                 (2)            $    763,971.82        Class PT2-I-IO-33              N/A                  N/A
Class PT2-I-33B                 (3)            $    763,971.82               N/A                     N/A                  N/A
Class PT2-I-34A                 (2)            $    726,997.38        Class PT2-I-IO-34              N/A                  N/A
Class PT2-I-34B                 (3)            $    726,997.38               N/A                     N/A                  N/A
Class PT2-I-35A                 (2)            $  4,520,765.94        Class PT2-I-IO-35              N/A                  N/A
Class PT2-I-35B                 (3)            $  4,520,765.94               N/A                     N/A                  N/A
Class PT2-I-36A                 (2)            $    447,628.83        Class PT2-I-IO-36              N/A                  N/A
Class PT2-I-36B                 (3)            $    447,628.83               N/A                     N/A                  N/A
Class PT2-I-37A                 (2)            $    427,458.96        Class PT2-I-IO-37              N/A                  N/A
Class PT2-I-37B                 (3)            $    427,458.96               N/A                     N/A                  N/A
Class PT2-I-38A                 (2)            $    408,196.01        Class PT2-I-IO-38              N/A                  N/A
Class PT2-I-38B                 (3)            $    408,196.01               N/A                     N/A                  N/A
Class PT2-I-39A                 (2)            $    389,799.06        Class PT2-I-IO-39              N/A                  N/A
Class PT2-I-39B                 (3)            $    389,799.06               N/A                     N/A                  N/A
Class PT2-I-40A                 (2)            $    372,229.01        Class PT2-I-IO-40              N/A                  N/A
Class PT2-I-40B                 (3)            $    372,229.01               N/A                     N/A                  N/A
Class PT2-I-41A                 (2)            $    355,449.45        Class PT2-I-IO-41              N/A                  N/A
Class PT2-I-41B                 (3)            $    355,449.45               N/A                     N/A                  N/A
Class PT2-I-42A                 (2)            $    339,424.29        Class PT2-I-IO-42              N/A                  N/A
Class PT2-I-42B                 (3)            $    339,424.29               N/A                     N/A                  N/A
Class PT2-I-43A                 (2)            $    324,119.65        Class PT2-I-IO-43              N/A                  N/A
Class PT2-I-43B                 (3)            $    324,119.65               N/A                     N/A                  N/A
Class PT2-I-44A                 (2)            $    309,503.47        Class PT2-I-IO-44              N/A                  N/A
Class PT2-I-44B                 (3)            $    309,503.47               N/A                     N/A                  N/A
Class PT2-I-45A                 (2)            $    295,544.88        Class PT2-I-IO-45              N/A                  N/A
Class PT2-I-45B                 (3)            $    295,544.88               N/A                     N/A                  N/A
Class PT2-I-46A                 (2)            $    282,214.19        Class PT2-I-IO-46              N/A                  N/A
Class PT2-I-46B                 (3)            $    282,214.19               N/A                     N/A                  N/A
Class PT2-I-47A                 (2)            $    269,483.20        Class PT2-I-IO-47              N/A                  N/A
Class PT2-I-47B                 (3)            $    269,483.20               N/A                     N/A                  N/A
Class PT2-I-48A                 (2)            $    257,325.06        Class PT2-I-IO-48              N/A                  N/A
Class PT2-I-48B                 (3)            $    257,325.06               N/A                     N/A                  N/A
Class PT2-I-49A                 (2)            $    245,714.10        Class PT2-I-IO-49              N/A                  N/A
Class PT2-I-49B                 (3)            $    245,714.10               N/A                     N/A                  N/A
Class PT2-I-50A                 (2)            $    234,625.66        Class PT2-I-IO-50              N/A                  N/A
Class PT2-I-50B                 (3)            $    234,625.66               N/A                     N/A                  N/A
Class PT2-I-51A                 (2)            $    224,036.24        Class PT2-I-IO-51              N/A                  N/A
Class PT2-I-51B                 (3)            $    224,036.24               N/A                     N/A                  N/A
Class PT2-I-52A                 (2)            $    213,923.53        Class PT2-I-IO-52              N/A                  N/A
Class PT2-I-52B                 (3)            $    213,923.53               N/A                     N/A                  N/A
Class PT2-I-53A                 (2)            $    204,266.05        Class PT2-I-IO-53              N/A                  N/A
Class PT2-I-53B                 (3)            $    204,266.05               N/A                     N/A                  N/A
Class PT2-I-54A                 (2)            $    195,043.50        Class PT2-I-IO-54              N/A                  N/A
Class PT2-I-54B                 (3)            $    195,043.50               N/A                     N/A                  N/A
Class PT2-I-55A                 (2)            $    186,236.24        Class PT2-I-IO-55              N/A                  N/A
Class PT2-I-55B                 (3)            $    186,236.24               N/A                     N/A                  N/A
Class PT2-I-56A                 (2)            $    177,825.32        Class PT2-I-IO-56              N/A                  N/A
Class PT2-I-56B                 (3)            $    177,825.32               N/A                     N/A                  N/A
Class PT2-I-57A                 (2)            $    169,793.61        Class PT2-I-IO-57              N/A                  N/A
Class PT2-I-57B                 (3)            $    169,793.61               N/A                     N/A                  N/A
Class PT2-I-58A                 (2)            $    162,123.17        Class PT2-I-IO-58              N/A                  N/A
Class PT2-I-58B                 (3)            $    162,123.17               N/A                     N/A                  N/A
Class PT2-I-59A                 (2)            $    154,802.07        Class PT2-I-IO-59              N/A                  N/A
Class PT2-I-59B                 (3)            $    154,802.07               N/A                     N/A                  N/A
Class PT2-I-60A                 (2)            $    147,931.51        Class PT2-I-IO-60              N/A                  N/A
Class PT2-I-60B                 (3)            $    147,931.51               N/A                     N/A                  N/A
Class PT2-I-61A                 (2)            $  3,111,278.15        Class PT2-I-IO-61              N/A                  N/A
Class PT2-I-61B                 (3)            $  3,111,278.15               N/A                     N/A                  N/A
Class PT2-I-IO-2                (4)                   (4)                    N/A               Class PT1-I-2A         October 2005
Class PT2-I-IO-3                (4)                   (4)                    N/A               Class PT1-I-3A         November 2005
Class PT2-I-IO-4                (4)                   (4)                    N/A               Class PT1-I-4A         December 2005
Class PT2-I-IO-5                (4)                   (4)                    N/A               Class PT1-I-5A         January 2006
Class PT2-I-IO-6                (4)                   (4)                    N/A               Class PT1-I-6A         February 2006
Class PT2-I-IO-7                (4)                   (4)                    N/A               Class PT1-I-7A         March 2006
Class PT2-I-IO-8                (4)                   (4)                    N/A               Class PT1-I-8A         April 2006
Class PT2-I-IO-9                (4)                   (4)                    N/A               Class PT1-I-9A         May 2006
Class PT2-I-IO-10               (4)                   (4)                    N/A               Class PT1-I-10A        June 2006
Class PT2-I-IO-11               (4)                   (4)                    N/A               Class PT1-I-11A        July 2006
Class PT2-I-IO-12               (4)                   (4)                    N/A               Class PT1-I-12A        August 2006
Class PT2-I-IO-13               (4)                   (4)                    N/A               Class PT1-I-13A        September 2006
Class PT2-I-IO-14               (4)                   (4)                    N/A               Class PT1-I-14A        October 2006
Class PT2-I-IO-15               (4)                   (4)                    N/A               Class PT1-I-15A        November 2006
Class PT2-I-IO-16               (4)                   (4)                    N/A               Class PT1-I-16A        December 2006
Class PT2-I-IO-17               (4)                   (4)                    N/A               Class PT1-I-17A        January 2007
Class PT2-I-IO-18               (4)                   (4)                    N/A               Class PT1-I-18A        February 2007
Class PT2-I-IO-19               (4)                   (4)                    N/A               Class PT1-I-19A        March 2007
Class PT2-I-IO-20               (4)                   (4)                    N/A               Class PT1-I-20A        April 2007
Class PT2-I-IO-21               (4)                   (4)                    N/A               Class PT1-I-21A        May 2007
Class PT2-I-IO-22               (4)                   (4)                    N/A               Class PT1-I-22A        June 2007
Class PT2-I-IO-23               (4)                   (4)                    N/A               Class PT1-I-23A        July 2007
Class PT2-I-IO-24               (4)                   (4)                    N/A               Class PT1-I-24A        August 2007
Class PT2-I-IO-25               (4)                   (4)                    N/A               Class PT1-I-25A        September 2007
Class PT2-I-IO-26               (4)                   (4)                    N/A               Class PT1-I-26A        October 2007
Class PT2-I-IO-27               (4)                   (4)                    N/A               Class PT1-I-27A        November 2007
Class PT2-I-IO-28               (4)                   (4)                    N/A               Class PT1-I-28A        December 2007
Class PT2-I-IO-29               (4)                   (4)                    N/A               Class PT1-I-29A        January 2008
Class PT2-I-IO-30               (4)                   (4)                    N/A               Class PT1-I-30A        February 2008
Class PT2-I-IO-31               (4)                   (4)                    N/A               Class PT1-I-31A        March 2008
Class PT2-I-IO-32               (4)                   (4)                    N/A               Class PT1-I-32A        April 2008
Class PT2-I-IO-33               (4)                   (4)                    N/A               Class PT1-I-33A        May 2008
Class PT2-I-IO-34               (4)                   (4)                    N/A               Class PT1-I-34A        June 2008
Class PT2-I-IO-35               (4)                   (4)                    N/A               Class PT1-I-35A        July 2008
Class PT2-I-IO-36               (4)                   (4)                    N/A               Class PT1-I-36A        August 2008
Class PT2-I-IO-37               (4)                   (4)                    N/A               Class PT1-I-37A        September 2008
Class PT2-I-IO-38               (4)                   (4)                    N/A               Class PT1-I-38A        October 2008
Class PT2-I-IO-39               (4)                   (4)                    N/A               Class PT1-I-39A        November 2008
Class PT2-I-IO-40               (4)                   (4)                    N/A               Class PT1-I-40A        December 2008
Class PT2-I-IO-41               (4)                   (4)                    N/A               Class PT1-I-41A        January 2009
Class PT2-I-IO-42               (4)                   (4)                    N/A               Class PT1-I-42A        February 2009
Class PT2-I-IO-43               (4)                   (4)                    N/A               Class PT1-I-43A        March 2009
Class PT2-I-IO-44               (4)                   (4)                    N/A               Class PT1-I-44A        April 2009
Class PT2-I-IO-45               (4)                   (4)                    N/A               Class PT1-I-45A        May 2009
Class PT2-I-IO-46               (4)                   (4)                    N/A               Class PT1-I-46A        June 2009
Class PT2-I-IO-47               (4)                   (4)                    N/A               Class PT1-I-47A        July 2009
Class PT2-I-IO-48               (4)                   (4)                    N/A               Class PT1-I-48A        August 2009
Class PT2-I-IO-49               (4)                   (4)                    N/A               Class PT1-I-49A        September 2009
Class PT2-I-IO-50               (4)                   (4)                    N/A               Class PT1-I-50A        October 2009
Class PT2-I-IO-51               (4)                   (4)                    N/A               Class PT1-I-51A        November 2009
Class PT2-I-IO-52               (4)                   (4)                    N/A               Class PT1-I-52A        December 2009
Class PT2-I-IO-53               (4)                   (4)                    N/A               Class PT1-I-53A        January 2010
Class PT2-I-IO-54               (4)                   (4)                    N/A               Class PT1-I-54A        February 2010
Class PT2-I-IO-55               (4)                   (4)                    N/A               Class PT1-I-55A        March 2010
Class PT2-I-IO-56               (4)                   (4)                    N/A               Class PT1-I-56A        April 2010
Class PT2-I-IO-57               (4)                   (4)                    N/A               Class PT1-I-57A        May 2010
Class PT2-I-IO-58               (4)                   (4)                    N/A               Class PT1-I-58A        June 2010
Class PT2-I-IO-59               (4)                   (4)                    N/A               Class PT1-I-59A        July 2010
Class PT2-I-IO-60               (4)                   (4)                    N/A               Class PT1-I-60A        August 2010
Class PT2-I-IO-61               (4)                   (4)                    N/A               Class PT1-I-61A        September 2010
Class PT2-II-1                  (5)            $ 34,562,683.39               N/A                     N/A                  N/A
Class PT2-II-2A                 (6)            $  9,462,775.67        Class PT2-II-IO-2              N/A                  N/A
Class PT2-II-2B                 (7)            $  9,462,775.67               N/A                     N/A                  N/A
Class PT2-II-3A                 (6)            $  8,344,315.77        Class PT2-II-IO-3              N/A                  N/A
Class PT2-II-3B                 (7)            $  8,344,315.77               N/A                     N/A                  N/A
Class PT2-II-4A                 (6)            $  9,937,971.71        Class PT2-II-IO-4              N/A                  N/A
Class PT2-II-4B                 (7)            $  9,937,971.71               N/A                     N/A                  N/A
Class PT2-II-5A                 (6)            $ 11,504,397.87        Class PT2-II-IO-5              N/A                  N/A
Class PT2-II-5B                 (7)            $ 11,504,397.87               N/A                     N/A                  N/A
Class PT2-II-6A                 (6)            $ 13,028,005.54        Class PT2-II-IO-6              N/A                  N/A
Class PT2-II-6B                 (7)            $ 13,028,005.54               N/A                     N/A                  N/A
Class PT2-II-7A                 (6)            $ 14,493,160.20        Class PT2-II-IO-7              N/A                  N/A
Class PT2-II-7B                 (7)            $ 14,493,160.20               N/A                     N/A                  N/A
Class PT2-II-8A                 (6)            $ 15,883,997.09        Class PT2-II-IO-8              N/A                  N/A
Class PT2-II-8B                 (7)            $ 15,883,997.09               N/A                     N/A                  N/A
Class PT2-II-9A                 (6)            $ 17,184,743.16        Class PT2-II-IO-9              N/A                  N/A
Class PT2-II-9B                 (7)            $ 17,184,743.16               N/A                     N/A                  N/A
Class PT2-II-10A                (6)            $ 18,379,785.13        Class PT2-II-IO-10             N/A                  N/A
Class PT2-II-10B                (7)            $ 18,379,785.13               N/A                     N/A                  N/A
Class PT2-II-11A                (6)            $ 19,445,858.41        Class PT2-II-IO-11             N/A                  N/A
Class PT2-II-11B                (7)            $ 19,445,858.41               N/A                     N/A                  N/A
Class PT2-II-12A                (6)            $ 19,049,545.61        Class PT2-II-IO-12             N/A                  N/A
Class PT2-II-12B                (7)            $ 19,049,545.61               N/A                     N/A                  N/A
Class PT2-II-13A                (6)            $ 18,045,837.72        Class PT2-II-IO-13             N/A                  N/A
Class PT2-II-13B                (7)            $ 18,045,837.72               N/A                     N/A                  N/A
Class PT2-II-14A                (6)            $ 17,079,241.04        Class PT2-II-IO-14             N/A                  N/A
Class PT2-II-14B                (7)            $ 17,079,241.04               N/A                     N/A                  N/A
Class PT2-II-15A                (6)            $ 16,164,587.84        Class PT2-II-IO-15             N/A                  N/A
Class PT2-II-15B                (7)            $ 16,164,587.84               N/A                     N/A                  N/A
Class PT2-II-16A                (6)            $ 15,299,079.61        Class PT2-II-IO-16             N/A                  N/A
Class PT2-II-16B                (7)            $ 15,299,079.61               N/A                     N/A                  N/A
Class PT2-II-17A                (6)            $ 14,480,067.03        Class PT2-II-IO-17             N/A                  N/A
Class PT2-II-17B                (7)            $ 14,480,067.03               N/A                     N/A                  N/A
Class PT2-II-18A                (6)            $ 13,705,044.28        Class PT2-II-IO-18             N/A                  N/A
Class PT2-II-18B                (7)            $ 13,705,044.28               N/A                     N/A                  N/A
Class PT2-II-19A                (6)            $ 12,971,645.08        Class PT2-II-IO-19             N/A                  N/A
Class PT2-II-19B                (7)            $ 12,971,645.08               N/A                     N/A                  N/A
Class PT2-II-20A                (6)            $ 12,277,626.71        Class PT2-II-IO-20             N/A                  N/A
Class PT2-II-20B                (7)            $ 12,277,626.71               N/A                     N/A                  N/A
Class PT2-II-21A                (6)            $ 11,620,866.71        Class PT2-II-IO-21             N/A                  N/A
Class PT2-II-21B                (7)            $ 11,620,866.71               N/A                     N/A                  N/A
Class PT2-II-22A                (6)            $ 10,999,359.91        Class PT2-II-IO-22             N/A                  N/A
Class PT2-II-22B                (7)            $ 10,999,359.91               N/A                     N/A                  N/A
Class PT2-II-23A                (6)            $121,053,148.78        Class PT2-II-IO-23             N/A                  N/A
Class PT2-II-23B                (7)            $121,053,148.78               N/A                     N/A                  N/A
Class PT2-II-24A                (6)            $  2,363,895.61        Class PT2-II-IO-24             N/A                  N/A
Class PT2-II-24B                (7)            $  2,363,895.61               N/A                     N/A                  N/A
Class PT2-II-25A                (6)            $  2,249,289.44        Class PT2-II-IO-25             N/A                  N/A
Class PT2-II-25B                (7)            $  2,249,289.44               N/A                     N/A                  N/A
Class PT2-II-26A                (6)            $  2,140,282.90        Class PT2-II-IO-26             N/A                  N/A
Class PT2-II-26B                (7)            $  2,140,282.90               N/A                     N/A                  N/A
Class PT2-II-27A                (6)            $  2,036,601.92        Class PT2-II-IO-27             N/A                  N/A
Class PT2-II-27B                (7)            $  2,036,601.92               N/A                     N/A                  N/A
Class PT2-II-28A                (6)            $  1,937,983.41        Class PT2-II-IO-28             N/A                  N/A
Class PT2-II-28B                (7)            $  1,937,983.41               N/A                     N/A                  N/A
Class PT2-II-29A                (6)            $  1,844,178.21        Class PT2-II-IO-29             N/A                  N/A
Class PT2-II-29B                (7)            $  1,844,178.21               N/A                     N/A                  N/A
Class PT2-II-30A                (6)            $  1,754,949.12        Class PT2-II-IO-30             N/A                  N/A
Class PT2-II-30B                (7)            $  1,754,949.12               N/A                     N/A                  N/A
Class PT2-II-31A                (6)            $  1,670,070.92        Class PT2-II-IO-31             N/A                  N/A
Class PT2-II-31B                (7)            $  1,670,070.92               N/A                     N/A                  N/A
Class PT2-II-32A                (6)            $  1,589,329.98        Class PT2-II-IO-32             N/A                  N/A
Class PT2-II-32B                (7)            $  1,589,329.98               N/A                     N/A                  N/A
Class PT2-II-33A                (6)            $  1,512,522.68        Class PT2-II-IO-33             N/A                  N/A
Class PT2-II-33B                (7)            $  1,512,522.68               N/A                     N/A                  N/A
Class PT2-II-34A                (6)            $  1,439,320.12        Class PT2-II-IO-34             N/A                  N/A
Class PT2-II-34B                (7)            $  1,439,320.12               N/A                     N/A                  N/A
Class PT2-II-35A                (6)            $  8,950,279.06        Class PT2-II-IO-35             N/A                  N/A
Class PT2-II-35B                (7)            $  8,950,279.06               N/A                     N/A                  N/A
Class PT2-II-36A                (6)            $    886,222.17        Class PT2-II-IO-36             N/A                  N/A
Class PT2-II-36B                (7)            $    886,222.17               N/A                     N/A                  N/A
Class PT2-II-37A                (6)            $    846,289.54        Class PT2-II-IO-37             N/A                  N/A
Class PT2-II-37B                (7)            $    846,289.54               N/A                     N/A                  N/A
Class PT2-II-38A                (6)            $    808,152.49        Class PT2-II-IO-38             N/A                  N/A
Class PT2-II-38B                (7)            $    808,152.49               N/A                     N/A                  N/A
Class PT2-II-39A                (6)            $    771,729.94        Class PT2-II-IO-39             N/A                  N/A
Class PT2-II-39B                (7)            $    771,729.94               N/A                     N/A                  N/A
Class PT2-II-40A                (6)            $    736,944.49        Class PT2-II-IO-40             N/A                  N/A
Class PT2-II-40B                (7)            $    736,944.49               N/A                     N/A                  N/A
Class PT2-II-41A                (6)            $    703,724.05        Class PT2-II-IO-41             N/A                  N/A
Class PT2-II-41B                (7)            $    703,724.05               N/A                     N/A                  N/A
Class PT2-II-42A                (6)            $    671,997.21        Class PT2-II-IO-42             N/A                  N/A
Class PT2-II-42B                (7)            $    671,997.21               N/A                     N/A                  N/A
Class PT2-II-43A                (6)            $    641,696.85        Class PT2-II-IO-43             N/A                  N/A
Class PT2-II-43B                (7)            $    641,696.85               N/A                     N/A                  N/A
Class PT2-II-44A                (6)            $    612,759.53        Class PT2-II-IO-44             N/A                  N/A
Class PT2-II-44B                (7)            $    612,759.53               N/A                     N/A                  N/A
Class PT2-II-45A                (6)            $    585,124.12        Class PT2-II-IO-45             N/A                  N/A
Class PT2-II-45B                (7)            $    585,124.12               N/A                     N/A                  N/A
Class PT2-II-46A                (6)            $    558,731.81        Class PT2-II-IO-46             N/A                  N/A
Class PT2-II-46B                (7)            $    558,731.81               N/A                     N/A                  N/A
Class PT2-II-47A                (6)            $    533,526.80        Class PT2-II-IO-47             N/A                  N/A
Class PT2-II-47B                (7)            $    533,526.80               N/A                     N/A                  N/A
Class PT2-II-48A                (6)            $    509,455.94        Class PT2-II-IO-48             N/A                  N/A
Class PT2-II-48B                (7)            $    509,455.94               N/A                     N/A                  N/A
Class PT2-II-49A                (6)            $    486,468.40        Class PT2-II-IO-49             N/A                  N/A
Class PT2-II-49B                (7)            $    486,468.40               N/A                     N/A                  N/A
Class PT2-II-50A                (6)            $    464,515.34        Class PT2-II-IO-50             N/A                  N/A
Class PT2-II-50B                (7)            $    464,515.34               N/A                     N/A                  N/A
Class PT2-II-51A                (6)            $    443,550.26        Class PT2-II-IO-51             N/A                  N/A
Class PT2-II-51B                (7)            $    443,550.26               N/A                     N/A                  N/A
Class PT2-II-52A                (6)            $    423,528.97        Class PT2-II-IO-52             N/A                  N/A
Class PT2-II-52B                (7)            $    423,528.97               N/A                     N/A                  N/A
Class PT2-II-53A                (6)            $    404,408.95        Class PT2-II-IO-53             N/A                  N/A
Class PT2-II-53B                (7)            $    404,408.95               N/A                     N/A                  N/A
Class PT2-II-54A                (6)            $    386,150.00        Class PT2-II-IO-54             N/A                  N/A
Class PT2-II-54B                (7)            $    386,150.00               N/A                     N/A                  N/A
Class PT2-II-55A                (6)            $    368,713.26        Class PT2-II-IO-55             N/A                  N/A
Class PT2-II-55B                (7)            $    368,713.26               N/A                     N/A                  N/A
Class PT2-II-56A                (6)            $    352,061.18        Class PT2-II-IO-56             N/A                  N/A
Class PT2-II-56B                (7)            $    352,061.18               N/A                     N/A                  N/A
Class PT2-II-57A                (6)            $    336,159.89        Class PT2-II-IO-57             N/A                  N/A
Class PT2-II-57B                (7)            $    336,159.89               N/A                     N/A                  N/A
Class PT2-II-58A                (6)            $    320,973.83        Class PT2-II-IO-58             N/A                  N/A
Class PT2-II-58B                (7)            $    320,973.83               N/A                     N/A                  N/A
Class PT2-II-59A                (6)            $    306,479.43        Class PT2-II-IO-59             N/A                  N/A
Class PT2-II-59B                (7)            $    306,479.43               N/A                     N/A                  N/A
Class PT2-II-60A                (6)            $    292,876.99        Class PT2-II-IO-60             N/A                  N/A
Class PT2-II-60B                (7)            $    292,876.99               N/A                     N/A                  N/A
Class PT2-II-61A                (6)            $  6,159,754.35        Class PT2-II-IO-61             N/A                  N/A
Class PT2-II-61B                (7)            $  6,159,754.35               N/A                     N/A                  N/A
Class PT2-II-IO-2               (4)                   (4)                    N/A               Class PT1-II-2A        October 2005
Class PT2-II-IO-3               (4)                   (4)                    N/A               Class PT1-II-3A        November 2005
Class PT2-II-IO-4               (4)                   (4)                    N/A               Class PT1-II-4A        December 2005
Class PT2-II-IO-5               (4)                   (4)                    N/A               Class PT1-II-5A        January 2006
Class PT2-II-IO-6               (4)                   (4)                    N/A               Class PT1-II-6A        February 2006
Class PT2-II-IO-7               (4)                   (4)                    N/A               Class PT1-II-7A        March 2006
Class PT2-II-IO-8               (4)                   (4)                    N/A               Class PT1-II-8A        April 2006
Class PT2-II-IO-9               (4)                   (4)                    N/A               Class PT1-II-9A        May 2006
Class PT2-II-IO-10              (4)                   (4)                    N/A               Class PT1-II-10A       June 2006
Class PT2-II-IO-11              (4)                   (4)                    N/A               Class PT1-II-11A       July 2006
Class PT2-II-IO-12              (4)                   (4)                    N/A               Class PT1-II-12A       August 2006
Class PT2-II-IO-13              (4)                   (4)                    N/A               Class PT1-II-13A       September 2006
Class PT2-II-IO-14              (4)                   (4)                    N/A               Class PT1-II-14A       October 2006
Class PT2-II-IO-15              (4)                   (4)                    N/A               Class PT1-II-15A       November 2006
Class PT2-II-IO-16              (4)                   (4)                    N/A               Class PT1-II-16A       December 2006
Class PT2-II-IO-17              (4)                   (4)                    N/A               Class PT1-II-17A       January 2007
Class PT2-II-IO-18              (4)                   (4)                    N/A               Class PT1-II-18A       February 2007
Class PT2-II-IO-19              (4)                   (4)                    N/A               Class PT1-II-19A       March 2007
Class PT2-II-IO-20              (4)                   (4)                    N/A               Class PT1-II-20A       April 2007
Class PT2-II-IO-21              (4)                   (4)                    N/A               Class PT1-II-21A       May 2007
Class PT2-II-IO-22              (4)                   (4)                    N/A               Class PT1-II-22A       June 2007
Class PT2-II-IO-23              (4)                   (4)                    N/A               Class PT1-II-23A       July 2007
Class PT2-II-IO-24              (4)                   (4)                    N/A               Class PT1-II-24A       August 2007
Class PT2-II-IO-25              (4)                   (4)                    N/A               Class PT1-II-25A       September 2007
Class PT2-II-IO-26              (4)                   (4)                    N/A               Class PT1-II-26A       October 2007
Class PT2-II-IO-27              (4)                   (4)                    N/A               Class PT1-II-27A       November 2007
Class PT2-II-IO-28              (4)                   (4)                    N/A               Class PT1-II-28A       December 2007
Class PT2-II-IO-29              (4)                   (4)                    N/A               Class PT1-II-29A       January 2008
Class PT2-II-IO-30              (4)                   (4)                    N/A               Class PT1-II-30A       February 2008
Class PT2-II-IO-31              (4)                   (4)                    N/A               Class PT1-II-31A       March 2008
Class PT2-II-IO-32              (4)                   (4)                    N/A               Class PT1-II-32A       April 2008
Class PT2-II-IO-33              (4)                   (4)                    N/A               Class PT1-II-33A       May 2008
Class PT2-II-IO-34              (4)                   (4)                    N/A               Class PT1-II-34A       June 2008
Class PT2-II-IO-35              (4)                   (4)                    N/A               Class PT1-II-35A       July 2008
Class PT2-II-IO-36              (4)                   (4)                    N/A               Class PT1-II-36A       August 2008
Class PT2-II-IO-37              (4)                   (4)                    N/A               Class PT1-II-37A       September 2008
Class PT2-II-IO-38              (4)                   (4)                    N/A               Class PT1-II-38A       October 2008
Class PT2-II-IO-39              (4)                   (4)                    N/A               Class PT1-II-39A       November 2008
Class PT2-II-IO-40              (4)                   (4)                    N/A               Class PT1-II-40A       December 2008
Class PT2-II-IO-41              (4)                   (4)                    N/A               Class PT1-II-41A       January 2009
Class PT2-II-IO-42              (4)                   (4)                    N/A               Class PT1-II-42A       February 2009
Class PT2-II-IO-43              (4)                   (4)                    N/A               Class PT1-II-43A       March 2009
Class PT2-II-IO-44              (4)                   (4)                    N/A               Class PT1-II-44A       April 2009
Class PT2-II-IO-45              (4)                   (4)                    N/A               Class PT1-II-45A       May 2009
Class PT2-II-IO-46              (4)                   (4)                    N/A               Class PT1-II-46A       June 2009
Class PT2-II-IO-47              (4)                   (4)                    N/A               Class PT1-II-47A       July 2009
Class PT2-II-IO-48              (4)                   (4)                    N/A               Class PT1-II-48A       August 2009
Class PT2-II-IO-49              (4)                   (4)                    N/A               Class PT1-II-49A       September 2009
Class PT2-II-IO-50              (4)                   (4)                    N/A               Class PT1-II-50A       October 2009
Class PT2-II-IO-51              (4)                   (4)                    N/A               Class PT1-II-51A       November 2009
Class PT2-II-IO-52              (4)                   (4)                    N/A               Class PT1-II-52A       December 2009
Class PT2-II-IO-53              (4)                   (4)                    N/A               Class PT1-II-53A       January 2010
Class PT2-II-IO-54              (4)                   (4)                    N/A               Class PT1-II-54A       February 2010
Class PT2-II-IO-55              (4)                   (4)                    N/A               Class PT1-II-55A       March 2010
Class PT2-II-IO-56              (4)                   (4)                    N/A               Class PT1-II-56A       April 2010
Class PT2-II-IO-57              (4)                   (4)                    N/A               Class PT1-II-57A       May 2010
Class PT2-II-IO-58              (4)                   (4)                    N/A               Class PT1-II-58A       June 2010
Class PT2-II-IO-59              (4)                   (4)                    N/A               Class PT1-II-59A       July 2010
Class PT2-II-IO-60              (4)                   (4)                    N/A               Class PT1-II-60A       August 2010
Class PT2-II-IO-61              (4)                   (4)                    N/A               Class PT1-II-61A       September 2010
Class PT2-CSIO                  (8)                   (8)                    N/A                     N/A                  N/A
Class PT2-R                     (9)            $         50.00               N/A                     N/A                  N/A


----------

(1) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the Pooling-Tier REMIC-1 Loan Group I WAC Rate.

(2) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests relating to Loan Group I and having an "A" in their class designation, provided that, on each Distribution Date on which interest is distributable on the Corresponding Pooling-Tier REMIC-2 IO Interest, this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate equal to Swap LIBOR subject to a maximum rate equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests relating to Loan Group I and having an "A" in their class designation.

(3) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests relating to Loan Group I and having a "B" in their class designation.

(4) Each Pooling-Tier REMIC-2 IO is an interest-only interest and does not have a principal balance but has a notional balance ("Pooling-Tier REMIC-2 IO Notional Balance") equal to the Pooling-Tier REMIC-2 Principal Amount of the Corresponding Pooling-Tier REMIC-1 Regular Interest. From the Closing Date through and including the Corresponding Actual Crossover Distribution Date, each Pooling-Tier REMIC-2 IO Interest shall be entitled to receive interest that accrues on the Corresponding Pooling-Tier REMIC-1 Regular Interest at a rate equal to the excess, if any, of (i) the Pooling-Tier REMIC-1 Interest Rate for the Corresponding Pooling-Tier REMIC-1 Regular Interest over (ii) Swap LIBOR. After the Corresponding Actual Crossover Distribution Date, the Pooling-Tier REMIC-2 IO Interest shall not accrue interest.

(5) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the Pooling-Tier REMIC-1 Loan Group II WAC Rate.

(6) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests relating to Loan Group II and having an "A" in their class designation, provided that, on each Distribution Date on which interest is distributable on the Corresponding Pooling-Tier REMIC-2 IO Interest, this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate equal to Swap LIBOR subject to a maximum rate equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests relating to Loan Group II and having an "A" in their class designation.

(7) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests relating to Loan Group II and having a "B" in their class designation.

(8) This Pooling Tier REMIC-2 Regular Interest is an interest-only interest and does not have a Pooling-Tier REMIC 2 Principal Amount. On each Distribution Date, this Pooling-Tier REMIC-2 Regular Interest shall be entitled to receive all interest distributable on the Class PT1-I-CSIO and Class PT1-II-CSIO Interests.

(9)   The Class PT2-R Interest shall not bear interest.

            On each Distribution Date, the interest distributable in respect of the Mortgage Loans for such Distribution Date shall be distributed to the Pooling-Tier REMIC-2 Regular Interests at the Pooling-Tier REMIC-2 Interest Rates shown above.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Group I Mortgage Loans shall be allocated to the Class R-1 Certificates in respect of the Class PT2-R Interest pursuant to Section 4.02(a)(ii) until its Class Certificate Balance is reduced to zero, then to the outstanding Pooling-Tier REMIC-2 Regular Interests (other than the Pooling-Tier REMIC-2 IO Interests and the Class PT2-CSIO Interest) relating to Loan Group I with the lowest numerical denomination (other than the Class PT2-I-1 Interest) until the Pooling-Tier REMIC-2 Principal Amount of such interest is reduced to zero, provided that, for Pooling-Tier REMIC-2 Regular Interests relating to Loan Group I with the same numerical denomination, such Realized Losses and payments of principal shall be allocated pro rata between such Pooling-Tier REMIC-2 Regular Interests, and then to the Class PT2-I-1 Interest until the Pooling-Tier REMIC-2 Principal Amount of such interest is reduced to zero.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Group II Mortgage Loans shall be allocated to the outstanding Pooling-Tier REMIC-2 Regular Interests (other than the Pooling-Tier REMIC-2 IO Interests and the Class PT2-CSIO Interest) relating to Loan Group II with the lowest numerical denomination (other than the Class PT2-II-1 Interest) until the Pooling-Tier REMIC-2 Principal Amount of such interest is reduced to zero, provided that, for Pooling-Tier REMIC-2 Regular Interests relating to Loan Group II with the same numerical denomination, such Realized Losses and payments of principal shall be allocated pro rata between such Pooling-Tier REMIC-2 Regular Interests, and then to the Class PT2-II-1 Interest until the Pooling-Tier REMIC-2 Principal Amount of such interest is reduced to zero.

                                Lower-Tier REMIC

            The Lower-Tier REMIC shall issue the following interests, and each such interest, other than the Class LT-R Interest, is hereby designated as a regular interest in the Lower-Tier REMIC. The Class LT-R Interest is hereby designated as the sole class of residual interest in the Lower-Tier REMIC and shall be represented by the Class R-1 Certificates.

                                                                                                   Corresponding
                                   Lower-Tier                                                     Upper-Tier REMIC
 Lower-Tier Regular Interest      Interest Rate       Initial Lower-Tier Principal Amount         Regular Interest
-------------------------------  ----------------  --------------------------------------------  ------------------
Class LT-A-1                           (1)         1/2 initial Class Certificate Balance of             A-1
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-A-2A                          (1)         1/2 initial Class Certificate Balance of             A-2A
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-A-2B                          (1)         1/2 initial Class Certificate Balance of             A-2B
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-A-2C                          (1)         1/2 initial Class Certificate Balance of             A-2C
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-M-1                           (1)         1/2 initial Class Certificate Balance of             M-1
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-M-2                           (1)         1/2 initial Class Certificate Balance of             M-2
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-M-3                           (1)         1/2 initial Class Certificate Balance of             M-3
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-M-4                           (1)         1/2 initial Class Certificate Balance of             M-4
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-M-5                           (1)         1/2 initial Class Certificate Balance of             M-5
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-M-6                           (1)         1/2 initial Class Certificate Balance of             M-6
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-B-1                           (1)         1/2 initial Class Certificate Balance of             B-1
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-B-2                           (1)         1/2 initial Class Certificate Balance of             B-2
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-B-3                           (1)         1/2 initial Class Certificate Balance of             B-3
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-B-4                           (1)         1/2 initial Class Certificate Balance of             B-4
                                                   Corresponding Upper-Tier REMIC Regular
                                                   Interest
Class LT-Accrual                       (1)         1/2 Pool Principal Balance plus 1/2                  N/A
                                                   Overcollateralized Amount, less the
                                                   Initial Lower-Tier Principal Amounts of
                                                   the Class LT-Group I, Class LT-Group II
                                                   and Class LT-3 Interests, less $50
Class LT-Group I                       (2)         0.001% aggregate Stated Principal Balance            N/A
                                                   of Group I Mortgage Loans(4)
Class LT-Group II                      (3)         0.001% aggregate Stated Principal Balance            N/A
                                                   of Group II Mortgage Loans(4)
Class LT-IO                            (5)         (5)                                                  N/A
Class LT-CSIO                          (5)         (5)                                                  N/A
Class LT-3                             (6)         $50.00
Class LT-R                             (7)         (7)                                                  N/A

-------------

(1) The interest rate with respect to any Distribution Date for these interests is a per annum variable rate equal to the weighted average of the Pooling-Tier REMIC-2 Interest Rates of the Pooling-Tier REMIC-2 Regular Interests (other than the Pooling-Tier REMIC-2 IO Interests).

(2) The interest rate with respect to any Distribution Date for the Class LT-Group I Interest is a per annum variable rate (expressed as a percentage rounded to eight decimal places) equal to the weighted average of the Pooling-Tier REMIC-2 Interest Rates of the Pooling-Tier REMIC-2 Regular Interests (other than the Pooling Tier REMIC-2 IO Interests and the Class PT2-CSIO Interest) relating to Loan Group I.

(3) The interest rate with respect to any Distribution Date for the Class LT-Group II Interest is a per annum variable rate (expressed as a percentage rounded to eight decimal places) equal to the weighted average of the Pooling-Tier REMIC-2 Interest Rates of the Pooling-Tier REMIC-2 Regular Interests (other than the Pooling Tier REMIC-2 IO Interests and the Class PT2-CSIO Interest) relating to Loan Group II.

(4) For all Distribution Dates, the Lower-Tier Principal Amount of these Lower-Tier Regular Interests shall be rounded to eight decimal places.

(5) This Lower-Tier Regular Interest is an interest-only interest and does not have a Lower-Tier Principal Amount. On each Distribution Date, the Class LT-IO Interest shall be entitled to receive all interest distributable on the Pooling-Tier REMIC-2 IO Interests, and the Class LT-CSIO Interest shall be entitled to receive all interest distributable on the Class PT2-CSIO Interest.

(6) This Lower-Tier Regular Interest shall not be entitled to interest and shall have a Lower-Tier Principal Amount at all times equal to the Class Certificate Balance of the Class R-3 Certificates.

(7) The Class LT-R Interest does not have a principal amount or an interest rate.

            Each Lower-Tier Regular Interest is hereby designated as a regular interest in the Lower-Tier REMIC. The Class LT-A-1, Class LT-A-2A, Class LT-A-2B, Class LT-A-2C, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-M-4, Class LT-M-5, Class LT-M-6, Class LT-B-1, Class LT-B-2, Class LT-B-3 and Class LT-B-4 Interests are hereby designated the LT-Accretion Directed Classes (the "LT-Accretion Directed Classes").

            On each Distribution Date, 50% of the increase in the Overcollateralized Amount shall be payable as a reduction of the Lower-Tier Principal Amount of the LT-Accretion Directed Classes (each such Class will be reduced by an amount equal to 50% of any increase in the Overcollateralized Amount that is attributable to a reduction in the Class Certificate Balance of its Corresponding Class) and shall be accrued and added to the Lower-Tier Principal Amount of the Class LT-Accrual Interest. On each Distribution Date, the increase in the Lower-Tier Principal Amount of the Class LT-Accrual Interest shall not exceed interest accruals for such Distribution Date for the Class LT-Accrual Interest. In the event that: (i) 50% of the increase in the Overcollateralized Amount exceeds (ii) interest accruals on the Class LT-Accrual Interest for such Distribution Date, the excess for such Distribution Date (accumulated with all such excesses for all prior Distribution Dates) will be added to any increase in the Overcollateralized Amount for purposes of determining the amount of interest accrual on the Class LT-Accrual Interest payable as principal on the LT-Accretion Directed Classes on the next Distribution Date pursuant to the first sentence of this paragraph. All payments of scheduled principal and prepayments of principal generated by the Mortgage Loans and all Subsequent Recoveries allocable to principal shall be allocated
(i) 50% to the Class LT-Accrual Interest, the Class LT-Group I Interest and Class LT-Group II Interest (and further allocated among these Lower-Tier Regular Interests in the manner described below) and (ii) 50% to the LT-Accretion Directed Classes (such principal payments and Subsequent Recoveries shall be allocated among such LT-Accretion Directed Classes in an amount equal to 50% of the principal amounts and Subsequent Recoveries allocated to their respective Corresponding Classes), until paid in full. Notwithstanding the above, principal payments allocated to the Class X Interest that result in the reduction in the Overcollateralized Amount shall be allocated to the Class LT-Accrual Interest (until paid in full). Realized Losses shall be applied so that after all distributions have been made on each Distribution Date (i) the Lower-Tier Principal Amount of each of the LT-Accretion Directed Classes is equal to 50% of the Class Certificate Balance of their Corresponding Class, and (ii) the Class LT-Accrual Interest, the Class LT-Group I and the Class LT-Group II Interest (and further allocated between these Lower-Tier Regular Interests in the manner described below) is equal to 50% of the aggregate Stated Principal Balance of the Mortgage Loans plus 50% of the Overcollateralized Amount. Any increase in the Class Certificate Balance of a Class of LIBOR Certificates as a result of a Subsequent Recovery shall increase the Lower-Tier Principal Amount of the Corresponding Lower-Tier Regular Interest by 50% of such increase, and the remaining 50% of such increase shall increase the Lower-Tier Principal Amount of the Class LT-Accrual Interest. As among the Class LT-Accrual Interest, the Class LT-Group I Interest and the Class LT-Group II Interest, all payments of scheduled principal and prepayments of principal generated by the Mortgage Loans, all Subsequent Recoveries and all Realized Losses, allocable to such Lower-Tier Regular Interests shall be allocated (i) to the Class LT-Group I Interest and the Class LT-Group II Interest, each from the related Loan Group so that their respective Lower-Tier Principal Amounts (computed to at least eight decimal places) are equal to 0.001% of the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group and (ii) the remainder to the Class LT-Accrual Interest.

                                Upper-Tier REMIC

            The Upper-Tier REMIC shall issue the following interests, and each such interest, other than the Class UT-R Interest, is hereby designated as a regular interest in the Upper-Tier REMIC. The Class UT-R Interest is hereby designated as the sole class of residual interests in the Upper-Tier REMIC and shall be represented by the Class R-1 Certificates.

                                        Upper-Tier                Initial Principal         Corresponding Class of
  Upper-Tier REMIC Interest            Interest Rate              Upper-Tier Amount              Certificates
-------------------------------  ------------------------  ----------------------------  --------------------------
Class A-1                                   (1)                   $    371,030,000                 Class A-1
Class A-2A                                  (2)                   $    385,189,000                Class A-2A
Class A-2B                                  (2)                   $    255,843,000                Class A-2B
Class A-2C                                  (2)                   $     93,538,000                Class A-2C
Class M-1                                   (3)                   $     57,881,000                 Class M-1
Class M-2                                   (3)                   $     54,951,000                 Class M-2
Class M-3                                   (3)                   $     37,366,000                 Class M-3
Class M-4                                   (3)                   $     26,376,000                 Class M-4
Class M-5                                   (3)                   $     26,376,000                 Class M-5
Class M-6                                   (3)                   $     23,446,000                 Class M-6
Class B-1                                   (3)                   $     24,911,000                 Class B-1
Class B-2                                   (3)                   $     18,316,000                 Class B-2
Class B-3                                   (3)                   $     19,782,000                 Class B-3
Class B-4                                   (3)                   $     18,317,000                 Class B-4
Class UT-IO                                 (4)                          (4)                          N/A
Class UT-CSIO                               (4)                          (4)                          N/A
Class UT-X                                  (5)                          (5)                          N/A
Class UT-3                                  (6)                   $          50.00
Class UT-R                                  (7)                          (7)                       Class R-1
-----------------


(1) For any Distribution Date (and the related Interest Accrual Period), this interest shall bear interest at the least of (i) the Pass-Through Rate (determined without regard to the Loan Group I Cap or WAC Cap) for the Corresponding Class of Certificates, (ii) the Lower-Tier Interest Rate for the Class LT-Group I Interest (the "Upper-Tier REMIC Loan Group I Rate") and (ii) the Upper-Tier REMIC WAC Rate.

(2) For any Distribution Date (and the related Interest Accrual Period), this interest shall bear interest at the least of (i) the Pass-Through Rate (determined without regard to the Loan Group II Cap or WAC Cap) for the Corresponding Class of Certificates, (ii) the Lower-Tier Interest Rate for the Class LT-Group II Interest (the "Upper-Tier REMIC Loan Group II Rate") and (ii) the Upper-Tier REMIC WAC Rate.

(3) For any Distribution Date (and the related Interest Accrual Period), this interest shall bear interest at the lesser of (i) the Pass-Through Rate (determined without regard to the applicable WAC Cap) for the Corresponding Class of Certificates and (ii) the Upper-Tier REMIC WAC Rate.

(4) This interest is an interest-only interest and does not have a principal balance. On each Distribution Date, the Class UT-IO and UT-CSIO Interests shall be entitled to receive all interest distributable on the Class LT-IO Interest and the Class LT-CSIO Interest, respectively.

(5) The Class UT-X Interest has an initial principal balance of $52,020,217.48 but will not accrue interest on such balance but will accrue interest on a notional principal balance. As of any Distribution Date, the Class X Interest shall have a notional principal balance equal to the aggregate of the Lower-Tier Principal Amounts of the Lower-Tier Regular Interests (other than the Class LT-IO, Class LT-CSIO and Class LT-3 Interests) as of the first day of the related Interest Accrual Period. With respect to any Interest Accrual Period, the Class UT-X Interest shall bear interest at a rate equal to the excess, if any, of the Upper-Tier REMIC WAC Rate over the product of (i) 2 and (ii) the weighted average of the Lower-Tier Interest Rates of the Lower-Tier REMIC Interests (other than the Class LT-IO, Class LT-CSIO and Class LT-3 Interests), where the Lower-Tier Interest Rate on each of the Class LT-Accrual Interest, Class LT-Group I Interest and Class LT-Group II Interest is subject to a cap equal to zero and each LT Accretion Directed Class is subject to a cap equal to the Upper-Tier Interest Rate on its Corresponding Class of Upper-Tier Regular Interest. With respect to any Distribution Date, interest that so accrues on the notional principal balance of the Class UT-X Interest shall be deferred in an amount equal to any increase in the Overcollateralized Amount on such Distribution Date. Such deferred interest shall not itself bear interest.

(6) This Upper-Tier Regular Interest shall not be entitled to interest and shall have a principal balance equal to the Class Principal Balance of the Class R-3 Certificates.

(7) The Class UT-R Interest does not have an interest rate or a principal balance.

            On each Distribution Date, interest distributable in respect of the Lower-Tier Interests for such Distribution Date shall be deemed to be distributed on the interests in the Upper-Tier REMIC at the rates shown above, provided that the Class UT-IO Interest and Class UT-CSIO Interest shall be entitled to receive interest before any other interest in the Upper-Tier REMIC. The Class UT-CSIO Interest shall be entitled to receive interest at such times and in such manner as and when a Coupon Strip is payable.

            On each Distribution Date, all Realized Losses, Subsequent Recoveries and all payments of principal shall be allocated to the Upper-Tier Interests until the outstanding principal balance of each such interest equals the outstanding principal balance of the Class UT-X Interest or the outstanding Class Certificate Balance of the Corresponding Class of Certificates, as applicable, as of such Distribution Date.

                                  Class X REMIC

            The Class X REMIC shall issue the following classes of interests. The Class X Interest, the Class IO Interest and the Class CSIO Interest each shall represent a regular interest in the Class X REMIC and the Class R-3 Certificates shall represent the Class X-R Interest, the sole class of residual interest in the Class X REMIC.

                                                           Class X REMIC
Class X REMIC Designation            Interest Rate       Principal Amount
----------------------------  -----------------------  --------------------
Class X Interest                         (1)                   (1)
Class IO Interest                        (2)                   (2)
Class CSIO Interest                      (2)                   (2)
Class R-3 Certificates                   (3)                 $50.00

----------

(1) The Class X Interest has an initial principal balance equal to the initial principal balance of the Class UT-X Interest and is entitled to 100% of the interest and principal on the Class UT-X Interest on each Distribution Date.

(2) This interest is an interest-only interest and does not have a principal balance. On each Distribution Date the Class X Interest, the Class IO Interest and the Class CSIO Interest shall be entitled to receive 100% of the interest distributable on the Class UT-IO Interest and the Class UT-CSIO Interest, respectively.

(3)   The Class R-3 Certificates do not have an interest rate.

                                  Certificates

Class Designation          Class Pass-Through Rate    Class Certificate Balance
--------------------  -----------------------------  ---------------------------
Class A-1(19)                        (1)                  $    371,030,000
Class A-2A(19)                       (2)                  $    385,189,000
Class A-2B(19)                       (3)                  $    255,843,000
Class A-2C(19)                       (4)                  $     93,538,000
Class M-1(19)                        (5)                  $     57,881,000
Class M-2(19)                        (6)                  $     54,951,000
Class M-3(19)                        (7)                  $     37,366,000
Class M-4(19)                        (8)                  $     26,376,000
Class M-5(19)                        (9)                  $     26,376,000
Class M-6(19)                       (10)                  $     23,446,000
Class B-1(19)                       (11)                  $     24,911,000
Class B-2(19)                       (12)                  $     18,316,000
Class B-3(19)                       (13)                  $     19,782,000
Class B-4(19)                       (14)                  $     18,317,000
Class X                             (15)                             0(13)
Class R-1                           (16)                  $             50
Class R-2                           (17)                  $            100
Class R-3                           (18)                  $             50


-----------

(1) The Class A-1 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the least of (1) One-Month LIBOR plus the applicable Pass-Through Margin, (2) the Loan Group I Cap and (3) the WAC Cap.

(2) The Class A-2A Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the least of (1) One-Month LIBOR plus the applicable Pass-Through Margin, (2) the Loan Group II Cap and (3) the WAC Cap.

(3) The Class A-2B Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the least of (1) One-Month LIBOR plus the applicable Pass-Through Margin, (2) the Loan Group II Cap and (3) the WAC Cap.

(4) The Class A-2C Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the least of (1) One-Month LIBOR plus the applicable Pass-Through Margin, (2) the Loan Group II Cap and (3) the WAC Cap.

(5) The Class M-1 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) One-Month LIBOR plus the applicable Pass-Through Margin and (2) the WAC Cap.

(6) The Class M-2 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) One-Month LIBOR plus the applicable Pass-Through Margin and (2) the WAC Cap.

(7) The Class M-3 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) One-Month LIBOR plus the applicable Pass-Through Margin and (2) the WAC Cap.

(8) The Class M-4 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) One-Month LIBOR plus the applicable Pass-Through Margin and (2) the WAC Cap.

(9) The Class M-5 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) One-Month LIBOR plus the applicable Pass-Through Margin and (2) the WAC Cap.

(10) The Class M-6 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) One-Month LIBOR plus the applicable Pass-Through Margin and (2) the WAC Cap.

(11) The Class B-1 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) One-Month LIBOR plus the applicable Pass-Through Margin and (2) the WAC Cap.

(12) The Class B-2 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) One-Month LIBOR plus the applicable Pass-Through Margin and (2) the WAC Cap.

(13) The Class B-3 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) One-Month LIBOR plus the applicable Pass-Through Margin and (2) the WAC Cap.

(14) The Class B-4 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (1) One-Month LIBOR plus the applicable Pass-Through Margin and (2) the WAC Cap.

(15) The Class X Certificates will represent beneficial ownership of (i) the Class X Interest, (ii) the Class IO Interest, (iii) the Class CSIO Interest, (iv) the right to receive Class IO Shortfalls, (v) amounts in the Supplemental Interest Trust, including the Interest Rate Swap Agreement subject to the obligation to pay Net Swap Payments and Upper-Tier Carry Forward Amounts and, without duplication, Basis Risk Carry Forward Amounts, (vi) amounts in the Excess Reserve Fund Account, subject to the obligation to make payments from the Excess Reserve Fund Account in respect of Basis Risk Carry Forward Amounts and (vii) amounts in the Maturity Reserve Accounts, subject to the obligation to make payments to the LIBOR Certificateholders as described in Section 4.07. For federal income tax purposes, the Trustee will treat a Class X Certificateholder's obligation to make payments of Basis Risk Carry Forward Amounts and, without duplication, Upper-Tier Carry Forward Amounts to the LIBOR Certificates from the Excess Reserve Fund Account and the Supplemental Interest Trust as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders in favor of each Class of LIBOR Certificates. Such rights of the Class X Certificateholders and LIBOR Certificateholders shall be treated as held in a portion of the Trust Fund that is treated as a grantor trust under subpart E, Part I of subchapter J of the Code.

(16) The Class R-1 Certificates do not have an interest rate. The Class R-1 Certificates represent ownership of the Class PT2-R Interest, the Class LT-R Lower-Tier Interest and the Class UT-R Interest.

(17) The Class R-2 Certificates do not have an interest rate. The Class R-2 Certificates represent the residual interest in Pooling-Tier REMIC-1.

(18) The Class R-3 Certificates do not have an interest rate. The Class R-3 Certificates represent the residual interest in the Class X REMIC.

(19) Each of these Certificates will represent not only the ownership of the Corresponding Class of Upper-Tier Regular Interest but also the right to receive payments from the Excess Reserve Fund Account, the Supplemental Interest Trust and a contractual right to receive payments from the Maturity Reserve Accounts as described in Section 4.07. Each of these Certificates will also be subject to the obligation to pay Class IO Shortfalls as described in Section 8.13. For federal income tax purposes, any amount distributed on the LIBOR Certificates on any such Distribution Date in excess of the amount distributable on their Corresponding Class of Upper-Tier Regular Interest on such Distribution Date shall be treated as having been paid from the Excess Reserve Fund Account or the Supplemental Interest Trust, as applicable, and any amount distributable on such Corresponding Class of Upper-Tier Regular Interest on such Distribution Date in excess of the amount distributable on the LIBOR Certificates on such Distribution Date shall be treated as having been paid to the Supplemental Interest Trust, all pursuant to, and as further provided in,
      Section 8.13. The Trustee will treat a LIBOR Certificateholder's right to receive payments from the Excess Reserve Fund Account and the Supplemental Interest Trust as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders.

            The minimum denomination for the LIBOR Certificates will be $25,000, with integral multiples of $1 in excess thereof except that one Certificate in each Class may be issued in a different amount. The minimum denomination for (a) the Class R-1 Certificates $50, representing a 100% Percentage Interest in the related Class, (b) the Class R-2 Certificates $100, representing a 100% Percentage Interest in the related Class, (c) the Class R-3 Certificates $50, representing a 100% Percentage Interest in the related Class, (d) the Class P Certificates will be a 1% Percentage Interest in such Class, (e) the Class C Certificates will be a 1% Percentage Interest in such Class, and (c) the Class X Certificates will be a 1% Percentage Interest in such Class.

            It is expected that each Class of Certificates will receive its final distribution of principal and interest on or prior to the Rated Final Distribution Date.

            Set forth below are designations of Classes of Certificates to the categories used herein:

Book-Entry Certificates...................  All Classes of Certificates other than the Physical Certificates.

Class A Certificates......................  Class A-1, Class A-2A, Class A-2B
                                            and Class A-2C Certificates.

Class A-2 Certificates....................  Class A-2A, Class A-2B and Class
                                            A-2C Certificates.

Class R Certificates......................  The Class R-1, Class R-2 and Class
                                            R-3 Certificates.

Class B Certificates......................  Class B-1, Class B-2, Class B-3 and
                                            Class B-4 Certificates.

Class M Certificates......................  Class M-1, Class M-2, Class M-3,
                                            Class M-4, Class M-5 and Class M-6
                                            Certificates.

ERISA-Restricted
   Certificates...........................  Class R Certificates, Class C
                                            Certificates, Class P Certificates
                                            and Class X Certificates; and any
                                            Certificate with a rating below the
                                            lowest applicable permitted rating
                                            under the Underwriters' Exemption.

LIBOR Certificates........................  The Class A-1, Class A-2A, Class
                                            A-2B, Class A-2C, Class M-1, Class
                                            M-2, Class M-3, Class M-4, Class
                                            M-5, Class M-6, Class B-1, Class
                                            B-2, Class B-3 and Class B-4
                                            Certificates.

Offered Certificates......................  All Classes of Certificates other than the Private Certificates.

Physical Certificates.....................  Class P Certificates, Class C
                                            Certificates, Class X Certificates
                                            and Class R Certificates.

Private Certificates......................  Class P Certificates, Class C
                                            Certificates and Class X
                                            Certificates.

Rating Agencies...........................  Standard & Poor's, Fitch and
                                            Moody's.

Regular Certificates......................  All Classes of Certificates other than the Class P Certificates, Class
                                            C Certificates and Class R
                                            Certificates.

Residual Certificates.....................  Class R-1, Class R-2 and Class R-3
                                            Certificates.

Subordinated Certificates.................  Class M-1, Class M-2, Class M-3,
                                            Class M-4, Class M-5, Class M-6,
                                            Class B-1, Class B-2, Class B-3 and
                                            Class B-4 Certificates.

                                   ARTICLE I

                                   DEFINITIONS

            Section 1.01 Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

            Accepted Servicing Practices: (a) With respect to any Mortgage Loan, the servicing and administration of such Mortgage Loan (i) in the same manner in which, and with the same care, skill, prudence and diligence with which the Servicer generally services and administers similar mortgage loans with similar mortgagors (A) for other third parties, giving due consideration to customary and usual standards of practice of prudent institutional residential mortgage lenders servicing their own mortgage loans or (B) held in the Servicer's own portfolio, whichever standard is higher, and (ii) in accordance with applicable local, state and federal laws, rules and regulations.

            Account: Any of the Collection Account, the Distribution Account, any Escrow Account or the Excess Reserve Fund Account. Each Account shall be an Eligible Account.

            Accrued Certificate Interest Distribution Amount: With respect to any Distribution Date for each Class of LIBOR Certificates, the amount of interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the related Class Certificate Balance immediately prior to such Distribution Date, as reduced by such Class's share of Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls for such Distribution Date allocated to such Class pursuant to Section 4.02.

            Acoustic: Acoustic Home Loans, LLC, a Delaware limited liability company, and its successors in interest.

            Acoustic Mortgage Loan: Each Mortgage Loan purchased by the Purchaser pursuant to an Acoustic Purchase Agreement and identified as an "Acoustic Mortgage Loan" on the Mortgage Loan Schedule.

            Acoustic Purchase Agreement: The Flow Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2004, by and between Acoustic and the Purchaser, solely insofar as the Acoustic Purchase Agreement relates to the Acoustic Mortgage Loans.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to the Purchase Agreements.

            Adjusted Net Mortgage Interest Rate: As to each Mortgage Loan and at any time, the per annum rate equal to the Mortgage Interest Rate less the Expense Fee Rate and, if applicable, the Coupon Strip Rate.

            Adjustment Date: As to any Mortgage Loan, the first Due Date on which the related Mortgage Interest Rate adjusts as set forth in the related Mortgage Note and each Due Date thereafter on which the Mortgage Interest Rate adjusts as set forth in the related Mortgage Note.

            Advance: Any P&I Advance or Servicing Advance.

            Advance Facility: A financing or other facility as described in
Section 10.07.

            Advance Reimbursement Amounts: As defined in Section 10.07.

            Advancing Person: The Person to whom any Servicer's rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances have been assigned pursuant to Section 10.07.

            Affiliate: With respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agreement: This Pooling and Servicing Agreement and all amendments or supplements hereto.

            Applied Realized Loss Amount: With respect to any Distribution Date, the amount, if any, by which the aggregate Class Certificate Balance of the LIBOR Certificates after distributions of principal on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Appraised Value: (i) With respect to any First Lien Mortgage Loan, the value of the related Mortgaged Property based upon the appraisal made for the originator at the time of origination of the Mortgage Loan or the sale price of the Mortgaged Property at such time of origination, whichever is less, and
(ii) with respect to any Second Lien Mortgage Loan, the value, determined pursuant to the applicable Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Mortgage Loan; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made at the time of origination of such refinanced Mortgage Loan.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (other than the assignee's name and recording information not yet returned from the recording office), reflecting the sale of the Mortgage to the Trust.

            Available Funds: With respect to any Distribution Date and the Mortgage Loans to the extent received by the Trustee (x) the sum of (i) all scheduled installments of interest (net of the related Expense Fees) and principal due on the Due Date on such Mortgage Loans in the related Due Period and received on or prior to the related Determination Date, together with any P&I Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds and Liquidation Proceeds received during the related Prepayment Period (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all partial or full prepayments on the Mortgage Loans received during the related Prepayment Period together with all Compensating Interest paid by the Servicer in connection therewith (excluding Prepayment Premiums); (iv) all amounts received with respect to such Distribution Date as the Substitution Adjustment Amount or the Repurchase Price in respect of a Deleted Mortgage Loan substituted for or a Mortgage Loan repurchased by the Purchaser, Fremont, EquiFirst or the Depositor, as applicable, as of such Distribution Date; (v) any Net Swap Receipts for such Distribution Date; and (vi) the proceeds received with respect to the termination of the Trust Fund pursuant to clause (a) of Section 9.01, reduced by
(y) all amounts in reimbursement for P&I Advances and Servicing Advances previously made with respect to the Mortgage Loans, and other amounts as to which the Servicer, the Depositor, the Trustee (or co-trustee) or the Custodians are entitled to be paid or reimbursed pursuant to this Agreement.

            Basic Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the Principal Remittance Amount for such Distribution Date over (ii) the Excess Overcollateralized Amount, if any, for such Distribution Date.

            Basis Risk Carry Forward Amount: With respect to each Class of LIBOR Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Pass-Through Rate for any Class of LIBOR Certificates is based upon a Loan Group Cap or the WAC Cap, the excess, if any, of (i) the amount of interest such Class of LIBOR Certificates would otherwise be entitled to receive on such Distribution Date had such Pass-Through Rate not been subject to the Loan Group Cap or the WAC Cap, over (ii) the amount of interest payable on such Class of Certificates on such Distribution Date taking into account (a) with respect to the Class A-1 Certificates at the lesser of the WAC Cap and the Loan Group I Cap, (b) with respect to the Class A-2 Certificates at the lesser of the WAC Cap and the Loan Group II Cap, and (c) with respect to each other Class of LIBOR Certificates, the WAC Cap, and (B) the Basis Risk Carry Forward Amount for such Class of LIBOR Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the applicable Pass-Through Rate for such Class of LIBOR Certificates for such Distribution Date (without giving effect to the WAC Cap, Loan Group I Cap or Loan Group II Cap, as applicable).

            Basis Risk Payment: For any Distribution Date, an amount equal to the lesser of (i) the aggregate of the Basis Risk Carry Forward Amounts for such Distribution Date and (ii) the Class X Distributable Amount (prior to any reduction for Basis Risk Payments from the Excess Reserve Fund Account or any Swap Termination Payment).

            Best's: Best's Key Rating Guide, as the same shall be amended from time to time.

            Book-Entry Certificates: As specified in the Preliminary Statement.

            Business Day: Any day other than (i) Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the States of New York, New Jersey, Arizona, Texas and California, (b) the State in which the Servicer's servicing operations are located, or (c) the State in which the Trustee's operations are located, are authorized or obligated by law or executive order to be closed.

            Certificate: Any one of the Certificates executed by the Trustee in substantially the forms attached hereto as exhibits.

            Certificate Balance: With respect to any Class of LIBOR Certificates or Residual Certificates, at any date, the maximum dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount being equal to the Denomination thereof minus all distributions of principal previously made with respect thereto and reduced by the amount of any Applied Realized Loss Amounts previously allocated to such Class of Certificates pursuant to Section 4.05; provided, however, that immediately following the Distribution Date on which a Subsequent Recovery is distributed, the Class Certificate Balances of any Class or Classes of Certificates that have been previously reduced by Applied Realized Loss Amounts will be increased, in order of seniority, by the amount of the Subsequent Recovery distributed on such Distribution Date (up to the amount of Applied Realized Loss Amounts allocated to such Class or Classes). The Class X, Class P and Class C Certificates have no Certificate Balance.

            Certificate Owner: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Book-Entry Certificate.

            Certificate Register: The register maintained pursuant to Section 5.02.

            Certificateholder or Holder: The Person in whose name a Certificate is registered in the Certificate Register, except that, solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or any affiliate of the Depositor shall be deemed not to be Outstanding and the Percentage Interest evidenced thereby shall not be taken into account in determining whether the requisite amount of Percentage Interests necessary to effect such consent has been obtained; provided, however, that if any such Person (including the Depositor) owns 100% of the Percentage Interests evidenced by a Class of Certificates, such Certificates shall be deemed to be Outstanding for purposes of any provision hereof that requires the consent of the Holders of Certificates of a particular Class as a condition to the taking of any action hereunder. The Trustee is entitled to rely conclusively on a certification of the Depositor or any affiliate of the Depositor in determining which Certificates are registered in the name of an affiliate of the Depositor.

            Certification: As defined in Section 8.12(b).

            Class: All Certificates bearing the same class designation as set forth in the Preliminary Statement.

            Class A Certificate Group: Either the Class A-1 Certificate Group or the Class A-2 Certificate Group, as applicable.

            Class A Certificates: As specified in the Preliminary Statement.

            Class A Principal Allocation Percentage: For any Distribution Date, the percentage equivalent of a fraction, determined as follows: (A) with respect to the Class A-1 Certificate Group, a fraction, the numerator of which is the portion of the Principal Remittance Amount for such Distribution Date that is attributable to the principal received or advanced on the Group I Mortgage Loans and the denominator of which is the Principal Remittance Amount for such Distribution Date; and (B) with respect to the Class A-2 Certificate Group, a fraction, the numerator of which is the portion of the Principal Remittance Amount for such Distribution Date that is attributable to the principal received or advanced on the Group II Mortgage Loans and the denominator of which is the Principal Remittance Amount for such Distribution Date.

            Class A Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the aggregate Class Certificate Balances of the Class A Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 50.90% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class A-1 Certificate Group: The Class A-1 Certificates.

            Class A-1 Certificates: All Certificates bearing the class designation of "Class A-1."

            Class A-2 Certificate Group: The Class A-2 Certificates.

            Class A-2 Certificates: As specified in the Preliminary Statement.

            Class A-2A Certificates: All Certificates bearing the class designation of "Class A-2A."

            Class A-2B Certificates: All Certificates bearing the class designation of "Class A-2B."

            Class A-2C Certificates: All Certificates bearing the class designation of "Class A-2C."

            Class B Certificates: As specified in the Preliminary Statement.

            Class B-1 Certificates: All Certificates bearing the class designation of "Class B-1."

            Class B-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution
Date) and (H) the Class Certificate Balance of the Class B-1 Certificates immediately prior to such Distribution Date, over (ii) the lesser of (A) the product of (x) 85.20% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class B-2 Certificates: All Certificates bearing the class designation of "Class B-2."

            Class B-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution
Date), (H) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount on such Distribution Date) and (I) the Class Certificate Balance of the Class B-2 Certificates immediately prior to such Distribution Date, over (ii) the lesser of (A) the product of (x) 87.70% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class B-3 Certificates: All Certificates bearing the class designation of "Class B-3."

            Class B-3 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution
Date), (H) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount on such Distribution Date), (I) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount on such Distribution Date) and (J) the Class Certificate Balance of the Class B-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) the product of (x) 90.40% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class B-4 Certificates: All Certificates bearing the class designation of "Class B-4."

            Class B-4 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution
Date), (H) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount on such Distribution Date), (I) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount on such Distribution Date), (J) the Class Certificate Balance of the Class B-3 Certificates (after taking into account the distribution of the Class B-3 Principal Distribution Amount on such Distribution
Date) and (K) the Class Certificate Balance of the Class B-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) the product of (x) 92.90% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class C Certificates: All Certificates bearing the class designation of "Class C."

            Class Certificate Balance: With respect to any Class and as to any date of determination, the aggregate of the Certificate Balances of all Certificates of such Class as of such date.

            Class CSIO Interest: The regular interest in the Class X REMIC represented by the Class X Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Class IO Interest: The regular interest in the Class X REMIC represented by the Class X Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Class IO Shortfalls: As defined in Section 8.13. For the avoidance of doubt, the Class IO Shortfall for any Distribution Date shall equal the amount payable to the Class X Certificates in respect of amounts due to the Swap Provider on such Distribution Date (other than Defaulted Swap Termination Payments) in excess of the amount payable on the Class X Interest on such Distribution Date, all as further provided in Section 8.13.

            Class LT-R Interest: The residual interest in the Lower-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class M Certificates: As specified in the Preliminary Statement.

            Class M-1 Certificates: All Certificates bearing the class designation of "Class M-1."

            Class M-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), and (B) the Class Certificate Balance of the Class M-1 Certificates immediately prior to such Distribution Date, over (ii) the lesser of (A) the product of (x) 58.80% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class M-2 Certificates: All Certificates bearing the class designation of "Class M-2."

            Class M-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date) and (C) the Class Certificate Balance of the Class M-2 Certificates immediately prior to such Distribution Date, over (ii) the lesser of (A) the product of (x) 66.30% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class M-3 Certificates: All Certificates bearing the class designation of "Class M-3."

            Class M-3 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date) and (D) the Class Certificate Balance of the Class M-3 Certificates immediately prior to such Distribution Date, over (ii) the lesser of (A) the product of (x) 71.40% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class M-4 Certificates: All Certificates bearing the class designation of "Class M-4."

            Class M-4 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date) and (E) the Class Certificate Balance of the Class M-4 Certificates immediately prior to such Distribution Date, over (ii) the lesser of (A) the product of (x) 75.00% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class M-5 Certificates: All Certificates bearing the class designation of "Class M-5."

            Class M-5 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date) and (F) the Class Certificate Balance of the Class M-5 Certificates immediately prior to such Distribution Date, over (ii) the lesser of (A) the product of (x) 78.60% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class M-6 Certificates: All Certificates bearing the class designation of "Class M-5."

            Class M-6 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution
Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date) and (G) the Class Certificate Balance of the Class M-6 Certificates immediately prior to such Distribution Date, over (ii) the lesser of (A) the product of (x) 81.80% and (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over the Overcollateralization Floor.

            Class P Certificates: All Certificates bearing the class designation of "Class P."

            Class PT1-R Interest: The residual interest in Pooling-Tier REMIC-1 as described in the Preliminary Statement and the related footnote thereto.

            Class PT2-R Interest: The residual interest in Pooling-Tier REMIC-2 as described in the Preliminary Statement and the related footnote thereto.

            Class R Certificates: As defined in the Preliminary Statement.

            Class R-1 Certificates: All Certificates bearing the class designation of "Class R-1."

            Class R-2 Certificates: All Certificates bearing the class designation of "Class R-2."

            Class R-3 Certificates: All Certificates bearing the class designation of "Class R-3."

            Class UT-CSIO Interest: A regular interest in the Upper-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class UT-IO Interest: A regular interest in the Upper-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class UT-R Interest: The residual interest in the Upper-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class UT-X Interest: A regular interest in the Upper-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class X Certificates: All Certificates bearing the class designation of "Class X."

            Class X Distributable Amount: On any Distribution Date, (i) as a distribution in respect of interest, the amount of interest that has accrued on the Class UT-X Interest and not applied as an Extra Principal Distribution Amount on such Distribution Date, plus any such accrued interest remaining undistributed from prior Distribution Dates, plus, without duplication, (ii) as a distribution in respect of principal, any portion of the principal balance of the Class UT-X Interest which is distributable as an Overcollateralization Reduction Amount, minus (iii) any amounts paid from the Excess Reserve Fund Account to pay Basis Risk Carry Forward Amounts and any Swap Termination Payment.

            Class X Interest: The regular interest in the Class X REMIC represented by the Class X Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Class X REMIC: As defined in the Preliminary Statement.

            Class X REMIC Regular Interest: Each of the Class X Interest, Class IO Interest and Class CSIO Interest issued by the Class X REMIC.

            Class X-R Interest: The residual interest in the Class X REMIC as described in the Preliminary Statement and the related footnote thereto.

            Closing Date: August 25, 2005.

            Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

            Collection Accounts: As defined in Section 3.10(a).

            Combined Loan-to-Value Ratio or CLTV: As of the date of origination and as to any Second Lien Mortgage Loan, the ratio, expressed as a percentage, of (a) the sum of (i) the outstanding principal balance of the Second Lien Mortgage Loan as of the date of origination and (ii) the outstanding principal balance as of the date of origination of any mortgage loan or mortgage loans that are senior to or equal in priority to the Second Lien Mortgage Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Compensating Interest: For any Distribution Date, the lesser of (a) the Prepayment Interest Shortfall, if any, for such Distribution Date, with respect to all Principal Prepayments during the related Prepayment Period, and
(b) the aggregate Servicing Fees payable to the Servicer for such Distribution Date.

            Condemnation Proceeds: All awards, compensation and/or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Conduit Mortgage Loan: Each Mortgage Loan purchased by the Purchaser pursuant to its mortgage conduit program and identified as a "Conduit Mortgage Loan" on the Mortgage Loan Schedule.

            Corporate Trust Office: The designated office of the Trustee in the State of California at which at any particular time its corporate trust business with respect to this Agreement is administered, which office at the date of the execution of this Agreement is located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attn: Trust Administration-GS05H4, facsimile no. (714) 247-6478 and which is the address to which notices to and correspondence with the Trustee should be directed.

            Corresponding Actual Crossover Distribution Date: For each Pooling-Tier REMIC-2 IO Interest, the related Corresponding Scheduled Crossover Distribution Date, unless on such date two times the aggregate Pooling-Tier REMIC-2 IO Notional Balance of each other Pooling-Tier REMIC-2 IO Interest then outstanding is less than the scheduled swap notional amount of the Interest Rate Swap Agreement applicable for such Distribution Date, in which case the Corresponding Actual Crossover Distribution Date for such Pooling-Tier REMIC-2 IO Interest shall be the first Distribution Date thereafter on which two times the aggregate Pooling-Tier REMIC-2 IO Notional Balance of each other Pooling-Tier REMIC-2 IO Interest then outstanding is greater than or equal to the scheduled swap notional amount of the Interest Rate Swap Agreement.

            Corresponding Class: The Class of interests in one Trust REMIC created under this Agreement that corresponds to the Class of interests in the other Trust REMIC or to a Class of Certificates in the manner set out below:

                             Upper-Tier
     Lower-Tier           and Class X REMIC                Correspondng
 Class Designation         Regular Interest            Class of Certificates
---------------------  --------------------------  --------------------------
   Class LT-A-1               Class A-1                        Class A-1
   Class LT-A-2A              Class A-2A                       Class A-2A
   Class LT-A-2B              Class A-2B                       Class A-2B
   Class LT-A-2C              Class A-2C                       Class A-2C
   Class LT-M-1               Class M-1                        Class M-1
   Class LT-M-2               Class M-2                        Class M-2
   Class LT-M-3               Class M-3                        Class M-3
   Class LT-M-4               Class M-4                        Class M-4
   Class LT-M-5               Class M-5                        Class M-5
   Class LT-M-6               Class M-6                        Class M-6
   Class LT-B-1               Class B-1                        Class B-1
   Class LT-B-2               Class B-2                        Class B-2
   Class LT-B-3               Class B-3                        Class B-3
   Class LT-B-4               Class B-4                        Class B-4
   N/A                        Class UT-X and Class X           Class X

            Corresponding Pooling-Tier REMIC-2 IO Interest: As described in the Preliminary Statement.

            Corresponding Scheduled Crossover Distribution Date: The Distribution Date in the month and year specified in the Preliminary Statement corresponding to a Pooling-Tier REMIC-2 IO Interest.

            Coupon Strip: If, on the Distribution Date occurring in August 2015 or on any Distribution Date thereafter, any LIBOR Certificates are outstanding and the aggregate Stated Principal Balance of the Mortgage Loans with original terms to maturity in excess of 30 years is greater than the amount set forth on
Schedule V attached hereto, an amount equal to the product of one-twelfth of the Coupon Strip Rate and the Stated Principal Balance of the related Mortgage Loans for the preceding Distribution Date.

            Coupon Strip Rate: 0.15% per annum.

            Coupon Strip Reserve Account: As defined in Section 4.07.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Cumulative Realized Loss Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses incurred from the Cut-off Date to the last day of the calendar month preceding the month in which such Distribution Date occurs and the denominator of which is the Cut-off Date Pool Principal Balance.

            Custodial File: With respect to each Mortgage Loan, any Mortgage Loan Document which is delivered to the Trustee or the applicable Custodian, as applicable, or which at any time comes into the possession of the Trustee or the applicable Custodian, as applicable.

            Custodian: J.P. Morgan Trust Company, National Association, a national banking association, and its successors in interest, or Wells Fargo Bank, N.A., a national banking association, and its successors in interest, as applicable.

            Custodian Fee: As to each Mortgage Loan (other than the Fremont Mortgage Loans) and any Distribution Date, an amount equal to one month's interest at the Custodian Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the preceding Distribution Date (or as of the Closing Date in the case of the first Distribution Date) or, in the event of any payment of interest which accompanies a Principal Prepayment in Full made by the Mortgagor, interest at the Custodian Fee Rate on the Stated Principal Balance of such Mortgage Loan for the period covered by such payment of interest. With regards to the Custodian Fee for Wells Fargo, a separate fee agreement has been executed between Wells Fargo and the Trustee.

            Custodian Fee Rate: With respect to J.P. Morgan Trust Company only, 0.0017% per annum.

            Cut-off Date: August 1, 2005.

            Cut-off Date Pool Principal Balance: The aggregate Stated Principal Balances of all Mortgage Loans as of the Cut-off Date.

            Cut-off Date Principal Balance: As to any Mortgage Loan, the Stated Principal Balance thereof as of the close of business on the Cut-off Date (after giving effect to payments of principal due on that date, whether or not received).

            Data Tape Information: The information provided by the Original Loan Sellers or the Servicer as of the Cut-off Date to the Depositor setting forth the following information with respect to each Mortgage Loan: (1) the applicable Original Loan Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development or a manufactured housing unit); (6) the original months to maturity or the remaining months to maturity from the Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (7) with respect to First Lien Mortgage Loans, the Loan-to-Value Ratio at origination, and with respect to Second Lien Mortgage Loans, the Combined Loan-to-Value Ratio at origination; (8) the Mortgage Interest Rate as of the Cut-off Date; (9) the date on which the Scheduled Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (10) the stated maturity date; (11) the amount of the Scheduled Payment as of the Cut-off Date; (12) the last payment date on which a Scheduled Payment was actually applied to pay interest and the outstanding principal balance; (13) the original principal amount of the Mortgage Loan; (14) the principal balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (15) with respect to Adjustable Rate Mortgage Loans, the Adjustment Date; (16) with respect to Adjustable Rate Mortgage Loans, the Gross Margin; (17) with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap under the terms of the Mortgage Note; (18) with respect to Adjustable Rate Mortgage Loans, a code indicating the type of Index; (19) with respect to Adjustable Rate Mortgage Loans, the Periodic Mortgage Interest Rate Cap under the terms of the Mortgage Note; (20) with respect to Adjustable Rate Mortgage Loans, the Periodic Mortgage Interest Rate Floor under the terms of the Mortgage Note; (21) the type of Mortgage Loan (i.e., fixed rate, adjustable rate, first lien, second lien); (22) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (23) a code indicating the documentation style (i.e., full documentation, limited documentation or stated income); (24) the loan credit classification (as described in the Underwriting Guidelines); (25) whether such Mortgage Loan provides for a Prepayment Premium; (26) the Prepayment Premium period of such Mortgage Loan, if applicable; (27) a description of the Prepayment Premium, if applicable; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score) at origination; (30) the date of origination; (31) the date of the purchase of the Mortgage Loan, if applicable; (32) a code indicating whether the Mortgage Loan is assumable; (33) the Mortgage Interest Rate adjustment period; (34) the Mortgage Interest Rate floor; (35) the Mortgage Interest Rate calculation method (i.e., 30/360, simple interest, other); (36) a code indicating whether the Mortgage Loan has been modified; (37) the one-year payment history; (38) the Due Date for the first Scheduled Payment; (39) the original Scheduled Payment due; (40) with respect to the related Mortgagor, the debt-to-income ratio; (41) the Appraised Value of the Mortgaged Property; (42) the sales price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (43) whether the Mortgage Loan is covered by PMI policy and name of insurer; (44) with respect to each MERS Designated Mortgage Loan, the MERS identification number; (45) a code indicating if a Mortgage Loan is or has had a 30-Day Delinquency; and (46) a code indicating if the Mortgage Loan is an Interest Only Mortgage Loan. With respect to the related Mortgage Loans in the aggregate: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Debt Service Reduction: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the United States Bankruptcy Code in the Scheduled Payment for such Mortgage Loan which became final and non appealable, except for such a reduction resulting from a Deficient Valuation or any reduction that results in a permanent forgiveness of principal.

            Defaulted Swap Termination Payment: Any Swap Termination Payment required to be paid by the Trust to the Swap Provider pursuant to the Interest Rate Swap Agreement as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) with respect to which the Swap Provider is the defaulting party or a Termination Event (as defined in the Interest Rate Swap Agreement) (other than Illegality or a Tax Event that is not a Tax Event Upon Merger (each as defined in the Interest Rate Swap Agreement )) with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement).

            Deficient Valuation: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the United States Bankruptcy Code.

            Definitive Certificates: Any Certificate evidenced by a Physical Certificate and any Certificate issued in lieu of a Book-Entry Certificate pursuant to Section 5.02(e).

            Deleted Mortgage Loan: A Mortgage Loan that is removed from the Trust pursuant to the terms of this Agreement.

            Denomination: With respect to each Certificate, the amount set forth on the face thereof as the "Initial Certificate Balance of this Certificate" or the Percentage Interest appearing on the face thereof.

            Depositor: GS Mortgage Securities Corp., a Delaware corporation, and its successors in interest.

            Depository: The initial Depository shall be The Depository Trust Company, the nominee of which is CEDE & Co., as the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

            Depository Institution: Any depository institution or trust company, including the Trustee, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated P-1 by Moody's, F1+ by Fitch and A-1 by Standard & Poor's (in each case, to the extent they are designated as Rating Agencies in the Preliminary Statement).

            Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            Determination Date: With respect to each Distribution Date, the 18th day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the immediately preceding Business Day.

            Distribution Account: The separate Eligible Account created and maintained by the Trustee pursuant to Section 3.27(b) in the name of the Trustee for the benefit of the Certificateholders and designated "Deutsche Bank National Trust Company in trust for registered holders of GSAMP Trust 2005-HE4 Mortgage Pass-Through Certificates, Series 2005-HE4." Funds in the Distribution Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement and may be invested in Permitted Investments.

            Distribution Date: The 25th day of each calendar month after the initial issuance of the Certificates or, if such day is not a Business Day, the next succeeding Business Day, commencing in September 2005.

            Document Certification and Exception Report: The report attached to Exhibit G hereto.

            Due Date: The day of the month on which the Scheduled Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the month in which the Distribution Date occurs and ending on the first day of the calendar month in which the Distribution Date occurs.

            Eligible Account: Either (i) an account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution, (ii) an account maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or (iii) any other account acceptable to each Rating Agency. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

            Eligible Institution: A federal or state-chartered depository institution or trust company the commercial paper, short-term debt obligations, or other short-term deposits of which are rated at least "A-1+" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days (or at least "A-2" if the amounts on deposit are to be held in the account for no more than 30 days), "P-1" by Moody's and "F1+" by Fitch (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Servicer and the Trustee) or long-term unsecured debt obligations are rated at least "AA-" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days.

            EquiFirst: EquiFirst Corporation, a North Carolina corporation, and its successors in interest.

            EquiFirst Agreements: Collectively, the EquiFirst Purchase Agreement, without the mortgage loan schedule exhibits, and the EquiFirst Assignment Agreement, copies of which are attached hereto as Exhibit S.

            EquiFirst Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of August 25, 2005, among the Purchaser, the Depositor and EquiFirst.

            EquiFirst Mortgage Loan: Each Mortgage Loan purchased by the Purchaser pursuant to a EquiFirst Purchase Agreement and identified as a "EquiFirst Mortgage Loan" on the Mortgage Loan Schedule.

            EquiFirst Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreements, dated as of January 26, 2004, by and between EquiFirst and the Purchaser, solely insofar as the EquiFirst Purchase Agreement relates to the EquiFirst Mortgage Loans.

            ERISA: The Employee Retirement Income Security Act of 1974, as amended.

            ERISA-Qualifying Underwriting: A best efforts or firm commitment underwriting or private placement that meets the requirements of Prohibited Transaction Exemption ("PTE") 2002-41, 67 Fed. Reg. 54487 (2002) (or any successor thereto), or any substantially similar administrative exemption granted by the U.S. Department of Labor.

            ERISA-Restricted Certificate: As specified in the Preliminary Statement.

            Escrow Account: The Eligible Account or Accounts established and maintained pursuant to Section 3.09(b).

            Escrow Payments: As defined in Section 3.09(b) of this Agreement.

            Event of Default: As defined in Section 7.01.

            Excess Cashflow Account: As defined in Section 4.07.

            Excess Overcollateralized Amount: With respect to any Distribution Date, the excess, if any, of (a) the Overcollateralized Amount on such Distribution Date over (b) the Specified Overcollateralized Amount for such Distribution Date.

            Excess Reserve Fund Account: The separate Eligible Account created and maintained by the Trustee pursuant to Sections 3.27(a) in the name of the Trustee for the benefit of the Regular Certificateholders and designated "Deutsche Bank National Trust Company in trust for registered holders of GSAMP Trust 2005-HE4, Mortgage Pass-Through Certificates, Series 2005-HE4." Funds in the Excess Reserve Fund Account shall be held in trust for the Regular Certificateholders for the uses and purposes set forth in this Agreement. Amounts on deposit in the Excess Reserve Fund Account shall not be invested.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Expense Fee Rate: As to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate, the Custodian Fee Rate and the Trustee Fee Rate.

            Expense Fees: As to each Mortgage Loan, the sum of the Servicing Fee, the Custodian Fee and the Trustee Fee.

            Extra Principal Distribution Amount: As of any Distribution Date, the lesser of (x) the related Total Monthly Excess Spread for such Distribution Date and (y) the related Overcollateralization Deficiency for such Distribution Date.

            Fannie Mae: The Federal National Mortgage Association and its successors in interest.

            Fannie Mae Guides: The Fannie Mae Seller's Guide and the Fannie Mae Servicer's Guide and all amendments or additions thereto.

            FDIC: The Federal Deposit Insurance Corporation, and its successors in interest.

            Final Recovery Determination: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the Depositor, Fremont, EquiFirst or the Purchaser, as contemplated by this Agreement), a determination made by the Servicer that all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries which the Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination made thereby.

            Final Scheduled Distribution Date: The Final Scheduled Distribution Date for each Class of Certificates is the Distribution Date occurring in July 2045.

            First Lien Mortgage Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., and its successors in interest. If Fitch is designated as a Rating Agency in the Preliminary Statement, for purposes of
Section 10.05(b) the address for notices to Fitch shall be Fitch, Inc., One State Street Plaza, New York, New York 10004, Attention: MBS Monitoring - GSAMP Trust 2005-HE4, or such other address as Fitch may hereafter furnish to the Depositor, the Servicer, the Custodians and the Trustee.

            Fixed Rate Mortgage Loan: A fixed rate Mortgage Loan.

            Forbearance: As defined in Section 3.07(a).

            Freddie Mac: The Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the Emergency Home Finance Act of 1970, as amended, and its successors in interest.

            Fremont: Fremont Investment & Loan, a California state charted industrial bank, and its successors in interest.

            Fremont Agreements: Collectively, the Fremont Purchase Agreement, without the mortgage loan schedule exhibits, and the Fremont Assignment Agreement, copies of which are attached hereto as Exhibit R.

            Fremont Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of August 25, 2005, among the Purchaser, the Depositor and Fremont.

            Fremont Mortgage Loan: Each Mortgage Loan purchased by the Purchaser pursuant to a Fremont Purchase Agreement and identified as a "Fremont Mortgage Loan" on the Mortgage Loan Schedule.

            Fremont Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreements, dated as of October 1, 2004, by and between Fremont and the Purchaser, solely insofar as the Fremont Purchase Agreement relates to the Fremont Mortgage Loans.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note to be added to the applicable Index to determine the Mortgage Interest Rate.

            Group I Mortgage Loans: The Mortgage Loans identified on the Mortgage Loan Schedule as Group I Mortgage Loans.

            Group II Mortgage Loans: The Mortgage Loans identified on the Mortgage Loan Schedule as Group II Mortgage Loans.

            High Cost Mortgage Loan: A Mortgage Loan that is (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) identified, classified or characterized as "high cost," "threshold," "covered," or "predatory" under any other applicable state, federal or local law (or a similarly identified, classified or characterized loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(c) categorized as "High Cost" or "Covered" pursuant to Appendix E of the Standard & Poor's Glossary.

            Home Loan: A Mortgage Loan categorized as "Home Loan" pursuant to Appendix E of Standard & Poor's Glossary.

            Index: As to each Adjustable Rate Mortgage Loan, the index from time to time in effect for the adjustment of the Mortgage Interest Rate set forth as such on the related Mortgage Note.

            Initial Certification: The Initial Certification submitted by a Custodian or the Trustee, as applicable, substantially in the form of Exhibit G.

            Insurance Policy: With respect to any Mortgage Loan included in the Trust Fund, any insurance policy, including all riders and endorsements thereto in effect, including any replacement policy or policies for any Insurance Policies.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Accrual Period: With respect to each Class of LIBOR Certificates and each Corresponding Class of Lower-Tier Regular Interests and each Corresponding Class of Upper-Tier Regular Interests for any Distribution Date, the period commencing on the immediately preceding Distribution Date (or, for the initial Distribution Date, the Closing Date) and ending on the day immediately preceding the current Distribution Date. For purposes of computing interest accruals on each Class of LIBOR Certificates, each Corresponding Class of Lower-Tier Regular Interest and each Corresponding Class of Upper-Tier Regular Interest, each Interest Accrual Period has the actual number of days in such period and each year is assumed to have 360 days.

            Interest Only Mortgage Loan: A Mortgage Loan for which the related Mortgage Note provides for Scheduled Payments of interest only for a period of time as specified in the related Mortgage Note.

            Interest Rate Swap Agreement: The interest rate swap agreement, dated as of August 25, 2005, between Goldman Sachs Capital Markets, L.P. and Goldman Sachs Mortgage Company or any other swap agreement (including any related schedules) entered into by the Trustee on behalf of the Trust pursuant to Section 2.01(d).

            Interest Remittance Amount: With respect to any Distribution Date and the Mortgage Loans in a Loan Group, that portion of Available Funds allocated to interest relating to the Mortgage Loans in such Loan Group and any Net Swap Receipts attributable to such Loan Group for such Distribution Date, net of any Net Swap Payments made from such Loan Group with respect to such Distribution Date. For purposes of this Agreement, any Net Swap Payments or Net Swap Receipts shall be allocated by the Trustee between Loan Groups based on the respective aggregate Stated Principal Balance of the Mortgage Loans in each Loan Group.

            Interim Servicing Agreement: Collectively, the Flow Interim Servicing Agreement, dated as of November 1, 2004, between the Purchaser and Acoustic relating to the Acoustic Mortgage Loans, the Flow Interim Servicing Agreement, dated as of November 1, 2004, between the Purchaser and Fremont relating to the Fremont Mortgage Loans, the Flow Interim Servicing Agreement, dated as of July 1, 2005, between the Purchaser and Meritage relating to the Meritage Mortgage Loans, the Flow Interim Servicing Agreement, dated as of September 30, 2004, between the Purchaser and Countrywide Home Loans Servicing LP relating to the Conduit Mortgage Loans, and the EquiFirst Purchase Agreement as that agreement relates to the interim servicing of the EquiFirst Mortgage Loans.

            Investment Account: As defined in Section 3.12(a).

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

            Investor-Based Exemption: Any of Prohibited Transaction Class Exemption ("PTCE") 84-14 (for transactions by independent "qualified professional asset managers"), PTCE 91-38 (for transactions by bank collective investment funds), PTCE 90-1 (for transactions by insurance company pooled separate accounts), PTCE 95-60 (for transactions by insurance company general accounts) or PTCE 96-23 (for transactions effected by "in-house asset managers"), or any comparable exemption available under Similar Law.

            J.P. Morgan Trust Company: J.P. Morgan Trust Company, National Association, a national banking association, and its successors in interest.

            JPMorgan: JPMorgan Chase Bank, National Association, a national banking association, and its successors in interest.

            Late Collections: With respect to any Mortgage Loan and any Due Period, all amounts received after the Remittance Date immediately following such Due Period, whether as late payments of Scheduled Payments or as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage
Note) but delinquent for such Due Period and not previously recovered.

            LIBOR: With respect to any Interest Accrual Period for the LIBOR Certificates, the rate determined by the Trustee on the related LIBOR Determination Date on the basis of the offered rate for one-month U.S. dollar deposits as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date; provided, that if such rate does not appear on Telerate Page 3750, the rate for such date will be determined on the basis of the rates at which one-month U.S. dollar deposits are offered by the Reference Banks at approximately 11:00 a.m. (London time) on such date to prime banks in the London interbank market. In such event, the Trustee shall request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%). If fewer than two quotations are provided as requested, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Trustee (after consultation with the Depositor), at approximately 11:00 a.m. (New York City time) on such date for one-month U.S. dollar deposits of leading European banks.

            LIBOR Certificates: As specified in the Preliminary Statement.

            LIBOR Determination Date: With respect to any Interest Accrual Period for the LIBOR Certificates, the second London Business Day preceding the commencement of such Interest Accrual Period.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the Mortgage Loan Schedule.

            Liquidated Mortgage Loan: With respect to any Distribution Date, a defaulted Mortgage Loan (including any REO Property) which was liquidated or charged-off in the calendar month preceding the month of such Distribution Date and as to which the Servicer has certified (in accordance with this Agreement) that it has made a Final Recovery Determination.

            Liquidation Event: With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made as to such Mortgage Loan; or (iii) such Mortgage Loan is removed from coverage under this Agreement by reason of its being purchased, sold or replaced pursuant to or as contemplated by this Agreement. With respect to any REO Property, either of the following events: (i) a Final Recovery Determination is made as to such REO Property; or (ii) such REO Property is removed from coverage under this Agreement by reason of its being purchased pursuant to this Agreement.

            Liquidation Proceeds: The amounts, other than Insurance Proceeds, Condemnation Proceeds or those received following the acquisition of REO Property, received in connection with the liquidation of a defaulted Mortgage Loan, whether through a trustee's sale, foreclosure sale or otherwise, including any Subsequent Recoveries.

            Loan Group: The Group I Mortgage Loans or the Group II Mortgage Loans, as applicable.

            Loan Group Cap: The Loan Group I Cap or the Loan Group II Cap, as applicable.

            Loan Group I Cap: With respect to the Group I Mortgage Loans as of any Distribution Date, a per annum rate equal to the product of (i) 30 divided by the actual number of days in the Interest Accrual Period and (ii) the sum of
(A) the weighted average of the Mortgage Interest Rates for each Group I Mortgage Loan (in each case, less the applicable Expense Fee Rate and, if applicable, the Coupon Strip Rate) then in effect on the beginning of the related Due Period and (B) Net Swap Receipts, if any, less Net Swap Payments if any, divided by the Stated Principal Balance of the mortgage loans at the beginning of the related Due Period multiplied by 12.

            Loan Group II Cap: With respect to the Group II Mortgage Loans as of any Distribution Date, a per annum rate equal to the product of (i) 30 divided by the actual number of days in the Interest Accrual Period and (ii) the sum of
(A) the weighted average of the Mortgage Interest Rates for each Group II Mortgage Loan (in each case, less the applicable Expense Fee Rate and, if applicable, the Coupon Strip Rate) then in effect on the beginning of the related Due Period and (B) Net Swap Receipts, if any, less Net Swap Payments if any, divided by the Stated Principal Balance of the mortgage loans at the beginning of the related Due Period multiplied by 12.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, at any time, the ratio (expressed as a percentage) of the principal balance of the Mortgage Loan as of the date of determination, to the Appraisal Value of the related Mortgaged Property.

            London Business Day: Any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

            Lower-Tier Interest Rate: As described in the Preliminary Statement.

            Lower-Tier Principal Amount: As described in the Preliminary Statement.

            Lower-Tier Regular Interest: Each of the Class LT-A-1, Class LT-A-2A, Class LT-A-2B, Class LT-A-2C, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-M-4, Class LT-M-5, Class LT-M-6, Class LT-B-1, Class LT-B-2, Class LT-B-3, Class LT-B-4, Class LT-IO, Class LT-CSIO, Class LT-3, Class LT-Group I, Class LT-Group II, and Class LT-Accrual Interests as described in the Preliminary Statement.

            Lower-Tier REMIC: As described in the Preliminary Statement.

            Majority Class C Certificateholder: The Holder or Holders of a majority of the Percentage Interests in the Class C Certificates.

            Market Value Change Report: A report setting forth changes in property value of the Mortgaged Properties in a format agreed upon by the Servicer and the Depositor.

            Maturity Reserve Accounts: The corpus of a trust created pursuant to
Section 4.07 of this Agreement, consisting of the Class CSIO Interest, the Coupon Strip Reserve Account and the Excess Cashflow Account, subject to the obligation to pay amounts specified in Section 4.07. The Maturity Reserve Accounts shall not be an asset of any Trust REMIC.

            Meritage: Meritage Mortgage Corporation, an Oregon corporation, and its successors in interest.

            Meritage Mortgage Loan: Each Mortgage Loan purchased by the Purchaser pursuant to the Meritage Purchase Agreement and identified as a "Meritage Mortgage Loan" on the Mortgage Loan Schedule.

            Meritage Purchase Agreement: The Flow Mortgage Loan Purchase Agreement, dated as of July 1, 2005, by and between Meritage and the Purchaser, solely insofar as the Meritage Purchase Agreement relates to the Meritage Mortgage Loans.

            MERS: As defined in Section 2.01(b).

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the applicable Original Loan Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the applicable Original Loan Seller, in accordance with the MERS Procedures Manual and (b) the applicable Original Loan Seller has designated or will designate the Trust as the Investor on the MERS(R) System.

            MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Statement: The statement made available to the Certificateholders pursuant to Section 4.03.

            Moody's: Moody's Investors Service, Inc., and its successors in interest. If Moody's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(b) the address for notices to Moody's shall be Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Residential Mortgage Pass-Through Group, or such other address as Moody's may hereafter furnish to the Depositor, the Servicer, the Custodians and the Trustee.

            Mortgage: The mortgage, deed of trust or other instrument identified on the Mortgage Loan Schedule as securing a Mortgage Note, including all riders thereto.

            Mortgage File: The items pertaining to a particular Mortgage Loan contained in either the Servicing File or Custodial File.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes, without limitation, the Mortgage File, the Custodial File, the Servicing File, the Scheduled Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds, Prepayment Premiums and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased Mortgage Loans.

            Mortgage Loan Documents: The mortgage loan documents pertaining to each Mortgage Loan.

            Mortgage Loan Schedule: A schedule of Mortgage Loans delivered to the Trustee on the Closing Date and referred to on Schedule I, such schedule setting forth the following information with respect to each Mortgage Loan as of the Cut-off Date: (1) the applicable Original Loan Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development or a manufactured housing unit); (6) the original months to maturity or the remaining months to maturity from the Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (7) with respect to First Lien Mortgage Loans, the Loan-to-Value Ratio at origination, and with respect to Second Lien Mortgage Loans, the Combined Loan-to-Value Ratio at origination; (8) the Mortgage Interest Rate as of the Cut-off Date; (9) the date on which the Scheduled Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (10) the stated maturity date; (11) the amount of the Scheduled Payment as of the Cut-off Date;
(12) the last payment date on which a Scheduled Payment was actually applied to pay interest and the outstanding principal balance; (13) the original principal amount of the Mortgage Loan; (14) the principal balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (15) with respect to Adjustable Rate Mortgage Loans, the Adjustment Date; (16) with respect to Adjustable Rate Mortgage Loans, the Gross Margin; (17) with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap under the terms of the Mortgage Note; (18) with respect to Adjustable Rate Mortgage Loans, a code indicating the type of Index; (19) with respect to Adjustable Rate Mortgage Loans, the Periodic Mortgage Interest Rate Cap under the terms of the Mortgage Note; (20) with respect to Adjustable Rate Mortgage Loans, the Periodic Mortgage Interest Rate Floor under the terms of the Mortgage Note; (21) the type of Mortgage Loan (i.e., fixed rate, adjustable rate, first lien, second lien); (22) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (23) a code indicating the documentation style (i.e., full documentation, limited documentation or stated income); (24) the loan credit classification (as described in the Underwriting Guidelines);
(25) whether such Mortgage Loan provides for a Prepayment Premium; (26) the Prepayment Premium period of such Mortgage Loan, if applicable; (27) a description of the Prepayment Premium, if applicable; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score) at origination;
(30) the date of origination; (31) the date of the purchase of the Mortgage Loan, if applicable; (32) a code indicating whether the Mortgage Loan is assumable; (33) the Mortgage Interest Rate adjustment period; (34) the Mortgage Interest Rate floor; (35) the Mortgage Interest Rate calculation method (i.e., 30/360, simple interest, other); (36) a code indicating whether the Mortgage Loan has been modified; (37) the one-year payment history; (38) the Due Date for the first Scheduled Payment; (39) the original Scheduled Payment due; (40) with respect to the related Mortgagor, the debt-to-income ratio; (41) the Appraised Value of the Mortgaged Property; (42) the sales price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (43) whether the Mortgage Loan is covered by PMI policy and name of insurer; (44) with respect to each MERS Designated Mortgage Loan, the MERS identification number; (45) a code indicating if a Mortgage Loan is or has had a 30 Day Delinquency; (46) whether the Mortgage Loan is a Fremont Mortgage Loan, an Acoustic Mortgage Loan, a Meritage Mortgage Loan, an EquiFirst Mortgage Loan, a ResMAE Mortgage Loan or a Conduit Mortgage Loan; (47) a code indicating if the Mortgage Loan is an Interest Only Mortgage Loan; (48) the applicable custodian for the related Mortgage File (i.e., a Custodian or the Trustee) and
(49) a code indicating whether such Mortgage Loan is a Home Loan. With respect to the related Mortgage Loans in the aggregate: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan, including all riders thereto.

            Mortgaged Property: The real property (or leasehold estate, if applicable) identified on the Mortgage Loan Schedule as securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagor: The obligor(s) on a Mortgage Note.

            Net Monthly Excess Cash Flow: For any Distribution Date the amount remaining for distribution pursuant to subsection 4.02(a)(iii) (before giving effect to distributions pursuant to such subsection).

            Net Prepayment Interest Shortfall: For any Distribution Date, the amount by which the sum of the Prepayment Interest Shortfalls for such Distribution Date exceeds the sum of the Compensating Interest payments made with respect to such Distribution Date.

            Net Swap Payment: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) made by the Trust to the Swap Provider on the related Fixed Rate Payer Payment Date (as defined in the Interest Rate Swap Agreement).

            Net Swap Receipt: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) made by the Swap Provider to the Trust on the related Floating Rate Payer Payment Date (as defined in the Interest Rate Swap Agreement).

            NIM Issuer: The entity established as the issuer of the NIM Securities.

            NIM Securities: Any debt securities secured or otherwise backed by some or all of the Class X and Class P Certificates that are rated by one or more Rating Agencies.

            NIM Trustee: The trustee for the NIM Securities.

            90+ Day Delinquent Mortgage Loan: Each Mortgage Loan with respect to which any portion of a Scheduled Payment is, as of the last day of the prior Due Period, three months or more past due (without giving effect to any grace period), including each Mortgage Loan in foreclosure, all REO Property and each Mortgage Loan for which the Mortgagor has filed for bankruptcy.

            Non-Permitted Transferee: As defined in Section 8.11(e).

            Nonrecoverable P&I Advance: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Servicer, will not or, in the case of a proposed P&I Advance, would not be ultimately recoverable from related late payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

            Nonrecoverable Servicing Advance: Any Servicing Advances previously made or proposed to be made in respect of a Mortgage Loan or REO Property, which, in the good faith business judgment of the Servicer, will not or, in the case of a proposed Servicing Advance, would not, be ultimately recoverable from related Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise.

            Non-Rule 144A Investment Letter: As defined in Section 5.02(b).

            Notice of Final Distribution: The notice to be provided pursuant to
Section 9.02 to the effect that final distribution on any of the Certificates shall be made only upon presentation and surrender thereof.

            Offered Certificates: As specified in the Preliminary Statement.

            Officer's Certificate: A certificate signed by an officer of the Servicer with responsibility for the servicing of the Mortgage Loans required to be serviced by the Servicer and listed on a list delivered to the Trustee pursuant to this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be in-house counsel for the Servicer or a Subservicer, reasonably acceptable to the Trustee; provided, that any Opinion of Counsel relating to (a) qualification of any Trust REMIC as a REMIC or (b) compliance with the REMIC Provisions, must (unless otherwise stated in such Opinion of Counsel) be an opinion of counsel who (i) is in fact independent of the Servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Servicer of the Mortgage Loans or in an affiliate of either and (iii) is not connected with the Servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Optional Termination Date: The date determined as follows:

            (i) The Servicer (at the direction of the Majority Class C Certificateholder (as evidenced on the Certificate Register)), pursuant to
Section 9.01, shall cause the Optional Termination Date to occur on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is equal to 10% or less of the Cut off Date Pool Principal Balance (provided, that if the Depositor or an Affiliate of the Depositor is one of the Holders constituting such majority, then there must be at least one other unaffiliated Holder constituting such majority and the Class C Certificates held by such Holder, or unaffiliated Holders in the aggregate, must represent at least a 10% Percentage Interest in the Class C Certificates); or

            (ii) The Servicer may cause the Optional Termination Date to occur on Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is equal to 5% or less of the Cut-off Date Pool Principal Balance.

            Original Loan Sellers: With respect to each Fremont Mortgage Loan, Fremont, with respect to each EquiFirst Mortgage Loan, EquiFirst, with respect to each Acoustic Mortgage Loan, Acoustic, with respect to each Meritage Mortgage Loan, Meritage, with respect to each ResMAE Mortgage Loan, ResMAE and with respect to each Conduit Mortgage Loan, the Person who sold such Conduit Mortgage Loan to the Purchaser.

            Original Purchase Date: With respect to any Mortgage Loan, the date on which the applicable Original Loan Seller sold such Mortgage Loan to the Purchaser pursuant to the applicable Purchase Agreement.

            OTS: Office of Thrift Supervision, and any successor thereto.

            Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

            (i) Certificates theretofore cancelled by the Trustee or delivered to the Trustee for cancellation; and

            (ii) Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Trustee pursuant to this Agreement.

            Outstanding Mortgage Loan: As of any Due Date, a Mortgage Loan with a Stated Principal Balance greater than zero which was not the subject of a Principal Prepayment in Full prior to such Due Date and which did not become a Liquidated Mortgage Loan prior to such Due Date.

            Overcollateralized Amount: As of any Distribution Date, the excess, if any, of (a) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over (b) the aggregate of the Class Certificate Balances of the LIBOR Certificates as of such Distribution Date (after giving effect to the payment of the Principal Remittance Amount on such Certificates on such Distribution Date).

            Overcollateralization Deficiency: With respect to any Distribution Date, the excess, if any, of (a) the Specified Overcollateralized Amount applicable to such Distribution Date over (b) the Overcollateralized Amount applicable to such Distribution Date.

            Overcollateralization Floor: With respect to any Distribution Date, 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

            Overcollateralization Reduction Amount: With respect to any Distribution Date, an amount equal to the lesser of (a) the Excess Overcollateralized Amount and (b) the Net Monthly Excess Cash Flow.

            Ownership Interest: As to any Residual Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

            P&I Advance: As to any Mortgage Loan or REO Property, any advance made by the Servicer in respect of any Remittance Date representing the aggregate of all payments of principal and interest, net of the Servicing Fee, that were due during the related Due Period on the Mortgage Loans and that were delinquent on the related Remittance Date, plus certain amounts representing assumed payments not covered by any current net income on the Mortgaged Properties acquired by foreclosure or deed in lieu of foreclosure as determined pursuant to Section 4.01.

            Pass-Through Margin: Except as set forth in the following sentence, with respect to each Class of LIBOR Certificates, the following percentages:
Class A-1 Certificates, 0.240%; Class A-2A Certificates, 0.120%; Class A-2B Certificates, 0.250%; Class A-2C Certificates, 0.370%; Class M-1 Certificates, 0.450%; Class M-2 Certificates, 0.490%; Class M-3 Certificates, 0.520%; Class M-4 Certificates, 0.590%; Class M-5 Certificates, 0.630%; Class M-6 Certificates, 0.690%; Class B-1 Certificates, 1.150%; Class B-2 Certificates, 1.300%; Class B-3 Certificates, 1.750%; and Class B-4 Certificates, 2.500%. On the first possible Optional Termination Date, the Pass-Through Margins shall increase to: Class A-1, 0.480%; Class A-2A, 0.240%; Class A-2B, 0.500%; Class A-2C, 0.740%; Class M-1, 0.675%; Class M-2, 0.735%; Class M-3, 0.780%; Class
M-4, 0.885%; Class M-5, 0.945%; Class M-6, 1.035%; Class B-1, 1.725%, Class B-2,
1.950%; Class B-3, 2.625%; and Class B-4, 3.750%.

            Pass-Through Rate: For each Class of Regular Certificates, each Pooling-Tier REMIC-1 Regular Interest, each Pooling-Tier REMIC-2 Regular Interest, each Lower-Tier Regular Interest, each Upper-Tier Regular Interest, and each Class X REMIC Regular Interest, the per annum rate set forth or calculated in the manner described in the Preliminary Statement.

            Percentage Interest: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made on the related Class, such percentage interest being set forth on the face thereof or equal to the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the same Class.

            Periodic Mortgage Interest Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Mortgage Interest Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth on the Mortgage Loan Schedule.

            Periodic Mortgage Interest Rate Floor: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute minimum amount by which the Mortgage Interest Rate therein may increase or decrease on an Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Mortgage Interest Rate Floor for each Adjustable Rate Mortgage Loan is the rate set forth on the Mortgage Loan Schedule.

            Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Servicer, the Trustee or any of their respective
Affiliates:

            (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

            (ii) demand and time deposits in, certificates of deposit of, or bankers' acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by any Depository Institution and rated "P-1" by Moody's, "A-1+" by S&P and "F1+" by Fitch (in each case, to the extent they are designated as Rating Agencies in the Preliminary Statement);

            (iii) repurchase obligations with respect to any security described in clause (i) above entered into with a Depository Institution (acting as principal);

            (iv) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

            (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

            (vi) units of money market funds, including money market funds advised by the Depositor or the Trustee or an Affiliate thereof, that have been rated "Aaa" by Moody's, "AAAm" or "AAAm-G" by Standard & Poor's and at least "AA" by Fitch (in each case, to the extent they are designated as Rating Agencies in the Preliminary Statement); and

            (vii) if previously confirmed in writing to the Trustee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing "Aaa" or "AAA" rated securities;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations. For investments in the Distribution Account (except during the Trustee Float Period), only the obligations or securities (or instruments which invest in the obligations or securities) specified in clause (i) above shall constitute Permitted Investments.

            Permitted Transferee: Any Person other than (i) the United States, any State or political subdivision thereof, or any agency or instrumentality of any of the foregoing, (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) a Person that is not a U.S. Person or a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of such Person or any other U.S. Person, (vi) an "electing large partnership" within the meaning of Section 775 of the Code and (vii) any other Person so designated by the Depositor based upon an Opinion of Counsel that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

            Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

            Physical Certificates: As specified in the Preliminary Statement.

            Plan: As defined in Section 5.02(b).

            Pool Stated Principal Balance: As to any Distribution Date, the aggregate of the Stated Principal Balances of the Mortgage Loans for such Distribution Date that were Outstanding Mortgage Loans on the Due Date in the related Due Period.

            Pooling-Tier Interest Rate: As specified in the Preliminary
Statement.

            Pooling-Tier REMIC-1: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Interest Rate: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Principal Amount: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Regular Interest: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Loan Group I WAC Rate: With respect to the Group I Mortgage Loans as of any Distribution Date, a per annum rate equal to
(a) the weighted average of the Mortgage Interest Rates for each such Mortgage Loan (in each case, less than the applicable Expense Fee Rate and, if applicable, the Coupon Strip Rate) then in effect on the beginning of the related Due Period on such Mortgage Loans, multiplied by (b) 30 divided by the actual number of days in the related Interest Accrual Period.

            Pooling-Tier REMIC-1 Loan Group II WAC Rate: With respect to the Group II Mortgage Loans as of any Distribution Date, a per annum rate equal to
(a) the weighted average of the Mortgage Interest Rates for each such Mortgage Loan (in each case, less than the applicable Expense Fee Rate and, if applicable, the Coupon Strip Rate) then in effect on the beginning of the related Due Period on such Mortgage Loans, multiplied by (b) 30 divided by the actual number of days in the related Interest Accrual Period.

            Pooling-Tier REMIC-2: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 Interest Rate: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 IO Interest: Any of the Pooling-Tier REMIC-2 Regular Interests with the designation "IO" in its name.

            Pooling-Tier REMIC-2 IO Notional Balance: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 Principal Amount: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 Regular Interest: As described in the Preliminary Statement.

            Prepayment Interest Shortfall: With respect to any Remittance Date, the sum of, for each Mortgage Loan that was, during the related Prepayment Period, the subject of a Principal Prepayment that was applied by the Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding the Due Date in the succeeding Prepayment Period, an amount equal to the product of (a) the Mortgage Interest Rate net of the Servicing Fee Rate for such Mortgage Loan, (b) the amount of the Principal Prepayment for such Mortgage Loan, (c) 1/360 and (d) the number of days commencing on the date on which such Principal Prepayment was applied and ending on the last day of the related Prepayment Period.

            Prepayment Period: With respect to any Distribution Date, the calendar month preceding the calendar month in which such Distribution Date occurs.

            Prepayment Premium: Any prepayment premium, penalty or charge collected by the Servicer with respect to a Mortgage Loan from a Mortgagor in connection with any voluntary Principal Prepayment pursuant to the terms of the related Mortgage Note.

            Principal Distribution Amount: For any Distribution Date, the sum of
(i) the Basic Principal Distribution Amount for such Distribution Date and (ii) the Extra Principal Distribution Amount for such Distribution Date.

            Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan (including upon liquidation of a Mortgage Loan) which is received in advance of its scheduled Due Date, excluding any Prepayment Premium and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment in Full: Any Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

            Principal Remittance Amount: With respect to any Distribution Date, the amount equal to the sum of the following amounts (without duplication) with respect to the related Due Period: (i) each scheduled payment of principal on a Mortgage Loan due during such Due Period and received by the Servicer on or prior to the related Determination Date or advanced by the Servicer for the related Remittance Date (ii) all Principal Prepayments received during the related Prepayment Period, (iii) all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds on the Mortgage Loans allocable to principal actually collected by the Servicer during the related Prepayment Period, (iv) the portion of the Repurchase Price allocable to principal with respect to each Deleted Mortgage Loan, the repurchase obligation for which arose during the related Prepayment Period, that was repurchased during the period from the prior Distribution Date through the Remittance Date for the current Distribution Date,
(v) the portion of all Substitution Adjustment Amounts allocable to principal with respect to the substitutions of Mortgage Loans that occur during the calendar month in which such Distribution Date occurs, and (vi) the allocable portion of the proceeds received with respect to the termination of the Trust Fund pursuant to clause (a) of Section 9.01 (to the extent such proceeds relate to principal).

            Privacy Laws: Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and all applicable regulations promulgated thereunder.

            Private Certificates: As specified in the Preliminary Statement.

            Prospectus Supplement: The Prospectus Supplement, dated August 22, 2005, relating to the Offered Certificates.

            PTCE 95-60: As defined in Section 5.02(b).

            PUD: A planned unit development.

            Purchase Agreement: The Fremont Purchase Agreement, the EquiFirst Purchase Agreement, the Acoustic Purchase Agreement, the Meritage Purchase Agreement, the ResMAE Purchase Agreement or, with respect to any Conduit Mortgage Loans, the Master Loan Purchase Agreement by and between the related Original Loan Seller and the Purchaser, as applicable.

            Purchaser: Goldman Sachs Mortgage Company, a New York limited partnership, and its successors in interest, as purchaser of the Mortgage Loans under the Purchase Agreements.

            Rated Final Distribution Date: For each Class of LIBOR Certificates the Distribution Date occurring in August 2035.

            Rating Agency: Each of the Rating Agencies specified in the Preliminary Statement. If such organization or a successor is no longer in existence, "Rating Agency" shall be such nationally recognized statistical rating organization, or other comparable Person, as is designated by the Depositor, notice of which designation shall be given to the Trustee. References herein to a given rating or rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers. For purposes of Section 10.05(b), the addresses for notices to each Rating Agency shall be the address specified therefor in the definition corresponding to the name of such Rating Agency, or such other address as either such Rating Agency may hereafter furnish to the Depositor and the Servicer.

            Realized Losses: With respect to any date of determination and any Liquidated Mortgage Loan, the amount, if any, by which (a) the unpaid principal balance of such Liquidated Mortgage Loan together with accrued and unpaid interest thereon exceeds (b) the Liquidation Proceeds with respect thereto net of the expenses incurred by the Servicer in connection with the liquidation of such Liquidated Mortgage Loan and net of the amount of unreimbursed Servicing Advances with respect to such Liquidated Mortgage Loan.

            Record Date: With respect to any Distribution Date, the close of business on the last Business Day of the related Interest Accrual Period; provided, however, that for any Certificate issued in definitive form, the Record Date shall be the close of business on the last Business Day of the month preceding the month in which such applicable Distribution Date occurs.

            Reference Bank: As defined in Section 4.04.

            Regular Certificates: As specified in the Preliminary Statement.

            Relief Act Interest Shortfall: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest or principal collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Servicemembers Civil Relief Act, or any similar state statutes.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

            Remittance Date: With respect to any Distribution Date, no later than 12:00 PM, Central Time on the Business Day immediately preceding such Distribution Date.

            REO Disposition: The final sale by the Servicer of any REO Property.

            REO Imputed Interest: As to any REO Property, for any period, an amount equivalent to interest (at the Mortgage Interest Rate net of the Servicing Fee Rate that would have been applicable to the related Mortgage Loan had it been outstanding) on the unpaid principal balance of the Mortgage Loan as of the date of acquisition thereof (as such balance is reduced pursuant to Section 3.15 by any income from the REO Property treated as a recovery of principal).

            REO Property: A Mortgaged Property acquired by the Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

            Reporting Date: The 18th day of each calendar month or the immediately following Business Day if the 18th is not a Business Day.

            Representations and Warranties Agreement: The Representations and Warranties Agreement, dated as of August 25, 2005, by and between the Depositor and the Purchaser, a copy of which is attached hereto as Exhibit T.

            Repurchase Price: With respect to any Mortgage Loan repurchased by
(a) the Purchaser, an amount equal to the sum of (i) the unpaid principal balance of such Mortgage Loan as of the date of repurchase, (ii) interest on such unpaid principal balance of such Mortgage Loan at the Mortgage Interest Rate from the last date through which interest has been paid and distributed to the Trustee to the date of repurchase, (iii) all unreimbursed Servicing Advances, (iv) all expenses incurred by the Servicer, the Trust or the Trustee, as the case may be, in respect of a breach or defect, including, without limitation, expenses arising out of the Servicer's or Trustee's, as the case may be, enforcement of the Purchaser's or the Depositor's repurchase obligations, as applicable, to the extent not included in clause (iii), and (v) any costs and damages incurred by the Trust in connection with any violation by such Mortgage Loan of any predatory lending law or abusive lending law, (b) Fremont, the Repurchase Price as that term is defined in the Fremont Purchase Agreement or
(c) EquiFirst, the Repurchase Price as that term is defined in the EquiFirst Purchase Agreement.

            Request for Release: The Request for Release submitted by the Servicer to a Custodian or the Trustee, as applicable, substantially in the form of Exhibit L.

            Residual Certificates: As specified in the Preliminary Statement.

            ResMAE: ResMAE Mortgage Corporation, a Delaware corporation, and its successors in interest.

            ResMae Mortgage Loan: Each Mortgage Loan purchased by the Purchaser pursuant to the ResMAE Purchase Agreement and identified as a "ResMAE Mortgage Loan" on the Mortgage Loan Schedule.

            ResMAE Purchase Agreement: The Flow Mortgage Loan Purchase Agreement, dated as of May 27, 2005, by and between ResMAE and the Purchaser, solely insofar as the Meritage Purchase Agreement relates to the ResMAE Mortgage Loans.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Responsible Officer: When used with respect to the Trustee, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any associate or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at such time shall be officers to whom, with respect to a particular matter, such matter is referred because of such officer's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

            Rule 144A Letter: As defined in Section 5.02(b).

            Scheduled Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan which, unless otherwise specified herein, shall give effect to any related Debt Service Reduction and any Deficient Valuation that affects the amount of the monthly payment due on such Mortgage Loan.

            Second Lien Mortgage Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Senior Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balance of the Subordinated Certificates and (ii) the Overcollateralized Amount (in each case after taking into account the distributions of the Principal Distribution Amount for such Distribution Date) by (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Senior Specified Enhancement Percentage: As of any date of determination, 49.10%.

            Servicer: From and after the Servicing Transfer Date (except with respect to the obligation to make P&I Advances (except with respect to the Fremont Mortgage Loans and the Conduit Mortgage Loans) which obligations shall be applicable from and after the Closing Date)), JPMorgan, and its successors in interest, and, if a successor servicer is appointed hereunder, such successor. Prior to the Servicing Transfer Date, "Servicer" shall mean Fremont with respect to the Fremont Mortgage Loans, Acoustic with respect to the Acoustic Mortgage Loans, EquiFirst with respect to the EquiFirst Mortgage Loans, Meritage with respect to the Meritage Mortgage Loans previously identified to the Trustee by the Depositor or its designee.

            Servicer Remittance Report: As defined in Section 4.03(d).

            Servicing Advances: The reasonable "out-of-pocket" costs and expenses (including legal fees) incurred prior to, on, or after the Cut-off Date by the Servicer in the performance of its servicing obligations in connection with a default, delinquency or other unanticipated event, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures and litigation, in respect of a particular Mortgage Loan, (iii) the management (including reasonable fees in connection therewith) and liquidation of any REO Property, (iv) the performance of its obligations under Sections 3.01, 3.09, 3.13 and 3.15. Servicing Advances also include any reasonable "out-of-pocket" costs and expenses (including legal fees) incurred by the Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments of Mortgage in connection with any satisfaction or foreclosures in respect of any Mortgage Loan to the extent not recovered from the Mortgagor or otherwise payable under this Agreement and (v) obtaining or correcting any legal documentation required to be included in the Mortgage Files and necessary for the Servicer to perform its obligations under this Agreement. No Servicer shall be required to make any Nonrecoverable Servicing Advances.

            Servicing Fee: With respect to each Mortgage Loan and any Distribution Date, an amount equal to the product of (i) one-twelfth of the Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan as of the first day of the calendar month preceding the month in which such Distribution Date occurs. Such fee shall be payable monthly, and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Servicer under this Agreement. The Servicing Fee is payable solely from the interest portion (including recoveries with respect to interest from Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and proceeds received with respect to REO Properties, to the extent permitted by Section 3.11) of such Scheduled Payment collected by the Servicer or as otherwise provided under
Section 3.11.

            Servicing Fee Rate: With respect to each Mortgage Loan, 0.50% per annum.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals or copies of all documents in the Mortgage File which are not delivered to the Trustee in the Custodial File and copies of the Mortgage Loan Documents set forth in Exhibit M hereto.

            Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name and facsimile signature appear on a list of servicing officers furnished to the Trustee by the Servicer on the Closing Date pursuant to this Agreement, as such list may from time to time be amended.

            Servicing Transfer Costs: All reasonable out-of-pocket costs and expenses incurred by the Trustee in connection with the transfer of servicing from a terminated Servicer, including, without limitation, any such costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Trustee to correct any errors or insufficiencies in the servicing data or otherwise to enable the Trustee (or any successor Servicer appointed pursuant to Section 7.02) to service the Mortgage Loans properly and effectively.

            Servicing Transfer Date: With respect to any Mortgage Loan, the date on which servicing of such Mortgage Loan transfers to the Servicer, which is expected to occur on one or more dates on or before November 1, 2005.

            Similar Law: As defined in Section 5.02(b).

            60+ Day Delinquent Mortgage Loan: Each Mortgage Loan with respect to which any portion of a Scheduled Payment is, as of the last day of the prior Due Period, two months or more past due (without giving effect to any grace period), each Mortgage Loan in foreclosure, all REO Property and each Mortgage Loan for which the Mortgagor has filed for bankruptcy.

            Specified Overcollateralized Amount: Prior to the Stepdown Date, an amount equal to 3.55% of the Cut-off Date Pool Principal Balance. On and after the Stepdown Date, an amount equal to 7.10% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, subject, until the Class Certificate Balance of each Class of LIBOR Certificates has been reduced to zero, to a minimum amount equal to the Overcollateralization Floor; provided, however, that if, on any Distribution Date, a Trigger Event has occurred, the Specified Overcollateralized Amount shall not be reduced to the applicable percentage of the then current aggregate Stated Principal Balance of the Mortgage Loans until the Distribution Date on which a Trigger Event is no longer occurring; provided, further, that when the Class Certificate Balance of each Class of LIBOR Certificates has been reduced to zero, the Specified Overcollateralized Amount will thereafter equal zero.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest. If Standard & Poor's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(b) the address for notices to Standard & Poor's shall be Standard & Poor's, 55 Water Street, New York, New York 10041, Attention:
Residential Mortgage Surveillance Group - GSAMP Trust 2005-HE4, or such other address as Standard & Poor's may hereafter furnish to the Depositor, the Servicer, the Custodians and the Trustee.

            Standard & Poor's Glossary: Version 5.6(b) of the Standard & Poor's LEVELS(R) Glossary.

            Start-up Day: As defined in Section 2.05.

            Stated Principal Balance: As to each Mortgage Loan and as of any date of determination, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, minus (ii) all amounts previously remitted to the Trustee with respect to the related Mortgage Loan representing payments or recoveries of principal including advances in respect of scheduled payments of principal. For purposes of any Distribution Date, the Stated Principal Balance of any Mortgage Loan will give effect to any scheduled payments of principal received by the Servicer on or prior to the related Determination Date or advanced by the Servicer for the related Remittance Date and any unscheduled principal payments and other unscheduled principal collections received during the related Prepayment Period, and the Stated Principal Balance of any Mortgage Loan that has prepaid in full or has become a Liquidated Mortgage Loan during the related Prepayment Period shall be zero.

            Stepdown Date: The earlier to occur of (a) the date on which the aggregate Class Certificate Balances of the Class A Certificates have been reduced to zero, and (b) the later to occur of (i) the Distribution Date in September 2008, and (ii) the first Distribution Date on which the Senior Enhancement Percentage is greater than or equal to the Senior Specified Enhancement Percentage.

            Subordinated Certificates: As specified in the Preliminary
Statement.

            Subsequent Recoveries: Amounts received with respect to any Liquidated Mortgage Loan after it has become a Liquidated Mortgage Loan.

            Subservicer: As defined in Section 3.02(a).

            Subservicing Account: As defined in Section 3.08.

            Subservicing Agreements: As defined in Section 3.02(a).

            Substitute Mortgage Loan: A Mortgage Loan eligible to be substituted for a Deleted Mortgage Loan pursuant to the terms of the EquiFirst Agreements, the Fremont Agreements or the Representations and Warranties Agreement.

            Substitution Adjustment Amount: Any amount required to be paid in connection with a Substitute Mortgage Loan pursuant to the EquiFirst Agreements, the Fremont Agreements or the Representations and Warranties Agreement, as applicable.

            Supplemental Interest Trust: The corpus of a trust created pursuant to Section 4.06 of this Agreement, consisting of the Interest Rate Swap Agreement, the Class IO Interest and the right to receive Class IO Shortfalls, subject to the obligation to pay amounts specified in Section 4.06.

            Swap LIBOR: With respect to any Distribution Date (and the related Interest Accrual Period), the product of (i) USD-LIBOR-BBA (as used in the Interest Swap Agreement), (ii) two, and (iii) the quotient of (a) the actual number of days in the Interest Accrual Period for the LIBOR Certificates divided by (b) 30.

            Swap Provider: Goldman Sachs Mitsui Marine Derivative Products, L.P., a Delaware limited partnership, and its successors in interest, and any successor swap provider under any replacement Interest Rate Swap Agreement.

            Swap Termination Payment: Any payment payable by the Trust or the Swap Provider upon termination of the Interest Rate Swap Agreement as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) or a Termination Event (as defined in the Interest Rate Swap Agreement).

            Tax Matters Person: The Holder of the (i) Class R-2, (ii) Class R-1 and (iii) Class R-3 Certificates designated as "tax matters person" of (i) Pooling-Tier REMIC-1, (ii) Pooling-Tier REMIC-2, the Lower-Tier REMIC and the Upper-Tier REMIC, and (iii) the Class X REMIC respectively, in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations
Section 301.6231(a)(7)-1.

            Tax Service Contract: As defined in Section 3.09(a).

            Telerate Page 3750: The display page currently so designated on the Bridge Telerate Service (or such other page as may replace that page on that service for displaying comparable rates or prices).

            Termination Price: As defined in Section 9.01.

            30 Day Delinquency: The failure of the Mortgagor to make any Scheduled Payment due under the Mortgage Note on a Due Date, which failure continues unremedied for a period of one month after the following Due Date.

            Total Monthly Excess Spread: As to any Distribution Date, an amount equal to the excess if any, of (i) the interest collected on the Mortgage Loans received by the Servicer on or prior to the related Determination Date or advanced by the Servicer for the related Remittance Date (net of Expense Fees) and plus any Net Swap Receipts and less any Net Swap Payments for such Distribution Date, over (ii) the sum of the interest payable to the LIBOR Certificates and the Class CSIO Interest on such Distribution Date pursuant to
Section 4.02(a)(i).

            Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Residual Certificate.

            Transfer Affidavit: As defined in Section 5.02(c).

            Transferor Certificate: As defined in Section 5.02(b).

            Trigger Event: With respect to any Distribution Date, a Trigger Event exists if (i) the quotient (expressed as a percentage) of (1) the rolling three month average of the aggregate unpaid principal balance of 60+ Day Delinquent Mortgage Loans, divided by (2) the aggregate unpaid principal balance of the Mortgage Loans as of the last day of the related Due Period, equals or exceeds 33.00% of the Senior Enhancement Percentage as of the last day of the prior Due Period or (ii) the quotient (expressed as a percentage) of (x) the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Prepayment Period divided by (y) the Cut-off Date Pool Principal Balance, exceeds the applicable percentages set forth below with respect to such Distribution Date:

Distribution Date Occurring In        Cumulative Realized Loss Percentage
----------------------------------    ------------------------------------------
September 2007 through August 2008    1.700% for the first month, plus an
                                      additional 1/12th of 2.000% for each month
                                      thereafter
September 2008 through August 2009    3.850% for the first month, plus an
                                      additional 1/12th of 2.200% for each month
                                      thereafter
September 2009 through August 2010    6.050% for the first month, plus an
                                      additional 1/12th of 1.750% for each month
                                      thereafter
September 2010 through August 2011    7.800% for the first month, plus an
                                      additional 1/12th of 0.450% for each month
                                      thereafter
September 2011 and thereafter         8.250%

            Trust: The express trust created hereunder in Section 2.01(c).

            Trust Fund: The corpus of the trust created hereunder consisting of
(i) the Mortgage Loans and all interest and principal received on or with respect thereto after the related Cut-off Date, other than such amounts which were due on the Mortgage Loans on or before the related Cut-off Date; (ii) the Collection Account, the Excess Reserve Fund Account, the Distribution Account, the Maturity Reserve Accounts and all amounts deposited therein pursuant to the applicable provisions of this Agreement; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed-in-lieu of foreclosure or otherwise; (iv) the Interest Rate Swap Agreement; (v) the Depositor's rights under the Representations and Warranties Agreement; (vi) the Depositor's rights under the Fremont Assignment Agreement and the EquiFirst Assignment Agreement;
(vii) the Supplemental Interest Trust; and (viii) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing.

            Trust REMIC: Any of Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC, the Upper-Tier REMIC or the Class X REMIC, as applicable.

            Trustee: Deutsche Bank National Trust Company, and its successors in interest and, if a successor trustee is appointed hereunder, such successor.

            Trustee Fee: As to each Mortgage Loan and any Distribution Date, an amount equal to one month's interest at the related Trustee Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the preceding Distribution Date (or as of the Closing Date in the case of the first Distribution Date) or, in the event of any payment of interest which accompanies a Principal Prepayment in Full made by the Mortgagor, interest at the Trustee Fee Rate on the Stated Principal Balance of such Mortgage Loan for the period covered by such payment of interest.

            Trustee Fee Rate: With respect to each Mortgage Loan, 0.0028% per annum.

            Trustee Float Period: With respect to any Distribution Date and the related amounts in the Distribution Account, the period commencing on the Business Day immediately preceding such Distribution Date and ending on such Distribution Date.

            U.S. Person: (i) A citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control all substantial decisions of the trust. Notwithstanding the last clause of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, may elect to continue to be U.S. Persons.

            Underwriters' Exemption: Any exemption listed in footnote 1 of, and amended by, Prohibited Transaction Exemption 2002-41, 67 Fed. Reg. 54487 (2002), or any successor exemption.

            Underwriting Guidelines: The underwriting guidelines attached to the applicable Purchase Agreement.

            Unpaid Interest Amounts: As of any Distribution Date and any Class of Certificates, the sum of (a) the portion of the Accrued Certificate Interest Distribution Amount from prior Distribution Dates remaining unpaid immediately prior to the current Distribution Date and (b) interest on such unpaid amount in clause (a) at the applicable Pass-Through Rate (to the extent permitted by applicable law).

            Upper-Tier Carry Forward Amount: With respect to each Class of LIBOR Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Upper-Tier Interest Rate for the Class of Corresponding Upper-Tier REMIC Regular Interest is based upon the Upper-Tier REMIC Loan Group I Rate or Upper-Tier REMIC Loan Group II Rate, as and if applicable, or the Upper-Tier REMIC WAC Rate, the excess, if any, of (i) the amount of interest such Class of Upper-Tier Regular Interest would otherwise be entitled to receive on such Distribution Date had such Upper-Tier REMIC Regular Interest not been subject to the Upper-Tier REMIC Loan Group I Rate or Upper-Tier REMIC Loan Group II Rate, as and if applicable, or the Upper-Tier REMIC WAC Rate, over (ii) the amount of interest payable on such Class of Certificates on such Distribution Date taking into account the Upper-Tier REMIC Loan Group I Rate or Upper-Tier REMIC Loan Group II Rate, as and if applicable, or the Upper-Tier REMIC WAC Rate and (B) the Upper-Tier Carry Forward Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the applicable Upper-Tier Interest Rate for such Class of Certificates for such Distribution Date, without giving effect to the Upper-Tier REMIC Loan Group I Rate or Upper-Tier REMIC Loan Group II Rate, as and if applicable, or the Upper-Tier REMIC WAC Rate.

            Upper-Tier Interest Rate: As described in the Preliminary Statement.

            Upper-Tier Regular Interest: As described in the Preliminary Statement.

            Upper-Tier REMIC: As described in the Preliminary Statement.

            Upper-Tier REMIC Loan Group I Rate: As described in the Preliminary Statement.

            Upper-Tier REMIC Loan Group II Rate: As described in the Preliminary Statement.

            Upper-Tier REMIC WAC Rate: For any Distribution Date, the weighted average of the Lower-Tier Interest Rates on the Lower-Tier Regular Interests (other than the Class LT-IO, Class LT-CSIO and Class LT-3 Interests), as of the first day of the related Interest Accrual Period, weighted on the basis of the Lower-Tier Principal Amounts of such Lower-Tier Regular Interests as of the first day of the related Interest Accrual Period.

            Voting Rights: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. As of any date of determination, (a) 1% of all Voting Rights shall be allocated to the Class X Certificates, if any (such Voting Rights to be allocated among the holders of Certificates of each such Class in accordance with their respective Percentage Interests), (b) 1% of all Voting Rights shall be allocated to the Class P Certificates, if any, and (c) the remaining Voting Rights shall be allocated among Holders of the remaining Classes of Certificates in proportion to the Certificate Balances of their respective Certificates on such date. The Class C Certificates shall have no Voting Rights.

            WAC Cap: With respect to the Mortgage Loans as of any Distribution Date, a per annum rate equal to the product of (i) 30 divided by the actual number of days in the Interest Accrual Period and (ii) the sum of (A) the weighted average of the Adjusted Net Mortgage Interest Rates then in effect at the beginning of the related Due Period on the Mortgage Loans, and (B) Net Swap Receipts, if any, less and (C) Net Swap Payments, if any, divided by the Stated Principal Balance of the Mortgage Loans at the beginning of the related Due Period multiplied by 12.

            Wells Fargo: Wells Fargo Bank, N.A., a national banking association, and its successors in interest.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

            Section 2.01 Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the benefit of the Certificateholders, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund, and the Trustee, on behalf of the Trust, hereby accepts the Trust Fund.

            (b) In connection with the transfer and assignment of each Mortgage Loan, the Depositor has delivered or caused to be delivered to J.P. Morgan Trust Company, with respect to the Conduit Mortgage Loans, Wells Fargo, with respect to the Fremont Mortgage Loans and the Trustee, with respect to the Meritage Mortgage Loans, the ResMAE Mortgage Loans, the EquiFirst Mortgage Loans and the Acoustic Mortgage Loans, for the benefit of the Certificateholders the following documents or instruments with respect to each Mortgage Loan so assigned:

            (i) the original Mortgage Note (except for up to 0.09% of the Mortgage Notes for which there is a lost note affidavit and the copy of the Mortgage Note) bearing all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee, endorsed "Pay to the order of _____________, without recourse" and signed in the name of the last endorsee. To the extent that there is no room on the face of any Mortgage Note for an endorsement, the endorsement may be contained on an allonge, unless state law does not so allow and the Trustee is advised by the applicable Original Loan Seller that state law does not so allow. If the Mortgage Loan was acquired by the applicable Original Loan Seller in a merger, the endorsement must be by "[last endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the last endorsee while doing business under another name, the endorsement must be by "[last endorsee], formerly known as [previous name]";

            (ii) except with respect to the Conduit Mortgage Loans, the original of any guarantee executed in connection with the Mortgage Note;

            (iii) (A) with respect to the Acoustic Mortgage Loans, the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the applicable Original Loan Seller, cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the applicable Original Loan Seller, (to the extent that it has not previously delivered the same to the Purchaser or the Trustee) shall deliver or cause to be delivered to the Trustee, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an officer's certificate of (or certified by) the applicable Original Loan Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Trustee upon receipt thereof by the applicable Original Loan Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

                  (B) with respect to the Conduit Mortgage Loans, the original
            Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the applicable Original Loan Seller, cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the applicable Original Loan Seller, (to the extent that it has not previously delivered the same to the Purchaser or the applicable Custodian) shall deliver or cause to be delivered to the applicable Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an officer's certificate of (or certified by) the applicable Original Loan Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the applicable Custodian upon receipt thereof by the applicable Original Loan Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (iv) the originals of all assumption, modification, consolidation or extension agreements, (if provided), with evidence of recording thereon or a certified true copy of such agreement submitted for recording;

            (v) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan endorsed in blank and in recordable form;

            (vi) (A) with respect to the Acoustic Mortgage Loans, the originals of all intervening assignments of Mortgage (if any) evidencing a complete chain of assignment from the applicable originator (or MERS with respect to each MERS Designated Mortgage Loan) to the last endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded Assignments of Mortgage, the applicable Original Loan Seller (to the extent that it has not previously delivered the same to the Purchaser or the Trustee) shall deliver or cause to be delivered to the Trustee, a photocopy of such intervening assignment, together with (A) in the case of a delay caused by the public recording office, an officer's certificate of (or certified by) the applicable Original Loan Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening Assignment of Mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening Assignment of Mortgage or a copy of such intervening Assignment of Mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Trustee upon receipt thereof by the applicable Original Loan Seller; or (B) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

                  (B) with respect to the Conduit Mortgage Loans, the originals of all intervening Assignments of Mortgage (if any) evidencing a complete chain of assignment from the applicable originator (or MERS with respect to each MERS Designated Mortgage Loan) to the last endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded Assignments of Mortgage, the applicable Original Loan Seller (to the extent that it has not previously delivered the same to the Purchaser or the Trustee) shall deliver or cause to be delivered to the applicable Custodian, a photocopy of such intervening assignment, together with (A) in the case of a delay caused by the public recording office, an officer's certificate of (or certified by) the applicable Original Loan Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening Assignment of Mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening Assignment of Mortgage or a copy of such intervening Assignment of Mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the applicable Custodian upon receipt thereof by the applicable Original Loan Seller; or (B) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (vii) the original or duplicate lender's title policy and any riders thereto or, any one of an original title binder, an original or copy of the preliminary title report or an original or copy of the title commitment, and if, copies then certified by the title company; and

            (viii) a security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage (if provided).

            The Depositor shall use reasonable efforts to assist the applicable Custodian and the Trustee, as applicable, and the Servicer in enforcing the obligations of the Purchaser under the Representations and Warranties Agreement, the obligations of Fremont and the Purchaser under the Fremont Agreements and the obligations of EquiFirst and the Purchaser under the EquiFirst Agreements.

            Each Mortgage Loan for which a Mortgage Note is missing shall be evidenced by a lost note affidavit as of the Closing Date. In the event one or more lost note affidavits are provided to cover multiple missing Mortgage Notes on the Closing Date, the Depositor shall use reasonable efforts to cause the Purchaser to deliver to the applicable Custodian or the Trustee, as applicable, the applicable individual lost note affidavits within ten (10) Business Days of the Closing Date. If the Purchaser fails to deliver the required individual lost note affidavits within the specified period of time, the Trustee shall notify Fremont, EquiFirst or the Purchaser, as applicable, to take such remedial actions, including, without limitation, the repurchase by Fremont of any Fremont Mortgage Loan within 60 days of the Closing Date, the repurchase by EquiFirst of any EquiFirst Mortgage Loan within 60 days of the Closing Date, or the repurchase by the Purchaser of any Acoustic Mortgage Loan, Meritage Mortgage Loan or ResMAE Mortgage Loan within 60 days of the Closing Date and the repurchase of any Conduit Mortgage Loan within 180 days of the Closing Date.

            The Depositor shall use reasonable efforts to cause the Purchaser to deliver to the applicable Custodian or the Trustee, as applicable, the applicable recorded document promptly upon receipt from the respective recording office but in no event later than 180 days from the Closing Date.

            If any Mortgage has been recorded in the name of Mortgage Electronic Registration System, Inc. ("MERS") or its designee, no Assignment of Mortgage in favor of the Trustee will be required to be prepared or delivered and instead, the Servicer shall take all reasonable actions as are necessary at the expense of the Depositor to cause the Trust to be shown as the owner of the related Mortgage Loan on the records of MERS for the purpose of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

            The Depositor shall use reasonable efforts to cause the Purchaser to forward to the applicable Custodian or the Trustee, as applicable, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan approved by the applicable Original Loan Seller in accordance with the terms of the applicable Purchase Agreement. All such mortgage documents held by the applicable Custodian or the Trustee, as applicable, as to each Mortgage Loan shall constitute the "Custodial File."

            On or prior to the Closing Date, the Depositor shall use reasonable efforts to cause the Purchaser to deliver to the applicable Custodian or the Trustee, as applicable, Assignments of Mortgages, in blank, for each applicable Mortgage Loan (except with respect to each MERS Designated Mortgage Loan). The Depositor shall use reasonable efforts to cause the Purchaser to cause the Assignments of Mortgage with completed recording information to be provided to the Servicer in a reasonably acceptable manner. No later than thirty (30) Business Days following the later of the Closing Date and the date of receipt by the Depositor of the fully completed Assignments of Mortgages in recordable form, the Depositor shall promptly submit or cause to be submitted for recording, at the expense of the Purchaser, at no expense to the Trust Fund, the applicable Custodian, the Trustee or the Depositor in the appropriate public office for real property records, each Assignment of Mortgage referred to in
Section 2.01(b)(v). Notwithstanding the foregoing, however, for administrative convenience and facilitation of servicing and to reduce closing costs, the Assignments of Mortgage shall not be required to be completed and submitted for recording with respect to any Mortgage Loan (i) if the Trustee and each Rating Agency has received an opinion of counsel, satisfactory in form and substance to the Trustee and each Rating Agency, to the effect that the recordation of such Assignments of Mortgage in any specific jurisdiction is not necessary to protect the Trustee's interest in the related Mortgage Note or (ii) if such Mortgage Loan is a MERS Designated Mortgage Loan. If the Assignment of Mortgage is to be recorded, the Depositor shall use reasonable efforts to cause the Purchaser to assign the Mortgage at the Purchaser's expense to "Deutsche Bank National Trust Company, as trustee under the Pooling and Servicing Agreement dated as of August 1, 2005, GSAMP Trust 2005-HE4." In the event that any such assignment is lost or returned unrecorded because of a defect therein with respect to any Mortgage Loan, and such defect is not cured, the Trustee shall cause the Purchaser to repurchase such Mortgage Loan pursuant to the Representations and Warranties Agreement.

            On or prior to the Closing Date, the Depositor shall deliver to the applicable Custodian or the Trustee, as applicable, and the Servicer a copy of the Data Tape Information in electronic, machine readable medium in a form mutually acceptable to the Depositor, the Servicer, the applicable Custodian and the Trustee. Within ten (10) Business Days of the Closing Date, the Depositor shall deliver a copy of the complete Mortgage Loan Schedule to each Custodian, the Trustee and the Servicer, and the applicable Custodian and the Trustee shall promptly upon receipt of the Mortgage Loan Schedule (or any other mortgage loan schedules received by the applicable Custodian or the Trustee from the Depositor) inform the Depositor of receipt thereof.

            In the event, with respect to any Mortgage Loan, that such original or copy of any document submitted for recordation to the appropriate public recording office is not so delivered to the applicable Custodian or the Trustee, as applicable, within 90 days following the applicable Original Purchase Date, and in the event that the Purchaser does not cause such failure to be cured within 60 days of discovery of receipt of written notification of such failure from the Depositor, the related Mortgage Loan shall, upon the request of the Depositor, be repurchased by the Purchaser pursuant to the Representations and Warranties Agreement, at the price and in the manner specified in the Representations and Warranties Agreement. The foregoing repurchase remedy shall not apply in the event that the Purchaser cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided, that the Purchaser shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of an officer of the Purchaser confirming that such document has been accepted for recording.

            Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains or loses the original Mortgage or assignment after it has been recorded, the obligations of the Purchaser shall be deemed to have been satisfied upon delivery by the Purchaser to the applicable Custodian or the Trustee, as applicable, prior to the Closing Date of a copy of such Mortgage or assignment, as the case may be, certified (such certification to be an original thereof) by the public recording office to be a true and complete copy of the recorded original thereof.

            (c) The Depositor does hereby establish, pursuant to the further provisions of this Agreement and the laws of the State of New York, an express trust (the "Trust") to be known, for convenience, as "GSAMP Trust 2005-HE4" and Deutsche Bank National Trust Company is hereby appointed as Trustee in accordance with the provisions of this Agreement.

            (d) The Trust shall have the capacity, power and authority, and the Trustee on behalf of the Trust is hereby authorized, to accept the sale, transfer, assignment, set over and conveyance by the Depositor to the Trust of all the right, title and interest of the Depositor in and to the Trust Fund (including, without limitation, the Mortgage Loans, the Fremont Assignment Agreement, the EquiFirst Assignment Agreement, the Representations and Warranties Agreement and the Interest Rate Swap Agreement) pursuant to Section 2.01(a). The parties hereby acknowledge and agree that the execution and delivery of the Interest Rate Swap Agreement by the Trustee on behalf of the Trust was authorized and is hereby ratified and confirmed.

            (e) It is agreed and understood by the Depositor and the Trustee that it is the policy and intention of the Trust to acquire only Mortgage Loans meeting the requirements set forth in this Agreement, including without limitation, including the requirement that no Mortgage Loan be a High Cost or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 be governed by the Georgia Fair Lending Act.

            Section 2.02 Acceptance by the Trustee of the Mortgage Loans. The Trustee, on behalf of the Trust, hereby accepts the Trust Fund and assumes the obligations of the Depositor under the Fremont Agreements, the EquiFirst Agreements and the Representations and Warranties Agreement from and after the Closing Date and solely insofar as they as they relate to the Mortgage Loans. For avoidance of doubt, the parties acknowledge that all obligations so assumed are obligations of the Trust and, to the extent such obligations are payment or monetary obligations, are payable solely from the Trust Fund, and not of the Trustee in its individual capacity. Each Custodian and the Trustee, as applicable, acknowledge receipt of the documents identified in the Initial Certification in the form annexed hereto as Exhibit G, and the Trustee declares that the applicable Custodian, on the Trustee's behalf, holds and will hold such documents and the other documents delivered to them pursuant to Section 2.01, and that the Trustee holds or will hold such other assets as are included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. Each Custodian and the Trustee, as applicable, acknowledge that they will maintain possession of the related Mortgage Notes in the States of Texas and California, respectively, unless otherwise permitted by the Rating Agencies.

            Prior to and as a condition to the Closing, each Custodian and the Trustee shall deliver via facsimile (with original to follow the next Business
Day) to the Depositor and the Servicer an Initial Certification prior to the Closing Date, or as the Depositor agrees to, on the Closing Date, certifying receipt of a Mortgage Note and Assignment of Mortgage for each Mortgage Loan with any exceptions thereon. Neither the applicable Custodian nor the Trustee shall be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            On the Closing Date, the applicable Custodian and the Trustee shall ascertain that all documents required to be reviewed by them are in their possession, and shall deliver to the Depositor and the Servicer an Initial Certification, in the form annexed hereto as Exhibit G, and shall deliver to the Depositor and the Servicer Document Certification and Exception Report, in the form annexed hereto as Exhibit G, within 90 days (or with respect to any Substitute Mortgage Loan delivered to the Trustee, within 30 days after the receipt of the mortgage file by the Trustee) after the Closing Date to the effect that, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in such certification as an exception and not covered by such certification): (i) all documents required to be reviewed by it are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; (iii) based on its examination and only as to the foregoing documents, the information set forth in items (1), (2) and (13) of the Mortgage Loan Schedule and items (1), (2) and (13) of the Data Tape Information respecting such Mortgage Loan is correct; and (iv) each Mortgage Note has been endorsed as provided in Section 2.01 of this Agreement. Neither the applicable Custodian nor the Trustee shall be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            The applicable Custodian and the Trustee, as applicable, shall retain possession and custody of each Custodial File in accordance with and subject to the terms and conditions set forth herein. The Servicer shall promptly deliver to the applicable Custodian or the Trustee, as applicable, upon the execution or receipt thereof, the originals of such other documents or instruments constituting the Custodial File as come into the possession of the Servicer from time to time.

            The Depositor shall use reasonable efforts to cause the Purchaser to deliver to the Servicer copies of all trailing documents required to be included in the Custodial File at the same time the original or certified copies thereof are delivered to the applicable Custodian or the Trustee, as applicable, including but not limited to such documents as the title insurance policy and any other Mortgage Loan documents upon return from the public recording office. The Depositor shall use reasonable efforts to cause the Purchaser to deliver, at the Purchaser's expense, to the Servicer and in no event shall the Servicer be responsible for any expenses relating to such delivery obligation.

            Section 2.03 Representations, Warranties and Covenants of the Servicer and Each Custodian (a) JPMorgan hereby makes the representations and warranties set forth in Schedule II hereto to the Depositor and the Trustee as of the Closing Date. J.P. Morgan Trust Company hereby makes the representations and warranties set forth in Schedule III hereto to the Depositor, the Servicer and the Trustee as of the Closing Date. Wells Fargo hereby makes the representations and warranties set forth in Schedule IV hereto to the Depositor, the Servicer and the Trustee as of the Closing Date.

            (b) It is understood and agreed by the Servicer and the applicable Custodian that the representations and warranties set forth in this Section 2.03 shall survive the transfer of the Mortgage Loans by the Depositor to the Trustee, and shall inure to the benefit of the Depositor and the Trustee notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by any of the Depositor, the Trustee, the applicable Custodian, or the Servicer of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the others.

            (c) In connection with any repurchase or substitution of a Mortgage Loan pursuant to this Section 2.03, Section 2.07, Section 3.28, the Representations and Warranties Agreement, the EquiFirst Agreements or the Fremont Agreements, the Servicer shall, based on information provided by Fremont or the Purchaser, as applicable, amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of such Deleted Mortgage Loan and the substitution of the Substitute Mortgage Loan or Loans and the Servicer shall deliver the amended Mortgage Loan Schedule to the applicable Custodian or the Trustee, as applicable. Upon any such repurchase or any substitution and the deposit to the Collection Account of any Substitution Adjustment Amount, the applicable Custodian or the Trustee, as applicable, shall release the Mortgage File held for the benefit of the Certificateholders relating to such Deleted Mortgage Loan to the Purchaser, the Depositor or the applicable Original Loan Seller, as applicable, and shall execute and deliver at the direction of the Purchaser, the Depositor or the applicable Original Loan Seller, as applicable, such instruments of transfer or assignment prepared by the Purchaser, the Depositor or the applicable Original Loan Seller, as applicable, in each case without recourse, as shall be necessary to vest title in the Purchaser or its designee, the Depositor or the applicable Original Loan Seller, as applicable, or their respective designees, the Trustee's interest in any Deleted Mortgage Loan repurchased or substituted for as described above in this Section 2.03(c).

            (d) For any month in which the Purchaser, the Depositor or the applicable Original Loan Seller, as applicable, substitutes one or more Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Servicer will determine the amount (if any) by which the aggregate unpaid principal balance of all such Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all such Deleted Mortgage Loans (after application of the scheduled principal portion of the Scheduled Payments due in the Due Period of substitution). The Depositor shall remit, with respect to any Mortgage Loans for which the Depositor is making a substitution, or shall use reasonable efforts to cause the he Purchaser, the Depositor or the applicable Original Loan Seller, as applicable, to remit to the Servicer for deposit into the related Collection Account on or before the next Remittance Date any Substitution Adjustment Amount.

            (e) In the event that a Mortgage Loan shall have been repurchased pursuant to this Agreement, the Fremont Agreements, the EquiFirst Agreements or the Representations and Warranties Agreement, the Repurchase Price thereof shall be deposited in the related Collection Account by the Servicer pursuant to
Section 3.10 on or before the next Remittance Date and upon such deposit of the Repurchase Price, and receipt of a Request for Release in the form of Exhibit L hereto, the applicable Custodian or the Trustee, as applicable, shall release the related Custodial File held for the benefit of the Certificateholders to such Person as directed by the Servicer, and the applicable Custodian or the Trustee, as applicable, shall execute and deliver at such Person's direction such instruments of transfer or assignment prepared by such Person, in each case without recourse, as shall be necessary to transfer title from the Trustee. It is understood and agreed that the obligation under this Agreement of any Person to cure, repurchase or replace any Mortgage Loan as to which a breach has occurred and is continuing together with satisfaction of any related indemnification obligations shall constitute the sole remedy against such Persons respecting such breach available to Certificateholders, the Depositor, the Servicer, the applicable Custodian or the Trustee on their behalf.

            The representations and warranties made pursuant to this Section
2.03 shall survive delivery of the respective Custodial Files to the applicable Custodian or the Trustee, as the case may be, for the benefit of the Certificateholders.

            Section 2.04 Execution and Delivery of Certificates. The Trustee acknowledges the transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, has executed and delivered to or upon the order of the Depositor, the Certificates in authorized denominations evidencing directly or indirectly the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates.

            Section 2.05 REMIC Matters. The Preliminary Statement sets forth the designations for federal income tax purposes of all interests created hereby. For the avoidance of doubt, the Class C Certificates shall not represent a regular or residual interest in any Trust REMIC. The "Start-up Day" for purposes of the REMIC Provisions shall be the Closing Date. The "latest possible maturity date" is the Distribution Date in July 2045, which is the Distribution Date in the month following the month in which the latest maturity date of any Mortgage Loan occurs. Amounts distributable to the Class X Certificates (prior to any reduction for any Basis Risk Payment, Swap Termination Payment or payment to any Maturity Reserve Account), exclusive of any amounts received from the Swap Provider, shall be deemed paid from the Upper-Tier REMIC to the Class X REMIC in respect of the Class UT-X Interest and then from the Class X REMIC in respect of the Class X Interest to the Holders of the Class X Certificates prior to distribution of any Basis Risk Payments to the LIBOR Certificates or payment to any Maturity Reserve Account.

            For federal income tax purposes, any amount distributed on the LIBOR Certificates on any Distribution Date in excess of the amount distributable on their Corresponding Class of Upper-Tier Regular Interest on such Distribution Date (other than distributions from the Maturity Reserve Accounts) shall be treated as having been paid from the Excess Reserve Fund Account or the Supplemental Interest Trust, as applicable, and any amount distributable on such Corresponding Class of Upper-Tier Regular Interest on such Distribution Date in excess of the amount distributable on the Corresponding Class of LIBOR Certificates on such Distribution Date (other than distributions from the Maturity Reserve Accounts) shall be treated as having been paid to the Supplemental Interest Trust, all pursuant to and as further provided in Section 8.13.

            Section 2.06 Representations and Warranties of the Depositor. The Depositor hereby represents, warrants and covenants to the Trustee, and the Servicer that as of the date of this Agreement or as of such date specifically provided herein:

            (a) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (b) The Depositor has the corporate power and authority to convey the Mortgage Loans and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by, this Agreement;

            (c) This Agreement has been duly and validly authorized, executed and delivered by the Depositor, all requisite corporate action having been taken, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes or will constitute the legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (d) No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or the consummation by the Depositor of any of the transactions contemplated hereby, except as have been made on or prior to the Closing Date;

            (e) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of or compliance with the terms and conditions of this Agreement,
(i) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under (A) the charter or bylaws of the Depositor, or (B) of any term, condition or provision of any material indenture, deed of trust, contract or other agreement or instrument to which the Depositor or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound; (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Depositor of any court or governmental authority having jurisdiction over the Depositor or its subsidiaries; or (iii) results in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

            (f) There are no actions, suits or proceedings before or against or investigations of, the Depositor pending, or to the knowledge of the Depositor, threatened, before any court, administrative agency or other tribunal, and no notice of any such action, which, in the Depositor's reasonable judgment, might materially and adversely affect the performance by the Depositor of its obligations under this Agreement, or the validity or enforceability of this Agreement;

            (g) The Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that may materially and adversely affect its performance hereunder; and

            (h) Immediately prior to the transfer and assignment by the Depositor to the Trustee on the Closing Date, the Depositor had good title to, and was the sole owner of each Mortgage Loan, free of any interest of any other Person, and the Depositor has transferred all right, title and interest in each Mortgage Loan to the Trustee. The transfer of each Mortgage Note and each Mortgage as and in the manner contemplated by this Agreement is sufficient either (i) fully to transfer to the Trustee, for the benefit of the Certificateholders, all right, title, and interest of the Depositor thereto as note holder and mortgagee or (ii) to grant to the Trustee, for the benefit of the Certificateholders, the security interest referred to in Section 10.04.

            It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.06 shall survive delivery of the respective Custodial Files to the applicable Custodian or the Trustee, as the case may be, and shall inure to the benefit of the Trustee.

            Section 2.07 Enforcement of Obligations for Breach of Mortgage Loan Representations. Upon discovery by any of the parties hereto of a breach of a representation or warranty made by EquiFirst pursuant to the EquiFirst Agreements, Fremont pursuant to the Fremont Agreements or the Purchaser pursuant to the Representations and Warranties Agreement, the party discovering such breach shall give prompt written notice thereof to the other parties to this Agreement EquiFirst, Fremont or the Purchaser, as applicable. The Trustee shall take such action with respect to such breach under the EquiFirst Agreements, the Fremont Agreements or the Representations and Warranties Agreement, as applicable, as may be necessary or appropriate to enforce the rights of the Trust with respect thereto.

                                  ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF MORTGAGE LOANS

            Section 3.01 Servicer to Service Mortgage Loans. (a) For and on behalf of the Certificateholders, the Servicer shall service and administer the Mortgage Loans in accordance with the terms of this Agreement and the respective Mortgage Loans (provided, however that, prior to the Servicing Transfer Date with respect to any Fremont Mortgage Loans subject to an Interim Servicing Agreement, with respect to any Meritage Mortgage Loans subject to an Interim Servicing Agreement, with respect to any EquiFirst Mortgage Loans subject to an Interim Servicing Agreement, with respect to any Conduit Mortgage Loans subject to an Interim Servicing Agreement or with respect to any Acoustic Mortgage Loans subject to an Interim Servicing Agreement, Fremont, Meritage, EquiFirst, Countrywide Home Loans LP or Acoustic, respectively, will service such Fremont Mortgage Loans, Meritage Mortgage Loans, EquiFirst Mortgage Loans, Conduit Mortgage Loans or Acoustic Mortgage Loans pursuant to the applicable Interim Servicing Agreement; and provided, further, that from and after the Servicing Transfer Date JPMorgan shall service such Mortgage Loans pursuant to this Agreement), to the extent consistent with such terms, in compliance with all applicable federal, state and local laws, and in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

            (i) any relationship that the Servicer, any Subservicer or any Affiliate of the Servicer or any Subservicer may have with the related Mortgagor;

            (ii) the ownership or non-ownership of any Certificate by the Servicer or any Affiliate of the Servicer;

            (iii) the Servicer's obligation to make P&I Advances or Servicing Advances; or

            (iv) the relationship between the amount of the Servicer's or any Subservicer's compensation and the decisions made by the Servicer or Subservicer in performing its services hereunder or with respect to any particular transaction.

            To the extent consistent with the foregoing, the Servicer shall seek to maximize the timely and complete recovery of principal and interest on the related Mortgage Notes. Subject only to the above-described servicing standards and the terms of this Agreement and of the respective Mortgage Loans, the Servicer shall have full power and authority, acting alone or through Subservicers as provided in Section 3.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Servicer in its own name or in the name of a Subservicer is hereby authorized and empowered by the Trustee when the Servicer believes it appropriate in its best judgment in accordance with Accepted Servicing Practices, to execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the related Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee and in the name of the Trust. The Servicer shall service and administer the related Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. The Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any standard hazard insurance policy. Subject to Section 3.16, the applicable Custodian and the Trustee, as applicable, shall execute, at the written request of the Servicer, and furnish to the Servicer and any Subservicer such documents as are necessary or appropriate to enable the Servicer or any Subservicer to carry out their servicing and administrative duties hereunder, and the applicable Custodian and the Trustee hereby grant to the Servicer, and this Agreement shall constitute, a power of attorney to carry out such duties including a power of attorney to take title to Mortgaged Properties after foreclosure on behalf of the Trustee and in the name of the Trust. The Trustee shall execute any power of attorney furnished to it by the Servicer in favor of the Servicer for the purposes described herein to the extent necessary or desirable to enable the Servicer to perform its duties hereunder. The Trustee shall not be liable for the actions of the Servicer or any Subservicers under such powers of attorney.

            (b) Subject to Section 3.09(b), in accordance with the standards of the preceding paragraph, the Servicer shall advance or cause to be advanced funds as necessary for the purpose of effecting the timely payment of taxes and assessments on the Mortgaged Properties for First Lien Mortgage Loans, which advances shall be Servicing Advances reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 3.09(b), and further as provided in Section 3.11. Any cost incurred by the Servicer or by Subservicers in effecting the timely payment of taxes and assessments on a Mortgaged Property shall not be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

            (c) Notwithstanding anything in this Agreement to the contrary, the Servicer may not make any future advances with respect to a Mortgage Loan (except as provided in Section 4.01) and the Servicer shall not (i) permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan (except for (A) a reduction of interest or principal payments resulting from the application of the Servicemembers Civil Relief Act or any similar state statutes or (B) as provided in Section 3.07, if the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) or (ii) permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or final, temporary or proposed Treasury regulations promulgated thereunder) and (B) cause any Trust REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions after the start-up day" under the REMIC Provisions, or (iii) except as provided in Section 3.07(a), waive any Prepayment Premiums.

            (d) The Servicer may delegate its responsibilities under this Agreement; provided, however, that no such delegation shall release the Servicer from the responsibilities or liabilities arising under this Agreement.

            Section 3.02 Subservicing Agreements between the Servicer and Subservicers. (a) The Servicer may enter into subservicing agreements with subservicers (each, a "Subservicer"), for the servicing and administration of the Mortgage Loans ("Subservicing Agreements").

            (b) Each Subservicer shall be (i) authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, (ii) an institution approved as a mortgage loan originator by the Federal Housing Administration or an institution that has deposit accounts insured by the FDIC and (iii) a Freddie Mac or Fannie Mae approved mortgage servicer. Each Subservicing Agreement must impose on the Subservicer requirements conforming to the provisions set forth in Section 3.08 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement. The Servicer will examine each Subservicing Agreement and will be familiar with the terms thereof. The terms of any Subservicing Agreement will not be inconsistent with any of the provisions of this Agreement. The Servicer and the respective Subservicers may enter into and make amendments to the Subservicing Agreements or enter into different forms of Subservicing Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Trustee, without the consent of the Trustee. Any variation without the consent of the Trustee from the provisions set forth in Section 3.08 relating to insurance or priority requirements of Subservicing Accounts, or credits and charges to the Subservicing Accounts or the timing and amount of remittances by the Subservicers to the Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited. The Servicer shall deliver to the Trustee and the Depositor copies of all Subservicing Agreements, and any amendments or modifications thereof, promptly upon the Servicer's execution and delivery of such instruments.

            (c) As part of its servicing activities hereunder, the Servicer (except as otherwise provided in the last sentence of this paragraph), for the benefit of the Trustee, shall enforce the obligations of each Subservicer under the related Subservicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorneys' fees against the party against whom such enforcement is directed.

            Section 3.03 Successor Subservicers. The Servicer shall be entitled to terminate any Subservicing Agreement and the rights and obligations of any Subservicer pursuant to any Subservicing Agreement in accordance with the terms and conditions of such Subservicing Agreement. In the event of termination of any Subservicer, all servicing obligations of such Subservicer shall be assumed simultaneously by the Servicer without any act or deed on the part of such Subservicer or the Servicer, and the Servicer either shall service directly the related Mortgage Loans or shall enter into a Subservicing Agreement with a successor Subservicer which qualifies under Section 3.02.

            Any Subservicing Agreement shall include the provision that such agreement may be immediately terminated by the Depositor or the Trustee without fee, in accordance with the terms of this Agreement, in the event that the Servicer which is a party to the related Subservicing Agreement shall, for any reason, no longer be the Servicer (including termination due to an Event of Default).

            Section 3.04 Liability of the Servicer. Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a Subservicer or reference to actions taken through a Subservicer or otherwise, the Servicer shall remain obligated and primarily liable to the Trustee for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section
3.01 without diminution of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from the Subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering such Mortgage Loans. The Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of the Servicer by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

            Section 3.05 No Contractual Relationship between Subservicers and the Trustee. Any Subservicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such shall be deemed to be between the Subservicer and the Servicer alone, and the Trustee (or any successor to the Servicer) shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Subservicer except as set forth in Section 3.06. The Servicer shall be solely liable for all fees owed by it to any Subservicer, irrespective of whether the Servicer's compensation pursuant to this Agreement is sufficient to pay such fees.

            Section 3.06 Assumption or Termination of Subservicing Agreements by Trustee. In the event the Servicer at any time shall for any reason no longer be the Servicer (including by reason of the occurrence of an Event of Default), the Trustee, or its designee, or the successor Servicer if the successor Servicer is not the Trustee, shall thereupon assume all of the rights and obligations of the Servicer under each Subservicing Agreement that the Servicer may have entered into, with copies thereof provided to the Trustee prior to the Trustee assuming such rights and obligations, unless the Trustee elects to terminate any Subservicing Agreement in accordance with its terms as provided in Section 3.03.

            Upon such assumption, the Trustee, its designee or the successor servicer shall be deemed, subject to Section 3.03, to have assumed all of the Servicer's interest therein and to have replaced the Servicer as a party to each Subservicing Agreement to the same extent as if each Subservicing Agreement had been assigned to the assuming party, except that (i) the Servicer shall not thereby be relieved of any liability or obligations under any Subservicing Agreement that arose before it ceased to be the Servicer and (ii) none of the Depositor, the Trustee, their designees or any successor Servicer shall be deemed to have assumed any liability or obligation of the Servicer that arose before it ceased to be the Servicer.

            The Servicer at its expense shall, upon request of the Trustee, deliver to the assuming party all documents and records relating to each Subservicing Agreement and the Mortgage Loans then being serviced and an accounting of amounts collected and held by or on behalf of it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Subservicing Agreements to the assuming party.

            Section 3.07 Collection of Certain Mortgage Loan Payments. (a) The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any applicable Insurance Policies, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing and Accepted Servicing Practices, the Servicer may (i) waive any late payment charge or, if applicable, any penalty interest, or (ii) extend the due dates for the Scheduled Payments due on a Mortgage Note for a period of not greater than 180 days; provided, that any extension pursuant to clause (ii) above shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder, except as provided below. In the event of any such arrangement pursuant to clause (ii) above, the Servicer shall make timely advances on such Mortgage Loan during such extension pursuant to Section 4.01 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangements, subject to Section 4.01(d) pursuant to which the Servicer shall not be required to make any such advances that are Nonrecoverable P&I Advances. Notwithstanding the foregoing, in the event that any Mortgage Loan is in default or in the judgment of the Servicer, such default is reasonably foreseeable, the Servicer, consistent with the standards set forth in Section 3.01, may also waive, modify or vary any term of such Mortgage Loan (including modifications that would change the Mortgage Interest Rate, forgive the payment of principal or interest, extend the final maturity date of such Mortgage Loan or waive, in whole or in part, a Prepayment Premium), accept payment from the related Mortgagor of an amount less than the Stated Principal Balance in final satisfaction of such Mortgage Loan, or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any Mortgagor (any and all such waivers, modifications, variances, forgiveness of principal or interest, postponements, or indulgences collectively referred to herein as "Forbearance"); provided, however, that the Servicer's approval of a modification of a Due Date shall not be considered a modification for purposes of this sentence; provided, further, that the final maturity date of any Mortgage Loan may not be extended beyond the Final Scheduled Distribution Date for the LIBOR Certificates. The Servicer's analysis supporting any Forbearance and the conclusion that any Forbearance meets the standards of Section 3.01 shall be reflected in writing in the Servicing File or on the Servicer's servicing records. In addition, notwithstanding the foregoing, the Servicer may also waive (or permit a Subservicer to waive), in whole or in part, a Prepayment Premium if such waiver would, in the Servicer's judgment, maximize recoveries on the related Mortgage Loan or if such Prepayment Premium is (i) not permitted to be collected by applicable law, or the collection of the Prepayment Premium would be considered "predatory" pursuant to written guidance published by any applicable federal, state or local regulatory authority having jurisdiction over such matters, or (ii) the enforceability of such Prepayment Premium is limited
(1) by bankruptcy, insolvency, moratorium, receivership or other similar laws relating to creditors' rights or (2) due to acceleration in connection with a foreclosure or other involuntary payment. If a Prepayment Premium is waived other than as permitted in this Section 3.07(a), then the Servicer is required to pay the amount of such waived Prepayment Premium, for the benefit of the Holders of the Class P Certificates, by depositing such amount into the related Collection Account together with and at the time that the amount prepaid on the related Mortgage Loan is required to be deposited into the related Collection Account; provided, however, that the Servicer shall not have an obligation to pay the amount of any uncollected Prepayment Premium if the failure to collect such amount is the direct result of inaccurate or incomplete information on the Mortgage Loan Schedule in effect at such time.

            (b) The Servicer shall give notice to the Trustee, each Rating Agency and the Depositor of any proposed change of the location of the Collection Account within a reasonable period of time prior to any change thereof.

            Section 3.08 Subservicing Accounts. In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Subservicing Agreement, the Subservicer will be required to establish and maintain one or more accounts (collectively, the "Subservicing Account"). The Subservicing Account shall be an Eligible Account and shall otherwise be acceptable to the Servicer. The Subservicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Subservicer's receipt thereof, all proceeds of Mortgage Loans received by the Subservicer less its servicing compensation to the extent permitted by the Subservicing Agreement, and shall thereafter deposit such amounts in the Subservicing Account, in no event more than two Business Days after the deposit of such funds into the clearing account. The Subservicer shall thereafter deposit such proceeds in the Collection Account of the Servicer or remit such proceeds to the Servicer for deposit in the Collection Account of the Servicer not later than two Business Days after the deposit of such amounts in the Subservicing Account. For purposes of this Agreement, the Servicer shall be deemed to have received payments on the Mortgage Loans when the Subservicer receives such payments.

            Section 3.09 Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) The Servicer shall ensure that each of the Mortgage Loans shall be covered by a paid-in-full, life-of-the-loan tax service contract in effect with respect to each First Lien Mortgage Loan (each, a "Tax Service Contract") serviced by the Servicer. Each Tax Service Contract shall be assigned to the Trustee, or its designee, at the Servicer's expense in the event that the Servicer is terminated as Servicer of the related Mortgage Loan.

            (b) To the extent that the services described in this paragraph (b) are not otherwise provided pursuant to the Tax Service Contracts described in paragraph (a) hereof, the Servicer undertakes to perform such functions with respect to the Mortgage Loans serviced by the Servicer. To the extent the related Mortgage Loan provides for Escrow Payments, the Servicer shall establish and maintain, or cause to be established and maintained, one or more accounts (the "Escrow Accounts"), which shall be Eligible Accounts. The Servicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Servicer's receipt thereof, all collections from the Mortgagors (or related advances from Subservicers) for the payment of taxes, assessments, hazard insurance premiums and comparable items for the account of the Mortgagors ("Escrow Payments") collected on account of the Mortgage Loans and shall thereafter deposit such Escrow Payments in the Escrow Accounts, in no event more than two Business Days after the deposit of such funds in the clearing account, for the purpose of effecting the payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from an Escrow Account may be made only to (i) effect payment of taxes, assessments, fire and hazard insurance premiums, condominium charges and comparable items; (ii) reimburse the Servicer (or a Subservicer to the extent provided in the related Subservicing Agreement) out of related collections for any advances made pursuant to Section 3.01(b) (with respect to taxes and assessments) and Section 3.13(a) (with respect to hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) apply to the restoration or repair of the Mortgaged Property in accordance with Section 3.13(a); (v) transfer to the Collection Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note; (vi) pay interest to the Servicer and, if required and as described below, to Mortgagors on balances in the Escrow Account; (vii) clear and terminate the Escrow Account at the termination of the Servicer's obligations and responsibilities in respect of the related Mortgage Loans under this Agreement; or (viii) recover amounts deposited in error or for which amounts previously deposited are returned due to a "not sufficient funds" or other denial of payment by the related Mortgagor's banking institution. As part of its servicing duties, the Servicer or Subservicers shall pay to the Mortgagors interest on funds in Escrow Accounts, to the extent required by law and, to the extent that interest earned on funds in the Escrow Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. To the extent that a First Lien Mortgage Loan does not provide for Escrow Payments, the Servicer shall use commercially reasonable efforts consistent with Accepted Servicing Practices to determine whether any such payments are made by the Mortgagor in a manner and at a time that avoids the loss of the Mortgaged Property due to a tax sale or the foreclosure as a result of a tax lien. The Servicer assumes full responsibility for the payment of all such bills within such time and shall effect payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments; provided, however, that such advances are deemed to be Servicing Advances.

            Section 3.10 Collection Accounts. (a) On behalf of the Trustee, the Servicer shall establish and maintain, or cause to be established and maintained, one or more segregated Eligible Accounts (each such account or accounts, a "Collection Account"), held in trust for the benefit of the Trustee. Funds in the Collection Account shall not be commingled with any other funds of the Servicer. On behalf of the Trustee, the Servicer shall deposit or cause to be deposited in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Servicer's receipt thereof, and shall thereafter deposit in the related Collection Account, in no event more than two Business Days after the deposit of such funds into the clearing account, as and when received or as otherwise required hereunder, the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal or interest on the related Mortgage Loans due on or before the Cut-off Date), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a Due Period subsequent thereto:

            (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

            (ii) all payments on account of interest (net of the related Servicing Fee) on each Mortgage Loan;

            (iii) all Insurance Proceeds and Condemnation Proceeds (to the extent such Insurance Proceeds and Condemnation Proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the related Mortgagor in accordance with the express requirements of law or in accordance with prudent and customary servicing practices) and all Liquidation Proceeds;

            (iv) any amounts required to be deposited pursuant to Section 3.12(b) in connection with any losses realized on Permitted Investments with respect to funds held in the related Collection Account;

            (v) any amounts required to be deposited by the Servicer pursuant to the second paragraph of Section 3.13(a) in respect of any blanket policy deductibles;

            (vi) all proceeds of any Mortgage Loan repurchased or purchased in accordance with this Agreement and any Substitution Adjustment Amount; and

            (vii) all Prepayment Premiums collected by the Servicer.

            The foregoing requirements for deposit in the Collection Accounts shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, NSF fees, reconveyance fees, assumption fees and other similar fees and charges need not be deposited by the Servicer in the Collection Account and shall, upon collection, belong to the Servicer as additional compensation for its servicing activities. In the event the Servicer shall deposit in the related Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding.

            (b) Funds in the Collection Accounts may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.12. The Servicer shall give notice to the Trustee and the Depositor of the location of the related Collection Account maintained by it when established and prior to any change thereof.

            Section 3.11 Withdrawals from the Collection Accounts. (a) The Servicer shall, from time to time, make withdrawals from the related Collection Account for any of the following purposes or as described in Section 4.01:

            (i) on or prior to the Remittance Date, to remit to (x) the applicable Custodian the Custodian Fee with respect to such Distribution Date, and (y) the Trustee (A) the Trustee Fee with respect to such Distribution Date and (B) all Available Funds in respect of the related Distribution Date together with all amounts representing Prepayment Premiums from the Mortgage Loans received during the related Prepayment Period;

            (ii) to reimburse the Servicer for P&I Advances, but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fees) of Scheduled Payments on Mortgage Loans with respect to which such P&I Advances were made in accordance with the provisions of Section 4.01;

            (iii) to pay the Servicer or any Subservicer (A) any unpaid Servicing Fees or (B) any unreimbursed Servicing Advances with respect to each Mortgage Loan serviced by the Servicer, but only to the extent of any Late Collections, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds or other amounts as may be collected by the Servicer from a Mortgagor, or otherwise received with respect to such Mortgage Loan (or the related REO Property);

            (iv) to pay to the Servicer as servicing compensation (in addition to the Servicing Fee) on the Remittance Date any interest or investment income earned on funds deposited in its Collection Account;

            (v) to pay the Purchaser, the Depositor, Fremont or EquiFirst, as applicable, with respect to each Mortgage Loan that has previously been repurchased or replaced pursuant to this Agreement all amounts received thereon subsequent to the date of purchase or substitution, as the case may be;

            (vi) to reimburse the Servicer for (A) any P&I Advance or Servicing Advance previously made which the Servicer has determined to be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance in accordance with the provisions of Section 4.01 and (B) any unpaid Servicing Fees to the extent not recoverable from Liquidation Proceeds, Insurance Proceeds or other amounts received with respect to the related Mortgage Loan under Section 3.11(a)(iii);

            (vii) to pay to the Servicer any unpaid Servicing Fees upon termination of the obligations of the Servicer;

            (viii) to pay, or to reimburse the Servicer for advances in respect of, expenses incurred in connection with any Mortgage Loan serviced by the Servicer pursuant to Section 3.15;

            (ix) to reimburse the Servicer, the Depositor or the Trustee for expenses incurred by or reimbursable to the Servicer, the Depositor or the Trustee, as the case may be, pursuant to Section 6.03, Section 7.02 or
      Section 8.05;

            (x) to reimburse the Servicer or the Trustee, as the case may be, for expenses reasonably incurred in respect of the breach or defect giving rise to the repurchase obligation as described in Section 2.03 that were included in the Repurchase Price of the Mortgage Loan, including any expenses arising out of the enforcement of the repurchase obligation, to the extent not otherwise paid pursuant to the terms hereof;

            (xi) to withdraw any amounts deposited in the related Collection Account in error or for which amounts previously deposited are returned due to a "not sufficient funds" or other denial of payment by the related Mortgagor's banking institution;

            (xii) to withdraw any amounts held in the Collection Account and not required to be remitted to the Trustee on the Remittance Date occurring in the month in which such amounts are deposited into the Collection Account, to reimburse the Servicer for unreimbursed P&I Advances;

            (xiii) to invest funds in Permitted Investments in accordance with
      Section 3.12;

            (xiv) to recover any amounts deposited in error; and

            (xv) to clear and terminate the Collection Account upon termination of this Agreement.

            To the extent that the Servicer does not timely make the remittance referred to in clause (i) above, the Servicer shall pay the Trustee for the account of the Trustee interest on any amount not timely remitted at the prime rate, from and including the applicable Remittance Date to but excluding the date such remittance is actually made.

            (b) The Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from its Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (a)(ii), (iii), (iv), (v), (vi), (viii), (ix) and (x) above. The Servicer shall provide written notification to the Depositor, on or prior to the next succeeding Remittance Date, upon making any withdrawals from the related Collection Account pursuant to subclause (a)(vi) above.

            Section 3.12 Investment of Funds in the Collection Accounts and the Distribution Account. (a) The Servicer may invest the funds in the related Collection Account and the Trustee may invest funds in the Distribution Account during the Trustee Float Period, and shall (except during the Trustee Float Period), invest such funds in the Distribution Account at the direction of the Depositor (for purposes of this Section 3.12, each of the Collection Accounts and the Distribution Accounts are referred to as an "Investment Account"), in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day on which such funds are required to be withdrawn from such account pursuant to this Agreement (except for investments made at the Depositor's direction, which shall mature no later than the Business Day immediately preceding the date of required withdrawal). All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee. The Trustee shall be entitled to sole possession (except with respect to investment direction of funds held in the related Account and any income and gain realized thereon in any Account other than the Distribution Account during the Trustee Float Period) over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent, together with any document of transfer necessary to transfer title to such investment to the Trustee. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Trustee may:

            (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y) demand payment of all amounts due thereunder that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b) All income and gain realized from the investment of funds deposited in the Collection Account and Escrow Account held by or on behalf of the Servicer, shall be for the benefit of the Servicer and shall be subject to its withdrawal in the manner set forth in Section 3.11. Any other benefit derived from the related Collection Account and Escrow Account associated with the receipt, disbursement and accumulation of principal, interest, taxes, hazard insurance, mortgage blanket insurance, and like sources, shall accrue to the benefit of the Servicer, except that the Servicer shall not realize any economic benefit from any forced charging of services except as permitted by applicable law. The Servicer shall deposit in the related Collection Account and Escrow Account the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

            (c) All income and gain realized from the investment of funds deposited in the Distribution Account held by the Trustee, shall be for the benefit of the Depositor (except for any income or gain realized from the investment of funds on deposit in the Distribution Account during the Trustee Float Period, which shall be for the benefit of the Trustee). The Depositor shall deposit in the Distribution Account (except with respect to the Trustee Float Period, in which case the Trustee shall so deposit) the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

            (d) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            (e) The Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee's economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments.

            (f) The Trustee shall not be liable for the amount of any loss incurred with respect of any investment (except that during the Trustee Float Period, it will be responsible for reimbursing the Trust for such loss) or lack of investment of funds held in any Investment Account or the Distribution Account if made in accordance with this Section 3.12.

            Section 3.13 Maintenance of Hazard Insurance, Errors and Omissions and Fidelity Coverage. (a) The Servicer shall cause to be maintained for each First Lien Mortgage Loan serviced by the Servicer fire insurance with extended coverage on the related Mortgaged Property in an amount which is at least equal to the least of (i) the outstanding principal balance of such Mortgage Loan,
(ii) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis, (iii) the maximum insurable value of the improvements which are a part of such Mortgaged Property, and (iv) the amount determined by applicable federal or state law, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. The Servicer shall also cause to be maintained fire insurance with extended coverage on each REO Property serviced by the Servicer in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property, plus accrued interest at the Mortgage Interest Rate and related Servicing Advances. The Servicer will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by the Servicer under any such policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the related Collection Account, subject to withdrawal pursuant to Section 3.11. If the Mortgagor fails to provide Mortgage Loan hazard insurance coverage after thirty
(30) days of the Servicer's written notification, the Servicer shall put in place such hazard insurance coverage on the Mortgagor's behalf. Any out-of-pocket expense or advance made by the Servicer on such force placed hazard insurance coverage shall be deemed a Servicing Advance. Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to the Trustee, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property for a First Lien Mortgage Loan or REO Property is at any time in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, the Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid principal balance of the related Mortgage Loan if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Servicer determines in accordance with applicable law and pursuant to the Federal Emergency Management Agency Guides that a Mortgaged Property for a First Lien Mortgage Loan is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Servicer shall notify the related Mortgagor to obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Servicer shall immediately force place the required flood insurance on the Mortgagor's behalf. Any out-of-pocket expense or advance made by the Servicer on such force placed flood insurance coverage shall be deemed a Servicing Advance.

            In the event that the Servicer shall obtain and maintain a blanket policy with an insurer either (i) acceptable to Fannie Mae or Freddie Mac, or
(ii) having a General Policy Rating of A:12 or better in Best's (or such other rating that is comparable to such rating) insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this Section 3.13, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.13, and there shall have been one or more losses which would have been covered by such policy, deposit to the related Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself, the Trustee claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

            (b) The Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of the Servicer's obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall provide the Trustee upon request with copies of any such insurance policies and fidelity bond. The Servicer shall be deemed to have complied with this provision if an Affiliate of the Servicer has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to the Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be cancelable without thirty days' prior written notice to the Trustee. The Servicer shall also cause the Subservicer to maintain a policy of insurance covering errors and omissions and a fidelity bond which would meet such requirements.

            Section 3.14 Enforcement of Due-on-Sale Clauses; Assumption Agreements. The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance of any Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause, if any, applicable thereto; provided, however, that the Servicer shall not be required to take such action if, in its sole business judgment, the Servicer believes it is not in the best interests of the Trust Fund and shall not exercise any such rights if prohibited by law from doing so. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause or if any of the other conditions set forth in the proviso to the preceding sentence apply, the Servicer will enter into an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note, and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. The Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note; provided, that no such substitution shall be effective unless such person satisfies the underwriting criteria of the Servicer and such substitution is in the best interest of the Certificateholders as determined by the Servicer. In connection with any assumption, modification or substitution, the Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. The Servicer shall not take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy, or a new policy meeting the requirements of this Section is obtained. Any fee collected by the Servicer in respect of an assumption or substitution of liability agreement will be retained by the Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Interest Rate and the amount of the Scheduled Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. The Servicer shall notify the applicable Custodian and the Trustee, as applicable, that any such substitution, modification or assumption agreement has been completed by forwarding to the applicable Custodian and the Trustee, as applicable, the executed original of such substitution or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

            Notwithstanding the foregoing paragraph or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.14, the term "assumption" is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

            Section 3.15 Realization upon Defaulted Mortgage Loans. The Servicer shall use its best efforts, consistent with Accepted Servicing Practices, to foreclose upon or otherwise comparably convert (which may include an acquisition of REO Property) the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to
Section 3.07, and which are not released from this Agreement pursuant to any other provision hereof. The Servicer shall use reasonable efforts to realize upon such defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Trustee, taking into account, among other things, the timing of foreclosure proceedings; provided, however with respect to any Second Lien Mortgage Loan for which the related First Lien Mortgage Loan is not included in the Trust Fund, if, after such Mortgage Loan becomes 180 days or more delinquent, the Servicer determines that a significant net recovery is not possible through foreclosure, such Mortgage Loan may be charged off and the Mortgage Loan will be treated as a Liquidated Mortgage Loan giving rise to a Realized Loss. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage from an uninsured cause, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its sole discretion
(i) that such restoration will increase the net proceeds of liquidation of the related Mortgage Loan to the Trustee, after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 3.11. The Servicer shall be responsible for all other costs and expenses incurred by it in any such proceedings; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 3.11.

            In the event that the related First Lien Mortgage Loan is not being serviced by the Servicer, the Servicer shall have no liability for any losses resulting from a foreclosure on a Second Lien Mortgage Loan in connection with the foreclosure on the related First Lien Mortgage Loan for which the related First Lien Mortgage Loan is not included in the Trust Fund where the Servicer did not receive notice or otherwise had no actual knowledge regarding such foreclosure on the related First Lien Mortgage Loan; provided, however, if the Servicer is either notified or has actual knowledge that any holder of a First Lien Mortgage Loan intends to accelerate the obligations secured by the First Lien Mortgage Loan, or that any such holder intends to declare a default under the mortgage or promissory note secured thereby, or has filed or intends to file an election to have the related Mortgaged Property sold or foreclosed, the Servicer shall take, on behalf of the Trust, whatever actions are necessary to protect the interests of the Trust in accordance with Accepted Servicing Practices and the REMIC Provisions. The Servicer shall not be required to make a Servicing Advance pursuant to Section 4.01 with respect thereto except to the extent that it determines in its reasonable good faith judgment that such advance would be recoverable from Liquidation Proceeds on the related Second Lien Mortgage Loan, that a significant net recovery is possible through foreclosure, and in no event in an amount that is greater than the then outstanding principal balance of the related Second Lien Mortgage Loan. The Servicer shall thereafter take such action as is reasonably necessary to recover any amount so advanced and to otherwise reimburse itself as a Servicing Advance from the Collection Account pursuant to Section 3.11.

            The proceeds of any Liquidation Event or REO Disposition, as well as any recovery resulting from a partial collection of Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds or any income from an REO Property, will be applied in the following order of priority: first, to reimburse the Servicer or any Subservicer for any related unreimbursed Servicing Advances, pursuant to Section 3.11 or 3.17; second, to reimburse the Servicer for any related unreimbursed P&I Advances, pursuant to Section 3.11; third, to accrued and unpaid interest on the Mortgage Loan or REO Imputed Interest, at the Mortgage Interest Rate, to the date of the liquidation or REO Disposition, or to the Due Date prior to the Remittance Date on which such amounts are to be distributed if not in connection with a Liquidation Event or REO Disposition; and fourth, as a recovery of principal of the Mortgage Loan. If the amount of the recovery so allocated to interest is less than a full recovery thereof, that amount will be allocated as follows: first, to unpaid Servicing Fees; and second, as interest at the Mortgage Interest Rate (net of the Servicing Fee
Rate). The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the Servicer or any Subservicer pursuant to Section 3.11 or
3.17. The portions of the recovery so allocated to interest at the Mortgage Interest Rate (net of the Servicing Fee Rate) and to principal of the Mortgage Loan shall be applied as follows: first, to reimburse the Servicer or any Subservicer for any related unreimbursed Servicing Advances in accordance with
Section 3.11 or 3.17, and second, to the Trustee in accordance with the provisions of Section 4.02, subject to the last paragraph of Section 3.17 with respect to certain excess recoveries from an REO Disposition.

            Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has received actual notice of, or has actual knowledge of the presence of, hazardous or toxic substances or wastes on the related Mortgaged Property, or if the Trustee otherwise requests, the Servicer shall cause an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector. Upon completion of the inspection, the Servicer shall promptly provide the Trustee and the Depositor, with a written report of the environmental inspection.

            After reviewing the environmental inspection report, the Servicer shall determine consistent with Accepted Servicing Practices how to proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Servicer determines, consistent with Accepted Servicing Practices, to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean-up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Servicer, the Servicer shall be entitled to be reimbursed from amounts in the Collection Account pursuant to Section 3.11. In the event the Servicer determines not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed from general collections for all Servicing Advances made with respect to the related Mortgaged Property from the Collection Account pursuant to Section 3.11. The Trustee shall not be responsible for any determination made by the Servicer pursuant to this paragraph or otherwise.

            Section 3.16 Release of Mortgage Files. (a) Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer will, within five (5) Business Days of the payment in full, notify the applicable Custodian or the Trustee, as applicable, by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the related Collection Account pursuant to Section 3.10 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Custodial File by completing a Request for Release to the applicable Custodian or the Trustee, as applicable. Upon receipt of such certification and Request for Release, the applicable Custodian or the Trustee, as applicable, shall promptly release the related Custodial File to the Servicer within three
(3) Business Days. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the related Collection Account. Any out-of-pocket expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be reimbursable to the Servicer as a Servicing Advance.

            (b) From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any insurance policy relating to the Mortgage Loans, the applicable Custodian or the Trustee, as applicable, shall, upon request of the Servicer and delivery to the applicable Custodian or the Trustee, as applicable, of a Request for Release, release the related Custodial File to the Servicer, and the applicable Custodian or the Trustee, as applicable, shall, at the direction of the Servicer, execute such documents provided to it as shall be necessary to the prosecution of any such proceedings and the Servicer shall retain the Mortgage File in trust for the benefit of the Trustee. Such Request for Release shall obligate the Servicer to return each and every document previously requested from the Custodial File to the applicable Custodian or the Trustee, as applicable, when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the related Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered to the applicable Custodian or the Trustee, as applicable, a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the related Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the applicable Custodian or the Trustee, as applicable, to the Servicer or its designee. Upon receipt of a Request for Release under this Section 3.16, the applicable Custodian or the Trustee, as applicable, shall deliver the related Custodial File to the requesting Servicer by regular mail, unless the Servicer requests that the applicable Custodian or the Trustee, as applicable, deliver such Custodial File to the Servicer by overnight courier (in which case such delivery shall be at the Servicer's expense); provided, however, that in the event the Servicer has not previously received copies of the relevant Mortgage Loan Documents necessary to service the related Mortgage Loan in accordance with Accepted Servicing Practices, the Depositor shall use reasonable efforts to cause the Purchaser to reimburse the Servicer for any overnight courier charges incurred for the requested Custodial Files.

            Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Servicer copies of any court pleadings, requests for trustee's sale or other documents reasonably necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity, or shall exercise and deliver to the Servicer a power of attorney sufficient to authorize the Servicer to execute such documents on its behalf. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            Section 3.17 Title, Conservation and Disposition of REO Property.
(a) This Section shall apply only to REO Properties acquired for the account of the Trustee and shall not apply to any REO Property relating to a Mortgage Loan which was purchased or repurchased from the Trustee pursuant to any provision hereof. In the event that title to any such REO Property is acquired, the Servicer shall cause the deed or certificate of sale to be issued in the name of the Trustee, on behalf of the Certificateholders, or the Trustee's nominee.

            (b) The Servicer shall manage, conserve, protect and operate each REO Property for the Trustee solely for the purpose of its prompt disposition and sale. The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Servicer deems to be in the best interest of the Trustee.

            (c) The Servicer shall use Accepted Servicing Practices, to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within three years after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Trustee to such effect, that a longer period is necessary for the orderly liquidation of such REO Property, so long as such extended period is within the time period specified in Section 3.17(h). Subject to Section 3.17(h), if a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Trustee as to the progress being made in selling such REO Property. The Trustee has no obligation with respect to REO Dispositions.

            (d) The Servicer shall segregate and hold all funds collected and received in connection with the operation of any REO Property separate and apart from its own funds and general assets and shall deposit such funds in the related Collection Account.

            (e) The Servicer shall deposit net of reimbursement to the Servicer for any related outstanding Servicing Advances and unpaid Servicing Fees provided in Section 3.11, or cause to be deposited, on a daily basis in the Collection Account all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property.

            (f) The Servicer, upon an REO Disposition, shall be entitled to reimbursement for any related unreimbursed Servicing Advances as well as any unpaid Servicing Fees from proceeds received in connection with the REO Disposition, as further provided in Section 3.11.

            (g) Any net proceeds from an REO Disposition which are in excess of the unpaid principal balance of the related Mortgage Loan plus all unpaid REO Imputed Interest thereon through the date of the REO Disposition shall be retained by the Servicer as additional servicing compensation.

            (h) The Servicer shall use Accepted Servicing Practices, to sell, or cause the Subservicer to sell, in accordance with Accepted Servicing Practices, any REO Property as soon as possible, but in no event later than the conclusion of the third calendar year beginning after the year of its acquisition by the REMIC unless (i) the Servicer applies for an extension of such period from the Internal Revenue Service pursuant to the REMIC Provisions and Code Section 856(e)(3), in which event such REO Property shall be sold within the applicable extension period pursuant to the requirements of Section 3.17(c), or (ii) the Servicer obtains for the Trustee an Opinion of Counsel, addressed to the Depositor, the Trustee and the Servicer, to the effect that the holding by the Pooling-Tier REMIC-1 of such REO Property subsequent to such period will not result in the imposition of taxes on "prohibited transactions" as defined in
Section 860F of the Code or cause any Trust REMIC to fail to qualify as a REMIC under the REMIC Provisions or comparable provisions of relevant state laws at any time. The Servicer shall manage, conserve, protect and operate each REO Property serviced by the Servicer for the Trustee solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) or result in the receipt by the Pooling-Tier REMIC-1 of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or any "net income from foreclosure property" which is subject to taxation under Section 860G(a)(1) of the Code. Pursuant to its efforts to sell such REO Property, the Servicer shall either itself or through an agent selected by the Servicer protect and conserve such REO Property in the same manner and to such extent as is customary in the locality where such REO Property is located and may, incident to its conservation and protection of the interests of the Trustee on behalf of the Certificateholders, rent the same, or any part thereof, as the Servicer deems to be in the best interest of the Trustee on behalf of the Certificateholders for the period prior to the sale of such REO Property; provided, however, that any rent received or accrued with respect to such REO Property qualifies as "rents from real property" as defined in Section 856(d) of the Code.

            Section 3.18 Notification of Adjustments. With respect to each Adjustable Rate Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Adjustment Date and shall adjust the Scheduled Payment on the related mortgage payment adjustment date, if applicable, in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. In the event that an Index becomes unavailable or otherwise unpublished, the Servicer shall select a comparable alternative index over which it has no direct control and which is readily verifiable. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and Scheduled Payment adjustments. The Servicer shall promptly, upon written request therefor, deliver to the Trustee such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Servicer or the receipt of notice from the Trustee that the Servicer has failed to adjust a Mortgage Interest Rate or Scheduled Payment in accordance with the terms of the related Mortgage Note, the Servicer shall deposit in the related Collection Account from its own funds the amount of any interest loss caused as such interest loss occurs.

            Section 3.19 Access to Certain Documentation and Information Regarding the Mortgage Loans. The Servicer shall provide, or cause the Subservicer to provide, to the Depositor, the Trustee, the OTS or the FDIC and the examiners and supervisory agents thereof, access to the documentation regarding the Mortgage Loans in its possession required by applicable regulations of the OTS. With respect to the Servicer, such access shall be afforded without charge, but only upon 15 days' (or, if an Event of Default has occurred and is continuing, 3 Business Days') prior written request and during normal business hours at the offices of the Servicer. Nothing in this Section shall derogate from the obligation of any such party to observe any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of any such party to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section.

            Nothing in this Section 3.19 shall require the Servicer to collect, create, collate or otherwise generate any information that it does not generate in its usual course of business. The Servicer shall not be required to make copies of or to ship documents to any Person who is not a party to this Agreement, and then only if provisions have been made for the reimbursement of the costs thereof.

            Section 3.20 Documents, Records and Funds in Possession of the Servicer to Be Held for the Trustee. The Servicer shall account fully to the Trustee for any funds received by the Servicer or which otherwise are collected by the Servicer as Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds in respect of any Mortgage Loan serviced by the Servicer. All Mortgage Files and funds collected or held by, or under the control of, the Servicer in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, including, but not limited to, any funds on deposit in its Collection Account, shall be held by the Servicer for and on behalf of the Trustee and shall be and remain the sole and exclusive property of the Trustee, subject to the applicable provisions of this Agreement. The Servicer also agrees that it shall not create, incur or subject any Mortgage File or any funds that are deposited in any Collection Account, the Distribution Account or any Escrow Account, or any funds that otherwise are or may become due or payable to the Trustee for the benefit of the Certificateholders, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, or assert by legal action or otherwise any claim or right of setoff against any Mortgage File or any funds collected on, or in connection with, a Mortgage Loan, except, however, that the Servicer shall be entitled to set off against and deduct from any such funds any amounts that are properly due and payable to the Servicer under this Agreement.

            Section 3.21 Servicing Compensation. (a) As compensation for its activities hereunder, the Servicer shall, with respect to each Mortgage Loan, be entitled to retain from deposits to the Collection Account and from Liquidation Proceeds, Insurance Proceeds, and Condemnation Proceeds related to such Mortgage Loan, the Servicing Fee with respect to each Mortgage Loan (less any portion of such amounts retained by any Subservicer). In addition, the Servicer shall be entitled to recover unpaid Servicing Fees out of related Late Collections and as otherwise permitted in Section 3.11. The right to receive the Servicing Fee may not be transferred in whole or in part except as provided in Section 10.07 or in connection with the transfer of all of the Servicer's responsibilities and obligations under this Agreement; provided, however, that the Servicer may pay from the Servicing Fee any amounts due to a Subservicer pursuant to a Subservicing Agreement entered into under Section 3.02.

            (b) Additional servicing compensation in the form of assumption or modification fees, late payment charges, NSF fees, reconveyance fees and other similar fees and charges (other than Prepayment Premiums) shall be retained by the Servicer only to the extent such fees or charges are received by the Servicer. The Servicer shall also be entitled pursuant to Section 3.09(b)(vi) and Section 3.11(a)(iv) to withdraw from the related Collection Account, as additional servicing compensation, interest or other income earned on deposits therein.

            (c) The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of premiums for any blanket policy insuring against hazard losses pursuant to
Section 3.13, servicing compensation of the Subservicer to the extent not retained by it and the fees and expenses of independent accountants and any agents appointed by the Servicer), and shall not be entitled to reimbursement therefor except as specifically provided in Section 3.11.

            Section 3.22 Annual Statement as to Compliance. The Servicer will deliver or cause to be delivered to the Depositor, the Rating Agencies, and the Trustee on or before March 15th of each calendar year, commencing in 2006, an Officer's Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement or a similar agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof. Promptly after receipt of such Officer's Certificate, the Depositor shall review such Officer's Certificate and, if applicable, consult with the Servicer as to the nature of any defaults by the Servicer in the fulfillment of any of the Servicer's obligations. The obligations of the Servicer under this Section apply to the Servicer that serviced during the applicable period, whether or not the Servicer is acting as the Servicer at the time such Officer's Certificate is required to be delivered.

            Section 3.23 Annual Independent Public Accountants' Servicing Statement; Financial Statements. Not later than March 15th of each calendar year commencing in 2006, the Servicer, at its expense, shall cause a nationally recognized firm of independent certified public accountants to furnish to the Depositor, the Rating Agencies, and the Trustee a report stating that (i) it has obtained a letter of representation regarding certain matters from the management of the Servicer which includes an assertion that the Servicer has complied with certain minimum residential mortgage loan servicing standards, identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of residential mortgage loans during the most recently completed calendar year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications that may be appropriate. In rendering its report such firm may rely, as to matters relating to the direct servicing of residential mortgage loans by Subservicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered within one year of such report) with respect to those Subservicers. Promptly after receipt of such report, the Depositor shall review such report and, if applicable, consult with the Servicer as to the nature of any defaults by the Servicer in the fulfillment of any of the Servicer's obligations. The obligations of the Servicer under this Section apply to the Servicer that serviced during the applicable period, whether or not the Servicer is acting as a Servicer at the time such report is required to be delivered.

            Section 3.24 Trustee to Act as Servicer. (a) In the event that the Servicer shall for any reason no longer be a Servicer hereunder (including by reason of an Event of Default), the Trustee or its successor shall, thereupon assume all of the rights and obligations of the Servicer hereunder arising thereafter (except that the Trustee shall not be (i) liable for losses of such predecessor Servicer pursuant to Section 3.10 or any acts or omissions of such predecessor Servicer hereunder, (ii) obligated to make Advances if it is prohibited from doing so by applicable law, (iii) obligated to effectuate repurchases or substitutions of Mortgage Loans hereunder, including but not limited to repurchases or substitutions pursuant to Section 2.03, (iv) responsible for expenses of the Servicer pursuant to Section 2.03 or (v) deemed to have made any representations and warranties of the Servicer hereunder). Any such assumption shall be subject to Section 7.02.

            (b) Every Subservicing Agreement entered into by the Servicer shall contain a provision giving the successor Servicer the option to terminate such agreement in the event a successor Servicer is appointed.

            (c) If the Servicer shall for any reason no longer be a Servicer (including by reason of any Event of Default), the Trustee (or any other successor Servicer) may, at its option, succeed to any rights and obligations of the Servicer under any Subservicing Agreement in accordance with the terms thereof; provided, that the Trustee (or any other successor Servicer) shall not incur any liability or have any obligations in its capacity as successor Servicer under a Subservicing Agreement arising prior to the date of such succession unless it expressly elects to succeed to the rights and obligations of the Servicer thereunder; and the Servicer shall not thereby be relieved of any liability or obligations under the Subservicing Agreement arising prior to the date of such succession.

            (d) The Servicer shall, upon request of the Trustee, but at the expense of the Servicer, deliver to the assuming party all documents and records relating to each Subservicing Agreement (if any) to which it is a party and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it and otherwise use its best efforts to effect the orderly and efficient transfer of such Subservicing Agreement to the assuming party.

            Section 3.25 Compensating Interest. The Servicer shall remit to the Trustee on each Remittance Date an amount from its own funds equal to Compensating Interest payable by the Servicer for such Remittance Date; provided, however, the Servicer is not required to pay Compensating Interest on any Fremont Mortgage Loan, EquiFirst Mortgage Loan, Meritage Mortgage Loan, Conduit Mortgage Loan or Acoustic Mortgage Loan subject to an Interim Servicing Agreement for the period prior to the applicable Servicing Transfer Date.

            Section 3.26 Credit Reporting; Gramm-Leach-Bliley Act. (a) With respect to each Mortgage Loan, the Servicer shall fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on the related Mortgagor credit files to Equifax, Experian and TransUnion Credit Information Company (three of the national credit repositories), on a monthly basis.

            (b) Each party shall comply with all provisions of the Privacy Laws relating to the Mortgage Loans, the related borrowers and any "nonpublic personal information" (as defined in the Privacy Laws) received by such party incidental to the performance of its obligations under this Agreement, including, maintaining adequate information security procedures to protect such nonpublic personal information and, in the case of the Servicer, providing all privacy notices required by the Privacy Laws.

            Section 3.27 Excess Reserve Fund Account; Distribution Account. (a) The Trustee shall establish and maintain the Excess Reserve Fund Account, on behalf of the Class X Certificateholders, to receive that portion of the distributions on the Class X Interest up to an amount equal to any Basis Risk Payments and to pay to the LIBOR Certificateholders any Basis Risk Carry Forward Amounts (prior to using any Net Swap Receipts). For the avoidance of doubt, any Basis Risk Carry Forward Amounts shall be paid to the LIBOR Certificates first from the Excess Reserve Fund Account and then from the Supplemental Interest Trust.

            On each Distribution Date on which there exists a Basis Risk Carry Forward Amount on any Class of LIBOR Certificates, the Trustee shall (1) withdraw from the Distribution Account and deposit in the Excess Reserve Fund Account, as set forth in Section 4.02(a)(iii)(K), the lesser of the Class X Distributable Amount (to the extent remaining after the distributions specified in Sections 4.02(a)(iii)(A)-(J) and without regard to the reduction in clause
(iii) of the definition thereof for any Basis Risk Payment or Defaulted Swap Termination Payment) and the aggregate Basis Risk Carry Forward Amount and (2) withdraw from the Excess Reserve Fund Account amounts necessary to pay to such Class or Classes of LIBOR Certificates the applicable Basis Risk Carry Forward Amounts. Such payments, along with payments from the Supplemental Interest Trust, shall be allocated to those Classes based upon the amount of Basis Risk Carry Forward Amount owed to each such Class and shall be paid in the priority set forth in Section 4.02(a)(iii)(L). In the event that the Class Certificate Balance of any Class of Certificates is reduced because of Applied Realized Loss Amounts, the applicable Certificateholders will not be entitled to receive Basis Risk Carry Forward Amounts on the written down amounts on such Distribution Date or any future Distribution Dates (except to the extent such Class Certificate Balance is increased as a result of any Subsequent Recoveries), even if funds are otherwise available for distribution.

            The Trustee shall account for the Excess Reserve Fund Account as an asset of a grantor trust under subpart E, Part I of subchapter J of the Code and not as an asset of any Trust REMIC created pursuant to this Agreement. The beneficial owners of the Excess Reserve Fund Account are the Class X Certificateholders.

            Any Basis Risk Carry Forward Amounts distributed by the Trustee to the LIBOR Certificateholders from the Excess Reserve Fund Account shall be accounted for by the Trustee, for federal income tax purposes, as amounts paid first to the Holders of the Class X Certificates (in respect of the Class X Interest) and then to the respective Class or Classes of LIBOR Certificates. In addition, the Trustee shall account for the rights of Holders of each Class of LIBOR Certificates to receive payments of Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account (along with payments of Basis Risk Carry Forward Amounts and without duplication, Upper-Tier Carry Forward Amounts from the Supplemental Interest Trust) as rights in a separate limited recourse interest rate cap contract written by the Class X Certificateholders in favor of Holders of each such Class.

            Notwithstanding any provision contained in this Agreement, the Trustee shall not be required to make any payments from the Excess Reserve Fund Account except as expressly set forth in this Section 3.27(a).

            (b) The Trustee shall establish and maintain the Distribution Account on behalf of the Certificateholders. The Trustee shall, promptly upon receipt on the Business Day received, deposit in the Distribution Account and retain therein the following:

            (i) the aggregate amount remitted by the Servicer to the Trustee pursuant to Section 3.11;

            (ii) any amount deposited by the Servicer pursuant to Section 3.12(b) in connection with any losses on Permitted Investments;

            (iii) any amounts remitted by the Servicer to the Trustee in respect of Compensating Interest pursuant to Section 3.25; and

            (iv) any other amounts deposited hereunder which are required to be deposited in the Distribution Account.

            In the event that the Servicer shall remit any amount not required to be remitted, the Servicer may at any time direct the Trustee in writing to withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding. Such direction may be accomplished by delivering notice to the Trustee, which describes the amounts deposited in error in the Distribution Account. All funds deposited in the Distribution Account shall be held by the Trustee in trust for the Certificateholders until disbursed in accordance with this Agreement or withdrawn in accordance with Section 4.02.

            (c) In order to comply with its duties under the USA Patriot Act of 2001, the Trustee shall obtain and verify certain information and documentation from the other parties to this Agreement including, but not limited to, each such party's name, address, and other identifying information.

            Section 3.28 Optional Purchase of Delinquent Mortgage Loans. The Depositor, in its sole discretion, shall have the option, but shall not be obligated, to purchase any 90+ Delinquent Mortgage Loans from the Trust Fund. The purchase price for any such Mortgage Loan shall be 100% of the unpaid principal balance of such Mortgage Loan plus accrued and unpaid interest on the related Mortgage Loan at the applicable Mortgage Interest Rate, plus the amount of any unreimbursed Servicing Advances made by the Servicer. Upon receipt of such purchase price, the Servicer shall provide to the Trustee a Request for Release and the Trustee shall promptly release to the Depositor, the Mortgage File relating to the Mortgage Loan being repurchased.

            Section 3.29 Transfer of Servicing for Certain Mortgage Loans. Prior to the Servicing Transfer Date, the Depositor shall use reasonable efforts to cause Fremont, EquiFirst, Meritage, Countrywide Home Loans LP (as interim servicer of the Conduit Mortgage Loans) and Acoustic to comply with each of the servicing transfer requirements set forth in the applicable Interim Servicing Agreement and in accordance with customary industry procedures.

                                   ARTICLE IV

                                DISTRIBUTIONS AND
                            ADVANCES BY THE SERVICERS

            Section 4.01 Advances. (a) The amount of P&I Advances to be made by the Servicer for any Remittance Date shall equal, subject to Section 4.01(c), the sum of (i) the aggregate amount of Scheduled Payments (with each interest portion thereof net of the related Servicing Fee), due during the Due Period immediately preceding such Remittance Date in respect of the Mortgage Loans serviced by the Servicer, which Scheduled Payments were not received as of the close of business on the related Determination Date, plus (ii) with respect to each REO Property, which REO Property was acquired during or prior to the related Prepayment Period and as to which such REO Property an REO Disposition did not occur during the related Prepayment Period, an amount equal to the excess, if any, of the Scheduled Payments (with REO Imputed Interest) that would have been due on the related Due Date in respect of the related Mortgage Loan, over the net income from such REO Property transferred to the related Collection Account for distribution on such Remittance Date.

            (b) On each Remittance Date, the Servicer shall remit in immediately available funds to the Trustee an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the Mortgage Loans and REO Properties serviced by the Servicer for the related Remittance Date either (i) from its own funds or (ii) from the related Collection Account, to the extent of funds held therein for future distribution (in which case, it will cause to be made an appropriate entry in the records of the related Collection Account that Amounts Held for Future Distribution have been, as permitted by this Section 4.01, used by the Servicer in discharge of any such P&I Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Servicer with respect to the Mortgage Loans and REO Properties. Any Amounts Held for Future Distribution and so used shall be appropriately reflected in the Servicer's records and replaced by the Servicer by deposit in the related Collection Account on or before any future Remittance Date to the extent required.

            (c) The obligation of the Servicer to make such P&I Advances is mandatory, notwithstanding any other provision of this Agreement but subject to
(d) below, and, with respect to any Mortgage Loan or REO Property, shall continue until a Final Recovery Determination in connection therewith or the removal thereof from coverage under this Agreement, except as otherwise provided in this Section 4.01.

            (d) Notwithstanding anything herein to the contrary, no P&I Advance or Servicing Advance shall be required to be made hereunder by the Servicer if such P&I Advance or Servicing Advance would, if made, constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. The determination by the Servicer that it has made a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance or that any proposed P&I Advance or Servicing Advance, if made, would constitute a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance, respectively, shall be evidenced by an Officer's Certificate of the Servicer delivered to the Trustee. In addition Servicer shall not be required to advance any Relief Act Interest Shortfalls.

            (e) Except as otherwise provided herein, the Servicer shall be entitled to reimbursement pursuant to Section 3.11 for Advances from recoveries from the related Mortgagor or from all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the related Mortgage Loan.

            Section 4.02 Priorities of Distribution. (a) On each Distribution Date, the Trustee shall make the disbursements and transfers from amounts then on deposit in the Distribution Account in the following order of priority and to the extent of the Available Funds remaining:

            (i) to the Supplemental Interest Trust, to the Coupon Strip Reserve Account and to the holders of each Class of LIBOR Certificates in the following order of priority:

                  (A) sequentially (1) first, to the Supplemental Interest
            Trust, the sum of (x) all Net Swap Payments and (y) any Swap Termination Payment owed to the Swap Provider other than a Defaulted Swap Termination Payment; and (2) second, if applicable, to the Coupon Strip Reserve Account, the Coupon Strip;

                  (B) concurrently, (1) from the Interest Remittance Amount
            related to the Group I Mortgage Loans, to the Class A-1 Certificates, the related Accrued Certificate Interest Distribution Amounts and Unpaid Interest Amounts for the Class A-1 Certificates;
            (2) from the Interest Remittance Amount related to the Group II Mortgage Loans, pro rata (based on the Accrued Certificate Interest Distribution Amounts and Unpaid Interest Amounts distributable to the Class A-2A, Class A-2B and Class A-2C Certificates) to the Class A-2A, Class A-2B and Class A-2C Certificates, the related Accrued Certificate Interest Distribution Amounts and Unpaid Interest Amounts for the Class A-2A, Class A-2B and Class A-2C Certificates;
            (3) provided, that if the Interest Remittance Amount for either Loan Group is insufficient to make the related payments set forth clause
            (1) or (2) above, any Interest Remittance Amount relating to the other Loan Group remaining after payment of the related Accrued Certificate Interest Distribution Amounts and Unpaid Interest Amounts will be available to cover that shortfall;

                  (C) from any remaining Interest Remittance Amounts, to the
            Class M-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class;

                  (D) from any remaining Interest Remittance Amounts, to the
            Class M-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class;

                  (E) from any remaining Interest Remittance Amounts, to the
            Class M-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class;

                  (F) from any remaining Interest Remittance Amounts, to the
            Class M-4 Certificates, the Accrued Certificate Interest Distribution Amount for such Class;

                  (G) from any remaining Interest Remittance Amounts, to the
            Class M-5 Certificates, the Accrued Certificate Interest Distribution Amount for such Class;

                  (H) from any remaining Interest Remittance Amounts, to the
            Class M-6 Certificates, the Accrued Certificate Interest Distribution Amount for such Class;

                  (I) from any remaining Interest Remittance Amounts, to the
            Class B-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class;

                  (J) from any remaining Interest Remittance Amounts, to the
            Class B-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class;

                  (K) from any remaining Interest Remittance Amounts, to the
            Class B-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class; and

                  (L) from any remaining Interest Remittance Amounts, to the
            Class B-4 Certificates, the Accrued Certificate Interest Distribution Amount for such Class.

            (ii) (A) on each Distribution Date (a) prior to the Stepdown Date or
      (b) with respect to which a Trigger Event is in effect, to the holders of the Class or Classes of LIBOR Certificates then entitled to distributions of principal as set forth below, an amount equal to the Principal Distribution Amount in the following order of priority:

                  (a) sequentially:

                        (x) concurrently to the Class R-1, Class R-2 and Class
                  R-3 Certificates, allocated pro rata, until their respective Class Certificate Balances have been reduced to zero; and

                        (y) to the Class A Certificates, allocated as described
                  in Section 4.02(c), until their respective Class Certificate Balances are reduced to zero;

                        (b) sequentially, to the Class M-1, Class M-2, Class
                  M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero;

                  (B) on each Distribution Date (a) on and after the Stepdown
            Date and (b) so long as a Trigger Event is not in effect, to the holders of the Class or Classes of LIBOR Certificates then entitled to distributions of principal as set forth below, an amount equal to the Principal Distribution Amount in the following order of priority:

                        (a) the lesser of (x) the Principal Distribution Amount
                  and (y) the Class A Principal Distribution Amount to the Class A Certificates, allocated as described in Section 4.02(c), until their respective Class Certificate Balances are reduced to zero;

                        (b) the lesser of (x) the excess of (i) the Principal
                  Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause (ii)(B)(a) above and (y) the Class M-1 Principal Distribution Amount, to the Class M-1 Certificates until their Class Certificate Balance has been reduced to zero;

                        (c) the lesser of (x) the excess of (i) the Principal
                  Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause (ii)(B)(a) above and to the Class M-1 Certificates in clause (ii)(B)(b) above, and (y) the Class M-2 Principal Distribution Amount, to the Class M-2 Certificates until their Class Certificate Balance has been reduced to zero;

                        (d) the lesser of (x) the excess of (i) the Principal
                  Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above and to the Class M-2 Certificates in clause (ii)(B)(c) above, and (y) the Class M-3 Principal Distribution Amount, to the Class M-3 Certificates until their Class Certificate Balance has been reduced to zero;

                        (e) the lesser of (x) the excess of (i) the Principal
                  Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above and to the Class M-3 Certificates in clause (ii)(B)(d) above, and (y) the Class M-4 Principal Distribution Amount, to the Class M-4 Certificates until their Class Certificate Balance has been reduced to zero;

                        (f) the lesser of (x) the excess of (i) the Principal
                  Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above and to the Class M-4 Certificates in clause (ii)(B)(e) above, and (y) the Class M-5 Principal Distribution Amount, to the Class M-5 Certificates until their Class Certificate Balance has been reduced to zero;

                        (g) the lesser of (x) the excess of (i) the Principal
                  Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above and to the Class M-5 Certificates in clause (ii)(B)(f) above, and (y) the Class M-6 Principal Distribution Amount, to the Class M-6 Certificates until their Class Certificate Balance has been reduced to zero;

                        (h) the lesser of (x) the excess of (i) the Principal
                  Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above, to the Class M-5 Certificates in clause (ii)(B)(f) above and to the Class M-6 Certificates in clause (ii)(B)(g) above, and (y) the Class B-1 Principal Distribution Amount, to the Class B-1 Certificates until their Class Certificate Balance has been reduced to zero;

                        (i) the lesser of (x) the excess of (i) the Principal
                  Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above, to the Class M-5 Certificates in clause (ii)(B)(f) above, to the Class M-6 Certificates in clause (ii)(B)(g) above and to the Class B-1 Certificates in clause (ii)(B)(h) above, and (y) the Class B-2 Principal Distribution Amount, to the Class B-2 Certificates until their Class Certificate Balance has been reduced to zero;

                        (j) the lesser of (x) the excess of (i) the Principal
                  Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above, to the Class M-5 Certificates in clause (ii)(B)(f) above, to the Class M-6 Certificates in clause (ii)(B)(g) above, to the Class B-1 Certificates in clause (ii)(B)(h) above and to the Class B-2 Certificates in clause (ii)(B)(i) above, and (y) the Class B-3 Principal Distribution Amount, to the Class B-3 Certificates until their Class Certificate Balance has been reduced to zero; and

                        (k) the lesser of (x) the excess of (i) the Principal
                  Distribution Amount over (ii) the amount distributed to the Class A Certificates in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class M-4 Certificates in clause (ii)(B)(e) above and to the Class M-5 Certificates in clause (ii)(B)(f) above, to the Class M-6 Certificates in clause (ii)(B)(g) above, to the Class B-1 Certificates in clause (ii)(B)(h) above, to the Class B-2 Certificates in clause (ii)(B)(i) above and to the Class B-3 Certificates in clause (ii)(B)(j) above, and (y) the Class B-4 Principal Distribution Amount, to the Class B-4 Certificates until their Class Certificate Balance has been reduced to zero;

                  (iii) any amount remaining after the distributions in clauses
            4.02(a)(i) and (ii) above shall be distributed in the following order of priority:

                        (A) to the Class M-1 Certificates, any Unpaid Interest
                  Amount for such Class;

                        (B) to the Class M-2 Certificates, any Unpaid Interest
                  Amount for such Class;

                        (C) to the Class M-3 Certificates, any Unpaid Interest
                  Amount for such Class;

                        (D) to the Class M-4 Certificates, any Unpaid Interest
                  Amount for such Class;

                        (E) to the Class M-5 Certificates, any Unpaid Interest
                  Amount for such Class;

                        (F) to the Class M-6 Certificates, any Unpaid Interest
                  Amount for such Class;

                        (G) to the Class B-1 Certificates, any Unpaid Interest
                  Amount for such Class;

                        (H) to the Class B-2 Certificates, any Unpaid Interest
                  Amount for such Class;

                        (I) to the Class B-3 Certificates, any Unpaid Interest
                  Amount for such Class;

                        (J) to the Class B-4 Certificates, any Unpaid Interest
                  Amount for such Class;

                        (K) to the Excess Reserve Fund Account, the amount of
                  any Basis Risk Payment (without regard to Net Swap Receipts) for such Distribution Date;

                        (L) from funds on deposit in the Excess Reserve Fund
                  Account with respect to such Distribution Date, an amount equal to any Basis Risk Carry Forward Amount with respect to the LIBOR Certificates for such Distribution Date to such Classes in the same order and priority as set forth in Section 4.02(a)(i), with the allocation to the Class A Certificates being pro rata based on their respective Basis Risk Carry Forward Amounts;

                        (M) to the Supplemental Interest Trust, the amount of
                  any Defaulted Swap Termination Payment;

                        (N) if applicable, to the Excess Cashflow Account, the
                  remainder of the Class X Distributable Amount not distributed pursuant to Sections 4.02(a)(iii)(A)-(M);

                        (O) to the Holders of the Class X Certificates, the
                  remainder of the Class X Distributable Amount not distributed pursuant to Sections 4.02(a)(iii)(A)-(N);

                        (P) to the Holders of the Class R-2 Certificates, any
                  remaining amount, in respect of Pooling-Tier REMIC-1;

                        (Q) to the Holders of the Class R-1 Certificates, any
                  remaining amount, in respect of Pooling-Tier REMIC-2, the Lower-Tier REMIC and the Upper-Tier REMIC; and

                        (R) to the Holders of the Class R-3 Certificates, any
                  remaining amount, in respect of the Class X REMIC.

            Notwithstanding the foregoing, if the Stepdown Date is the date on which the Class Certificate Balance of the Class A Certificates is reduced to zero, any Principal Distribution Amount remaining after principal distributions to the Class A Certificates pursuant to clause (ii)(A) above will be included as part of the distributions pursuant to clause (ii)(B) above.

            (b) On each Distribution Date, all amounts representing Prepayment Premiums from the Mortgage Loans received during the related Prepayment Period shall be distributed by the Trustee to the holders of the Class P Certificates.

            (c) All principal distributions allocated to the Class A Certificates on any Distribution Date shall be allocated among the Class A-1 Certificate Group and the Class A-2 Certificate Group based on the Class A Principal Allocation Percentage for the Class A-1 Certificate Group and the Class A-2 Certificate Group, as applicable. However, if the Class Certificate Balances of the Class A Certificates in any Class A Certificate Group is reduced to zero, then the remaining amount of principal distributions distributable to the Class A Certificates in that Class A Certificate Group on that Distribution Date, and the amount of principal distributions distributable on all subsequent Distribution Dates, shall be distributed to the Class A Certificates of the other Class A Certificate Group remaining outstanding, in accordance with the principal distribution allocations set forth in this Section 4.02(c), until their respective Class Certificate Balances have been reduced to zero. Any distributions of principal to the Class A-1 Certificate Group shall be made first from Available Funds relating to the Group I Mortgage Loans. Any distributions of principal to the Class A-2 Certificate Group shall be made first from Available Funds relating to the Group II Mortgage Loans.

            Any principal distributions allocated to the Class A-2 Certificate Group are required to be distributed sequentially to the Class A-2A Certificates, until their Class Certificate Balance has been reduced to zero, then to the Class A-2B Certificates, until their Class Certificate Balance has been reduced to zero and then to the Class A-2C Certificates, until their Class Certificate Balance has been reduced to zero.

            Notwithstanding the allocation of principal to the Class A Certificates described in the preceding paragraphs, from and after the Distribution Date on which the aggregate Class Certificate Balances of the Subordinated Certificates and the principal balance of the Class X Certificates have been reduced to zero, any principal distributions allocated to the Class A Certificates are required to be allocated pro rata to the Class A-1 Certificate Group and the Class A-2 Certificate Group, based on their respective Certificate Principal Balances.

            (d) On any Distribution Date, any Relief Act Interest Shortfalls and Net Prepayment Interest Shortfalls for such Distribution Date shall be allocated by the Trustee, pro rata, as a reduction of the Accrued Certificate Interest Distribution Amount for the Class A, Class M and Class B Certificates, based on the amount of interest to which such Classes would otherwise be entitled on such Distribution Date.

            Section 4.03 Monthly Statements to Certificateholders. (a) Not later than each Distribution Date, the Trustee shall make available to each Certificateholder, the Servicer, the Depositor and each Rating Agency a statement setting forth with respect to the related distribution:

            (i) the amount thereof allocable to principal, separately identifying the aggregate amount of any Principal Prepayments and Liquidation Proceeds included therein;

            (ii) the amount thereof allocable to the Coupon Strip Reserve
      Account;

            (iii) the amount thereof allocable to the Excess Cashflow Account;

            (iv) the amount thereof allocable to interest, any Unpaid Interest Amounts included in such distribution and any remaining Unpaid Interest Amounts after giving effect to such distribution, any Basis Risk Carry Forward Amount for such Distribution Date and the amount of all Basis Risk Carry Forward Amounts covered by withdrawals from the Excess Reserve Fund Account on such Distribution Date;

            (v) if the distribution to the Holders of such Class of Certificates is less than the full amount that would be distributable to such Holders if there were sufficient funds available therefor, the amount of the shortfall and the allocation thereof as between principal and interest, including any Basis Risk Carry Forward Amount not covered by amounts in the Excess Reserve Fund Account;

            (vi) the Class Certificate Balance of each Class of Certificates after giving effect to the distribution of principal on such Distribution Date;

            (vii) the Pool Stated Principal Balance for the following Distribution Date;

            (viii) the amount of the Servicing Fees paid to or retained by the Servicer or Subservicer (with respect to the Subservicers, in the aggregate) with respect to such Distribution Date;

            (ix) the Pass-Through Rate for each such Class of Certificates with respect to such Distribution Date;

            (x) the amount of Advances included in the distribution on such Distribution Date and the aggregate amount of Advances reported by the Servicer as outstanding as of the close of business on the Determination Date immediately preceding such Distribution Date;

            (xi) the number and aggregate outstanding principal balances of Mortgage Loans (1) as to which the Scheduled Payment is delinquent 31 to 60 days, 61 to 90 days and 91 or more days, (2) that have become REO Property, (3) that are in foreclosure and (4) that are in bankruptcy, in each case as of the close of business on the last Business Day of the immediately preceding month;

            (xii) for each of the preceding 12 calendar months, or all calendar months since the related Cut-off Date, whichever is less, the aggregate dollar amount of the Scheduled Payments (A) due on all Outstanding Mortgage Loans on each of the Due Dates in each such month and (B) delinquent 60 days or more on each of the Due Dates in each such month;

            (xiii) with respect to all Mortgage Loans that became REO Properties during the preceding calendar month, the aggregate number of such Mortgage Loans and the aggregate Stated Principal Balance of such Mortgage Loans as of the close of business on the Determination Date preceding such Distribution Date and the date of acquisition thereof;

            (xiv) the total number and principal balance of any REO Properties (and market value, if available) as of the close of business on the Determination Date preceding such Distribution Date;

            (xv) whether a Trigger Event has occurred and is continuing (including the calculation of thereof and the aggregate outstanding balance of all 60+ Day Delinquent Mortgage Loans);

            (xvi) the amount of any Basis Risk Carry Forward Amounts paid from the Excess Reserve Fund Account or the Supplemental Interest Trust and the amount of any Upper-Tier Carry Forward Amounts paid from the Supplemental Interest Trust;

            (xvii) in the aggregate and for each Class of Certificates, the aggregate amount of Applied Realized Loss Amounts incurred during the preceding calendar month and aggregate Applied Realized Loss Amounts through such Distribution Date;

            (xviii) the amount of any Net Monthly Excess Cash Flow on such Distribution Date and the allocation thereof to the Certificateholders with respect to Applied Realized Loss Amounts and Unpaid Interest Amounts;

            (xix) the Overcollateralized Amount and Specified Overcollateralized Amount;

            (xx) the amount distributed on the Class P Certificates;

            (xxi) the Cumulative Realized Loss Percentage;

            (xxii) the amount distributed on the Class X Certificates;

            (xxiii) the amount of any Subsequent Recoveries for such Distribution Date;

            (xxiv) the amount of any Net Swap Payments, Net Swap Receipts, Swap Termination Payments or Defaulted Swap Termination Payments; and

            (xxv) the calculations of LIBOR and Swap LIBOR.

            (b) The Trustee's responsibility for providing the above statement to the Certificateholders, each Rating Agency, the Servicer and the Depositor is limited to the availability, timeliness and accuracy of the information derived from the Servicer. The Trustee will provide the above statement via the Trustee's internet website. The Trustee's website will initially be located at https://www.tss.db.com/invr and assistance in using the website can be obtained by calling the Trustee's investor relations desk at 1-800-735-7777. A paper copy of the above statement will also be made available upon request.

            (c) Upon request, within a reasonable period of time after the end of each calendar year, the Trustee shall cause to be furnished to each Person who at any time during the calendar year was a Certificateholder, a statement containing the information set forth in clauses (a)(i) and (a)(ii) of this
Section 4.03 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code as from time to time in effect.

            (d) Not later than the Reporting Date, the Servicer shall furnish to the Trustee and a monthly remittance advice statement (in a format mutually agreed upon by the Servicer and the Trustee) containing such information as shall be reasonably requested by the Trustee to provide the reports required by
Section 4.03(a) as to the accompanying remittance and the period ending on the close of business on the last Business Day of the immediately preceding month (the "Servicer Remittance Report").

            The Servicer shall furnish to the Trustee an individual loan accounting report, as of the last Business Day of each month, to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report (in electronic format) shall be received by the Trustee no later than the Reporting Date, which report shall contain the following:

            (i) with respect to each Scheduled Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any Prepayment Premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 3.25);

            (ii) with respect to each Scheduled Payment, the amount of such remittance allocable to interest;

            (iii) the amount of servicing compensation received by the Servicer during the prior distribution period;

            (iv) the individual and aggregate Stated Principal Balance of the Mortgage Loans;

            (v) the aggregate of any expenses reimbursed to the Servicer during the prior distribution period pursuant to Section 3.11;

            (vi) the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 31 to 60 days, (2) 61 to 90 days, or (3) 91 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

            (vii) each Mortgage Loan which has been altered, modified or varied during such month, and the reason for such modification (i.e., extension of maturity date, Mortgage Interest Rate);

            (viii) with respect to each Liquidated Mortgage Loan, the amount of any Realized Losses for such Mortgage Loan; and

            (ix) any other information reasonably required by the Trustee to enable it to prepare the monthly statement referred to in Section 4.03(a).

            Section 4.04 Certain Matters Relating to the Determination of LIBOR. LIBOR shall be calculated by the Trustee in accordance with the definition of "LIBOR." Until all of the LIBOR Certificates are paid in full, the Trustee will at all times retain at least four Reference Banks for the purpose of determining LIBOR with respect to each LIBOR Determination Date. The Trustee initially shall designate the Reference Banks (after consultation with the Depositor). Each "Reference Bank" shall be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market, shall not control, be controlled by, or be under common control with, the Trustee and shall have an established place of business in London. If any such Reference Bank should be unwilling or unable to act as such or if the Trustee should terminate its appointment as Reference Bank, the Trustee shall promptly appoint or cause to be appointed another Reference Bank (after consultation with the Depositor). The Trustee shall have no liability or responsibility to any Person for (i) the selection of any Reference Bank for purposes of determining LIBOR or (ii) any inability to retain at least four Reference Banks which is caused by circumstances beyond its reasonable control.

            The Pass-Through Rate for each Class of LIBOR Certificates for each Interest Accrual Period shall be determined by the Trustee on each LIBOR Determination Date so long as the LIBOR Certificates are outstanding on the basis of LIBOR and the respective formulae appearing in footnotes corresponding to the LIBOR Certificates in the table relating to the Certificates in the Preliminary Statement. The Trustee shall not have any liability or responsibility to any Person for its inability, following a good-faith reasonable effort, to obtain quotations from the Reference Banks or to determine the arithmetic mean referred to in the definition of LIBOR, all as provided for in this Section 4.04 and the definition of LIBOR. The establishment of LIBOR and each Pass-Through Rate for the LIBOR Certificates by the Trustee shall (in the absence of manifest error) be final, conclusive and binding upon each Holder of a Certificate and the Trustee.

            Section 4.05 Allocation of Applied Realized Loss Amounts. Any Applied Realized Loss Amounts shall be allocated by the Trustee to the most junior Class of Subordinated Certificates then outstanding in reduction of the Class Certificate Balance thereof. In the event Applied Realized Loss Amounts are allocated to any Class of LIBOR Certificates, their Class Principal Balances shall be reduced by the amount so allocated, and no funds will be distributable with respect to the written down amounts (including without limitation Basis Risk Carry Forward Amounts) or with respect to interest on the written down amounts on that Distribution Date or any future Distribution Dates, even if funds are otherwise available for distribution. Notwithstanding the foregoing, the Class Certificate Balance of each Class of Subordinated Certificates that has been previously reduced by Applied Realized Loss Amounts will be increased, in order of seniority, by the amount of the Subsequent Recoveries (but not in excess of the Applied Realized Loss Amount allocated to the applicable Class of Subordinated Certificates).

            Section 4.06 Supplemental Interest Trust. On the Closing Date, the Trustee shall establish and maintain in its name, a separate non-interest bearing trust account for the benefit of the holders of the LIBOR Certificates (the "Supplemental Interest Trust") as a part of the Trust Fund. The Supplemental Interest Trust shall be an Eligible Account, and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trustee held pursuant to this Agreement.

            On any Distribution Date, Swap Termination Payments, Net Swap Payments owed to the Swap Provider and Net Swap Receipts for that Distribution Date will be deposited into the Supplemental Interest Trust. Funds in the Supplemental Interest Trust will be distributed in the following order of priority:

            (i) to the Swap Provider, the sum of (x) all Net Swap Payments and
      (y) any Swap Termination Payment, other than a Defaulted Swap Termination Payment, to the Swap Provider, if any, owed for that Distribution Date;

            (ii) to the LIBOR Certificateholders, to pay Accrued Certificate Interest Distribution Amounts and, if applicable, any Unpaid Interest Amounts as described in Section 4.02(a)(i) and Section 4.02(a)(iii), to the extent unpaid from other Available Funds;

            (iii) to the LIBOR Certificateholders, to pay principal as described in Section 4.02(a)(ii), but only to the extent necessary to maintain the Overcollateralized Amount at the Specified Overcollateralized Amount, after giving effect to payments and distributions from other Available Funds;

            (iv) to the LIBOR Certificateholders, to pay Unpaid Interest Amounts and Basis Risk Carry Forward Amounts as described in Section 4.02(a)(iii), to the extent unpaid from other Available Funds (including Basis Risk Payments on deposit in the Excess Reserve Fund Account);

            (v) to the Swap Provider, any Defaulted Swap Termination Payment owed to the Swap Provider for that Distribution Date; and

            (vi) to the holders of the Class X Certificates, any remaining amounts.

            Upon termination of the Trust, any amounts remaining in the Supplemental Interest Trust shall be distributed pursuant to the priorities set forth in this Section 4.06.

            The Trustee shall account for the Supplemental Interest Trust as an asset of a grantor trust under subpart E, Part I of subchapter J of the Code and not as an asset of any Trust REMIC created pursuant to this Agreement. The beneficial owners of the Supplemental Interest Trust are the Class X Certificateholders. For federal income tax purposes, Net Swap Payments and Swap Termination Payments payable to the Swap Provider shall be deemed to be paid to the Supplemental Interest Trust first, from the Class X REMIC, by the Holder of the Class X Certificates (in respect of the Class IO Interest and, if applicable, Class X Interest) and second, other than any Defaulted Swap Termination Payment, from the Upper-Tier REMIC by the Holders of the applicable Class or Classes of LIBOR Certificates (in respect of Class IO Shortfalls) as and to the extent provided in Section 8.13.

            Any Basis Risk Carry Forward Amounts and, without duplication, Upper-Tier Carry Forward Amounts distributed by the Trustee to the LIBOR Certificateholders shall be accounted for by the Trustee, for federal income tax purposes, as amounts paid first to the Holders of the Class X Certificates in respect of the Class X Interest and (to the extent remaining after payments to the Swap Provider) the Class IO Interest and then to the respective Class or Classes of LIBOR Certificates. In addition, the Trustee shall account for the rights of Holders of each Class of LIBOR Certificates to receive payments of Basis Risk Carry Forward Amounts and, without duplication. Upper-Tier Carry Forward Amounts from the Supplemental Interest Trust (along with Basis Risk Carry Forward Amounts payable from the Excess Reserve Fund Account) as rights in a separate limited recourse interest rate cap contract written by the Class X Certificateholders in favor of Holders of each such Class.

            The Supplemental Interest Trust shall be an "outside reserve fund" for federal income tax purposes and not an asset of any Trust REMIC. Furthermore, the Holders of the Class X Certificates shall be the beneficial owners of the Supplemental Interest Trust for all federal income tax purposes, and shall be taxable on all income earned thereon.

            With respect to the failure of the Swap Provider to perform any of its obligations under the Interest Rate Swap Agreement, the breach by the Swap Provider of any of its representations and warranties made pursuant to the Interest Rate Swap Agreement, or the termination of the Interest Rate Swap Agreement, the Trustee shall send any notices and make any demands, on behalf of the Trust, as are required under the Interest Rate Swap Agreement.

            Section 4.07 Maturity Reserve Accounts. If, on the Distribution Date occurring in August 2015 or on any Distribution Date thereafter, any LIBOR Certificates are outstanding and the aggregate Stated Principal Balance of the Mortgage Loans with original terms to maturity in excess of 30 years is greater than the amount set forth on Schedule V hereto, the Trustee shall establish and maintain in its name, a separate non-interest bearing trust account for the benefit of the holders of the LIBOR Certificates (the "Coupon Strip Reserve Account") as a part of the Trust Fund and deposit an amount equal to the Coupon Strip in accordance with Section 4.02(a)(i)(A)(2) into such Coupon Strip Reserve Account.

            If LIBOR Certificates are outstanding on the Distribution Date in July 2030 or on any Distribution Date thereafter, the Trustee shall establish and maintain in its name, a separate non-interest bearing trust account for the benefit of the holders of the LIBOR Certificates (the "Excess Cashflow Account" and together with the Coupon Strip Reserve Account, the "Maturity Reserve Accounts") as a part of the Trust Fund and deposit the amount set forth in
Section 4.02(a)(iii)(N) into such Excess Cashflow Account.

            Each of the Maturity Reserve Accounts shall be an Eligible Account, and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trustee held pursuant to this Agreement. Each of the Maturity Reserve Accounts shall be an "outside reserve fund" for federal income tax purposes beneficially owned by the Holders of the Class X Certificates, and such Holders of the Class X Certificates shall be taxable on all income or gain with respect thereto, and not an asset of any Trust REMIC. Amounts on deposit in the Maturity Reserve Accounts shall remain uninvested.

            On each Distribution Date, any amounts on deposit in the Maturity Reserve Accounts in excess of the lesser of (i) the aggregate Class Certificate Balances of the LIBOR Certificates or (ii) the aggregate Stated Principal Balance of the Mortgage Loans with original terms to maturity in excess of 30 years, shall be distributed by the Trustee to the Class X Certificates.

            In addition, on the earlier of the Distribution Date in August 2035 and the Distribution Date on which the final distribution of payments from the Mortgage Loans and the other assets in the Trust is expected to be made, funds on deposit in the Maturity Reserve Accounts shall be distributed by the Trustee in the following order of priority:

            (i) concurrently, to the Class A Certificates, pro rata based on their respective Class Certificate Balances, after giving effect to principal distributions on such Distribution Date in accordance with payment priorities in Section 4.02, in reduction on their respective Class Certificate Balances, until their Class Certificate Balances have been reduced to zero;

            (ii) sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4 certificates, in that order, after giving effect to principal distributions on such Distribution Date in accordance with payment priorities in Section 4.02 in reduction on their respective Class Certificate Balances, until their Class Certificate Balances have been reduced to zero;

            (iii) to each Class of LIBOR Certificates, any Accrued Certificate Interest Distribution Amount and any Unpaid Interest Amount for each such Class remaining unpaid after giving effect to the distributions on such Distribution Date in accordance with payment priorities in Section 4.02 in reduction on their respective Class Certificate Balances, until their Class Certificate Balances have been reduced to zero;

            (iv) to each Class of LIBOR Certificates, any Basis Risk Carry Forward Amount for each such Class after giving effect to the distributions on such Distribution Date in accordance with payment priorities in Section 4.02 in reduction on their respective Class Certificate Balances, until their Class Certificate Balances have been reduced to zero;

            (v) to the Class X Certificates, any remaining amount.

            The Trustee shall account for the Maturity Reserve Accounts as assets of a grantor trust under subpart E, Part I of subchapter J of the Code and not as an asset of any Trust REMIC created pursuant to this Agreement. The beneficial owners of the Maturity Reserve Accounts are the Class X Certificateholders. For federal income tax purposes, amounts payable to the LIBOR Certificateholders from the Maturity Reserve Accounts shall be deemed to be paid to the Coupon Strip Reserve Account from the Class X REMIC, by the Holder of the Class X Certificates (in respect of the Class CSIO Interest) and to the Excess Cashflow Account from the Class X REMIC, by the Holder of the Class X Certificates (in respect of the Class X Interest).

            Any amounts distributed by the Trustee to the LIBOR Certificateholders from the Maturity Reserve Account shall be accounted for by the Trustee, for federal income tax purposes, as amounts paid first to the Holders of the Class X Certificates in respect of the Class X Interest and Class CSIO Interest and then to the respective Class or Classes of LIBOR Certificates as a purchase by the Holders of the Class X Certificates of the Upper-Tier Regular Interests represented by the LIBOR Certifcates which shall be treated as outstanding but owned by the Class X Certificates and shall be paid at the time or times as if the related Class of LIBOR Certificates were still outstanding. In addition, the Trustee shall account for the rights of Holders of each Class of LIBOR Certificates to receive payments of from the Maturity Reserve Accounts as rights in a separate contract written by the Class X Certificateholders in favor of Holders of each such Class.

                                   ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. The Certificates shall be substantially in the forms attached hereto as exhibits. The Certificates shall be issuable in registered form, in the minimum denominations, integral multiples in excess thereof (except that one Certificate in each Class may be issued in a different amount which must be in excess of the applicable minimum denomination) and aggregate denominations per Class set forth in the Preliminary Statement.

            The Depositor hereby directs the Trustee to register the Class P, Class C and Class X Certificates in the name of the Depositor or its designee. On a date as to which the Depositor notifies the Trustee, the Depositor hereby directs the Trustee to transfer the Class X and Class P Certificates in the name of the NIM Trustee, or such other name or names as the Depositor shall request, and to deliver the Class X and Class P Certificates to Deutsche Bank National Trust Company, as NIM Trustee, or to such other Person or Persons as the Depositor shall request.

            Subject to Section 9.02 respecting the final distribution on the Certificates, on each Distribution Date the Trustee shall make distributions to each Certificateholder of record on the preceding Record Date either (x) by wire transfer in immediately available funds to the account of such holder at a bank or other entity having appropriate facilities therefor as directed by that Certificateholder by written wire instructions provided to the Trustee or (y), in the event that no wire instructions are provided to the Trustee, by check mailed by first class mail to such Certificateholder at the address of such holder appearing in the Certificate Register.

            The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time such signatures were affixed, authorized to sign on behalf of the Trustee shall bind the Trustee, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of any such Certificates or did not hold such offices at the date of such Certificate. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless authenticated by the Trustee by manual signature, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates shall be dated the date of their authentication. On the Closing Date, the Trustee shall authenticate the Certificates to be issued at the direction of the Depositor, or any affiliate thereof.

            Section 5.02 Certificate Register; Registration of Transfer and Exchange of Certificates. (a) The Trustee shall maintain, or cause to be maintained in accordance with the provisions of Section 5.06, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections
(b) and (c) below and to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. Upon surrender for registration of transfer of any Certificate, the Trustee shall execute and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and aggregate Percentage Interest.

            At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Trustee. Whenever any Certificates are so surrendered for exchange, the Trustee shall execute, authenticate, and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder thereof or his attorney duly authorized in writing. In the event, the Depositor or an Affiliate of the Depositor transfers the Class X Certificates, or a portion thereof, to another Affiliate, it shall notify the Trustee in writing of the affiliated status of the transferee. The Trustee shall have no liability regarding the lack of notice with respect thereto.

            No service charge to the Certificateholders shall be made for any registration of transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates may be required.

            All Certificates surrendered for registration of transfer or exchange shall be cancelled and subsequently destroyed by the Trustee in accordance with the Trustee's customary procedures.

            (b) No transfer of a Private Certificate shall be made unless such transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such state securities laws. Except with respect to (i) the transfer of the Class X, Class P, Class C or Class R Certificates to the Depositor or an Affiliate of the Depositor, (ii) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, in the event that a transfer of a Private Certificate which is a Physical Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer shall certify to the Trustee in writing the facts surrounding the transfer in substantially the form set forth in Exhibit I (the "Transferor Certificate") and either (i) there shall be delivered to the Trustee a letter in substantially the form of Exhibit J (the "Rule 144A Letter") or Exhibit J (the "Non-Rule 144A Investment Letter") or (ii) in the case of the Class X Certificates, there shall be delivered to the Trustee at the expense of the transferor an Opinion of Counsel that such transfer may be made without registration under the Securities Act. In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate. The Depositor shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Trustee and the Servicer shall cooperate with the Depositor in providing the Rule 144A information referenced in the preceding sentence, including providing to the Depositor such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably request to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee and the Depositor and the Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            Except with respect to (i) the transfer of the Class R, Class X, Class C or Class P Certificates to the Depositor or an affiliate of the Depositor, (ii) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, no transfer of an ERISA-Restricted Certificate shall be made unless the Trustee shall have received either (i) a representation from the transferee of such Certificate acceptable to and in form and substance satisfactory to the Trustee (in the event such Certificate is a Private Certificate or a Residual Certificate, such requirement is satisfied only by the Trustee's receipt of a representation letter from the transferee substantially in the form of Exhibit I), to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan subject to
Section 4975 of the Code or a plan subject to any Federal, state or local law ("Similar Law") materially similar to the foregoing provisions of ERISA or the Code, nor a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement (collectively, a "Plan") to effect such transfer, (ii) in the case of an ERISA-Restricted Certificate other than a Residual Certificate, a Class C Certificate or a Class P Certificate that has been the subject of an ERISA-Qualifying Underwriting and the purchaser is an insurance company, a representation that the purchaser is an insurance company that is purchasing such Certificates with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60 or (iii) in the case of any such ERISA-Restricted Certificate other than a Residual Certificate, a Class C Certificate or a Class P Certificate presented for registration in the name of a Plan, an Opinion of Counsel satisfactory to the Trustee, which Opinion of Counsel shall not be an expense of the Trustee, the Depositor, the Servicer or the Trust Fund, addressed to the Trustee, to the effect that the purchase or holding of such ERISA-Restricted Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA, Section 4975 of the Code or any Similar Law and will not subject the Trustee, the Depositor or the Servicer to any obligation in addition to those expressly undertaken in this Agreement or to any liability. For purposes of the preceding sentence, with respect to an ERISA-Restricted Certificate that is not a Private Certificate or a Residual Certificate, in the event the representation letter referred to in the preceding sentence is not furnished, such representation shall be deemed to have been made to the Trustee by the transferee's (including an initial acquirer's) acceptance of the ERISA-Restricted Certificates. Notwithstanding anything else to the contrary herein, (a) any purported transfer of an ERISA Restricted Certificate, other than a Class P Certificate or a Residual Certificate, to or on behalf of an employee benefit plan subject to ERISA, the Code or Similar Law without the delivery to the Trustee of an Opinion of Counsel satisfactory to the Trustee as described above shall be void and of no effect and (b) any purported transfer of a Class P Certificate or Residual Certificate to a transferee that does not make the representation in clause (i) above shall be void and of no effect.

            The Class R, Class C and Class P Certificates may not be sold to any employee benefit plan subject to Title I of ERISA, any plan subject to Section 4975 of the Code, or any plan subject to any Similar Law or any person investing on behalf of or with plan assets of such Plan.

            To the extent permitted under applicable law (including, but not limited to, ERISA), the Trustee shall be under no liability to any Person for any registration of transfer of any ERISA-Restricted Certificate that is in fact not permitted by this Section 5.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the transfer was registered by the Trustee in accordance with the foregoing requirements.

            As long as the Interest Rate Swap Agreement is in effect, each beneficial owner of a Certificate, or any interest therein, shall be deemed to have represented that either (i) it is not a Plan or (ii) the acquisition and holding of the Certificate are eligible for the exemptive relief available under at least one of the Investor-Based Exemptions.

            (c) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

            (i) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee;

            (ii) No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Trustee under subparagraph (b) above, the Trustee shall have been furnished with an affidavit (a "Transfer Affidavit") of the initial owner or the proposed transferee in the form attached hereto as Exhibit G;

            (iii) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate and (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is not a Permitted Transferee;

            (iv) Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section 5.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. The Trustee shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 5.02(b) and this
      Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related Transfer Affidavit, Transferor Certificate and the Rule 144A Letter. The Trustee shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact not a Permitted Transferee at the time it became a Holder or, at such subsequent time as it became other than a Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Trustee shall be paid and delivered by the Trustee to the last preceding Permitted Transferee of such Certificate; and

            (v) The Depositor shall use its best efforts to make available, upon receipt of written request from the Trustee, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is not a Permitted Transferee.

            The restrictions on Transfers of a Residual Certificate set forth in this Section 5.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Trustee of an Opinion of Counsel, which Opinion of Counsel shall not be an expense of the Trust Fund, the Depositor, the Trustee, or any Servicer, to the effect that the elimination of such restrictions will not cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement which, based on an Opinion of Counsel furnished to the Trustee, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is not a Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate which is held by a Person that is not a Permitted Transferee to a Holder that is a Permitted Transferee.

            (d) The preparation and delivery of all certificates and opinions referred to above in this Section 5.02 in connection with transfer shall be at the expense of the parties to such transfers.

            (e) Except as provided below, the Book-Entry Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of the Certificates may not be transferred by the Trustee except to another Depository; (ii) the Depository shall maintain book-entry records with respect to the Certificate Owners and with respect to ownership and transfers of such Book-Entry Certificates; (iii) ownership and transfers of registration of the Book-Entry Certificates on the books of the Depository shall be governed by applicable rules established by the Depository;
(iv) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (v) the Trustee shall deal with the Depository, Depository Participants and indirect participating firms as representatives of the Certificate Owners of the Book-Entry Certificates for purposes of exercising the rights of holders under this Agreement, and requests and directions for and votes of such representatives shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and
(vi) the Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants and furnished by the Depository Participants with respect to indirect participating firms and persons shown on the books of such indirect participating firms as direct or indirect Certificate Owners.

            All transfers by Certificate Owners of Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

            If (x) (i) the Depository or the Depositor advises the Trustee in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (ii) the Trustee or the Depositor is unable to locate a qualified successor, or (y) the Depositor notifies the Depository of its intent to terminate the book-entry system through the Depository and, upon receipt of notice of such intent from the Depository, the Depository Participants holding beneficial interests in the Book-Entry Certificates agree to initiate such termination, the Trustee shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of definitive, fully-registered Certificates (the "Definitive Certificates") to Certificate Owners requesting the same. Upon surrender to the Trustee of the related Class of Certificates by the Depository, accompanied by the instructions from the Depository for registration, the Trustee shall issue the Definitive Certificates. None of the Servicer, the Depositor or the Trustee shall be liable for any delay in delivery of such instruction and each may conclusively rely on, and shall be protected in relying on, such instructions. The Depositor shall provide the Trustee with an adequate inventory of Certificates to facilitate the issuance and transfer of Definitive Certificates. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Trustee, to the extent applicable with respect to such Definitive Certificates and the Trustee shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder; provided, that the Trustee shall not by virtue of its assumption of such obligations become liable to any party for any act or failure to act of the Depository.

            (f) Each Private Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer and accompanied by IRS Form W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9 in form satisfactory to the Trustee and the Certificate Registrar, duly executed by the Certificateholder or his attorney duly authorized in writing. Each Certificate presented or surrendered for registration of transfer or exchange shall be cancelled and subsequently disposed of by the Certificate Registrar in accordance with its customary practice. No service charge shall be made for any registration of transfer or exchange of Private Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Private Certificates.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(a) any mutilated Certificate is surrendered to the Trustee, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Depositor, the Servicer, and the Trustee such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of notice to the Trustee that such Certificate has been acquired by a bona fide purchaser, the Trustee shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this Section 5.03, the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Persons Deemed Owners. The Servicer, the Trustee, the Depositor, and any agent of the Servicer, the Depositor or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Servicer, the Trustee, the Depositor or any agent of the Servicer, the Depositor or the Trustee shall be affected by any notice to the contrary.

            Section 5.05 Access to List of Certificateholders' Names and Addresses. If three or more Certificateholders (a) request such information in writing from the Trustee, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates, and (c) provide a copy of the communication which such Certificateholders propose to transmit, or if the Depositor or the Servicer shall request such information in writing from the Trustee, then the Trustee shall, within ten Business Days after the receipt of such request, provide the Depositor, the Servicer or such Certificateholders at such recipients' expense the most recent list of the Certificateholders of such Trust Fund held by the Trustee, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Trustee shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Maintenance of Office or Agency. The Trustee will maintain or cause to be maintained at its expense an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange. The Trustee initially designates its offices located at DB Services Tennessee, 648 Grassmere Park Road, Nashville, Tennessee 37211-3658, Attention:
Transfer Unit, for purposes of certificate transfers, and DB Services Tennessee, 648 Grassmere Park Road, Nashville, Tennessee 37211-3658, Attention: Securities Payment Unit, for purposes of the surrender of certificates for the final distribution. The Trustee will give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

                                   ARTICLE VI

                         THE DEPOSITOR AND THE SERVICERS

            Section 6.01 Respective Liabilities of the Depositor and the Servicer. The Depositor and the Servicer shall each be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by them herein.

            Section 6.02 Merger or Consolidation of the Depositor or the Servicer. The Depositor and the Servicer will each keep in full effect its existence, rights and franchises as a Delaware corporation and a national banking association, as the case may be, under the laws of the United States or under the laws of one of the states thereof and will each obtain and preserve its qualification to do business as a foreign corporation or limited partnership, as applicable, in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            Any Person into which the Depositor or the Servicer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Depositor or the Servicer shall be a party, or any person succeeding to the business of the Depositor or the Servicer, shall be the successor of the Depositor or the Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person to the Servicer shall be qualified to sell mortgage loans to, and to service mortgage loans on behalf of, Fannie Mae or Freddie Mac, and meets the requirements of Section 7.02, and provided, further, that such merger, consolidation or succession does not adversely affect the then current rating or ratings on the LIBOR Certificates.

            Section 6.03 Limitation on Liability of the Depositor, the Servicer and Others. Neither the Depositor, the Servicer nor any of their respective directors, officers, employees or agents shall be under any liability to the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicer or any such Person against any breach of representations or warranties made by it herein or protect the Depositor, the Servicer or any such Person from any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith or negligence (or gross negligence in the case of the Depositor) in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor, the Servicer and any director, officer, employee or agent of the Depositor and the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Servicer and any director, officer, employee, Affiliate or agent of the Depositor and the Servicer shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense incurred in connection with any audit, controversy or judicial proceeding relating to a governmental taxing authority or any legal action relating to this Agreement or the Certificates or any other unanticipated or extraordinary expense, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence (or gross negligence in the case of the Depositor) in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. Neither the Depositor nor the Servicer shall be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that each of the Depositor and the Servicer may in its discretion undertake any such action (or direct the Trustee to undertake such actions pursuant to Section 2.07 for the benefit of the Certificateholders) that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and interests of the Trustee and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, and the Servicer shall be entitled to be reimbursed therefor out of the related Collection Account.

            Section 6.04 Limitation on Resignation of the Servicer. (a) The Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except (i) by mutual consent of the Servicer, the Depositor and the Trustee or (ii) upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer under clause (ii) above shall be evidenced by an Opinion of Counsel to such effect delivered to the Depositor and the Trustee which Opinion of Counsel shall be in form and substance acceptable to the Depositor and the Trustee. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder.

            Section 6.05 Additional Indemnification by the Servicer; Third Party Claims. The Servicer shall indemnify the Depositor and any Affiliate, director, officer, employee or agent of the Depositor and the Trustee and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to any breach by the Servicer of (i) any of its representations and warranties referred to in Section 2.03(a), (ii) any error in any tax or information return prepared by the Servicer, or (iii) the failure of the Servicer to perform its duties and service the Mortgage Loans in compliance with the terms of this Agreement. The Servicer immediately shall notify the Depositor and the Trustee if such claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Depositor and the Trustee) the defense of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Depositor, or the Trustee in respect of such claim. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Servicer.

                                  ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default. "Event of Default," wherever used herein, means any one of the following events:

            (a) any failure by the Servicer to remit to the Trustee any payment required to be made under the terms of this Agreement which continues unremedied for a period of one Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor, or by the Trustee, or to the Servicer, the Depositor and the Trustee by Certificateholders entitled to at least 25% of the Voting Rights; or

            (b) the failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement, which continues unremedied for a period of thirty days (except that such number of days shall be ten days in the case of a failure to observe or perform any of the obligations set forth in Sections 3.22, 3.23 or 8.12) after the earlier of (i) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor or by the Trustee, or to the Servicer, the Depositor and the Trustee by Certificateholders of Certificates entitled to at least 25% of the Voting Rights and (ii) actual knowledge of such failure by a Servicing Officer of the Servicer; provided, however, that in the case of a failure or breach that cannot be cured within 30 days after notice or actual knowledge by the Servicer, the cure period may be extended for an additional 30 days upon delivery by the Servicer to the Trustee of a certificate to the effect that the Servicer believes in good faith that the failure or breach can be cured within such additional time period and the Servicer is diligently pursuing remedial action; or

            (c) the failure by the Servicer, in any month, to deliver the Servicer Remittance Report to the Trustee, and such failure continues uncured for more than 30 days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor or by the Trustee, or to the Servicer, the Depositor and the Trustee by Certificateholders entitled to at least 25% of the Voting Rights; or

            (d) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

            (e) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

            (f) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (g) [reserved]; or

            (h) any failure of the Servicer to make any P&I Advance on any Remittance Date required to be made from its own funds pursuant to Section 4.01 which continues unremedied for one Business Day immediately following the Remittance Date; or

            (i) [reserved]; or

            (j) a breach of any representation and warranty of the Servicer referred to in Section 2.03(a), which materially and adversely affects the interests of the Certificateholders and which continues unremedied for a period of thirty days after the date upon which written notice of such breach is given to the Servicer by the Trustee or by the Depositor, or to the Servicer, the Trustee and the Depositor by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates; or

            (k) with respect the Servicer, any reduction, withdrawal or qualification of the servicer rating of the Servicer by any rating agency which results in the inability of the Servicer to act as a primary or special servicer for any mortgage-backed or asset-backed transaction rated or to be rated by any rating agency.

            If an Event of Default described in clauses (a) through (k) of this
Section 7.01 shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, or at the direction of Certificateholders entitled to a majority of the Voting Rights the Trustee shall, by notice in writing to the Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans serviced by the Servicer and the proceeds thereof, other than its rights as a Certificateholder hereunder; provided, however, that the Trustee shall not be required to give written notice to the Servicer of the occurrence of an Event of Default described in clauses
(b) through (h), (j) and (k) of this Section 7.01 unless and until a Responsible Officer of the Trustee has actual knowledge of the occurrence of such an Event of Default. In the event that a Responsible Officer of the Trustee has actual knowledge of the occurrence of an Event of Default described in clause (a) of this Section 7.01, the Trustee shall give written notice to the Servicer of the occurrence of such an event within one Business Day of the first day on which such Responsible Officer obtains actual knowledge of such occurrence; provided that failure to give such notice shall not constitute a waiver of such Event of Default. The Trustee, upon a Responsible Officer having actual knowledge of such default, shall deliver a written notice to the Servicer of the default on any Remittance Date on which the Servicer fails to make any deposit or payment required pursuant to this Agreement (including, but not limited to Advances, to the extent required by this Agreement); provided, however, that if an Event of Default occurs due to the failure of the Servicer to make an Advance to the extent required, the Trustee, as successor Servicer, or another successor Servicer shall, prior to the next Distribution Date, immediately make such Advance. Any such notice to the Servicer shall also be given to each Rating Agency and the Depositor. Notwithstanding any other provision of this Agreement, any remedy with respect to clauses (a) or (h) of this Section 7.01 shall be effective only if taken no later than 8:00 AM Eastern time on the Business Day immediately following (i) with respect to clause (a) of this Section 7.01, the date of written notice to the Servicer, or (ii) with respect to clause (h) of this Section 7.01, the related Remittance Date. On and after the receipt by the Servicer of such written notice, all authority and power of the Servicer hereunder, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee. The Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Unless expressly provided in such written notice, no such termination shall affect any obligation of the Servicer to pay amounts owed pursuant to Article VIII. The Servicer agrees to cooperate with the Trustee in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to the Trustee of all cash amounts which shall at the time be credited to the related Collection Account of such predecessor Servicer, or thereafter be received with respect to the Mortgage Loans.

            Notwithstanding any termination of the activities of the Servicer hereunder, the Servicer shall be entitled to receive from the Trust Fund, prior to transfer of its servicing obligations hereunder, payment of all accrued and unpaid portion of the Servicing Fees to which the Servicer would have been entitled and to continue to receive reimbursement for all outstanding P&I Advances and Servicing Advances, including Servicing Advances incurred prior to but not invoiced until after the date of termination, in accordance with the terms of this Agreement. In addition, the Servicer shall continue to be entitled to the benefits of Section 6.03, notwithstanding any termination hereunder, with respect to events occurring prior to such termination.

            Section 7.02 Trustee to Act; Appointment of Successor. On and after the time the Trustee gives, and the Servicer receives a notice of termination pursuant to Section 7.01, the Trustee shall, subject to and to the extent provided in Sections 3.06 and 7.03, and subject to the rights of the Trustee to appoint a successor Servicer, be the successor to the Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for herein and shall immediately assume all of the obligations of the Servicer to make P&I Advances and Servicing Advances as successor Servicer and shall assume and be subject to all the other responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof and applicable law as soon as practicable but in no event later than 90 days after the receipt by the Servicer of the notice of termination pursuant to Section
7.01. As compensation therefor, the Trustee shall be entitled to all funds relating to the Mortgage Loans that the Servicer would have been entitled to charge to its Collection Account if the Servicer had continued to act hereunder including, if the Servicer was receiving the Servicing Fee, the Servicing Fee and the income on investments or gain related to its Collection Account (in addition to income on investments or gain related to the Distribution Account for the benefit of the Trustee as provided herein). Notwithstanding the foregoing, if the Trustee has become the successor to the Servicer in accordance with this Section 7.02, the Trustee may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making P&I Advances and Servicing Advances pursuant to Section 4.01 or if it is otherwise unable to so act, or, at the written request of Certificateholders entitled to a majority of the Voting Rights, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. No such appointment of a successor to the Servicer hereunder shall be effective until the Depositor shall have consented thereto. Any successor to the Servicer shall be an institution which is a Fannie Mae- and Freddie Mac-approved seller/servicer in good standing, which has a net worth of at least $30,000,000, which is willing to service the Mortgage Loans and which executes and delivers to the Depositor and the Trustee an agreement accepting such delegation and assignment, containing an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of the terminated Servicer (other than liabilities of the terminated Servicer under Section 6.03 incurred prior to termination of the Servicer under Section 7.01), with like effect as if originally named as a party to this Agreement; provided, that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced, as a result of such assignment and delegation. Pending appointment of a successor to the Servicer hereunder, the Trustee, unless the Trustee is prohibited by law from so acting, shall, subject to Section 3.05, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it, the Depositor and such successor shall agree; provided, however, that no such compensation shall be in excess of the Servicing Fee and amounts paid to the predecessor Servicer from investments. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Trustee nor any other successor Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the predecessor Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

            In the event that the Servicer is terminated pursuant to Section 7.01, the terminated Servicer shall provide notices to the Mortgagors, transfer the Servicing Files to a successor Servicer and pay all of its own out-of-pocket costs and expenses related to such obligations. In addition, all Servicing Transfer Costs incurred by parties other than the terminated Servicer shall be paid by the terminated Servicer promptly upon presentation of reasonable documentation of such costs. If such predecessor Servicer defaults in its obligations to pay such costs, such costs shall be paid by the successor Servicer (in which case the successor Servicer shall be entitled to reimbursement therefor from the Trust Fund or if the successor Servicer fails to pay, the Trustee pays such amounts from the Trust Fund.). If the Trustee is the predecessor Servicer (except in the case where the Trustee in its role as successor Servicer is being terminated pursuant to Section 7.01 by reason of an Event of Default caused solely by the Trustee as the successor Servicer and not by the predecessor Servicer's actions or omissions), such costs shall be paid by the prior terminated Servicer promptly upon presentation of reasonable documentation of such costs.

            Any successor to the Servicer as servicer shall give notice to the Mortgagors of such change of Servicer, in accordance with applicable federal and state law, and shall, during the term of its service as Servicer, maintain in force the policy or policies that the Servicer is required to maintain pursuant to Section 3.13.

            Any such successor Servicer shall be required to satisfy the requirements of a successor Servicer under this Section 7.02.

            Section 7.03 Notification to Certificateholders. (a) Upon any termination of or appointment of a successor to the Servicer, the Trustee shall give prompt written notice thereof to Certificateholders, and to each Rating Agency.

            (b) Within 60 days after the occurrence of any Event of Default, the Trustee shall transmit by mail to all Certificateholders, and each Rating Agency notice of each such Event of Default hereunder known to the Trustee, unless such Event of Default shall have been cured or waived.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

            Section 8.01 Duties of the Trustee. The Trustee, before the occurrence of an Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. In case an Event of Default has occurred and remains uncured, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement shall examine them to determine whether they are in the form required by this Agreement. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order, or other instrument.

            No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own bad faith or willful misfeasance.

            Unless an Event of Default known to the Trustee has occurred and is continuing,

            (a) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of the duties and obligations specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, and the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement which it believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (b) the Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is finally proven that the Trustee was negligent in ascertaining the pertinent facts; and

            (c) the Trustee shall not be liable with respect to any action taken, suffered, or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement.

            Section 8.02 Certain Matters Affecting the Custodians and the Trustee. Except as otherwise provided in Section 8.01:

            (a) the applicable Custodian and the Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, officer's certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the applicable Custodian nor the Trustee shall have any responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (b) the applicable Custodian and the Trustee may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

            (c) neither the applicable Custodian nor the Trustee shall be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, nor shall either the Trustee or the applicable Custodian be liable for acts or omissions of the other;

            (d) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates;

            (e) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, accountants or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agents, accountants or attorneys appointed with due care by it hereunder; provided that the Trustee shall not be responsible for any act or omission of the applicable Custodian;

            (f) neither the applicable Custodian nor the Trustee shall be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it;

            (g) the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement (other than as issuer of the investment security and except with respect to the investment of funds in the Distribution Account not made at the direction of the Depositor during the Trustee Float Period);

            (h) the Trustee shall not be deemed to have knowledge of an Event of Default until a Responsible Officer of the Trustee shall have received written notice thereof except as otherwise provided in Section 7.01; and

            (i) the Trustee shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

            Section 8.03 Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Agreement or of the Certificates or of any Mortgage Loan or related document other than with respect to the Trustee's execution and authentication of the Certificates. The Trustee shall not be accountable for the use or application by the Depositor or the Servicer of any funds paid to the Depositor or the Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account by the Depositor or the Servicer.

            The Trustee shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Servicer).

            The Trustee executes the Certificates not in its individual capacity but solely as Trustee of the Trust Fund created by this Agreement, in the exercise of the powers and authority conferred and vested in it by this Agreement. Each of the undertakings and agreements made on the part of the Trustee on behalf of the Trust Fund in the Certificates is made and intended not as a personal undertaking or agreement by the Trustee but is made and intended for the purpose of binding only the Trust Fund.

            Section 8.04 Trustee May Own Certificates. The Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if it were not the Trustee.

            Section 8.05 Trustee's Fees and Expenses. As compensation for its activities under this Agreement, the Trustee may withdraw from the Distribution Account on each Distribution Date the Trustee Fee for the Distribution Date and, during the Trustee Float Period, any interest or investment income earned on funds deposited in the Distribution Account. The Trustee, the applicable Custodian and any director, officer, employee, or agent of the Trustee or the applicable Custodian shall be indemnified by the Trust Fund and held harmless against any loss, liability, or expense (including reasonable attorneys' fees) incurred in connection with any claim or legal action relating to:

            (a) this Agreement,

            (b) the Certificates, or

            (c) the performance of any of the Trustee's or the applicable Custodian's duties under this Agreement,

other than any loss, liability, or expense (i) resulting from any breach of the Servicer's obligations in connection with this Agreement for which the Servicer has performed its obligation to indemnify the Trustee pursuant to Section 6.05,
(ii) resulting from any breach of the Fremont's obligations, EquiFirst's obligations or the Purchaser's obligations in connection with this Agreement, the Fremont Agreements, the EquiFirst Agreements or the Representations and Warranties Agreement for which Fremont, EquiFirst or the Purchaser, as applicable, has performed its obligation to indemnify the Trustee pursuant, or
(iii) incurred because of willful misfeasance, bad faith, or negligence in the performance of any of the Trustee's or the applicable Custodian's duties under this Agreement. This indemnity shall survive the termination of this Agreement or the resignation or removal of the Trustee under this Agreement. Without limiting the foregoing, except as otherwise agreed upon in writing by the Depositor and the Trustee, and except for any expense, disbursement, or advance arising from the Trustee's negligence, bad faith, or willful misfeasance, the Trust Fund shall pay or reimburse the Trustee, for all reasonable expenses, disbursements, and advances incurred or made by the Trustee in accordance with this Agreement with respect to:

            (A) the reasonable compensation, expenses, and disbursements of its counsel not associated with the closing of the issuance of the Certificates; and

            (B) the reasonable compensation, expenses, and disbursements of any accountant, engineer, or appraiser that is not regularly employed by the Trustee, to the extent that the Trustee must engage them to perform services under this Agreement.

            Except as otherwise provided in this Agreement or a separate letter agreement between the Trustee and the Depositor, the Trustee shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by the Trustee in the ordinary course of its duties as Trustee, Registrar, or paying agent under this Agreement or for any other expenses incurred by the Trustee; provided, however, no expense shall be reimbursed hereunder if it would not constitute an "unanticipated expense incurred by the REMIC" within the meaning of the REMIC Provisions.

            Section 8.06 Eligibility Requirements for the Trustee. The Trustee hereunder shall at all times be a corporation or association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating which would not cause any of the Rating Agencies to reduce their respective then current ratings of the Certificates (or having provided such security from time to time as is sufficient to avoid such reduction) as evidenced in writing by each Rating Agency. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with this Section 8.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07. The entity serving as Trustee may have normal banking and trust relationships with the Depositor and its affiliates or the Servicer and their affiliates; provided, however, that such entity cannot be an affiliate of the Depositor or the Servicer other than the Trustee in its role as successor to the Servicer.

            Section 8.07 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice of resignation to the Depositor, the Servicer, and each Rating Agency not less than 60 days before the date specified in such notice, when, subject to Section 8.08, such resignation is to take effect, and acceptance by a successor trustee in accordance with Section 8.08 meeting the qualifications set forth in Section 8.06. If no successor trustee meeting such qualifications shall have been so appointed and have accepted appointment within 30 days after the giving of such notice or resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            If at any time the Trustee shall cease to be eligible in accordance with Section 8.06 and shall fail to resign after written request thereto by the Depositor, or if at any time the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different trustee, then the Depositor or the Servicer may remove the Trustee and appoint a successor trustee by written instrument, in triplicate, one copy of which shall be delivered to the Trustee, one copy to the Servicer and one copy to the successor trustee.

            The Holders of Certificates entitled to a majority of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which shall be delivered by the successor Trustee to the Servicer, one complete set to the Trustee so removed and one complete set to the successor so appointed. The successor trustee shall notify each Rating Agency of any removal of the Trustee.

            Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to this Section 8.07 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 8.08.

            Section 8.08 Successor Trustee. Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee and the Servicer an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The Depositor, the Servicer and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties, and obligations.

            No successor trustee shall accept appointment as provided in this
Section 8.08 unless at the time of its acceptance, the successor trustee is eligible under Section 8.06 and its appointment does not adversely affect the then current rating of the Certificates.

            Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

            Section 8.09 Merger or Consolidation of the Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee, shall be the successor of the Trustee hereunder; provided, that such corporation shall be eligible under Section 8.06 without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.10 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this
Section 8.10, such powers, duties, obligations, rights and trusts as the Servicer and the Trustee may consider appropriate. If the Servicer shall not have joined in such appointment within 15 days after the receipt by the Servicer of a request to do so, or in the case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under Section 8.08.

            Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (a) To the extent necessary to effectuate the purposes of this
Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee under this Agreement to advance funds on behalf of the Servicer, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the applicable Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

            (b) No trustee hereunder shall be held personally liable because of any act or omission of any other trustee hereunder and such appointment shall not, and shall not be deemed to, constitute any such separate trustee or co-trustee as agent of the Trustee;

            (c) The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee; and

            (d) The Trust Fund, and not the Trustee, shall be liable for the payment of reasonable compensation, reimbursement and indemnification to any such separate trustee or co-trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the separate trustees and co-trustees, when and as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Servicer and the Depositor.

            Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            Section 8.11 Tax Matters. It is intended that the assets with respect to which any REMIC election pertaining to the Trust Fund is to be made, as set forth in the Preliminary Statement, shall constitute, and that the conduct of matters relating to such assets shall be such as to qualify such assets as, a "real estate mortgage investment conduit" as defined in and in accordance with the REMIC Provisions. In furtherance of such intention, the Trustee covenants and agrees that it shall act as agent (and the Trustee is hereby appointed to act as agent) on behalf of each Trust REMIC described in the Preliminary Statement and that in such capacity it shall:

            (a) prepare and file in a timely manner, a U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare and file with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each Trust REMIC described in the Preliminary Statement containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby;

            (b) within thirty days of the Closing Date, the Trustee will apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for all tax entities and shall also furnish to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

            (c) make an election that each of Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC, the Upper-Tier REMIC and the Class X REMIC be treated as a REMIC on the federal tax return for its first taxable year (and, if necessary, under applicable state law);

            (d) prepare and forward to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including the calculation of any original issue discount using the prepayment assumption (as described in the Prospectus Supplement);

            (e) provide information necessary for the computation of tax imposed on the transfer of a Residual Certificate to a Person that is not a Permitted Transferee (a "Non-Permitted Transferee"), or an agent (including a broker, nominee or other middleman) of a Non-Permitted Transferee, or a pass-through entity in which a Non-Permitted Transferee is the record holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax);

            (f) to the extent that they are under its control, conduct matters relating to such assets at all times that any Certificates are outstanding so as to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions;

            (g) not knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of any Trust REMIC created hereunder;

            (h) pay, from the sources specified in the second to last paragraph of this Section 8.11, the amount of any federal or state tax, including prohibited transaction taxes as described below, imposed on each Trust REMIC before its termination when and as the same shall be due and payable (but such obligation shall not prevent the Trustee or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Trustee from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings);

            (i) cause federal, state or local income tax or information returns to be signed by the Trustee or such other person as may be required to sign such returns by the Code or state or local laws, regulations or rules; and

            (j) maintain records relating to each of the Trust REMICs, including the income, expenses, assets, and liabilities thereof on a calendar year basis and on the accrual method of accounting and the fair market value and adjusted basis of the assets determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information.

            The Holder of the largest Percentage Interest of the Class R-2 Certificates shall act as Tax Matters Person for Pooling-Tier REMIC-1, the holder of the largest Percentage Interest of the Class R-1 Certificates shall act as the Tax Matters Person for Pooling-Tier REMIC-2, the Lower-Tier REMIC and the Upper-Tier REMIC, and the Holder of the largest Percentage Interest of the Class R-3 Certificates shall act as Tax Matters Person for the Class X REMIC, in each case, within the meaning of Treasury Regulations Section 1.860F-4(d), and the Trustee is hereby designated as agent of such Certificateholders for such purpose (or if the Trustee is not so permitted, such Holder shall be the Tax Matters Person in accordance with the REMIC Provisions). In such capacity, the Trustee shall, as and when necessary and appropriate, represent any Trust REMIC in any administrative or judicial proceedings relating to an examination audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of any Trust REMIC, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of any Trust REMIC, and otherwise act on behalf of each Trust REMIC in relation to any tax matter or controversy involving it.

            The Trustee shall treat the rights of the Class P Certificateholders to receive Prepayment Premiums, the rights of the Class X Certificateholders to receive amounts from the Excess Reserve Fund Account, the Supplemental Interest Trust (subject to the obligation to pay Basis Risk Carry Forward Amounts and Upper-Tier Carry Forward Amounts), the Maturity Reserve Accounts (subject to the obligation to make the payments required by Section 4.07 to the LIBOR Certificateholders) and the rights of the LIBOR Certificateholders to receive Basis Risk Carry Forward Amounts, Upper-Tier Carry Forward Amounts and amounts from the Maturity Reserve Accounts as the beneficial ownership of interests in a grantor trust and not as obligations of any Trust REMIC created hereunder, for federal income tax purposes. The Trustee shall file or cause to be filed with the Internal Revenue Service Form 1041 or such other form as may be applicable and shall furnish or cause to be furnished, to the Class P, Class X Certificateholders and the LIBOR Certificateholders, the respective amounts described above that are received, in the time or times and in the manner required by the Code.

            To enable the Trustee to perform its duties under this Agreement, the Depositor shall provide to the Trustee within ten days after the Closing Date all information or data that the Trustee requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including the price, yield, prepayment assumption, and projected cash flows of the Certificates and the Mortgage Loans. Moreover, the Depositor shall provide information to the Trustee concerning the value, if any, to each Class of LIBOR Certificates of the right to receive Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account and Basis Risk Carry Forward Amounts or Upper-Tier Carry Forward Amounts from the Supplemental Interest Trust. Thereafter, the Depositor shall provide to the Trustee promptly upon written request therefor any additional information or data that the Trustee may, from time to time, reasonably request to enable the Trustee to perform its duties under this Agreement; provided, however, that the Depositor shall not be required to provide any information regarding the Mortgage Loans after the Closing Date or any information that the Servicer is required to provide to the Trustee pursuant to this Agreement. The Depositor hereby indemnifies the Trustee for any losses, liabilities, damages, claims, or expenses of the Trustee arising from any errors or miscalculations of the Trustee that result from any failure of the Depositor to provide, pursuant to this paragraph, accurate information or data to the Trustee on a timely basis.

            The Trustee shall not (i) cause the creation of any interests in any Trust REMIC other than the regular and residual interests set forth in the Preliminary Statement, (ii) receive any amount representing a fee or other compensation for services (except as otherwise permitted by this Agreement) or
(iii) otherwise knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, or the tax on "net income from foreclosure property") unless the Trustee receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, at the expense of the Trust Fund, but in no event at the expense of the Trustee) to the effect that the contemplated action will not, with respect to the Trust Fund, result in the imposition of a tax upon any Trust REMIC created hereunder or endanger the status of any Trust REMIC.

            If any tax is imposed on "prohibited transactions" of any Trust REMIC as defined in Section 860F(a)(2) of the Code, on the "net income from foreclosure property" of the Pooling-Tier REMIC-1 as defined in Section 860G(c) of the Code, on any contribution to any Trust REMIC after the Start-up Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including, if applicable, any minimum tax imposed on any Trust REMIC pursuant to Sections 23153 and 24874 of the California Revenue and Taxation Code, if not paid as otherwise provided for herein, the tax shall be paid by (i) the Trustee if such tax arises out of or results from negligence of the Trustee in the performance of any of its obligations under this Agreement, (ii) the Servicer, in the case of any such minimum tax, and otherwise if such tax arises out of or results from a breach by the Servicer of any of its obligations under this Agreement, (iii) the Purchaser if such tax arises out of or results from the Purchaser's obligation to repurchase a Mortgage Loan pursuant to the Representations and Warranties Agreement, EquiFirst if such tax arises out of or results from the Purchaser's obligation to repurchase a Mortgage Loan pursuant to the EquiFirst Agreements or Fremont if such tax arises out of or results from the Purchaser's obligation to repurchase a Mortgage Loan pursuant to the Fremont Agreements or
(iv) in all other cases, or if the Trustee, the Servicer or the Purchaser fails to honor its obligations under the preceding clause (i), (ii), or (iii), any such tax will be paid with amounts otherwise to be distributed to the Certificateholders, as provided in Section 4.02(a).

            For as long as each Trust REMIC shall exist, the Trustee shall act in accordance with this Agreement and shall comply with any directions of the Depositor or the Servicer as provided herein so as to assure such continuing treatment. The Trustee shall not (a) sell or permit the sale of all or any portion of the Mortgage Loans unless pursuant to a repurchase or substitution in accordance with this Agreement, or of any investment of deposits in an Account, and (b) accept any contribution to any Trust REMIC after the Startup Day without receipt of a REMIC Opinion.

            Section 8.12 Periodic Filings. (a) The Trustee and the Servicer shall reasonably cooperate with the Depositor in connection with the Trust's satisfying the reporting requirements under the Exchange Act. The Trustee shall prepare on behalf of the Trust any Forms 8-K and 10-K customary for similar securities as required by the Exchange Act and the Rules and Regulations of the Securities and Exchange Commission thereunder, and the Trustee shall sign and file (via the Securities and Exchange Commission's Electronic Data Gathering and Retrieval System) such Forms on behalf of the Depositor, if an officer of the Depositor signs the Certification pursuant to paragraph (b) of this Section 8.12, or otherwise on behalf of the Trust. In the event the Trustee is signing on behalf of the Depositor pursuant to the preceding sentence, the Depositor hereby grants to the Trustee a limited power of attorney to execute and file each such document on behalf of the Depositor. Such power of attorney shall continue until the earlier of either (i) receipt by the Trustee from the Depositor of written termination of such power of attorney and (ii) the termination of the Trust. Notwithstanding the foregoing, the Trustee shall prepare such Form 10-K to be signed by the Depositor and the Depositor shall sign such form unless the Securities and Exchange Commission has indicated that it will accept a Certification signed by the Depositor where the related Form 10-K is signed by the Trustee on behalf of the Depositor.

            (b) The Depositor shall prepare or cause to be prepared and file the current Report on Form 8-K attaching this Agreement as an exhibit and, thereafter, each Form 8-K shall be filed by the Trustee within 15 days after each Distribution Date, including a copy of the statement to the Certificateholders for such Distribution Date as an exhibit thereto. On or prior to March 30th of each year (or such earlier date as may be required by the Exchange Act and the Rules and Regulations of the Securities and Exchange Commission), the Trustee shall file a Form 10-K, in substance as required by applicable law or applicable Securities and Exchange Commission staff's interpretations. Such Form 10-K shall include as exhibits the Servicer's annual statement of compliance described under Section 3.22 and the accountant's report described under Section 3.23, in each case to the extent they have been timely delivered to the Trustee (and upon which the Trustee may rely in delivering its certification hereunder). If they are not so timely delivered, the Trustee shall file an amended Form 10-K including such documents as exhibits reasonably promptly after they are delivered to the Trustee. The Trustee shall have no liability with respect to any failure to properly prepare or file such periodic reports resulting from or relating to the Trustee's inability or failure to obtain any information not resulting from its own negligence, willful misconduct or bad faith. The Form 10-K shall also include a certification in the form attached hereto as Exhibit O (the "Certification"), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization. Notwithstanding the foregoing, if it is determined by the Depositor that the Certification may be executed by multiple persons, the Trustee shall sign the Certification in respect of items 1 through 3 thereof and the Servicer shall cause the senior officer in charge of servicing at the Servicer to sign the Certification in respect of items 4 and 5 thereof, solely and with respect to the Servicer and the Trustee may rely on the Certification signed by the Servicer to the same extent as provided in subsection (c) below.

            (c) In the event the Certification is to be signed by an officer of the Depositor, the Trustee shall sign a certification (in the form attached hereto as Exhibit P) for the benefit of the Depositor and its officers, directors and Affiliates in respect of items 1 through 3 of the Certification (provided, however, that the Trustee shall not undertake an analysis of the accountant's report attached as an exhibit to the Form 10-K), and the Servicer shall sign a certification solely with respect to the Servicer (in the form attached hereto as Exhibit Q) for the benefit of the Depositor, the Trustee and their officers, directors and Affiliates in respect of items 4 and 5 of the Certification. Each such certification shall be delivered to the Depositor and the Trustee by March 20th of each year (or if not a Business Day, the immediately preceding Business Day). The Certification attached hereto as Exhibit O shall be delivered to the Trustee by March 25th for filing on or prior to March 30th of each year (or if not a Business Day, the immediately preceding Business Day). In addition, (i) the Trustee shall indemnify and hold harmless the Depositor and its officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Trustee's obligations under this Section 8.12(c) or the Trustee's negligence, bad faith or willful misconduct in connection therewith, and (ii) the Servicer, severally and not jointly, shall indemnify and hold harmless the Depositor, the Trustee and their respective officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Servicer's obligations under this Section 8.12(c) or the Servicer's negligence, bad faith or willful misconduct in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the indemnified party, then (i) the Trustee agrees in connection with a breach of the Trustee's obligations under this Section 8.12(c) or the Trustee's negligence, bad faith or willful misconduct in connection therewith that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Trustee on the other and (ii) the Servicer agrees that it shall contribute to the amount paid or payable by the Depositor and/or the Trustee as a result of the losses, claims, damages or liabilities of the Depositor and/or the Trustee in such proportion as is appropriate to reflect the relative fault of the Depositor or the Trustee, as the case may be, on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this Section 8.12(c) or the Servicer's negligence, bad faith or willful misconduct in connection therewith.

            (d) Upon any filing with the Securities and Exchange Commission, the Trustee shall promptly deliver to the Depositor a copy of any such executed report, statement or information.

            (e) Prior to January 30 of the first year in which the Trustee is able to do so under applicable law, the Trustee shall file a Form 15 Suspension Notification with respect to the Trust.

            Section 8.13 Tax Treatment of Upper-Tier Carry Forward Amounts, Basis Risk Carry Forward Amounts and Payments from Maturity Reserve Accounts. The Trustee shall treat the rights that each Class of LIBOR Certificates has to receive payments of Upper-Tier Carry Forward Amounts and, to the extent not paid from the Excess Reserve Fund Account, Basis Risk Carry Forward Amounts from the Supplemental Interest Trust (together with Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account) as rights to receive payments under a limited recourse interest rate cap contract written by the Class X Certificateholders in favor of each such Class. In addition, the Trustee shall treat the rights that each Class of LIBOR Certificates has to receive payments from the Maturity Reserve Account as rights to receive payments under a contract written by the Class X Certificateholder in favor of each such Class and beneficially owned by each such Class through the grantor trust. Accordingly, each Class of Certificates (excluding the Class X, Class P and Class R Certificates) will be comprised of three components - an Upper-Tier Regular Interest, an interest in an interest rate cap contract and an interest in a contract in respect of payments from the Maturity Reserve Accounts, and the Class X Certificate will be comprised of six components - three Class X REMIC Regular Interests (the Class X Interest, the Class CSIO Interest and the Class IO Interest), ownership of the Excess Reserve Fund Account, subject to an obligation to pay Basis Risk Carry Forward Amounts, ownership of the Supplemental Interest Trust and the Interest Rate Swap Agreement, subject to the obligation to pay Upper-Tier Carry Forward Amounts and, without duplication, Basis Risk Carry Forward Amounts and ownership of the Maturity Reserve Accounts, subject to an obligation to make payments required by Section 4.07 to the LIBOR Certificateholders. The Trustee shall allocate the issue price for a Class of LIBOR Certificates among the respective components for purposes of determining the issue price of the Upper-Tier Regular Interest component based on information received from the Depositor. Unless otherwise advised by the Depositor in writing, for federal income tax purposes, the Trustee is hereby directed to assign a value of zero to the right of each Holder of a LIBOR Certificate to receive the related Upper-Tier Carry Forward Amounts and, without duplication, the related Basis Risk Carry Forward Amount and the right to receive payments from the Maturity Resrve Accounts for purposes of allocating the purchase price of an initial LIBOR Certificateholder between such rights and the related Upper-Tier Regular Interest.

            Holders of LIBOR Certificates shall also be treated as having agreed to pay, on each Distribution Date, to the Holders of the Class X Certificates an aggregate amount equal to the excess, if any, of (i) Net Swap Payments and Swap Termination Payments (other than Defaulted Swap Termination Payments) over (ii) the sum of amounts payable on the Class X Interest available for such payments and amounts payable on the Class IO Interest (such excess, a "Class IO Shortfall"), first from interest and then from principal distributable on the LIBOR Certificates. A Class IO Shortfall payable from interest collections shall be allocated pro rata among such LIBOR Certificates based on the amount of interest otherwise payable to such Class of LIBOR Certificates, and a Class IO Shortfall payable from principal collections shall be allocated in reverse sequential order beginning with the most subordinate Class of LIBOR Certificates then outstanding.

            Any payments of Class IO Shortfalls shall be treated for tax purposes as having been received by the Holders of such Class of LIBOR Certificates in respect of the corresponding Upper-Tier Regular Interest and as having been paid by such Holders to the Holders of the Class X Certificates through the Supplemental Interest Trust.

            Section 8.14 Custodial Responsibilities. (a) Each Custodian shall provide access to the Mortgage Loan Documents in possession of the applicable Custodian regarding the related Mortgage Loans and REO Property and the servicing thereof to the Trustee, the Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the applicable Custodian. Each Custodian shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at the expense of the person requesting such access.

            Upon receipt of a written Request for Release by JPMorgan to the applicable Custodian, the applicable Custodian shall release within five Business Days the related Mortgage File in accordance with Section 3.16.

            (b) Each Custodian may resign from its obligations hereunder upon 60 days' prior written notice to the Trustee, the Depositor and JPMorgan. Such resignation shall take effect upon (i) the appointment of a successor Custodian reasonably acceptable to the Depositor within such 60 day period; and (ii) delivery of all Mortgage Loan Files to the successor Custodian. The Trustee shall have the right, but not the obligation, to become the successor Trustee. If no successor Custodian is appointed within 60 days after written notice of the applicable Custodian's resignation is received by the Trustee, the applicable Custodian may petition a court of competent jurisdiction to appoint a successor Custodian.

            Upon such resignation and appointment of successor Custodian, the applicable Custodian shall, at the applicable Custodian's expense, promptly transfer to the successor Custodian, as directed in writing by the Trustee, all applicable Mortgage Files being administered under this Agreement. Notwithstanding the foregoing, the Trust Fund, not the applicable Custodian, shall bear the costs relating to the transfer of Mortgage Files if the applicable Custodian shall resign due to the failure of the applicable Custodian to be paid all fees due to such Custodian hereunder.

            Section 8.15 Limitations on Custodial Responsibilities.

            (a) Each Custodian shall be under no duty or obligation to inspect, review or examine the Mortgage Files to determine that the contents thereof are appropriate for the represented purpose or that they have been actually recorded or that they are other than what they purport to be on their face.

            (b) Each Custodian shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than for such Custodian's compensation or for reimbursement of expenses.

            (c) Each Custodian shall not be responsible or liable for, and makes no representation or warranty with respect to, the validity, adequacy or perfection or any lien upon or security interest in any Mortgage File.

            (d) The duties and obligations of each Custodian shall only be such as are expressly set forth in this Agreement or as set forth in a written amendment to this Agreement executed by the parties hereto or their successors and assigns. In the event that any provision of this Agreement implies or requires that action or forbearance be taken by a party, but is silent as to which party has the duty to act or refrain from acting, the parties agree that the applicable Custodian shall not be the party required to take the action or refrain from acting. In no event shall the applicable Custodian have any responsibility to ascertain or take action except as expressly provided herein.

            (e) The applicable Custodian makes no representations and shall have no responsibilities (except as expressly set forth herein) as to the validity, sufficiency, value, genuineness, ownership or transferability of any of the Conduit Mortgage Loans, and shall not be required to and shall not make any representations as to the validity, value or genuineness of the Conduit Mortgage Loans.

            (f) The applicable Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection therewith, except in the case of its negligent performance or omission or its bad faith or willful misfeasance.

            (g) The applicable Custodian shall not be responsible to verify (i) the validity, legality, enforceability, sufficiency, due authorization or genuineness of any document in the Mortgage File or of any Conduit Mortgage Loans or (ii) the collectability, insurability, effectiveness including the authority or capacity of any Person to execute or issue any document in the Mortgage File, or suitability of any Conduit Mortgage Loans unless specified otherwise in this Agreement.

            (h) Each Custodian shall have no obligation to verify the receipt of any such documents the existence of which was not made known to the applicable Custodian by receipt of the Mortgage File.

            (i) Each Custodian shall have no obligation to determine whether the recordation of any document is necessary.

            (j) In no event shall the applicable Custodian or its directors, affiliates, officers, agents, and employees be held liable for any special, indirect or consequential damages resulting from any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages.

            (k) Any Person into which the applicable Custodian may be merged or consolidated, or any Person resulting from any merger or consolidation to which the applicable Custodian shall be a party, or any person succeeding to the business of the applicable Custodian, shall be the successor of the applicable Custodian hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto anything herein to the contrary notwithstanding.

                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination upon Liquidation or Purchase of the Mortgage Loans. Subject to Section 9.03, the obligations and responsibilities of the Depositor, the Servicer and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) the purchase, on the Optional Termination Date, by JPMorgan of all Mortgage Loans (and REO Properties) at the price equal to the sum of (i) 100% of the unpaid principal balance of each Mortgage Loan (other than in respect of REO Property) plus accrued and unpaid interest thereon at the applicable Mortgage Interest Rate, (ii) the lesser of
(x) the appraised value of any REO Property as determined by the higher of two appraisals completed by two independent appraisers selected by the Person electing to terminate the Trust Fund (or in the case of JPMorgan acting at the direction of the Majority Class C Certificateholder, selected by the Majority Class C Certificateholder), at the expense of such Person (or in the case of JPMorgan acting at the direction of the Majority Class C Certificateholder, the Majority Class C Certificateholder), plus accrued and unpaid interest on the related Mortgage Loan at the applicable Mortgage Interest Rates and (y) the unpaid principal balance of each Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage Interest Rate, and (iii) any Swap Termination Payment owed to the Swap Provider (as provided to the Trustee by the Swap Provider pursuant to the Interest Rate Swap Agreement) ("Termination Price") and (b) the later of (i) the maturity or other Liquidation Event (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement. In no event shall the trusts created hereby continue beyond the expiration of 21 years from the death of the survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

            Section 9.02 Final Distribution on the Certificates. If on any Remittance Date, the Servicer notifies the Trustee that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Collection Account, the Servicer shall direct the Trustee promptly to send a Notice of Final Distribution to each Certificateholder and the Swap Provider. If JPMorgan (at the direction of the Majority Class C Certificateholder), or JPMorgan acting for its own account, elects to terminate the Trust Fund pursuant to clause (a) of Section 9.01, by the 25th day of the month preceding the month of the final distribution, the Person electing to terminate the Trust Fund shall notify the Depositor, the Servicer and the Trustee of the date the electing Person intends to terminate the Trust Fund and of the applicable Termination Price of the Mortgage Loans and REO Properties. JPMorgan, when acting at the direction of the Majority Class C Certificateholder, shall be entitled to reasonably rely on a representation from the Majority Class C Certificateholder that it is the Majority Class C Certificateholder and is entitled under this Agreement to direct JPMorgan to terminate the Trust Fund.

            A Notice of Final Distribution, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Trustee by letter to Certificateholders mailed not later than the 15th day of the month of such final distribution. Any such Notice of Final Distribution shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made, and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Trustee will give such Notice of Final Distribution to each Rating Agency at the time such Notice of Final Distribution is given to Certificateholders.

            In the event such Notice of Final Distribution is given and the Person electing to terminate the Trust Fund is JPMorgan (at the direction of the Majority Class C Certificateholder), the Majority Class C Certificateholder shall remit the applicable Termination Price in immediately available funds to JPMorgan at least two Business Days prior to the applicable Distribution Date, and, upon receipt of such funds from the Majority Class C Certificateholder, JPMorgan shall promptly deposit such funds in the applicable Collection Account. During the time such funds are held in such Collection Account, such funds shall be invested, at the direction of the Majority Class C Certificateholder, in Permitted Investments, and the Majority Class C Certificateholder shall be entitled to all income from such investments, and shall be responsible for, and shall reimburse JPMorgan for all losses from such investments. The Majority Class C Certificateholder shall be obligated to reimburse JPMorgan for its reasonable out-of-pocket expenses incurred in connection with its termination of the Trust Fund at the direction of the Majority Class C Certificateholder and shall indemnify and hold harmless J for any losses, liabilities or expenses resulting from any claims directly resulting from or relating to JPMorgan's termination of the Trust Fund at the direction of the Majority Class C Certificateholder, except to the extent such losses, liabilities or expenses arise out of or result from JPMorgan's negligence, bad faith or willful misconduct. In connection with any such termination of the Trust Fund, the Servicer shall cause all funds in its Collection Account, including the applicable Termination Price for the Mortgage Loans and REO Properties if the Servicer is electing to terminate the Trust Fund (individually or together with another Servicer), to be remitted to the Trustee for deposit in the Distribution Account on the Business Day prior to the applicable Distribution Date. Upon such final deposit with respect to the Trust Fund and the receipt by the applicable Custodian or Trustee, as the case may be, of a Request for Release therefor, the applicable Custodian or Trustee, as the case may be, shall promptly release to the Person electing to terminate the Trust Fund, or its designee, the Custodial Files for the Mortgage Loans.

            Upon presentation and surrender of the Certificates, the Trustee shall cause to be distributed to the Certificateholders of each Class (after reimbursement of all amounts due to the Servicer (including all unreimbursed Advances and any Servicing Fees accrued and unpaid as of the date the Termination Price is paid), the Depositor and the Trustee hereunder), in each case on the final Distribution Date and in the order set forth in Section 4.02, in proportion to their respective Percentage Interests, with respect to Certificateholders of the same Class, an amount up to an amount equal to (i) as to each Class of Regular Certificates (except the Class X Certificates), the Certificate Balance thereof plus for each such Class and the Class X Certificates accrued interest thereon in the case of an interest bearing Certificate and all other amounts to which such Classes are entitled pursuant to
Section 4.02, (ii) as to the Residual Certificates, the amount, if any, which remains on deposit in the Distribution Account (other than the amounts retained to meet claims) after application pursuant to clause (i) above.

            In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Trustee shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Trustee may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund which remain subject hereto.

            Section 9.03 Additional Termination Requirements. In the event a Person elects to terminate the Trust Fund as provided in Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Trustee has been supplied with an Opinion of Counsel, at the expense of the electing Person, to the effect that the failure to comply with the requirements of this Section 9.03 will not (i) result in the imposition of taxes on "prohibited transactions" on any Trust REMIC as defined in Section 860F of the Code, or (ii) cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

            (a) The Trustee shall sell all of the assets of the Trust Fund to the Person electing to terminate the Trust Fund, or its designee, and, within 90 days of such sale, shall distribute to the Certificateholders the proceeds of such sale in complete liquidation of each of the Trust REMICs; and

            (b) The Trustee shall attach a statement to the final federal income tax return for each of the Trust REMICs stating that pursuant to Treasury Regulations Section 1.860F-1, the first day of the 90 day liquidation period for each such Trust REMIC was the date on which the Trustee sold the assets of the Trust Fund to the electing Person.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

            Section 10.01 Amendment. This Agreement may be amended from time to time by the Depositor, the Servicer, each Custodian and the Trustee without the consent of any of the Certificateholders (i) to cure any ambiguity or mistake,
(ii) to correct any defective provision herein or to supplement any provision herein which may be inconsistent with any other provision herein, (iii) to add to the duties of the Depositor, a Custodian or the Servicer, (iv) to add any other provisions with respect to matters or questions arising hereunder or (v) to modify, alter, amend, add to or rescind any of the terms or provisions contained in this Agreement; provided, that any action pursuant to clause (iv) or (v) above shall not, as evidenced by an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Trustee or the Trust Fund), adversely affect in any material respect the interests of any Certificateholder; provided, further, that the amendment shall not be deemed to adversely affect in any material respect the interests of the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating. Each Custodian, the Trustee, the Depositor and the Servicer also may at any time and from time to time amend this Agreement, but without the consent of the Certificateholders to modify, eliminate or add to any of its provisions to such extent as shall be necessary or helpful to (i) maintain the qualification of each Trust REMIC under the REMIC Provisions, (ii) avoid or minimize the risk of the imposition of any tax on any Trust REMIC pursuant to the Code that would be a claim at any time prior to the final redemption of the Certificates or (iii) comply with any other requirements of the Code; provided, that the Trustee has been provided an Opinion of Counsel, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund, to the effect that such action is necessary or helpful to, as applicable,
(i) maintain such qualification, (ii) avoid or minimize the risk of the imposition of such a tax or (iii) comply with any such requirements of the Code.

            This Agreement may also be amended from time to time by the Depositor, the Servicer, each Custodian and the Trustee with the consent of the Holders of Certificates evidencing Percentage Interests aggregating not less than 66(2)/3% of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in clause (i), without the consent of the Holders of Certificates of such Class evidencing, as to such Class, Percentage Interests aggregating not less than 66(2)/3%, or (iii) reduce the aforesaid percentages of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all such Certificates then outstanding.

            Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless (i) it shall have first received an Opinion of Counsel, which opinion shall not be an expense of the Trustee or the Trust Fund, to the effect that such amendment will not cause the imposition of any tax on any Trust REMIC or the Certificateholders or cause any Trust REMIC to fail to qualify as a REMIC or the grantor trust to fail to qualify as a grantor trust at any time that any Certificates are outstanding and (ii) the party seeking such amendment shall have provided written notice to the Rating Agencies (with a copy of such notice to the Trustee) of such amendment, stating the provisions of the Agreement to be amended.

            Notwithstanding the foregoing provisions of this Section 10.01, with respect to any amendment that significantly modifies the permitted activities of the Trustee or the Servicer, any Certificate beneficially owned by the Depositor or any of its Affiliates shall be deemed not to be outstanding (and shall not be considered when determining the percentage of Certificateholders consenting or when calculating the total number of Certificates entitled to consent) for purposes of determining if the requisite consents of Certificateholders under this Section 10.01 have been obtained.

            Promptly after the execution of any amendment to this Agreement requiring the consent of Certificateholders, the Trustee shall furnish written notification of the substance or a copy of such amendment to each Certificateholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 10.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            Nothing in this Agreement shall require the Trustee to enter into an amendment which modifies its obligations or liabilities without its consent and in all cases without receiving an Opinion of Counsel (which Opinion shall not be an expense of the Trustee or the Trust Fund), satisfactory to the Trustee that
(i) such amendment is permitted and is not prohibited by this Agreement and that all requirements for amending this Agreement have been complied with; and (ii) either (A) the amendment does not adversely affect in any material respect the interests of any Certificateholder or (B) the conclusion set forth in the immediately preceding clause (A) is not required to be reached pursuant to this
Section 10.01.

            Section 10.02 Recordation of Agreement; Counterparts. This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by either Servicer at the expense of the Trust, but only upon receipt of an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

            For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 10.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 10.04 Intention of Parties. It is the express intent of the parties hereto that the conveyance (i) of the Mortgage Loans by the Depositor and (ii) of the Trust Fund by the Depositor to the Trustee each be, and be construed as, an absolute sale thereof. It is, further, not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Depositor, as the case may be, or if for any other reason this Agreement is held or deemed to create a security interest in either such assets, then (i) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

            The Depositor, for the benefit of the Certificateholders, shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement.

            Section 10.05 Notices. (a) The Trustee shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            1. Any material change or amendment to this Agreement;

            2. The occurrence of any Event of Default that has not been cured;

            3. The resignation or termination of the Servicer or the Trustee and the appointment of any successor;

            4. The repurchase or substitution of Mortgage Loans pursuant to Sections 2.03, 2.07 or 3.28; and

            5. The final payment to Certificateholders.

            (b) In addition, the Trustee shall promptly furnish to each Rating Agency copies of the following:

            1. Each report to Certificateholders described in Section 4.03.

            2. Any notice of a purchase of a Mortgage Loan pursuant to Section 3.28.

            All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to (a) in the case of the Depositor, to GS Mortgage Securities Corp., 85 Broad Street, New York, New York 10004, Attention: Principal Finance Group/Christopher M. Gething and Asset Management Group/Senior Asset Manager (and, in the case of the Officer's Certificate delivered pursuant to Section 3.22, to PricewaterhouseCoopers LLP, 222 Lakeview Avenue, Suite 360, West Palm Beach, Florida 33401, Attention:
Jonathan Collman), or such other address as may be hereafter furnished to the Trustee and the Servicer by the Depositor in writing; (b) in the case of the Servicer, to JPMorgan Chase Bank, National Association, in care of Chase Home Finance LLC, 10790 Rancho Bernardo, San Diego, California 92127, Attention:
Cindy Dunks (with a copy to 194 Wood Avenue South, Iselin, New Jersey 08830,
Attention: General Counsel), or such other address as may be hereafter furnished to the Depositor, each Custodian, and the Trustee by JPMorgan in writing; (c) in the case of J.P. Morgan Trust Company, to J.P. Morgan Trust Company, National Association, 2200 Chemsearch Boulevard, Suite 150, Irving, Texas 75062, Attention D'Ann Robinson, or such other address as may be hereafter furnished to the Depositor, the Servicer and the Trustee in writing, (d) in the case of Wells Fargo, to Wells Fargo Bank, N.A., 1015 10th Avenue SE, Minneapolis, Minnesota 55414, Attention: Client Service Manager GSAMP 2005-HE4, or such other address as may be hereafter furnished to the Depositor, the Servicer and the Trustee in writing, (e)in the case of the Trustee, to the Corporate Trust Office, or such other address as the Trustee may hereafter furnish to the Depositor, the Servicer, and each Custodian, and (f) in the case of each of the Rating Agencies, the address specified therefor in the definition corresponding to the name of such Rating Agency. Notices to Certificateholders shall be deemed given when mailed, first class postage prepaid, to their respective addresses appearing in the Certificate Register.

            Section 10.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 10.07 Assignment; Sales; Advance Facilities. (a) Notwithstanding anything to the contrary contained herein, except as provided in
Section 6.04, this Agreement may be assigned by the Servicer with the prior written consent of the Depositor and the Trustee. In addition, for so long as the Servicer is acting as a Servicer hereunder (i) the Servicer is hereby authorized to enter into an advance facility ("Advance Facility") under which
(A) the Servicer sells, assigns or pledges to an Advancing Person the Servicer's rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances and/or (B) an Advancing Person agrees to fund some or all P&I Advances or Servicing Advances required to be made by the Servicer pursuant to this Agreement and (ii) the Servicer is hereby authorized to assign its rights to the Servicing Fee; it being understood neither the Trust Fund nor any party hereto shall have a right or claim to an Advance Reimbursement Amount so assigned or to the portion of the Servicing Fee so assigned; it being further understood that upon resignation or termination of the Servicer and reimbursement of all amounts due to the Servicer hereunder, the assignment of further Advance reimbursement rights to such Advance Facility (in the case of clause (i)) and such assignment (in the case of clause (ii)) shall be terminated with respect to amounts due related to this Agreement. No consent of the Trustee, Certificateholders, or any other party is required before the Servicer may enter into an Advance Facility. Notwithstanding the existence of any Advance Facility under which an Advancing Person agrees to fund P&I Advances and/or Servicing Advances on the Servicer's behalf, the Servicer shall remain obligated pursuant to this Agreement to make P&I Advances and Servicing Advances pursuant to and as required by this Agreement, and shall not be relieved of such obligations by virtue of such Advance Facility.

            (b) Advance reimbursement amounts ("Advance Reimbursement Amounts") shall consist solely of amounts in respect of P&I Advances and/or Servicing Advances made with respect to the Mortgage Loans for which the Servicer would be permitted to reimburse itself in accordance with this Agreement, assuming the Servicer had made the related P&I Advance(s) and/or Servicing Advance(s).

            (c) The Servicer shall maintain and provide to any successor Servicer a detailed accounting on a loan-by-loan basis as to amounts advanced by, pledged or assigned to, and reimbursed to any Advancing Person. The successor Servicer shall be entitled to rely on any such information provided by the predecessor Servicer, and the successor Servicer shall not be liable for any errors in such information.

            (d) An Advancing Person who purchases or receives an assignment or pledge of the rights to be reimbursed for P&I Advances and/or Servicing Advances, and/or whose obligations hereunder are limited to the funding of P&I Advances and/or Servicing Advances shall not be required to meet the criteria for qualification of a Subservicer set forth in this Agreement.

            (e) Advance Reimbursement Amounts distributed with respect to each Mortgage Loan shall be allocated to outstanding unreimbursed P&I Advances or Servicing Advances (as the case may be) made with respect to that Mortgage Loan on a "first-in, first out" (FIFO) basis. Such documentation shall also require the Servicer to provide to the related Advancing Person or its designee loan-by-loan information with respect to each such Advance Reimbursement Amount distributed to such Advancing Person or Advance Facility trustee on each Distribution Date, to enable the Advancing Person or Advance Facility trustee to make the FIFO allocation of each such Advance Reimbursement Amount with respect to each Mortgage Loan. The Servicer shall remain entitled to be reimbursed by the Advancing Person or Advance Facility trustee for all P&I Advances and Servicing Advances funded by the Servicer to the extent the related rights to be reimbursed therefor have not been sold, assigned or pledged to an Advancing Person.

            (f) Any amendment to this Section 10.07 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 10.07, including amendments to add provisions relating to a successor Servicer, may be entered into by the applicable Custodian, the Trustee, the Depositor and the Servicer without the consent of any Certificateholder, notwithstanding anything to the contrary in this Agreement, provided, that the Trustee has been provided an Opinion of Counsel that such amendment has no material adverse effect on the Certificateholders which opinion shall be an expense of the Servicer entering into the Advance Facility but in any case shall not be an expense of the Trustee or the Trust Fund; provided, further, that the amendment shall not be deemed to adversely affect in any material respect the interests of the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency (instead of obtaining an Opinion of Counsel) stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such rating letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating. Prior to entering into an Advance Facility, the Servicer shall notify the lender under such facility in writing that: (a) the Advances financed by and/or pledged to the lender are obligations owed to the Servicer on a non-recourse basis payable only from the cash flows and proceeds received under this Agreement for reimbursement of Advances only to the extent provided herein, and the Trustee and the Trust are not otherwise obligated or liable to repay any Advances financed by the lender; (b) the Servicer will be responsible for remitting to the lender the applicable amounts collected by it as reimbursement for Advances funded by the lender, subject to the restrictions and priorities created in this Agreement; and (c) the Trustee shall not have any responsibility to track or monitor the administration of the financing arrangement between the Servicer and the lender.

            Section 10.08 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the trust created hereby, nor entitle such Certificateholder's legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the trust created hereby, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as herein provided, and unless the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 10.08, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 10.09 Inspection and Audit Rights. The Servicer agrees that on 15 days' prior notice or, if an Event of Default has occurred and is continuing, 3 Business Days', it will permit any representative of the Depositor, or the Trustee during such Person's normal business hours, to examine all the books of account, records, reports and other papers of such Person relating to the applicable Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Depositor or the Trustee and to discuss its affairs, finances and accounts relating to such Mortgage Loans with its officers, employees and independent public accountants (and by this provision the Servicer hereby authorizes said accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any reasonable out-of-pocket expense of the Servicer incident to the exercise by the Depositor, or the Trustee of any right under this Section 10.09 shall be borne by the party making the request (except in the case of requests made by the Trustee, such expenses shall be borne by the Servicer). The Servicer may impose commercially reasonable restrictions on dissemination of information the Servicer defines as confidential.

            Nothing in this Section 10.09 shall limit the obligation of the Servicer to observe any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of the Servicer to provide access as provided in this Section 10.09 as a result of such obligation shall not constitute a breach of this Section. Nothing in this Section 10.09 shall require the Servicer to collect, create, collate or otherwise generate any information that it does not generate in its usual course of business. The Servicer shall not be required to make copies of or to ship documents to any Person who is not a party to this Agreement, and then only if provisions have been made for the reimbursement of the costs thereof.

            Section 10.10 Certificates Nonassessable and Fully Paid. It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Trustee pursuant to this Agreement, are and shall be deemed fully paid.

            Section 10.11 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

            Section 10.12 Limitation of Damages. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY PUNITIVE DAMAGES WHATSOEVER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT BE APPLICABLE WITH RESPECT TO THIRD PARTY CLAIMS MADE AGAINST A PARTY.

            Section 10.13 Rights of the Swap Provider. The Swap Provider shall be deemed a third-party beneficiary of this Agreement to the same extent as if it were a party hereto and shall have the right to enforce its rights under this Agreement.

            Section 10.14 No Solicitation. From and after the Closing Date, the Servicer agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors or independent mortgage brokerage companies on its behalf, to personally, by telephone, mail or electronic mail, specifically target through direct solicitations, the Mortgagors under the Mortgage Loans for the purpose of refinancing such Mortgage Loans; provided, however, that the Servicer may solicit any Mortgagor for whom the Servicer has become aware of or received a request for payoff, or a written or verbal communication from Mortgagor or his/her agent indicating a desire to prepay the related Mortgage Loan; and provided, further, that it is understood and agreed that promotions undertaken by the Servicer or any of its affiliates which (i) concern optional insurance products (excluding single premium insurance) or other financial products or services (excluding any mortgage related products such as home equity lines of credit and second mortgage products), or (ii) are directed to the general public at large or certain segments thereof exclusive of the Mortgagors as a targeted group and, including mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 10.14, nor is the Servicer prohibited from responding to unsolicited requests or inquiries made by a Mortgagor or his or her agent.

                                  * * * * * * *

            IN WITNESS WHEREOF, the Depositor, the Custodians, the Trustee and the Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                      GS MORTGAGE SECURITIES CORP.

                                      By:  /s/  David Rosenblum
                                          --------------------------------------
                                          Name:   David Rosenblum
                                          Title:  Managing Director

                                      DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          solely as Trustee and not in its
                                          individual capacity

                                      By:  /s/  Hang Luu
                                          --------------------------------------
                                          Name:   Hang Luu
                                          Title:  Authorized Signatory

                                      By:  /s/  Ronaldo Reyes
                                          --------------------------------------
                                          Name:   Ronaldo Reyes
                                          Title:  Vice President

                                      JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,


                                      By: /s/  Frances Dixon
                                          --------------------------------------
                                          Name:   Frances Dixon
                                          Title:  Vice President

                                      J.P. MORGAN TRUST COMPANY, NATIONAL
                                          ASSOCIATION,

                                      By:  /s/  Robert W. Johnson
                                          --------------------------------------
                                          Name:   Robert W. Johnson
                                          Title:  Vice President

                                      WELLS FARGO BANK, N. A.


                                      By:  /s/  Mary Hogan
                                          --------------------------------------
                                          Name:   Mary Hogan
                                          Title:  Vice President

                                   SCHEDULE I

                             Mortgage Loan Schedule

                     [Available Upon Request to the Trustee]

                                   SCHEDULE II

                       GSAMP Mortgage Loan Trust 2005-HE4,
                        Mortgage Pass-Through Certificate

             Representations and Warranties of JPMorgan Chase Bank,
                       National Association, as Servicer

            JPMorgan Chase Bank, National Association ("JPMorgan") hereby makes the representations and warranties set forth in this Schedule II to the Depositor and the Trustee, as of the Closing Date, or if so specified herein, as of the Cut-off Date:

            (1) JPMorgan is a national banking association duly organized, validly existing and in good standing under the federal laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Pooling and Servicing Agreement to be conducted by JPMorgan in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan and to service each Mortgage Loan in accordance with the terms of this Pooling and Servicing Agreement;

            (2) JPMorgan has the full power and authority to service each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Pooling and Servicing Agreement and has duly authorized by all necessary action on the part of JPMorgan the execution, delivery and performance of this Pooling and Servicing Agreement; and this Pooling and Servicing Agreement, assuming the due authorization, execution and delivery thereof by the Depositor, the other Servicers and the Trustee, constitutes a legal, valid and binding obligation of JPMorgan, enforceable against JPMorgan in accordance with its terms, except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

            (3) The execution and delivery of this Pooling and Servicing Agreement by JPMorgan, the servicing of the Mortgage Loans by JPMorgan hereunder, the consummation by JPMorgan of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of JPMorgan and will not (A) result in a breach of any term or provision of the organizational documents of JPMorgan or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which JPMorgan is a party or by which it may be bound, or any statute, order or regulation applicable to JPMorgan of any court, regulatory body, administrative agency or governmental body having jurisdiction over JPMorgan; and JPMorgan is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to JPMorgan's knowledge, would in the future materially and adversely affect, (x) the ability of JPMorgan to perform its obligations under this Pooling and Servicing Agreement or (y) the business, operations, financial condition, properties or assets of JPMorgan taken as a whole;

            (4) JPMorgan is an approved seller/servicer for Fannie Mae, an approved servicer for Freddie Mac in good standing and is a HUD approved non-supervised mortgagee;

            (5) No litigation is pending against JPMorgan that would materially and adversely affect the execution, delivery or enforceability of this Pooling and Servicing Agreement or the ability of JPMorgan to service the Mortgage Loans or to perform any of its other obligations hereunder in accordance with the terms hereof;

            (6) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by JPMorgan of, or compliance by JPMorgan with, this Pooling and Servicing Agreement or the consummation by JPMorgan of the transactions contemplated by this Pooling and Servicing Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date; and

            (7) JPMorgan has the facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans.

With respect to each Mortgage Loan, to the extent JPMorgan serviced such Mortgage Loan and to the extent JPMorgan provided monthly reports to the three credit repositories, JPMorgan has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

                                  SCHEDULE III

                       GSAMP Mortgage Loan Trust 2005-HE4,
                       Mortgage Pass-Through Certificates

          Representations and Warranties of J.P. Morgan Trust Company,
                       National Association, as Custodian

            J.P. Morgan Trust Company, National Association ("J.P. Morgan Trust Company") hereby makes the representations and warranties set forth in this
Schedule III to the Depositor, the Servicer and the Trustee, as of the Closing Date, or if so specified herein, as of the Cut-off Date:

            (1) J.P. Morgan Trust Company is a national banking association duly organized, validly existing and in good standing under the federal laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Pooling and Servicing Agreement to be conducted by J.P. Morgan Trust Company;

            (2) J.P. Morgan Trust Company has the full power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Pooling and Servicing Agreement and has duly authorized by all necessary action on the part of J.P. Morgan Trust Company the execution, delivery and performance of this Pooling and Servicing Agreement; and this Pooling and Servicing Agreement, assuming the due authorization, execution and delivery thereof by the Depositor, the other Servicers and the Trustee, constitutes a legal, valid and binding obligation of J.P. Morgan Trust Company, enforceable against J.P. Morgan Trust Company in accordance with its terms, except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

            (3) The execution and delivery of this Pooling and Servicing Agreement by J.P. Morgan Trust Company, the consummation by J.P. Morgan Trust Company of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of J.P. Morgan Trust Company and will not (A) result in a breach of any term or provision of the organizational documents of J.P. Morgan Trust Company or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which J.P. Morgan Trust Company is a party or by which it may be bound, or any statute, order or regulation applicable to J.P. Morgan Trust Company of any court, regulatory body, administrative agency or governmental body having jurisdiction over J.P. Morgan Trust Company; and J.P. Morgan Trust Company is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to J.P. Morgan Trust Company's knowledge, would in the future materially and adversely affect, (x) the ability of J.P. Morgan Trust Company to perform its obligations under this Pooling and Servicing Agreement or (y) the business, operations, financial condition, properties or assets of J.P. Morgan Trust Company taken as a whole;

            (4) No litigation is pending against J.P. Morgan Trust Company that would materially and adversely affect the execution, delivery or enforceability of this Pooling and Servicing Agreement or the ability of J.P. Morgan Trust Company to perform any of its obligations hereunder in accordance with the terms hereof; and

No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by J.P. Morgan Trust Company of, or compliance by J.P. Morgan Trust Company with, this Pooling and Servicing Agreement or the consummation by J.P. Morgan Trust Company of the transactions contemplated by this Pooling and Servicing Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date.

                                   SCHEDULE IV

                       GSAMP Mortgage Loan Trust 2005-HE4,
     Representations and Warranties of Wells Fargo Bank, N.A., as Custodian

            Wells Fargo Bank, N.A. ("Wells Fargo") hereby makes the representations and warranties set forth in this Schedule IV to the Depositor, the Servicer and the Trustee, as of the Closing Date, or if so specified herein, as of the Cut-off Date:

            (1) Wells Fargo is duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by Wells Fargo in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to perform any of its obligations under this Agreement in accordance with the terms thereof.

            (2) Wells Fargo has the full power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary action on the part of Wells Fargo the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of Wells Fargo, enforceable against Wells Fargo in accordance with its terms, except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (3) The execution and delivery of this Agreement by Wells Fargo, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms thereof are in the ordinary course of business of Wells Fargo and will not (i) result in a material breach of any term or provision of the articles of incorporation or bylaws of Wells Fargo, (ii) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which Wells Fargo is a party or by which it may be bound, or
      (iii) constitute a material violation of any statute, order or regulation applicable to Wells Fargo of any court, regulatory body, administrative agency or governmental body having jurisdiction over Wells Fargo; and Wells Fargo is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair Wells Fargo's ability to perform or meet any of its obligations under this Agreement.

            (4) No litigation is pending or threatened against Wells Fargo that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of Wells Fargo to perform any of its obligations under this Agreement in accordance with the terms thereof. For purposes of the foregoing, Wells Fargo does not regard any actions, proceedings or investigations "threatened" unless the potential litigants or governmental authority has manifested to a member of the Wells Fargo & Company Law Department having responsibility for litigation matters involving the corporate trust activities of Wells Fargo its present intention to initiate such proceedings.

No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Wells Fargo of, or compliance by Wells Fargo with, this Agreement or the consummation of the transactions contemplated thereby, or if any such consent, approval, authorization or order is required, Wells Fargo has obtained the same.

                                   SCHEDULE V

                      Coupon Strip Reserve Account Schedule

Distribution Date     Scheduled Amount ($)    Distribution Date   Scheduled Amount ($)    Distribution Date   Scheduled Amount ($)
-----------------     --------------------    -----------------   --------------------    -----------------   --------------------
8/15                  25,382,771.24           7/19                20,376,164.19           6/23                16,181,167.11
9/15                  25,266,409.37           8/19                20,279,147.23           7/23                16,099,357.77
10/15                 25,150,506.81           9/19                20,182,494.70           8/23                16,017,831.25
11/15                 25,035,061.31           10/19               20,086,204.77           9/23                15,936,585.95
12/15                 24,920,070.75           11/19               19,990,275.54           10/23               15,855,620.22
1/16                  24,805,532.93           12/19               19,894,705.18           11/23               15,774,932.50
2/16                  24,691,445.70           1/20                19,799,491.86           12/23               15,694,521.14
3/16                  24,577,806.90           2/20                19,704,633.74           1/24                15,614,384.55
4/16                  24,464,614.39           3/20                19,610,128.99           2/24                15,534,521.13
5/16                  24,351,866.03           4/20                19,515,975.78           3/24                15,454,929.30
6/16                  24,239,559.70           5/20                19,422,172.28           4/24                15,375,607.43
7/16                  24,127,693.27           6/20                19,328,716.71           5/24                15,296,553.97
8/16                  24,016,264.62           7/20                19,235,607.21           6/24                15,217,767.30
9/16                  23,905,271.64           8/20                19,142,842.03           7/24                15,139,245.84
10/16                 23,794,712.26           9/20                19,050,419.35           8/24                15,060,988.07
11/16                 23,684,584.34           10/20               18,958,337.38           9/24                14,982,992.35
12/16                 23,574,885.85           11/20               18,866,594.34           10/24               14,905,257.14
1/17                  23,465,614.66           12/20               18,775,188.44           11/24               14,827,780.86
2/17                  23,356,768.72           1/21                18,684,117.92           12/24               14,750,561.99
3/17                  23,248,345.96           2/21                18,593,381.00           1/25                14,673,598.92
4/17                  23,140,344.35           3/21                18,502,975.91           2/25                14,596,890.10
5/17                  23,032,761.82           4/21                18,412,900.90           3/25                14,520,434.04
6/17                  22,925,596.33           5/21                18,323,154.21           4/25                14,444,229.10
7/17                  22,818,845.84           6/21                18,233,734.10           5/25                14,368,273.80
8/17                  22,712,508.32           7/21                18,144,638.83           6/25                14,292,566.60
9/17                  22,606,581.77           8/21                18,055,866.66           7/25                14,217,105.92
10/17                 22,501,064.16           9/21                17,967,415.83           8/25                14,141,890.25
11/17                 22,395,953.47           10/21               17,879,284.66           9/25                14,066,918.08
12/17                 22,291,247.74           11/21               17,791,471.40           10/25               13,992,187.87
1/18                  22,186,944.92           12/21               17,703,974.32           11/25               13,917,698.07
2/18                  22,083,043.07           1/22                17,616,791.72           12/25               13,843,447.20
3/18                  21,979,540.19           2/22                17,529,921.91           1/26                13,769,433.70
4/18                  21,876,434.29           3/22                17,443,363.19           2/26                13,695,656.10
5/18                  21,773,723.47           4/22                17,357,113.80           3/26                13,622,112.85
6/18                  21,671,405.68           5/22                17,271,172.12           4/26                13,548,802.48
7/18                  21,569,479.02           6/22                17,185,536.42           5/26                13,475,723.46
8/18                  21,467,941.54           7/22                17,100,205.03           6/26                13,402,874.30
9/18                  21,366,791.30           8/22                17,015,176.26           7/26                13,330,253.49
10/18                 21,266,026.36           9/22                16,930,448.45           8/26                13,257,859.56
11/18                 21,165,644.76           10/22               16,846,019.94           9/26                13,185,690.99
12/18                 21,065,644.64           11/22               16,761,889.02           10/26               13,113,746.29
1/19                  20,966,024.03           12/22               16,678,054.08           11/26               13,042,023.98
2/19                  20,866,781.05           1/23                16,594,513.45           12/26               12,970,522.58
3/19                  20,767,913.81           2/23                16,511,265.44           1/27                12,899,240.61
4/19                  20,669,420.39           3/23                16,428,308.45           2/27                12,828,176.61
5/19                  20,571,298.89           4/23                16,345,640.84           3/27                12,757,329.08
6/19                  20,473,547.45           5/23                16,263,260.93           4/27                12,686,696.52

Distribution Date     Scheduled Amount ($)    Distribution Date   Scheduled Amount ($)    Distribution Date   Scheduled Amount ($)
-----------------     --------------------    -----------------   --------------------    -----------------   --------------------
5/27                  12,616,277.51           2/30                10,402,762.24           11/32               8,368,951.12
6/27                  12,546,070.57           3/30                10,338,745.40           12/32               8,309,597.49
7/27                  12,476,074.24           4/30                10,274,892.02           1/33                8,250,361.74
8/27                  12,406,287.05           5/30                10,211,200.77           2/33                8,191,242.52
9/27                  12,336,707.51           6/30                10,147,670.18           3/33                8,132,238.46
10/27                 12,267,334.20           7/30                10,084,298.91           4/33                8,073,348.16
11/27                 12,198,165.65           8/30                10,021,085.53           5/33                8,014,570.25
12/27                 12,129,200.43           9/30                9,958,028.70            6/33                7,955,903.38
1/28                  12,060,437.07           10/30               9,895,126.97            7/33                7,897,346.19
2/28                  11,991,874.11           11/30               9,832,378.99            8/33                7,838,897.25
3/28                  11,923,510.13           12/30               9,769,783.35            9/33                7,780,555.24
4/28                  11,855,343.69           1/31                9,707,338.66            10/33               7,722,318.77
5/28                  11,787,373.32           2/31                9,645,043.54            11/33               7,664,186.48
6/28                  11,719,597.61           3/31                9,582,896.63            12/33               7,606,156.99
7/28                  11,652,015.10           4/31                9,520,896.49            1/34                7,548,228.92
8/28                  11,584,624.39           5/31                9,459,041.78            2/34                7,490,400.90
9/28                  11,517,424.00           6/31                9,397,331.12            3/34                7,432,671.55
10/28                 11,450,412.53           7/31                9,335,763.10            4/34                7,375,039.51
11/28                 11,383,588.55           8/31                9,274,336.35            5/34                7,317,503.42
12/28                 11,316,950.65           9/31                9,213,049.51            6/34                7,260,061.87
1/29                  11,250,497.36           10/31               9,151,901.16            7/34                7,202,713.48
2/29                  11,184,227.30           11/31               9,090,889.97            8/34                7,145,456.92
3/29                  11,118,139.04           12/31               9,030,014.53            9/34                7,088,290.77
4/29                  11,052,231.15           1/32                8,969,273.46            10/34               7,031,213.68
5/29                  10,986,502.22           2/32                8,908,665.40            11/34               6,974,224.26
6/29                  10,920,950.84           3/32                8,848,188.97            12/34               6,917,321.14
7/29                  10,855,575.59           4/32                8,787,842.79            1/35                6,860,502.93
8/29                  10,790,375.07           5/32                8,727,625.48            2/35                6,803,768.25
9/29                  10,725,347.86           6/32                8,667,535.67            3/35                6,747,115.73
10/29                 10,660,492.55           7/32                8,607,572.00            4/35                6,690,544.00
11/29                 10,595,807.74           8/32                8,547,733.09            5/35                6,634,051.64
12/29                 10,531,292.00           9/32                8,488,017.55            6/35                6,577,637.30
1/30                  10,466,943.98           10/32               8,428,424.02            7/35                6,521,299.57
                                                                                          8/35                6,465,037.09

                                   EXHIBIT A-1

                FORM OF CLASS A, CLASS M AND CLASS B CERTIFICATES

Unless this Certificate is presented by an authorized representative of the Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS.

AS LONG AS THE INTEREST RATE SWAP AGREEMENT IS IN EFFECT, EACH BENEFICIAL OWNER OF THIS CERTIFICATE, OR ANY INTEREST THEREIN, SHALL BE DEEMED TO HAVE REPRESENTED THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, NOR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT NOR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT OR (II) THE ACQUISITION AND HOLDING OF THIS CERTIFICATE ARE ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER AT LEAST ONE OF PROHIBITED TRANSACTION CLASS EXEMPTION ("PTCE") 84-14, PTCE 90-1, PTCE 91-8, PTCE 95-60 OR PTCE 96-23 OR A COMPARABLE EXEMPTION AVAILABLE UNDER SIMILAR LAW.

Certificate No.                       :
Cut-off Date                          :  August 1, 2005
First Distribution Date               :  September 25, 2005
Initial Certificate Balance of this
Certificate ("Denomination")          :
Initial Certificate Balances of all                           Class Certificate
Certificates of this Class            :           Class             Balance
                                                Class A-1      $    371,030,000
                                                Class A-2A     $    385,189,000
                                                Class A-2B     $    255,483,000
                                                Class A-2C     $     93,538,000
                                                Class M-1      $     57,881,000
                                                Class M-2      $     54,951,000
                                                Class M-3      $     37,366,000
                                                Class M-4      $     26,376,000
                                                Class M-5      $     26,376,000
                                                Class M-6      $     23,446,000
                                                Class B-1      $     24,911,000
                                                Class B-2      $     19,782,000
                                                Class B-3      $     19,782,000
                                                Class B-4      $     18,317,000

CUSIP                                 :               Class           CUSIP No.
                                                Class A-1         362341 JY 6
                                                Class A-2A        362341 JZ 3
                                                Class A-2B        362341 KA 6
                                                Class A-2C        362341 KB 4
                                                Class M-1         362341 KC 2
                                                Class M-2         362341 KD 0
                                                Class M-3         362341 KE 8
                                                Class M-4         362341 KF 5
                                                Class M-5         362341 KG 3
                                                Class M-6         362341 KH 1
                                                Class B-1         362341 KJ 7
                                                Class B-2         362341 KK 4
                                                Class B-3         362341 KL 2
                                                Class B-4         362341 KM 0

ISIN                                  :               Class              ISIN
                                                Class A-1         US3262341JY60
                                                Class A-2A        US3262341JZ36
                                                Class A-2B        US3262341KA65
                                                Class A-2C        US3262341KB49
                                                Class M-1         US3262341KC22
                                                Class M-2         US3262341KD05
                                                Class M-3         US3262341KE87
                                                Class M-4         US3262341KF52
                                                Class M-5         US3262341KG36
                                                Class M-6         US3262341KH19
                                                Class B-1         US3262341KJ74
                                                Class B-2         US3262341KK48
                                                Class B-3         US3262341KL21
                                                Class B-4         US3262341KM04

                          GS MORTGAGE SECURITIES CORP.

                              GSAMP Trust 2005-HE4
               Mortgage Pass-Through Certificates, Series 2005-HE4
                        [Class A-] [Class M-] [Class B-]

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Balance at any time may be less than the Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, the Purchaser, the Original Loan Sellers or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that CEDE & CO. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the "Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as servicer (the "Servicer"), J.P. Morgan Trust Company, National Association, as custodian, Wells Fargo Bank, N.A., as custodian (collectively, the "Custodians"), and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                     * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                               DEUTSCHE BANK NATIONAL TRUST
                                                 COMPANY,
                                                 not in its individual capacity,
                                                 but solely as Trustee


                                               By:
                                                  ------------------------------

Authenticated:


By:
    --------------------------------------
    Authorized Signatory of
    DEUTSCHE BANK NATIONAL TRUST COMPANY,
    not in its individual capacity,
    but solely as Trustee

                          GS MORTGAGE SECURITIES CORP.

                              GSAMP Trust 2005-HE4
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAMP Trust 2005-HE4 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the applicable Interest Accrual Period for the related Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month immediately preceding the month of such Distribution Date (or if such day is not a Business Day, on the immediately preceding Business Day).

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

                                                                               .
-------------------------------------------------------------------------------


Dated:

                                       -----------------------------------------
                                       Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_________________________________________________,
_______________________________________________________________________________,
for the account of_____________________________________________________________,
account number ______________, or, if mailed by check, to______________________.
Applicable statements should be mailed to______________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT B

                           FORM OF CLASS P CERTIFICATE

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (i) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (ii) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER SATISFACTORY TO THE TRUSTEE AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

Certificate No.                       :
Cut-off Date                          :         August 1, 2005
First Distribution Date               :         August 25, 2005
Percentage Interest of this
Certificate ("Denomination")          :         [_____]%
CUSIP                                 :         362341 KR 9
ISIN                                            US362341KR90

                          GS MORTGAGE SECURITIES CORP.

                              GSAMP Trust 2005-HE4
               Mortgage Pass-Through Certificates, Series 2005-HE4

                                     Class P

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies [_____________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the "Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as servicer (the "Servicer"), J.P. Morgan Trust Company, National Association, as custodian, Wells Fargo Bank, N.A., as custodian (collectively, the "Custodians"), and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Trustee for such purpose.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached to the Pooling and Servicing Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Trustee that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

            No transfer of a Certificate of this Class shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA, Section 4975 of the Code or any materially similar provisions of applicable Federal, state or local law ("Similar Law"), or a person acting on behalf of or investing plan assets of any such plan, which representation letter shall not be an expense of the Trustee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                     * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                               DEUTSCHE BANK NATIONAL TRUST
                                                 COMPANY,
                                                 not in its individual capacity,
                                                 but solely as Trustee


                                               By:
                                                  ------------------------------

Authenticated:


By:
    --------------------------------------
    Authorized Signatory of
    DEUTSCHE BANK NATIONAL TRUST COMPANY,
    not in its individual capacity,
    but solely as Trustee

                          GS MORTGAGE SECURITIES CORP.
                              GSAMP Trust 2005-HE4
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAMP Trust 2005-HE4 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the applicable Interest Accrual Period for the related Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month immediately preceding the month of such Distribution Date (or if such day is not a Business Day, on the immediately preceding Business Day).

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

                                                                               .
-------------------------------------------------------------------------------


Dated:

                                       -----------------------------------------
                                       Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_________________________________________________,
_______________________________________________________________________________,
for the account of_____________________________________________________________,
account number ______________, or, if mailed by check, to______________________.
Applicable statements should be mailed to______________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT C

                           FORM OF CLASS C CERTIFICATE

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER IN THE FORM OF
EXHIBIT I TO THE TRUST AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT J TO THE TRUST AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER SATISFACTORY TO THE TRUSTEE AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

Certificate No.                       :         C-1
Cut-off Date                          :         August 1, 2005
First Distribution Date               :         September 25, 2005
Percentage Interest of this
Certificate ("Denomination")          :         [   ]
CUSIP                                 :         362341 ME 6
ISIN                                  :         US362341ME69

                          GS MORTGAGE SECURITIES CORP.

                              GSAMP Trust 2005-HE4
               Mortgage Pass-Through Certificates, Series 2005-HE4

                                    Class C

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_____________] is the registered owner of the Percentage Interest evidenced by this Certificate in certain monthly distributions pursuant to a Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the "Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as servicer (the "Servicer"), J.P. Morgan Trust Company, National Association, as custodian, Wells Fargo Bank, N.A., as custodian (collectively, the "Custodians"), and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will not be entitled to any distributions pursuant to the Agreement. The only rights of this Class under the Agreement is to make a request as set forth in Article IX of the Agreement.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached to the Trust Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Trustee that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                    *  *  *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                               DEUTSCHE BANK NATIONAL TRUST
                                                 COMPANY,
                                                 not in its individual capacity,
                                                 but solely as Trustee


                                               By:
                                                  ------------------------------

Authenticated:


By:
    --------------------------------------
    Authorized Signatory of
    DEUTSCHE BANK NATIONAL TRUST COMPANY,
    not in its individual capacity,
    but solely as Trustee

                          GS MORTGAGE SECURITIES CORP.
                              GSAMP Trust 2005-HE4
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAMP Trust 2005-HE4 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee and the Depositor and any agent of the Trustee or the Depositor may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   EXHIBIT D-1

                          FORM OF CLASS R-1 CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN THREE "REAL ESTATE MORTGAGE INVESTMENT CONDUITS," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE TRUSTEE A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.                        :
Cut-off Date                           :        August 1, 2005
First Distribution Date                :        August 25, 2005
Initial Certificate Balance of this
Certificate ("Denomination")           :        $50
Initial Certificate Balance of all
Certificates of this Class             :        $50
CUSIP                                  :        362341 KN 8
ISIN                                   :        US362341KN86

                          GS MORTGAGE SECURITIES CORP.

                              GSAMP Trust 2005-HE4
               Mortgage Pass-Through Certificates, Series 2005-HE4

                                    Class R-1

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Class R-1 Certificate is not entitled to distributions in respect of interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_____________] is the registered owner of the Percentage Interest evidenced by this Certificate in certain monthly distributions pursuant to a Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the "Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as servicer (the "Servicer"), J.P. Morgan Trust Company, National Association, as custodian, Wells Fargo Bank, N.A., as custodian (collectively, the "Custodians"), and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class R-1 Certificate at the offices designated by the Trustee for such purposes.

            No transfer of a Class R-1 Certificate shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to
Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, which representation letter shall not be an expense of the Trustee, the Servicer or the Trust Fund. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

            Each Holder of this Class R-1 Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class R-1 Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class R-1 Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class R-1 Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class R-1 Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Trustee under Section 5.02(b) of the Agreement, the Trustee shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit G to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class R-1 Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class R-1 Certificate,
(B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class R-1 Certificate, (C) not to cause income with respect to the Class R-1 Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this Class R-1 Certificate or to cause the Transfer of the Ownership Interest in this Class R-1 Certificate to any other Person if it has actual knowledge that such Person is not a Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class R-1 Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                               DEUTSCHE BANK NATIONAL TRUST
                                                 COMPANY,
                                                 not in its individual capacity,
                                                 but solely as Trustee


                                               By:
                                                  ------------------------------

Authenticated:


By:
    --------------------------------------
    Authorized Signatory of
    DEUTSCHE BANK NATIONAL TRUST COMPANY,
    not in its individual capacity,
    but solely as Trustee

                          GS MORTGAGE SECURITIES CORP.
                              GSAMP Trust 2005-HE4
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAMP Trust 2005-HE4 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee and the Depositor and any agent of the Trustee or the Depositor may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

                                                                               .
-------------------------------------------------------------------------------


Dated:

                                       -----------------------------------------
                                       Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_________________________________________________,
_______________________________________________________________________________,
for the account of_____________________________________________________________,
account number ______________, or, if mailed by check, to______________________.
Applicable statements should be mailed to______________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                   EXHIBIT D-2

                          FORM OF CLASS R-2 CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE TRUSTEE A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.                        :
Cut-off Date                           :        August 1, 2005
First Distribution Date                :        August 25, 2005
Initial Certificate Balance of this
Certificate ("Denomination")           :        $100
Initial Certificate Balances of all
Certificates of this Class             :        $100
CUSIP                                  :        362341 KP 3
ISIN                                   :        US362341KP35

                          GS MORTGAGE SECURITIES CORP.

                              GSAMP Trust 2005-HE4
               Mortgage Pass-Through Certificates, Series 2005-HE4

                                    Class R-2

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Class R-2 Certificate is not entitled to distributions in respect of interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_____________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the "Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as servicer (the "Servicer"), J.P. Morgan Trust Company, National Association, as custodian, Wells Fargo Bank, N.A., as custodian (collectively, the "Custodians"), and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class R-2 Certificate at the offices designated by the Trustee for such purposes.

            No transfer of a Class R-2 Certificate shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to
Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, which representation letter shall not be an expense of the Trustee, the Servicer or the Trust Fund. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

            Each Holder of this Class R-2 Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class R-2 Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class R-2 Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class R-2 Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class R-2 Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Trustee under Section 5.02(b) of the Agreement, the Trustee shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit G to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class R-2 Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class R-2 Certificate,
(B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class R-2 Certificate, (C) not to cause income with respect to the Class R-2 Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this Class R-2 Certificate or to cause the Transfer of the Ownership Interest in this Class R-2 Certificate to any other Person if it has actual knowledge that such Person is not a Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class R-2 Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                               DEUTSCHE BANK NATIONAL TRUST
                                                 COMPANY,
                                                 not in its individual capacity,
                                                 but solely as Trustee


                                               By:
                                                  ------------------------------

Authenticated:


By:
    --------------------------------------
    Authorized Signatory of
    DEUTSCHE BANK NATIONAL TRUST COMPANY,
    not in its individual capacity,
    but solely as Trustee

                          GS MORTGAGE SECURITIES CORP.
                              GSAMP Trust 2005-HE4
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAMP Trust 2005-HE4 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the applicable Interest Accrual Period for the related Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month immediately preceding the month of such Distribution Date (or if such day is not a Business Day, on the immediately preceding Business Day).

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

                                                                               .
-------------------------------------------------------------------------------


Dated:

                                       -----------------------------------------
                                       Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_________________________________________________,
_______________________________________________________________________________,
for the account of_____________________________________________________________,
account number ______________, or, if mailed by check, to______________________.
Applicable statements should be mailed to______________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                   EXHIBIT D-3

                          FORM OF CLASS R-3 CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE TRUSTEE A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.                        :
Cut-off Date                           :        August 1, 2005
First Distribution Date                :        August 25, 2005
Initial Certificate Balance of this
Certificate ("Denomination")           :        $50
Initial Certificate Balances of all
Certificates of this Class             :        $50
CUSIP                                  :        362341 MG 1
ISIN                                   :        US362341MG18

                          GS MORTGAGE SECURITIES CORP.

                              GSAMP Trust 2005-HE4
               Mortgage Pass-Through Certificates, Series 2005-HE4

                                    Class R-3

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Class R-3 Certificate is not entitled to distributions in respect of interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_____________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the "Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as servicer (the "Servicer"), J.P. Morgan Trust Company, National Association, as custodian, Wells Fargo Bank, N.A., as custodian (collectively, the "Custodians"), and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class R-3 Certificate at the offices designated by the Trustee for such purposes.

            No transfer of a Class R-3 Certificate shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to
Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, which representation letter shall not be an expense of the Trustee, the Servicer or the Trust Fund. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

            Each Holder of this Class R-3 Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class R-3 Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class R-3 Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class R-3 Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class R-3 Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Trustee under Section 5.02(b) of the Agreement, the Trustee shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit G to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class R-3 Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class R-3 Certificate,
(B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class R-3 Certificate, (C) not to cause income with respect to the Class R-3 Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this Class R-3 Certificate or to cause the Transfer of the Ownership Interest in this Class R-3 Certificate to any other Person if it has actual knowledge that such Person is not a Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class R-3 Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                               DEUTSCHE BANK NATIONAL TRUST
                                                 COMPANY,
                                                 not in its individual capacity,
                                                 but solely as Trustee


                                               By:
                                                  ------------------------------

Authenticated:


By:
    --------------------------------------
    Authorized Signatory of
    DEUTSCHE BANK NATIONAL TRUST COMPANY,
    not in its individual capacity,
    but solely as Trustee

                          GS MORTGAGE SECURITIES CORP.
                              GSAMP Trust 2005-HE4
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAMP Trust 2005-HE4 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the applicable Interest Accrual Period for the related Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month immediately preceding the month of such Distribution Date (or if such day is not a Business Day, on the immediately preceding Business Day).

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

                                                                               .
-------------------------------------------------------------------------------


Dated:

                                       -----------------------------------------
                                       Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_________________________________________________,
_______________________________________________________________________________,
for the account of_____________________________________________________________,
account number ______________, or, if mailed by check, to______________________.
Applicable statements should be mailed to______________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT E

                           FORM OF CLASS X CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS THREE "REGULAR INTERESTS" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (i) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (ii) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN, OR, IF THE TRANSFEREE IS AN INSURANCE COMPANY, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE COVERED UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE, TO THE EFFECT THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE DEPOSITOR OR THE SERVICERS TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THIS AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER OR OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

Certificate No.                        :
Cut-off Date                           :        August 1, 2005
First Distribution Date                :        September 25, 2005
Percentage Interest of this
Certificate ("Denomination")           :
CUSIP                                  :        362341 KQ 1
ISIN:                                  :        US362341KQ18

                          GS MORTGAGE SECURITIES CORP.

                              GSAMP Trust 2005-HE4
               Mortgage Pass-Through Certificates, Series 2005-HE4

                                     Class X

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Class X Certificate has no Certificate Balance and is not entitled to distributions in respect of principal or interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, the Purchaser, the Original Loan Sellers or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_____________] is the registered owner of the Percentage Interest evidenced by this Certificate in certain monthly distributions pursuant to a Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the "Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as servicer (the "Servicer"), J.P. Morgan Trust Company, National Association, as custodian, Wells Fargo Bank, N.A., as custodian (collectively, the "Custodians"), and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class X Certificate at the offices designated by the Trustee for such purposes.

            No transfer of a Class X Certificate shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to
Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, which representation letter shall not be an expense of the Trustee, the Servicer or the Trust Fund. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

            Each Holder of this Class X Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class X Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class X Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class X Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class X Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Trustee under Section 5.02(b) of the Agreement, the Trustee shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit G to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class X Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class X Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class X Certificate, (C) not to cause income with respect to the Class X Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this Class X Certificate or to cause the Transfer of the Ownership Interest in this Class X Certificate to any other Person if it has actual knowledge that such Person is not a Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class X Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                               DEUTSCHE BANK NATIONAL TRUST
                                                 COMPANY,
                                                 not in its individual capacity,
                                                 but solely as Trustee


                                               By:
                                                  ------------------------------

Authenticated:


By:
    --------------------------------------
    Authorized Signatory of
    DEUTSCHE BANK NATIONAL TRUST COMPANY,
    not in its individual capacity,
    but solely as Trustee

                          GS MORTGAGE SECURITIES CORP.
                              GSAMP Trust 2005-HE4
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as GSAMP Trust 2005-HE4 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the applicable Interest Accrual Period for the related Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month immediately preceding the month of such Distribution Date (or if such day is not a Business Day, on the immediately preceding Business Day).

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor, the Servicer and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

                                                                               .
-------------------------------------------------------------------------------


Dated:

                                       -----------------------------------------
                                       Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_________________________________________________,
_______________________________________________________________________________,
for the account of_____________________________________________________________,
account number ______________, or, if mailed by check, to______________________.
Applicable statements should be mailed to______________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT F

             FORM OF INITIAL CERTIFICATION OF [CUSTODIANS] [TRUSTEE]

                                     [date]

[Depositor]

[Servicer]

[Trustee] ((1))

---------------------

---------------------


            Pooling and Servicing Agreement among GS Mortgage Securities Corp., as Depositor, JPMorgan Chase Bank, National Association, as Servicer, J.P. Morgan Trust Company, National Association, as Custodian, Wells Fargo Bank, N.A., as Custodian and Deutsche Bank National Trust Company, as Trustee, GSAMP Trust, 2005-HE4
                  -------------------------------------------------------------
Gentlemen:

            In accordance with Section 2.02 of the above-captioned Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), the undersigned, as [Custodian] [Trustee], for each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan listed in the attached schedule of exceptions), certifies that it has received:

            (i) the original Mortgage Note, endorsed as provided in the following form: "Pay to the order of ________, without recourse"; and

            (ii) a duly executed Assignment of Mortgage (which may be included in a blanket assignment or assignments).

            Based on its review and examination and only as to the foregoing documents, such documents appear regular on their face and related to such Mortgage Loan.

            The [Custodian] [Trustee] has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Pooling and Servicing Agreement. The [Custodian] [Trustee] makes no representations as to: (i) the validity, legality, sufficiency, enforceability, recordability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or the perfection or priority of any Mortgage. Notwithstanding anything herein to the contrary, the [Custodian] [Trustee] has made no determination and makes no representations as to whether
(i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

-------------

(1)  Only in the certification by the Custodians.



            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

                                               [J.P. MORGAN TRUST COMPANY,
                                                   NATIONAL ASSOCIATION,
                                                   as Custodian

                                               By:
                                                  -----------------------------
                                               Name:
                                                    ---------------------------
                                               Title:                          ]
                                                     --------------------------

                                               [WELLS FARGO BANK, N.A.,
                                                   as Custodian

                                               By:
                                                  -----------------------------
                                               Name:
                                                    ---------------------------
                                               Title:
                                                     --------------------------

                                               [DEUTSCHE BANK NATIONAL TRUST
                                                   COMPANY,
                                                   as Trustee

                                               By:
                                                  -----------------------------
                                               Name:
                                                    ---------------------------
                                               Title:                          ]
                                                     --------------------------

                                    EXHIBIT G

                         FORM OF DOCUMENT CERTIFICATION
                  AND EXCEPTION REPORT OF [CUSTODIAN] [TRUSTEE]

                                     [date]

[Depositor]

[Servicers]

[Trustee]((2))

---------------------

---------------------

            Pooling and Servicing Agreement among GS Mortgage Securities Corp., as Depositor, JPMorgan Chase Bank, National Association, as Servicer, J.P. Morgan Trust Company, National Association, as Custodian, Wells Fargo Bank, N.A., as Custodian and Deutsche Bank National Trust Company, as Trustee, GSAMP Trust, 2005-HE4
                  --------------------------------------------------------------


Gentlemen:

            In accordance with Section 2.02 of the above-captioned Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), the undersigned, as [Custodian] [Trustee], hereby certifies that as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or listed on the attached Document Exception Report) it has received:

            (i) The original Mortgage Note, endorsed in the form provided in
      Section 2.01 of the Pooling and Servicing Agreement, with all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee.

            (ii) The original recorded Mortgage or a certified copy thereof.

            (iii) A duly executed Assignment of Mortgage endorsed in blank [2.01(b)(v)] in the form provided in Section 2.01 of the Pooling and Servicing Agreement; or, if the [Custodian] [Trustee] has actual knowledge that the related Mortgage has not been returned from the applicable recording office, a copy of the Assignment of Mortgage (excluding information to be provided by the recording office).

            (iv) The original or duplicate original recorded assignment or assignments of the Mortgage showing a complete chain of assignment from the originator to the last endorsee.

            (v) The original or duplicate original or certified copy lender's title policy and all riders thereto or, any one of an original title binder, an original preliminary title report or an original title commitment, or a copy thereof certified by the title company.

----------

(1) Only in the certification by the Custodians.


            Based on its review and examination and only as to the foregoing documents, (a) such documents appear regular on their face and related to such Mortgage Loan, and (b) the information set forth in items (1), (2) and (13) of the Mortgage Loan Schedule and the Data Tape Information accurately reflects information set forth in the Custodial File.

            The [Custodian] [Trustee] has made no independent examination of any documents contained in each Mortgage File beyond the review of the Custodial File specifically required in the Pooling and Servicing Agreement. The [Custodian] [Trustee] makes no representations as to: (i) the validity, legality, sufficiency, enforceability, recordability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or the perfection or priority of any Mortgage. Notwithstanding anything herein to the contrary, the [Custodian] [Trustee] has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

                                                 J.P. MORGAN TRUST COMPANY,
                                                    NATIONAL ASSOCIATION,
                                                    as Custodian

                                                By:
                                                   -----------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                      --------------------------

                                                 WELLS FARGO BANK, N.A.,
                                                    as Custodian

                                                By:
                                                   -----------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                      --------------------------

                                                 DEUTSCHE BANK NATIONAL TRUST
                                                    COMPANY,
                                                    as Trustee

                                                By:
                                                   -----------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                      --------------------------

                                    EXHIBIT H

                           RESIDUAL TRANSFER AFFIDAVIT

                              GSAMP Trust 2005-HE4,
                       Mortgage Pass-Through Certificates

STATE OF                 )
                         ) ss.:
COUNTY OF                )

            The undersigned, being first duly sworn, deposes and says as follows:

            1. The undersigned is an officer of ___________________, the proposed Transferee of an Ownership Interest in a Residual Certificate (the "Certificate") issued pursuant to the Pooling and Servicing Agreement dated as of August 1, 2005 (the "Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as servicer ( the "Servicer"), J.P. Morgan Trust Company, National Association, as custodian, Wells Fargo Bank, N.A., as custodian (collectively, the "Custodians") and Deutsche Bank National Trust Company, as trustee (the "Trustee"). Capitalized terms used, but not defined herein or in Exhibit 1 hereto, shall have the meanings ascribed to such terms in the Agreement. The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor and the Trustee.

            2. The Transferee is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee. The Transferee is acquiring its Ownership Interest in the Certificate for its own account. The Transferee has no knowledge that any such affidavit is false.

            3. The Transferee has been advised of, and understands that (i) a tax will be imposed on Transfers of the Certificate to Persons that are not Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is not a Permitted Transferee, on the agent; and
(iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if the subsequent Transferee furnished to such Person an affidavit that such subsequent Transferee is a Permitted Transferee and, at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

            4. The Transferee has been advised of, and understands that a tax will be imposed on a "pass-through entity" holding the Certificate if at any time during the taxable year of the pass-through entity a Person that is not a Permitted Transferee is the record holder of an interest in such entity. The Transferee understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass-through entity an affidavit that such record holder is a Permitted Transferee and the pass-through entity does not have actual knowledge that such affidavit is false. (For this purpose, a "pass-through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury Regulations, persons holding interests in pass-through entities as a nominee for another Person.)

            5. The Transferee has reviewed the provisions of Section 5.02(c) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales. The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(c) of the Agreement and the restrictions noted on the face of the Certificate. The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

            6. The Transferee agrees to require a Transfer Affidavit from any Person to whom the Transferee attempts to Transfer its Ownership Interest in the Certificate, and in connection with any Transfer by a Person for whom the Transferee is acting as nominee, trustee or agent, and the Transferee will not Transfer its Ownership Interest or cause any Ownership Interest to be Transferred to any Person that the Transferee knows is not a Permitted Transferee. In connection with any such Transfer by the Transferee, the Transferee agrees to deliver to the Trustee a certificate substantially in the form set forth as Exhibit I to the Agreement (a "Transferor Certificate") to the effect that such Transferee has no actual knowledge that the Person to which the Transfer is to be made is not a Permitted Transferee.

            7. The Transferee has historically paid its debts as they have come due, intends to pay its debts as they come due in the future, and understands that the taxes payable with respect to the Certificate may exceed the cash flow with respect thereto in some or all periods and intends to pay such taxes as they become due. The Transferee does not have the intention to impede the assessment or collection of any tax legally required to be paid with respect to the Certificate.

            8. The Transferee's taxpayer identification number is __________.

            9. The Transferee is a U.S. Person as defined in Code Section 7701(a)(30).

            10. The Transferee is aware that the Certificate may be a "noneconomic residual interest" within the meaning of proposed Treasury regulations promulgated pursuant to the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

            11. The Transferee will not cause income from the Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. person.

            12. Check one of the following:

            [_] The present value of the anticipated tax liabilities associated with holding the Certificate, as applicable, does not exceed the sum of:

            (i) the present value of any consideration given to the Transferee to acquire such Certificate;

            (ii) the present value of the expected future distributions on such Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

            [_] The transfer of the Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

            (i) the Transferee is an "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Transferee will transfer the Certificate only to another
                  "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

            (iv) the Transferee determined the consideration paid to it to acquire the Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

            [_] None of the above.

            13. The Transferee is not an employee benefit plan that is subject to Title I of ERISA or a plan that is subject to Section 4975 of the Code or a plan subject to any Federal, state or local law that is substantially similar to Title I of ERISA or Section 4975 of the Code, and the Transferee is not acting on behalf of or investing plan assets of such a plan.

            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this __ day of ________, 20__.

                                       -----------------------------------------
                                       Print Name of Transferee

                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:



[Corporate Seal]

ATTEST:

     -----------------------------------------------------
     [Assistant] Secretary

            Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

            Subscribed and sworn before me this __ day of ________, 20__.



                                                --------------------------------
                                                         NOTARY PUBLIC

                                                My Commission expires the __ day
                                                of _________, 20__

                                    EXHIBIT I

                         FORM OF TRANSFEROR CERTIFICATE

                                                                __________, 20__

GS Mortgage Securities Corp.
85 Broad Street
New York, New York 10004
Attention:

Deutsche Bank National Trust Company,
as Trustee
1761 East St. Andrew Place
Santa Ana, California 92705-4934

       GSAMP Trust, 2005-HE4, Mortgage Pass-Through Certificates, Class [ ]
       --------------------------------------------------------------------

Ladies and Gentlemen:

            In connection with our disposition of the above Certificates we certify that (a) we understand that the Certificates have not been registered under the Securities Act of 1933, as amended (the "Act"), and are being disposed by us in a transaction that is exempt from the registration requirements of the Act, (b) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, in a manner that would be deemed, or taken any other action which would result in, a violation of Section 5 of the Act and
(c) to the extent we are disposing of a Residual Certificate, (A) we have no knowledge the Transferee is not a Permitted Transferee and (B) after conducting a reasonable investigation of the financial condition of the Transferee, we have no knowledge and no reason to believe that the Transferee will not pay all taxes with respect to the Residual Certificates as they become due and (C) we have no reason to believe that the statements made in paragraphs 7, 10 and 11 of the Transferee's Residual Transfer Affidavit are false.

                                                Very truly yours,

                                                --------------------------------
                                                Print Name of Transferor

                                                By:
                                                   -----------------------------
                                                          Authorized Officer

                                    EXHIBIT J

                            FORM OF RULE 144A LETTER

                                                              ____________, 20__

GS Mortgage Securities Corp.
85 Broad Street
New York, New York 10004
Attention:

Deutsche Bank National Trust Company,
as Trustee
1761 East St. Andrew Place
Santa Ana, California 92705-4934

            GSAMP Trust 2005-HE4, Mortgage Pass-Through Certificates, Class [ ]
            -------------------------------------------------------------------

Ladies and Gentlemen:

            In connection with our acquisition of the above Certificates we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates,
(c) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) either we are not an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a plan or arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a plan subject to any Federal, state or local law materially similar to the foregoing provisions of ERISA or the Code, nor are we acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such acquisition, or, with respect to a Class X Certificate, the purchaser is an insurance company that is purchasing this certificate with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and that the purchase and holding of such Certificates are covered under Sections I and II of PTCE 95-60, (e) we have not, nor has anyone acting on our behalf offered, transferred, pledged, sold or otherwise disposed of the Certificates, any interest in the Certificates or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Certificates, any interest in the Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Certificates, any interest in the Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Certificates under the Securities Act or that would render the disposition of the Certificates a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will act, nor has authorized or will authorize any person to act, in such manner with respect to the Certificates, and (f) we are a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act and have completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. We are aware that the sale to us is being made in reliance on Rule 144A. We are acquiring the Certificates for our own account or for resale pursuant to Rule 144A and further, we understand that such Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

                                                            ANNEX 1 TO EXHIBIT I
                                                            --------------------

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

            [For Transferees Other Than Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the Buyer.

            2. In connection with purchases by the Buyer, the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) the Buyer owned and/or invested on a discretionary basis $ (3) in securities (except for the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A and (ii) the Buyer satisfies the criteria in the category marked below.

            ____ Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or charitable organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

            ____ Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

            ____ Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

            ____  Broker-dealer. The Buyer is a dealer registered pursuant to
                  Section 15 of the Securities Exchange Act of 1934.

            ____ Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

            ____ State or Local Plan. The Buyer is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

            ____ ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

            ____ Investment Advisor. The Buyer is an investment advisor registered under the Investment Advisors Act of 1940.

            ____ Small Business Investment Company. Buyer is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

            ____ Business Development Company. Buyer is a business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

---------

(1) Buyer must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Buyer is a dealer, and, in that case, Buyer must own and/or invest on a discretionary basis at least $10,000,000 in securities.


            3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit,
(v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph, except (i) where the Buyer reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market. Further, in determining such aggregate amount, the Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer's direction. However, such securities were not included if the Buyer is a majority-owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

            6. Until the date of purchase of the Rule 144A Securities, the Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Buyer is a bank or savings and loan is provided above, the Buyer agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

                                                --------------------------------
                                                Print Name of Transferor

                                                By:
                                                    ----------------------------
                                                    Name:
                                                    Title:

                                                Date:
                                                     ---------------------------

                                                            ANNEX 2 TO EXHIBIT I
                                                            --------------------

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [For Transferees That are Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because Buyer is part of a Family of Investment Companies (as defined below), is such an officer of the Adviser.

            2. In connection with purchases by Buyer, the Buyer is a "qualified institutional buyer" as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, as amended and (ii) as marked below, the Buyer alone, or the Buyer's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year. For purposes of determining the amount of securities owned by the Buyer or the Buyer's Family of Investment Companies, the cost of such securities was used, except (i) where the Buyer or the Buyer's Family of Investment Companies reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market.

            ____ The Buyer owned $ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            ____ The Buyer is part of a Family of Investment Companies which owned in the aggregate $ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements,
(vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            5. The Buyer is familiar with Rule 144A and understands that the parties listed in the Rule 144A Transferee Certificate to which this certification relates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer's own account.

            6. Until the date of purchase of the Certificates, the undersigned will notify the parties listed in the Rule 144A Transferee Certificate to which this certification relates of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

                                                --------------------------------
                                                Print Name of Transferor

                                                By:
                                                    ----------------------------
                                                    Name:
                                                    Title:

                                                IF AN ADVISER:

                                                --------------------------------
                                                Print Name of Buyer

                                                Date:
                                                     ---------------------------

                                    EXHIBIT K
                    FORM OF INVESTMENT LETTER (NON-RULE 144A)

                                                           ---------------------
                                                           Date

GS Mortgage Securities Corp.
85 Broad Street
New York, New York 10004
Attention:  Kevin Gasvoda

Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, California 92705

            Re: GSAMP Trust 2005-HE4, Mortgage Pass-Through Certificates, Series 2005-HE4, Class [__]
                  ---------------------------------------------------------

Ladies and Gentlemen:

            In connection with our acquisition of the above Certificates we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we are an institutional "accredited investor" (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Act, and have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates, (c) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) either we are not an employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a plan or arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or a plan subject to any federal, state or local law materially similar to the foregoing provisions of ERISA or the Code, nor are we acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such acquisition, or, with respect to a Class X Certificate, the purchaser is an insurance company that is purchasing this certificate with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60, (e) we are acquiring the Certificates for investment for our own account and not with a view to any distribution of such Certificates (but without prejudice to our right at all times to sell or otherwise dispose of the Certificates in accordance with clause
(g) below), (f) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, or taken any other action which would result in a violation of Section 5 of the Act, and (g) we will not sell, transfer or otherwise dispose of any Certificates unless (1) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Act or is exempt from such registration requirements, and if requested, we will at our expense provide an opinion of counsel satisfactory to the addressees of this Certificate that such sale, transfer or other disposition may be made pursuant to an exemption from the Act, (2) the purchaser or transferee of such Certificate has executed and delivered to you a certificate to substantially the same effect as this certificate, and (3) the purchaser or transferee has otherwise complied with any conditions for transfer set forth in the Pooling and Servicing Agreement.

                                                --------------------------------
                                                Print Name of Transferor



                                                By:
                                                    ----------------------------
                                                    Name:
                                                    Title:
                                                    Date:

                                    EXHIBIT L
                           FORM OF REQUEST FOR RELEASE
                          (for [Custodians] [Trustee])


To:      [Address]



            In connection with the administration of the Mortgage Loans held by you as the [Custodian] [Trustee] on behalf of the Certificateholders we request the release, and acknowledge receipt, of the (Custodial File/[specify documents]) for the Mortgage Loan described below, for the reason indicated.

Mortgagor's Name, Address & Zip Code:
-------------------------------------

Mortgage Loan Number:
---------------------

Reason for Requesting Documents (check one)
-------------------------------------------

____1. Mortgage Loan Paid in Full. (The Company hereby certifies that all amounts received in connection therewith have been credited to the Collection Account as provided in the Pooling and Servicing Agreement.)

____2.    Mortgage Loan Repurchase Pursuant to Section 2.03, 2.07 or
          3.28 of the Pooling and Servicing Agreement. (The Company hereby certifies that the repurchase price has been credited to the Collection Account as provided in the Pooling and Servicing Agreement.)

____3. Mortgage Loan Liquidated by _________________. (The Company hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account pursuant to the Pooling and Servicing Agreement.)

____4.    Mortgage Loan in Foreclosure.

____5.    Other
          (explain).____________________________________________________________

If box 1, 2 or 3 above is checked, and if all or part of the Custodial File was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Mortgage Loan.

If Box 4 or 5 above is checked, upon our return of all of the above documents to you as the [Custodian] [Trustee], please acknowledge your receipt by signing in the space indicated below, and returning this form, if requested.

Address to which [Custodian] [Trustee]
Deliver the Trustee's Mortgage File:            --------------------------------

                                                --------------------------------

                                                --------------------------------


                                                By:
                                                   -----------------------------
                                                        (authorized signer)

                                                Issuer:
                                                       -------------------------
                                                Address:
                                                        ------------------------

                                                --------------------------------


                                                Date:
                                                     ---------------------------

Trustee
-------

Acknowledged receipt by:

[J.P. Morgan Trust Company, National
Association, as Custodian

By:
   ------------------------------------
   Name:
   Title:
   Date]

[Wells Fargo Bank, N.A.,
as Custodian

By:
   ------------------------------------
   Name:
   Title:
   Date]

[Deutsche Bank National Trust Company,
as Trustee

By:
   ------------------------------------
   Name:
   Title:
   Date]

                                    EXHIBIT M

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and which shall be retained by the Servicer or delivered to and retained by the applicable Custodian or the Trustee, as applicable:

            (i) the original Mortgage Note bearing all intervening endorsements endorsed "Pay to the order of _____________, without recourse" and signed in the name of the last endorsee. To the extent that there is no room on the face of any Mortgage Note for an endorsement, the endorsement may be contained on an allonge, if state law so allows and the Trustee is so advised by the Depositor that state law so allows;

            (ii) except with respect to the Conduit Mortgage Loans, the original of any guarantee executed in connection with the Mortgage Note;

            (iii) (A) with respect to the Acoustic Mortgage Loans, the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the applicable Original Loan Seller, cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the applicable Original Loan Seller, (to the extent that it has not previously delivered the same to the Purchaser or the Trustee) shall deliver or cause to be delivered to the Trustee, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an officer's certificate of (or certified by) the applicable Original Loan Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Trustee upon receipt thereof by the applicable Original Loan Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

                  (B) with respect to the Conduit Mortgage Loans, the original
            Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the applicable Original Loan Seller, cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the applicable Original Loan Seller, (to the extent that it has not previously delivered the same to the Purchaser or the applicable Custodian) shall deliver or cause to be delivered to the applicable Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an officer's certificate of (or certified by) the applicable Original Loan Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the applicable Custodian upon receipt thereof by the applicable Original Loan Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (iv) the originals of all assumption, modification, consolidation or extension agreements, (if provided), with evidence of recording thereon or a certified true copy of such agreement submitted for recording;

            (v) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan endorsed in blank and in recordable form;

            (vi) (A) with respect to the Acoustic Mortgage Loans, the originals of all intervening Assignments of Mortgage (if any) evidencing a complete chain of assignment from the applicable originator (or MERS with respect to each MERS Designated Mortgage Loan) to the last endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded Assignments of Mortgage, the applicable Original Loan Seller (to the extent that it has not previously delivered the same to the Purchaser or the Trustee) shall deliver or cause to be delivered to the Trustee, a photocopy of such intervening assignment, together with (A) in the case of a delay caused by the public recording office, an officer's certificate of (or certified by) the applicable Original Loan Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening Assignment of Mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening Assignment of Mortgage or a copy of such intervening Assignment of Mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Trustee upon receipt thereof by the applicable Original Loan Seller; or (B) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

                  (B) with respect to the Conduit Mortgage Loans, the originals of all intervening Assignments of Mortgage (if any) evidencing a complete chain of assignment from the applicable originator (or MERS with respect to each MERS Designated Mortgage Loan) to the last endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded Assignments of Mortgage, the applicable Original Loan Seller (to the extent that it has not previously delivered the same to the Purchaser or the Trustee) shall deliver or cause to be delivered to the applicable Custodian, a photocopy of such intervening assignment, together with (A) in the case of a delay caused by the public recording office, an officer's certificate of (or certified by) the applicable Original Loan Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening Assignment of Mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening Assignment of Mortgage or a copy of such intervening Assignment of Mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the applicable Custodian upon receipt thereof by the applicable Original Loan Seller; or (B) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (vii) the original or duplicate lender's title policy and any riders thereto or, any one of an original title binder, an original or copy of the preliminary title report or an original or copy of the title commitment, and if, copies then certified by the title company;

            (viii) a security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage (if provided);

            (ix) residential loan application;

            (x) Mortgage Loan closing statement;

            (xi) verification of employment and income, if applicable;

            (xii) verification of acceptable evidence of source and amount of down payment;

            (xiii) credit report on Mortgagor;

            (xiv) residential appraisal report;

            (xv) photograph of the Mortgaged Property;

            (xvi) survey of the Mortgaged Property;

            (xvii) copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.;

            (xviii) all required disclosure statements;

            (xix) if required in an appraisal, termite report, structural engineer's report, water potability and septic certification;

            (xx) sales contract, if applicable; and

            (xxi) original powers of attorney, if applicable, with evidence of recording thereon, if required.

            Evidence of payment of taxes and insurance, insurance claim files, correspondence, current and historical computerized data files (which include records of tax receipts and payment history from the date of origination), and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the mortgage loan or to service the mortgage loan.

                                    EXHIBIT N

                         SERVICER REPORTING REQUIREMENTS

                                Data File Layout

--------------------------------------------------------------------------------------------------------------------
GOLDMAN SACHS LOAN SERVICER INFORMATION REQUEST LIST
--------------------------------------------------------------------------------------------------------------------
                                         Legend:
--------------------------------------------------------------------------------------------------------------------
                                         A=Available at Inception
--------------------------------------------------------------------------------------------------------------------
                                         T=Tech staff to resolve
--------------------------------------------------------------------------------------------------------------------
                                         B=Best efforts to provide data
--------------------------------------------------------------------------------------------------------------------
                                         N=Not available
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
FIELD NAME                               FIELD DESCRIPTION                                             FORMAT
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
ONE TIME, STATIC FIELDS         Legend
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Loan Number                        A     Loan Number currently being used to service this loan.        Text
--------------------------------------------------------------------------------------------------------------------
Prior Loan Number                  A     Prior Loan Number (if any).  If servicing has transferred     Text
                                         this should contain the Loan Number used by the previous
                                         servicer.
--------------------------------------------------------------------------------------------------------------------
Trustee File Number                T     Trustee ID used to file documents.  This can be the           Text
                                         Trustee's only id or a category used to arrange documents
                                         into proper pools.
--------------------------------------------------------------------------------------------------------------------
Trustee Loan Number                T     Trustee secondary ID used to file documents.  Often this is   Text
                                         used in conjunction with Trustee File Number to uniquely
                                         identify loans.
--------------------------------------------------------------------------------------------------------------------
Origination Date                   A     Origination Date shown on loan documents.                     Date
--------------------------------------------------------------------------------------------------------------------
Original Balance                   A     Original amount of loan granted to borrower. In the case
                                         Numeric of construction loans this should be the full
                                         amount extended on which the monthly payments are based.
--------------------------------------------------------------------------------------------------------------------
First Payment Date                 A     This is the contractual date when the first payment was to be made. If the loan has been modified this should be the
                                         first scheduled payment date following the modification.
--------------------------------------------------------------------------------------------------------------------
Original Maturity Date             A     This is the contractual date when the last payment on the     Date
                                         loan is scheduled to be made.  For balloons it should be
                                         the balloon date.  For modified loans it should not be the modified maturity date.
--------------------------------------------------------------------------------------------------------------------
Original Term                      A     The number of months from First Payment Date to Maturity      Number
                                         Date inclusive.
--------------------------------------------------------------------------------------------------------------------
Balloon Flag                       A     Code/literal to identify balloon loans.  Example:  Y, N.      Text
--------------------------------------------------------------------------------------------------------------------
Loan Type                          A     Code/literal to identify the loan type.  See Enumerations     Text
                                         worksheet.
--------------------------------------------------------------------------------------------------------------------
Amortization Type                  A     Generic category to describe loan type.  See Enumerations     Text
                                         worksheet.
--------------------------------------------------------------------------------------------------------------------
Original Amortization Term         A     Original Amortization Term of the loan in number of Number months. For fully amortizing loans would be the same as
                                         Original Term. For balloon loans this would exceed Original
                                         Term. For IO loans this would have no value.
--------------------------------------------------------------------------------------------------------------------
Interest Calculation Method        A     The basis on which interest is calculated.  See
                                         Enumerations worksheet.
--------------------------------------------------------------------------------------------------------------------
Daily Simple Interest Flag         T     Flag to identify loans where interest is due is calculated based on the date that each payment is actually received.
--------------------------------------------------------------------------------------------------------------------
Original Principal and             A     Original contractual principal and interest payment amount.   Number
Interest
--------------------------------------------------------------------------------------------------------------------
Original Interest Rate             A     Original contractual interest rate for loan.
--------------------------------------------------------------------------------------------------------------------
Negative Amortization Flag         A     Code/literal to identify loans where negative amortization    Text
                                         is allowed.  Example:  Y=neg am allowed, N=no neg am
                                         allowed.
--------------------------------------------------------------------------------------------------------------------
Negam Percent Cap                  A     Maximum percentage of original balance that a loan may        Number
                                         negatively amortize by.  Example:  1.25, 1,10.
--------------------------------------------------------------------------------------------------------------------
Servicing Fee                      A     Servicing Fee rate due servicer.  Example:  0.25%.            Number
--------------------------------------------------------------------------------------------------------------------
Property Type                      A     Code/literal that identifies the type of property securing    Text
                                         the loan.  See Enumerations worksheet.
--------------------------------------------------------------------------------------------------------------------
Property Address                   A     Property address, not billing address.                        Text
--------------------------------------------------------------------------------------------------------------------
Property City                      A     Property city.                                                Text
--------------------------------------------------------------------------------------------------------------------
Property State                     A     Property state.                                               Text
--------------------------------------------------------------------------------------------------------------------
Property Zip                       A     Property zip.                                                 Number
--------------------------------------------------------------------------------------------------------------------
Borrower Name                      A     Name of borrower.  Preferably in a fixed                      Text
                                         format. Example: SMITH JOHN W.
--------------------------------------------------------------------------------------------------------------------
CoBorrower Name                    A     Name of Co borrower.  Preferably in a fixed                   Text
                                         format. Example: SMITH JOHN W.
--------------------------------------------------------------------------------------------------------------------
        Borrower Social Security         Eleven character ID.  Example:  111-22-3333.                  Number
               Number/TIN
                   A
                                         ---------------------------------------------------------------------------
       CoBorrower Social Security        Eleven character ID.  Example:  111-22-3333.                  Number
               Number/TIN
                   A
--------------------------------------------------------------------------------------------------------------------
Original FICO score                A     Credit bureau score obtained at application.                  Number
--------------------------------------------------------------------------------------------------------------------
Original Credit Grade              A     Internal credit grade assigned at origination.                Text
--------------------------------------------------------------------------------------------------------------------
Original Loan To Value Ratio       A     Ratio representing the Original Loan Balance to the lower of the Original
                                         Appraised Value or Original Purchase Price.  Example:  80.00.
--------------------------------------------------------------------------------------------------------------------
Original Appraised Value           A     Appraised value at time of application.                       Number
--------------------------------------------------------------------------------------------------------------------
Original Appraisal Date            A     Date of the original Appraisal                                Date
--------------------------------------------------------------------------------------------------------------------
Original Appraisal Firm            A     Name of the Appraisal firm                                    Text
--------------------------------------------------------------------------------------------------------------------
Original Purchase Price            A     Price paid for home.                                          Number
--------------------------------------------------------------------------------------------------------------------
Purchase BPO                       A     BPO at the time of Purchase by GS.                            Number
--------------------------------------------------------------------------------------------------------------------
Purchase BPO Date                  A     Date of the Purchase BPO                                      Date
--------------------------------------------------------------------------------------------------------------------
Lien Position                      A     Number used to identify the lien position in effect at the    Number
                                         time of application.  Example:  1, 2, 3
--------------------------------------------------------------------------------------------------------------------
PMI Provider                       A     Name or code for company providing private mortgage
                                         insurance.
--------------------------------------------------------------------------------------------------------------------
PMI Coverage Percentage            A     Percentage of insurance provided by PMI agreement.
--------------------------------------------------------------------------------------------------------------------
PMI Certificate ID                 A     Unique ID to identify PMI insurance certificate.
--------------------------------------------------------------------------------------------------------------------
Occupancy Type                     A     Occupancy status at time of application.  See Enumerations    Text
                                         worksheet.
--------------------------------------------------------------------------------------------------------------------
Purpose of Loan                    A     Code/literal used to identify the original purpose of the     Text
                                         loan.   See Enumerations worksheet.
--------------------------------------------------------------------------------------------------------------------
Prepayment Flag                    A     Code/Flag to determine if loan was originated with a          Text
                                         prepayment penalty.
--------------------------------------------------------------------------------------------------------------------
Prepayment Penalty Type            T     Code/literal to identify characteristics of penalty.          Text
                                         Example:  6 MO INT ON 80% OBAL, 5/4/3/2/1, 3%.
--------------------------------------------------------------------------------------------------------------------
Prepayment Term                    A     Original number of months that penalty was imposed.           Number
--------------------------------------------------------------------------------------------------------------------
Front Ratio                        T     Front End Ratio at time of application.  Mortgage debt to     Number
                                         borrower income.
--------------------------------------------------------------------------------------------------------------------
Back Ratio                         T     Back End Ratio at time of application.  Total debt to         Number
                                         borrower income.
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
MONTHLY LOAN DATA UPDATES
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
As Of Date                         A     As Of Date for data sent.                                     Date
--------------------------------------------------------------------------------------------------------------------
Loan Number                        A     Loan Number currently being used to service this loan.        Number
--------------------------------------------------------------------------------------------------------------------
Investor Number                    A     This is the servicer assigned number for reporting purposes.  Number
--------------------------------------------------------------------------------------------------------------------
Investor Category                  A     This is the servicer assigned category for reporting
                                         purposes.
--------------------------------------------------------------------------------------------------------------------
Current Maturity Date              A     This is the actual date when the last payment on the loan     Date
                                         is scheduled to be made.  For balloons it should be the
                                         balloon date.  For modified loans it should be the modified maturity date.
--------------------------------------------------------------------------------------------------------------------
Remaining Term                     A     The Remaining Term of the loan                                Number
--------------------------------------------------------------------------------------------------------------------
Current Principal & Interest       A     Principal & Interest in effect for currently outstanding      Number
Payment                                  payment.
--------------------------------------------------------------------------------------------------------------------
Current Interest Rate              A     Interest Rate in effect for currently outstanding payment.    Number
--------------------------------------------------------------------------------------------------------------------
Next Due Date                      A     Date next payment is due.
--------------------------------------------------------------------------------------------------------------------
Interest Paid To Date              A     Date interest is paid to. Typically for 30/360 loans it is one month prior to Next Due Date.
--------------------------------------------------------------------------------------------------------------------
Last Payment Date                  A     Date last payment was made.                                   Date
--------------------------------------------------------------------------------------------------------------------
Current Balance                    A     Actual outstanding balance of loan.                           Number
--------------------------------------------------------------------------------------------------------------------
Current Balance Net Present        T     The net present value of the current balance                  Number
Value
--------------------------------------------------------------------------------------------------------------------
Days Past Due                      A     Number of days loan is past due.
--------------------------------------------------------------------------------------------------------------------
Delinquency Convention                   Indicates if ABS or MBS method for reporting delinquencies is used.
--------------------------------------------------------------------------------------------------------------------
Delinquency Status                 A     Indicates delinquency reported.  Example:  30, 60, 90.        Number
--------------------------------------------------------------------------------------------------------------------
Status of Loan                     A     Code/literal used to identify loan status.  See               Text
                                         Enumerations worksheet.
--------------------------------------------------------------------------------------------------------------------
12 Month Pay String                T     12 character string representing the timing of payments
                                         received on a rolling 12 month basis. String should begin
                                         with January and end with December.
--------------------------------------------------------------------------------------------------------------------
   Time 30 Days Delinquent in Past 12    Indicates the number of times a loan payment has been made 30 or more
                 Months                  days delinquent in the past 12 months.
                   A
--------------------------------------------------------------------------------------------------------------------
   Time 60 Days Delinquent in Past 12    Indicates the number of times a loan payment has been made 60 or more
                 Months                  days delinquent in the past 12 months.
                   A
--------------------------------------------------------------------------------------------------------------------
   Time 90 Days Delinquent in Past 12    Indicates the number of times a loan payment has been made 90 or more
                 Months                  days delinquent in the past 12 months.
                   A
--------------------------------------------------------------------------------------------------------------------
Last Modification Date             B     Date that loan was last modified.
--------------------------------------------------------------------------------------------------------------------
Last Extension Date                B     Date loan term was last extended.
--------------------------------------------------------------------------------------------------------------------
Total Extension Months             B     Number of months loan has been extended in total.
--------------------------------------------------------------------------------------------------------------------
Restructured Interest              B     Total amount of restructured interest.
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Property Sale Date                 A     Date property sold.                                           Date
--------------------------------------------------------------------------------------------------------------------
Debt To Income Ratio               A     Debt To Income Ratio                                          Number
--------------------------------------------------------------------------------------------------------------------
Senior Lien Amount                 A     Most recently recorded senior lien amount.                    Number
--------------------------------------------------------------------------------------------------------------------
Recent Property Valuation          A     Most recent appraised value or BPO value.                     Number
--------------------------------------------------------------------------------------------------------------------
Recent Property Valuation Date     A     Date of most recent valuation.                                Date
--------------------------------------------------------------------------------------------------------------------
Valuation Method                   A     Identify method used to obtain new valuation.  See            Text
                                         Enumerations worksheet.
--------------------------------------------------------------------------------------------------------------------
Valuation Firm                     T     Name of the Firm who appraised the property                   Text
--------------------------------------------------------------------------------------------------------------------
Current FICO                       T     Current FICO score.                                           Number
--------------------------------------------------------------------------------------------------------------------
FICO Date                          T     FICO Date.                                                    Date
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
MONTHLY SERVICING UPDATES
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Borrower Payments
--------------------------------------------------------------------------------------------------------------------
Total Monthly Payment              A     Total cash received from borrower.                            Number
--------------------------------------------------------------------------------------------------------------------
Total Monthly Payment              A     Cash applied to principal.                                    Number
Principal
--------------------------------------------------------------------------------------------------------------------
Total Monthly Payment Interest     A     Cash applied to interest.                                     Number
--------------------------------------------------------------------------------------------------------------------
 Total Monthly Payment Penalties/Fee     Cash applied to fees.                                         Text
                   A
--------------------------------------------------------------------------------------------------------------------
Total Monthly Escrow Payment       A     Cash applied to escrow account.                               Number
--------------------------------------------------------------------------------------------------------------------
Total Monthly Prepayment           T     Total amount borrower prepaid                                 Number
Amount
--------------------------------------------------------------------------------------------------------------------
Payment Date                       A     Date the payment was made.                                    Date
--------------------------------------------------------------------------------------------------------------------
Scheduled P&I                      A     Borrower Scheduled P&I payment for the month                  Number
--------------------------------------------------------------------------------------------------------------------
REO Rent Collection                A     Collection of rent on an REO Property
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Servicer Payments
--------------------------------------------------------------------------------------------------------------------
Monthly Escrow Advances            A     Net escrow advances made or recovered by servicer. Positive   Number
                                         value denotes payments made by servicer.
--------------------------------------------------------------------------------------------------------------------
Monthly Corporate Advances         A     Net corporate advances made or recovered by servicer.         Number
                                         Positive value denotes payments made by servicer.
--------------------------------------------------------------------------------------------------------------------
   Monthly Non Recoverable Corporate     Net Non Recoverable Corporate Advances made or recovered by   Number
                Advances                 Servicer. Positive value denotes payments made by Servicer.
                   A
--------------------------------------------------------------------------------------------------------------------
Principal Advances                 A     Total outstanding principal advances made by servicer.        Number
--------------------------------------------------------------------------------------------------------------------
Interest Advances                  A     Total outstanding interest advances made by servicer.         Number
--------------------------------------------------------------------------------------------------------------------
LPMI Flag                          A     Code/Flag to determine if PMI is paid by owner of loan        Text
--------------------------------------------------------------------------------------------------------------------
LPMI Rate                          A     Rate per annum of LPMI premiums                               Number
--------------------------------------------------------------------------------------------------------------------
Account Balances
--------------------------------------------------------------------------------------------------------------------
Beginning Scheduled Balance        A     Beginning scheduled loan balance.  If the loan is serviced    Number
                                         on a scheduled balance basis
--------------------------------------------------------------------------------------------------------------------
Ending Scheduled Balance           A     Ending scheduled loan balance.  If the loan is serviced on a scheduled balance basis
--------------------------------------------------------------------------------------------------------------------
Escrow Balance                     A     Current balance of escrow account (borrower's positive        Number
                                         funds).
--------------------------------------------------------------------------------------------------------------------
Escrow Advance Balance             A     Total outstanding escrow advance balance.                     Number
--------------------------------------------------------------------------------------------------------------------
Recoverable Corporate Advance      A     Total outstanding Recoverable corporate advance balance       Number
Balance                                  amount.
--------------------------------------------------------------------------------------------------------------------
   Non Recoverable Corporate Advance     Total outstanding Non Recoverable corporate advance balance   Number
                Balance                  amount.
                   A
--------------------------------------------------------------------------------------------------------------------
Suspense Account Balance           A     Total suspense account balance                                Number
--------------------------------------------------------------------------------------------------------------------
Accrued Interest                   A     Total Accrued Interest on loan.                               Number
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Account Management Statistics
--------------------------------------------------------------------------------------------------------------------
Forced Placed Insurance Flag T Code indicating loan is on forced placed insurance.
--------------------------------------------------------------------------------------------------------------------
Annual Forced Placed Insurance     T     Amount of forced placed policy.
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Stop Advance Flag                  B     Code indicating loan has been placed in a stop advance        Text
                                         status.  Example:  Y=Stop Advance.
--------------------------------------------------------------------------------------------------------------------
Stop Advance Recovered             B     Amount of principal and interest advances recovered at stop date.
--------------------------------------------------------------------------------------------------------------------
Stop Advance Start Date            B     Date loan was initially placed on a stop advance status.      Date
--------------------------------------------------------------------------------------------------------------------
Stop Advance Reversal Date         B     Date stop advance status was reversed.                        Date
--------------------------------------------------------------------------------------------------------------------
Stop Advance Reversal Amount       B     Amount of advances reversed.                                  Number
--------------------------------------------------------------------------------------------------------------------
Last Contact Date                  A     Date of Servicer's last contact with the borrower.            Date
--------------------------------------------------------------------------------------------------------------------
Last Attempt Date                  A     Date of the Servicer's last attempt to contact the borrower.  Date
--------------------------------------------------------------------------------------------------------------------
Bankruptcy Flag                    A     Flag indicating loan is in bankruptcy.                        Text
--------------------------------------------------------------------------------------------------------------------
Bankruptcy Chapter                 A     Chapter of bankruptcy (7, 11, 12, 13).                        Text
--------------------------------------------------------------------------------------------------------------------
Bankruptcy Start Date              A     Bankruptcy filing date.                                       Date
--------------------------------------------------------------------------------------------------------------------
Bankruptcy End Date                A     Dismissal/Discharge date.                                     Date
--------------------------------------------------------------------------------------------------------------------
Bankruptcy Post Petition Due       A     Payment due date of Bankruptcy payment plan.  In essence      Date
Date                                     the new due date.
--------------------------------------------------------------------------------------------------------------------
Motion for Relief Request Date     A     Motion for Relief Request Date.                               Date
--------------------------------------------------------------------------------------------------------------------
Motion for Relief Filing Date      A                                                                   Date
--------------------------------------------------------------------------------------------------------------------
Motion for Relief Hearing Date     A     Motion for Relief Hearing Date.                               Date
--------------------------------------------------------------------------------------------------------------------
Motion for Relief Granted Date     A     Motion for Relief Granted Date.                               Date
--------------------------------------------------------------------------------------------------------------------
Motion for Relief Denied Date      N     Date the motion was Denied (if applicable)                    Date
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
In Demand Flag                     T     Code indicating demand letter has been sent.                  Text
--------------------------------------------------------------------------------------------------------------------
In Demand Start Date               T     Date demand letter was sent.                                  Date
--------------------------------------------------------------------------------------------------------------------
In Demand End Date                 T     Expiration of demand letter.                                  Date
--------------------------------------------------------------------------------------------------------------------
Foreclosure Start Date             A     Date foreclosure flag placed on loan.                         Date
--------------------------------------------------------------------------------------------------------------------
Due Date At Referral               T     The revised due date on any payment modification.             Date
--------------------------------------------------------------------------------------------------------------------
Foreclosure Estimated End Date     T     On loans that are in Foreclosure the Servicer's estimate of when the FCL will be completed.
--------------------------------------------------------------------------------------------------------------------
Foreclosure Sale Date              A     Date of actual foreclosure sale.                              Date
--------------------------------------------------------------------------------------------------------------------
Foreclosure end date               T     Date of recording of foreclosure deed.                        Date
--------------------------------------------------------------------------------------------------------------------
First Legal Date                   A     Date of first legal action taken on foreclosure.              Date
--------------------------------------------------------------------------------------------------------------------
Foreclosure Resolution Flag        B     Indicates if the loan has moved out of foreclosure (i.e.      Number
                                         Did not go to REO).
--------------------------------------------------------------------------------------------------------------------
Foreclosure Resolution Type        B     Method used by the servicer to prevent the foreclosed loan from moving into REO (i.e. Reinstated, Paid Off, Worked out
                                         Repayment plan....).
--------------------------------------------------------------------------------------------------------------------
Foreclosure On Hold                B     Flag indicating that the loan is in foreclosure but on hold.
--------------------------------------------------------------------------------------------------------------------
Foreclosure Hold Start Date        B     Date indicating when the loan's foreclosure proceedings
                                         Date were put on hold.

--------------------------------------------------------------------------------------------------------------------
Bankruptcy Cash Delays             B     Number of days an active foreclosure has been in BK subsequent to its initial foreclosure start date.
--------------------------------------------------------------------------------------------------------------------
Forbearance Cash Delays            B     Number of days an active foreclosure has been in
                                         forbearance subsequent to its initial foreclosure start
                                         date.
--------------------------------------------------------------------------------------------------------------------
Non - Cash Delays                  B     Number of allowable days that a loan's foreclosure proceedings have been on hold due to a non cash delay (i.e. Title problem...) [again as per
                                         Fannie time line]
--------------------------------------------------------------------------------------------------------------------
Forbearance Start Date             A     Date forbearance plan was initiated.                          Date
--------------------------------------------------------------------------------------------------------------------
Forbearance Payment                A     Amount of payment under Forbearance plan.                     Number
--------------------------------------------------------------------------------------------------------------------
Forbearance End Date               A     Date forbearance plan scheduled to be complete.               Date
--------------------------------------------------------------------------------------------------------------------
Eviction Start Date                A     Date eviction flag placed on loan.                            Date
--------------------------------------------------------------------------------------------------------------------
Eviction End Date                  A     Date property is vacated.                                     Date
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
REO Start Date                     A     Date REO flag placed on loan (including any redemption        Date
                                         periods).
--------------------------------------------------------------------------------------------------------------------
REO End Date                       A     Date property is sold.                                        Date
--------------------------------------------------------------------------------------------------------------------
REO Sub Status                     A     Status while within REO.  See Enumerations worksheet.
--------------------------------------------------------------------------------------------------------------------
Not Acquired Date                  T     Date that the REO enters "Not Acquired" sub status            Date
--------------------------------------------------------------------------------------------------------------------
Eviction Date                      A     Date that the REO enters "Eviction" sub status                Date
--------------------------------------------------------------------------------------------------------------------
Possession Date                    T     Date that the REO enters "Possession" sub status              Date
--------------------------------------------------------------------------------------------------------------------
Listed Date                        A     Date that the REO enters "Listed" sub status                  Date
--------------------------------------------------------------------------------------------------------------------
Under Contract Date                T     Date that the REO enters "Under Contract" sub status          Date
--------------------------------------------------------------------------------------------------------------------
Estimated Sale Date                A     Servicer estimated closing date on loan                       Date
--------------------------------------------------------------------------------------------------------------------
Days In REO                        A     Number of Days from the REO becomes marketable to the As of   Number
                                         Date
--------------------------------------------------------------------------------------------------------------------
Estimated Sales Price              A     Servicer estimated REO Sales Price                            Number
--------------------------------------------------------------------------------------------------------------------
Possession Date                    A     Date when the servicer takes possession of the property.  Date we have full access to the property, eviction completed
--------------------------------------------------------------------------------------------------------------------
Redemption End Date                A     Legal time period, determined by State, when borrower can
                                         redeem their property. Property not available for sale
                                         until redemption completed (no beginning date, just an end date)
--------------------------------------------------------------------------------------------------------------------
Initial Listing Price              A     First listing price of property.                              Number
--------------------------------------------------------------------------------------------------------------------
Initial Listing Date               A     Date of the first listing price of property                   Date
--------------------------------------------------------------------------------------------------------------------
Current List Price                 A     Most recent listing price of property.                        Number
--------------------------------------------------------------------------------------------------------------------
Current List Date                  A     Date of the most recent listing price of property.            Date
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Reason For Default                 A     Servicer Code representing the Reason for Default.  See Enumerations worksheet.
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
LIQUIDATED LOANS (Liquidated and Paid Off loans)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Termination Type                A  Type of liquidation.  See Enumerations worksheet.                   Text
--------------------------------------------------------------------------------------------------------------------
Balance at Termination          A  Actual Principal balance at time of termination.                    Number
--------------------------------------------------------------------------------------------------------------------
Scheduled Sale Date             A  Dates of planned sales for properties in Foreclosure                Date
--------------------------------------------------------------------------------------------------------------------
Property Sales Price            A  Sales price if liquidation was short sale or REO sale.              Number
--------------------------------------------------------------------------------------------------------------------
Liquidation Date                A  Date property liquidated.                                           Date
--------------------------------------------------------------------------------------------------------------------
Gross Total Proceeds            A  Gross Total Proceeds.                                               Number
--------------------------------------------------------------------------------------------------------------------
Net Total Proceeds              A  Gross total proceeds less expenses.
--------------------------------------------------------------------------------------------------------------------
Principal Advanced              A  Total of principal advanced at time of liquidation.                 Number
--------------------------------------------------------------------------------------------------------------------
Interest Advanced               A  Total of interest advanced at time of liquidation.                  Number
--------------------------------------------------------------------------------------------------------------------
Deferred Interest               T  Amount of deferred interest on the loan @ liquidation               Number
--------------------------------------------------------------------------------------------------------------------
Accrued Servicing Fee Recovered T  Servicing fee recovered at time of liquidation.                     Number
--------------------------------------------------------------------------------------------------------------------
 Corporate Advances Recovered at   The amount of the Total Corporate Advance balance recovered at      Number
          Termination              termination
                   A
--------------------------------------------------------------------------------------------------------------------
   Escrow Advances Recovered at    The amount of the Total Escrow Advance balance recovered at         Number
          Termination              termination
                   A
--------------------------------------------------------------------------------------------------------------------
Commission                      A  The broker commission amount on liquidation                         Number
--------------------------------------------------------------------------------------------------------------------
Seller Concession               A  The dollar amt of seller concessions upon liquidation.              Number
--------------------------------------------------------------------------------------------------------------------
Taxes                           A  Taxes paid on liquidation                                           Number
--------------------------------------------------------------------------------------------------------------------
Repairs                         A  Cost of Repairs to property                                         Number
--------------------------------------------------------------------------------------------------------------------
Water and Sewer                 A  Water & Sewer costs                                                 Number
--------------------------------------------------------------------------------------------------------------------
Expenses Recovered at           A  The amount of the Total Expenses recovered at termination           Number
Termination
--------------------------------------------------------------------------------------------------------------------
Corporate Advances at           A  Corporate advance balance at time of liquidation.                   Number
Termination
--------------------------------------------------------------------------------------------------------------------
Escrow Advances at Termination  T  Escrow advance balance at time of liquidation.                      Number
--------------------------------------------------------------------------------------------------------------------
Days from Acquisition to Close  A  Days from Acquisition to Close                                      Number
--------------------------------------------------------------------------------------------------------------------
Days from Possession to Close   A  Days from Possession to Close                                       Number
--------------------------------------------------------------------------------------------------------------------
Charge-off amount               A  Loss amount.                                                        Number
--------------------------------------------------------------------------------------------------------------------
Severity                        A  Severity percentage.
--------------------------------------------------------------------------------------------------------------------
Severity Formula                A  Formula for calculating Severity percentage.                        Text
--------------------------------------------------------------------------------------------------------------------
Potential Deficiency Judgment   N  Flag indicating loan is referred for deficiency collections.        Text
Flag
--------------------------------------------------------------------------------------------------------------------
Potential Deficiency Amount     N  Deficiency balance reported to borrower/IRS.                        Number
--------------------------------------------------------------------------------------------------------------------
Deficiency Proceeds (this       N  Deficiency proceeds collected in current month.                     Number
period)
--------------------------------------------------------------------------------------------------------------------
Deficiency Proceeds Total (to   N  Deficiency proceeds collected to date.                              Number
date)
--------------------------------------------------------------------------------------------------------------------
Deficiency Vendor Expense       N  Deficiency vendor out of pocket expenses.                           Number
--------------------------------------------------------------------------------------------------------------------
Deficiency Servicer Expense     N  Deficiency vendor collection fee                                    Number
--------------------------------------------------------------------------------------------------------------------
Hazard Insurance Claim Date     B  Date hazard claim filed.                                            Date
--------------------------------------------------------------------------------------------------------------------
Hazard Insurance Claim Due Date B  Date hazard claim due.                                              Number
--------------------------------------------------------------------------------------------------------------------
Hazard Insurance Claim Amount   B  Amount of hazard claim.                                             Date
--------------------------------------------------------------------------------------------------------------------
   Hazard Insurance Claim Paid     Amount of hazard claim paid to investor.                            Number
             Amount  B
--------------------------------------------------------------------------------------------------------------------
MI Insurance Claim Date         A  Date MI claim filed.
--------------------------------------------------------------------------------------------------------------------
MI Insurance Claim Due Date     A  Date MI claim is due to be paid.
--------------------------------------------------------------------------------------------------------------------
MI Insurance Claim Amount       A  Expected MI proceeds.
--------------------------------------------------------------------------------------------------------------------
MI Insurance Claim Paid Amount  A  Actual MI proceeds received.
--------------------------------------------------------------------------------------------------------------------
Servicer Hold Back Amount       B  Amount servicer withholds for future trailing expenses.
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Interest Calculation Method
--------------------------------------------------------------------------------
3360                          30/360
A360                          Actual/360
A365                          Actual/365
AA                            Actual/Actual

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Loan Type
--------------------------------------------------------------------------------
COMI                          Conventional, with mi.  Collecting a premium
                              from the borrower for mortgage insurance and
                              is FHA and is VA
CONV                          Conventional, no mi
FHA                           FHA Mortgage
HEL                           Home Equity Line of credit
CC                            Credit Card
A                             Auto
B                             Boats
RV                            RV's
MFG                           Manufactured Housing
ATV                           ATV
VA                            VA Mortgage
OTH                           Other
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Occupancy Type
--------------------------------------------------------------------------------
2ND                           2nd Home
NOO                           Non Owner Occupied
OO                            Owner Occupied
VA                            Vacant

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Property Type
--------------------------------------------------------------------------------
2F                            2 Family
3F                            3 Family
4F                            4 Family
2-4F                          2-4 Family
AUTO                          Automobile
BOAT                          Boat
COND                          Condominium
COOP                          Cooperative
HR-CONDO                      High Rise Condo
HVAC                          HVAC
MF                            Multi Family
MH                            Manufactured Housing
MX                            Mixed Use
OF                            Office
OTH                           Other
PUDA                          PUD - Attached
PUDD                          PUD - Detached
PWR                           PowerSports
RT                            Retail
RV                            Recreational Vehicle
SF                            Single Family
TH                            TownHouse
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Purpose of Loan
--------------------------------------------------------------------------------
PUR                           Purchase
RELO                          Relocation
REFI                          Rate/Term Refinance
CASH                          Cash Out Refinance
DEBT                          Cash Out Debt Consolidation
IMPR                          Cash Out Home Improvement
EDUC                          Cash Out Medical or Educational Expense
TIT1                          Title One Home Improvement
CONST                         New Construction
REO                           Facilitate REO
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Status of Loan
--------------------------------------------------------------------------------
BU                            Bankrupt - Unknown Status
C                             Current
DISP                          Dispute
F                             Foreclosure
NE                            Non Equity (NPV of current balance < $7,500)
FB                            Forbearance
ID                            In Demand
LIT                           Litigation
NLS                           No Longer Serviced
PO                            Paid Off- Borrower paid down entire balance
REO                           Real Estate Owned - MUST Include a REO sub
                              status

RSLD                          Resolved

LIQ                           Liquidated - MUST include a Termination Type
U                             Unknown
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Termination Type
--------------------------------------------------------------------------------
CO                            Charge Off
COC                           Charge Off with cash possible
NLPO                          Negotiated Loan Payoff
NS                            Negotiated Sale
PO                            Paid Off
PPOC                          PPO with More Cash Possible
REOS                          REO Sale
TPPO                          Third Party Paid Off
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Valuation Method
--------------------------------------------------------------------------------
DB                            Drive By
WT                            Walk Through
OTH                           Other
APPR                          Appraisal
DD                            Due Diligence
PRFC                          Pre Foreclosure
SUPP                          Supplemental
RR                            Re-review
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
REO Sub Status
--------------------------------------------------------------------------------
AC                            Acquired
PS                            Possession
EV                            Eviction
LS                            Listed
UC                            Under Contract
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Reason For Default
--------------------------------------------------------------------------------
ABP                           Abandonment of Property
BF                            Business Failure
CI                            Curtailment Of Income
D                             Death
EO                            Excessive Obligations
ILL                           Illness
ITR                           Inability To Rent
MD                            Marital Difficulties
MS                            Military Service
MI                            Mortgagor Incarcerated
N                             No Reason
PD                            Payment Dispute
PP                            Property Problem
SP                            Servicing Problems
TOP                           Transfer Of Ownership Pen
UC                            Unable To Contact
UEMP                          Unemployment
--------------------------------------------------------------------------------

                                    EXHIBIT O

               FORM OF CERTIFICATION TO BE PROVIDED WITH FORM-10-K

      Re: GSAMP Trust 2005-HE4 (the "Trust") Mortgage Pass-Through Certificates, Series 2005-HE4, issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2005 (the "Pooling and Servicing Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as servicer, J.P. Morgan Trust Company, National Association, as custodian (the "J.P. Morgan Trust Company"), Wells Fargo Bank, N.A., as custodian ("Wells Fargo") and Deutsche Bank National Trust Company, as trustee (the "Trustee")

I, [identify the certifying individual], certify that:

1. I have reviewed this annual report on Form 10-K ("Annual Report"), and all reports on Form 8-K containing distribution reports (collectively with this Annual Report, the "Reports") filed in respect of periods included in the year covered by this Annual Report, of the Trust;

2. Based on my knowledge, the information in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this Annual Report;

3. Based on my knowledge, the distribution or servicing information required to be provided to the Trustee by the Servicer under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

4. Based on my knowledge and upon the annual compliance statement included in this Annual Report and required to be delivered to the Trustee in accordance with the terms of the Pooling and Servicing Agreement, and except as disclosed in the Reports, the Servicer have fulfilled its obligations under the Pooling and Servicing Agreement; and

5. The Reports disclose all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Pooling and Servicing Agreement, that is included in the Reports.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: the Trustee and JPMorgan.

Date:
      -------------------------


-------------------------------
[Signature]
[Title]

                                    EXHIBIT P

            FORM OF TRUSTEE CERTIFICATION TO BE PROVIDED TO DEPOSITOR

      Re: GSAMP Trust 2005-HE4 (the "Trust") Mortgage Pass-Through Certificates, Series 2005-HE4, issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2005 (the "Pooling and Servicing Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as servicer ("JPMorgan"), J.P. Morgan Trust Company, National Association, as custodian (the "J.P. Morgan Trust Company"), Wells Fargo Bank, N.A., as custodian ("Wells Fargo") and Deutsche Bank National Trust Company, as trustee (the "Trustee")

      I, [identify the certifying individual], a [title] of Deutsche Bank National Trust Company certify to the Depositor and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1. I have reviewed the annual report on Form 10-K (the "Annual Report") for the fiscal year [___], and all reports on Form 8-K containing distribution reports filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

2. Based on my knowledge, the information in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by the Annual Report; and

3. Based on my knowledge, the distribution or servicing information required to be provided to the Trustee by the Servicer under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports.

Date:
      -----------------------------------


DEUTSCHE BANK NATIONAL TRUST COMPANY
By:
      -----------------------------------
Name:
      -----------------------------------
Title:
      -----------------------------------

                                    EXHIBIT Q

           FORM OF SERVICER CERTIFICATION TO BE PROVIDED TO DEPOSITOR

      Re: GSAMP Trust 2005-HE4 (the "Trust") Mortgage Pass-Through Certificates, Series 2005-HE4, issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2005 (the "Pooling and Servicing Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as servicer ("JPMorgan"), J.P. Morgan Trust Company, National Association, as custodian (the "J.P. Morgan Trust Company"), Wells Fargo Bank, N.A., as custodian ("Wells Fargo") and Deutsche Bank National Trust Company, as trustee (the "Trustee")

            JPMorgan, certifies to the Depositor and the Trustee, and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

      1. Based on our knowledge, the information prepared by JPMorgan and relating to the mortgage loans serviced by JPMorgan pursuant to the Pooling And Servicing Agreement and provided by JPMorgan to the Trustee in its reports to the Trustee is accurate and complete in all material respects as of the last day of the period covered by such report;

      2. Based on our knowledge, the servicing information required to be provided to the Trustee by JPMorgan pursuant to the Pooling and Servicing Agreement has been provided to the Trustee;

      3. Based upon the review required under the Pooling and Servicing Agreement, and except as disclosed in its annual compliance statement required to be delivered pursuant to the Pooling and Servicing Agreement, JPMorgan as of the last day of the period covered by such annual compliance statement has fulfilled its obligations under the Pooling and Servicing Agreement; and

      4. JPMorgan has disclosed to its independent auditor, who issues the independent auditor's report on the Uniform Single Attestation Program for Mortgage Bankers for JPMorgan, any significant deficiencies relating to JPMorgan's compliance with minimum servicing standards.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Date:
      -------------------------


-------------------------------
[Signature]
[Title]

                                    EXHIBIT R

                               FREMONT AGREEMENTS

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT, dated August 25, 2005 ("Agreement"), is among Goldman Sachs Mortgage Company ("Assignor"), GS Mortgage Securities Corp. ("Assignee"), and Fremont Investment & Loan (the "Company").

            For and in consideration of good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment, Assumption and Conveyance
-------------------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest (other than those rights specifically retained by the Assignor pursuant to this Agreement) of the Assignor, as purchaser, in, to and under (a) those certain mortgage loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans"), (b) solely insofar as it relates to the Mortgage Loans, that certain Flow Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2004 (the "Purchase Agreement"), between the Assignor, as purchaser (in such capacity, the "Purchaser"), and the Company, as seller and (c) solely insofar as it relates to the Mortgage Loans, that certain Flow Interim Servicing Agreement, dated as of October 1, 2004 (the "Servicing Agreement"), by and between the Assignor and the Company. The Assignor hereby agrees that it will
(i) deliver possession of the notes evidencing the Mortgage Loans to, or at the direction of, the Assignee or its designee and (ii) take in a timely manner all necessary steps under all applicable laws to convey and to perfect the conveyance of the Mortgage Loans as required under the Pooling Agreement (as defined below).

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement or the Servicing Agreement that are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 13 and Subsection
14.01 of the Purchase Agreement.

            The Assignee hereby assumes all of the Assignor's obligations from and after the date hereof under the Mortgage Loans, the Purchase Agreement and the Servicing Agreement solely insofar as such obligations relate to the Mortgage Loans. The Assignee does not assume hereby such obligations of Assignor prior to the date hereof.

Recognition of the Company
--------------------------

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement and the Servicing Agreement (solely to the extent set forth herein) and this Agreement to Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), of the GSAMP Trust 2005-HE4 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of August 25, 2005 (the "Pooling Agreement"), among the Assignee, the Trustee, JPMorgan Chase Bank, National Association, as servicer of the Mortgage Loans (including its successors in interest and any successor servicers of the Mortgage Loans under the Pooling Agreement, the "Servicer"), J.P. Morgan Trust Company, National Association, as a custodian and Wells Fargo Bank, N.A., as the custodian of the Mortgage Loans (including its successors in interest and any successor custodians of the Mortgage Loans under the Pooling Agreement, the "Custodian"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans and the Servicer will be the servicer of the Mortgage Loans on or after the Transfer Date pursuant to the terms set forth in the Pooling Agreement, (ii) the Company shall look solely to the Trust (including the Trustee, the Custodian and the Servicer acting on the Trust's behalf) for performance of any obligations of the Assignor under the Mortgage Loans, the Purchase Agreement and the Servicing Agreement (solely insofar as they relate to the Mortgage Loans), (iii) the Trust (including the Trustee, the Custodian and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement and the Servicing Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Subsection 6.03 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, including without limitation, the remedies for breaches of representations and warranties set forth in Subsection 9.03 of the Purchase Agreement, (iv) all references to the Purchaser or the Custodian under the Purchase Agreement and the Servicing Agreement as they relate to the Mortgage Loans shall be deemed to refer to the Trust (including the Trustee, the Custodian and the Servicers acting on the Trust's behalf) and (v) the Mortgage Loans will be part of a REMIC, and the Company shall service the Mortgage Loans and any real property acquired upon default thereof (including, without limitation, making or permitting any modification, waiver or amendment of any term of any Mortgage Loan) prior to the applicable Transfer Date in accordance the Servicing Agreement but in no event in a manner that would (A) cause the REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code, the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, and the tax on "net income from foreclosure property" as set forth in Section 860G(c) of the Code). Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement or the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement or the Servicing Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

            3. The Company warrants and represents to and covenants with, the Assignor, the Assignee and the Trust as of the date hereof that:

            (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

            (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement, and has full power and authority to perform its obligations under this Agreement, the Purchase Agreement and the Servicing Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by it of the transaction contemplated hereby;

            (d) The Company shall establish a Custodial Account and an Escrow Account under the Servicing Agreement in favor of the Trust with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the Servicing Agreement in favor of the Assignor;

            (e) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement, the Purchase Agreement or the Servicing Agreement, or which, either in any one instance or in the aggregate, is likely to result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement or the Servicing Agreement, and the Company is solvent;

            (f) None of the Mortgage Loans (a) is covered by the Home Ownership and Equity Protection Act of 1994 or (b) is classified as a "high cost," "threshold," "covered" (excluding home loans defined as "covered home loans" in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees). No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan. No Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the then current Standard & Poor's LEVELS(R) Glossary); and

            (g) No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, accident, unemployment, property or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, accident, unemployment, property, mortgage, or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that, except as set forth on Exhibit C hereto, the representations and warranties set forth in Subsections 9.01 and 9.02 of the Purchase Agreement are true and correct on the date hereof as if such representations and warranties were made on the date hereof.

Remedies for Breach of Representations and Warranties of the Company
--------------------------------------------------------------------

            5. (a) The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

               (b) Notwithstanding anything to the contrary contained herein or in the Purchase Agreement, the first sentence of the third full paragraph of Subsection 9.03 of the Purchase Agreement is hereby deleted and replaced in its entirety with the following sentence:

            "However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clauses (ss), (tt), (uu), (bbb), (ccc), (ddd), (eee), (fff), (ggg),
(mmm), (ppp) and (qqq) of Subsection 9.02) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date."

               (c) Notwithstanding anything to the contrary contained herein or in the Purchase Agreement, the following language should be added as the last sentence in the fourth full paragraph of Subsection 9.03 of the Purchase
Agreement:

            "Accordingly, on the date of such substitution, the Seller will remit to the Purchaser from its own funds an amount equal to the amount of such shortfall plus one month's interest thereon at the Mortgage Interest Rate on the Deleted Mortgage Loan."

            6. In the event a Mortgage Loan is required to be repurchased pursuant to Subsection 9.04 of the Purchase Agreement, the Company shall pay to the Trust the Repurchase Price (as defined in the Purchase Agreement), and the Company shall pay to the Assignor the amount by which the repurchase price set forth in Section M of the Purchase Price and Terms Agreement, dated May 18, 2005, or, as applicable, the repurchase price set forth in Section M of the Purchase Price and Terms Agreement, dated May 19, 2005, each between the Company and the Assignor, exceeds such Repurchase Price.

            7. Pursuant to Section 13 of the Purchase Agreement, the Company agrees to deliver a Sarbanes-Oxley certification in the form attached hereto as Exhibit B for the benefit of the Assignee, the Servicer and the Trustee and their respective officers, directors and affiliates. Such certification shall be delivered by March 1, 2006 to the Assignee, the Servicer and the Trustee. The Company shall indemnify and hold harmless the Assignee, the Servicer and the Trustee and their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Company's obligations under this Section 7, or the Company's negligence, bad faith, willful misconduct or material misstatements or omissions in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the indemnified party, then the Company agrees that it shall contribute to the amount paid or payable by the Assignee, the Servicer and/or the Trustee (and their respective officers, directors and affiliates) as a result of the losses, claims, damage or liabilities of the Assignee, the Servicer and/or the Trustee in such proportion as is appropriate to reflect the relative fault of the Assignee, the Servicer or the Trustee, as the case may be, on the one hand, and the Company on the other in connection with a breach of the Company's obligation under this Section 7 or the Company's negligence, bad faith, willful misconduct or material misstatements or omissions in connection therewith.

Representations and Warranties of the Assignor
----------------------------------------------

            8. The Assignor warrants and represents to the Assignee and the Trust as of the date hereof that, with respect to each Mortgage Loan:

            (a) The Assignor is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note. The Mortgage Loan is not assigned or pledged, and the Assignor has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Assignee free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Assignee will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Assignor intends to relinquish all rights to possess, control and monitor the Mortgage Loan;

            (b) The Assignor has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

            (c) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws applicable to the Mortgage Loans have been complied with, including, but not limited to, all applicable anti-predatory and abusive lending laws; and

            (d) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. No Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

            For the purposes of this Section 8(d) the following definitions shall apply:

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            Standard & Poor's Glossary: Version 5.6(b) of the Standard & Poor's LEVELS(R) Glossary, or such version as may be in effect from time to time.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

Remedies for Breach of Representations and Warranties of the Assignor
---------------------------------------------------------------------

            9. The Assignor hereby acknowledges and agrees that in the event of any breach of the representations and warranties made by the Assignor set forth in Section 8 hereof that materially and adversely affects the value of the Mortgage Loans or the interest of the Assignee or the Trust therein within 60 days of the earlier of either discovery by or notice to the Assignor of such breach of a representation or warranty, it shall cure, purchase or cause the purchase of the applicable Mortgage Loan at the Repurchase Price set forth in the Pooling Agreement.


Enforcement of Representations and Warranties of the Company
------------------------------------------------------------

            10. The Assignor hereby agrees to use its best efforts to enforce the remedies for a breach of the representations and warranties of the Company set forth in Section 5 herein.

Miscellaneous
-------------

            11. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            12. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            13. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which the Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            14. Each of this Agreement, the Purchase Agreement and the Servicing Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement and the Servicing Agreement (to the extent assigned hereunder) by the Assignor to the Assignee and by the Assignee to the Trust and, except as expressly set forth herein, nothing contained herein shall supersede or amend the terms of the Purchase Agreement and the Servicing Agreement.

            15. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            16. In the event that any provision of this Agreement conflicts with any provision of any of the Purchase Agreement or the Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            17. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement or the Servicing Agreement, as applicable.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       GS MORTGAGE SECURITIES CORP.

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       GOLDMAN SACHS MORTGAGE COMPANY,
                                       a New York limited partnership

                                       By: GOLDMAN SACHS REAL ESTATE FUNDING
                                           CORP., a New York corporation,
                                           as general partner

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       FREMONT INVESTMENT & LOAN

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule



                    (Delivered to Trustee Upon Closing Date)

                                    EXHIBIT B

            FORM OF COMPANY CERTIFICATION TO BE PROVIDED TO ASSIGNEE,
                            THE SERVICER AND TRUSTEE

I, [identify the certifying individual], certify to GS Mortgage Securities Corp. (the "Assignee"), JPMorgan Chase Bank, National Association (the "Servicer"), and Deutsche Bank National Trust Company (the "Trustee"), and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1. The servicing information required to be provided to the Servicer or the Trustee by Fremont Investment & Loan (the "Company") under the Interim Servicing Agreement, dated as of October 1, 2004 (the "Servicing Agreement"), by and between Goldman Sachs Mortgage Company (the "Assignor") and the Company, for the period from [ ] [ ] to the Transfer Date (as defined in the Servicing Agreement) has been so provided;

2. I am responsible for reviewing the activities performed by the Company under the Servicing Agreement and based upon my knowledge and the annual compliance review required under the Servicing Agreement, and except as disclosed in the annual compliance statement required to be delivered to the Assignee, the Servicer and Trustee in accordance with the terms of the Servicing Agreement (which has been so delivered to the Servicer or the Trustee), the Company has fulfilled its obligations under the Servicing Agreement; and

3. All significant deficiencies relating to the Company's compliance with the minimum servicing standards for purposes of the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Servicing Agreement, have been disclosed to such accountant and are included in such report.

                            FREMONT INVESTMENT & LOAN

                            Date:
                                 --------------------

                            -------------------------

                                   [Signature]

                                     [Title]

                                          EXHIBIT C

                         EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES


                  Investor          Loan              Next     Next           Loan
                    Code      Pool  Number      ARM   Due     Maturity      Balance
---------------------------------------------------------------------------------------------
30+ Days F/C      11          19    6000148990    Y     6/1/2005    5/1/2035    $   139,500.00
                  11          18    6000145873    Y     6/1/2005    5/1/2035    $   168,000.00

30+ Days          11          19    5000139796    N     6/1/2005    4/1/2035    $   126,303.33
                  11          19    5000139934    N     6/1/2005    4/1/2035    $   126,303.33
                  11          19    5000139945    N     6/1/2005    4/1/2035    $   126,303.33
                  11          19    7000138658    Y     6/1/2005    4/1/2035    $   210,967.25
                  11          19    7000143672    Y     6/1/2005    5/1/2035    $   175,100.00
                  11          18    5000150161    Y     6/1/2005    5/1/2035    $   113,600.00

Paid Ahead B/K    11          19    5000153710    Y     8/1/2005    6/1/2035    $    67,453.30
                  11          19    7000149190    Y     9/1/2005    6/1/2035    $   211,308.80
                  11          18    6000146603    Y     9/1/2005    5/1/2035    $    99,799.38


================================================================================


                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT


                               ------------------

                         GOLDMAN SACHS MORTGAGE COMPANY,

                                    Purchaser

                                       and

                            FREMONT INVESTMENT & LOAN

                                     Seller

                           Dated as of October 1, 2004

                              Conventional, Alt-A,
              Fixed and Adjustable Rate Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.     DEFINITIONS.................................................

SECTION 2.     AGREEMENT TO PURCHASE.......................................

SECTION 3.     MORTGAGE SCHEDULES..........................................

SECTION 4.     PURCHASE PRICE..............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES...............................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER.........................

   Subsection 6.01   Conveyance of Mortgage Loans..........................

   Subsection 6.02   Books and Records.....................................

   Subsection 6.03   Delivery of Mortgage Loan Documents...................

   Subsection 6.04   Quality Control Procedures............................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS.............................

SECTION 8.     TRANSFER OF SERVICING.......................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH.........................................

   Subsection 9.01   Representations and Warranties Regarding the
                     Seller................................................

   Subsection 9.02   Representations and Warranties Regarding
                     Individual Mortgage Loans.............................

   Subsection 9.03   Remedies for Breach of Representations and
                     Warranties............................................

   Subsection 9.04   Repurchase of Mortgage Loans With First Payment
                     Defaults..............................................

   Subsection 9.05   Purchaser's Right to Review...........................

SECTION 10.    CLOSING.....................................................

SECTION 11.    CLOSING DOCUMENTS...........................................

SECTION 12.    COSTS.......................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION.................

SECTION 14.    THE SELLER..................................................

   Subsection 14.01  Additional Indemnification by the Seller; Third
                     Party Claims..........................................

   Subsection 14.02  Purchaser Indemnification.............................

   Subsection 14.03  Merger or Consolidation of the Seller.................

SECTION 15.    FINANCIAL STATEMENTS........................................

SECTION 16.    NOTICES.....................................................

SECTION 17.    SEVERABILITY CLAUSE.........................................

SECTION 18.    COUNTERPARTS................................................

SECTION 19.    GOVERNING LAW...............................................

SECTION 20.    INTENTION OF THE PARTIES....................................

SECTION 21.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT....

SECTION 22.    WAIVERS.....................................................

SECTION 23.    EXHIBITS....................................................

SECTION 24.    GENERAL INTERPRETIVE PRINCIPLES.............................

SECTION 25.    REPRODUCTION OF DOCUMENTS...................................

SECTION 26.    FURTHER AGREEMENTS..........................................

SECTION 27.    RECORDATION OF ASSIGNMENTS OF MORTGAGE......................

SECTION 28.    NO SOLICITATION.............................................

SECTION 29.    WAIVER OF TRIAL BY JURY.....................................

SECTION 30.    SUBMISSION TO JURISDICTION; WAIVERS.........................

SECTION 31.    CONFIDENTIAL INFORMATION....................................

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   CONTENTS OF EACH CREDIT FILE

EXHIBIT C   MORTGAGE LOAN SCHEDULE FIELDS

EXHIBIT D   MORTGAGE LOAN SCHEDULE

EXHIBIT E   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT F   FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT G   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT H   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT I   UNDERWRITING GUIDELINES

EXHIBIT J   RESERVED

EXHIBIT K   SERVICER ACKNOWLEDGMENT

EXHIBIT L   NEW JERSEY MORTGAGE LOAN STIPULATIONS

EXHIBIT M   FANNIE MAE ANTI-PREDATORY LENDING REPRESENTATIONS

EXHIBIT N   ASSIGNMENT AND CONVEYANCE

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT, dated as of October 1, 2004 ("Agreement"), by and between Goldman Sachs Mortgage Company, a New York limited partnership, having an office at 85 Broad Street, New York, New York 10004 (the "Purchaser"), and Fremont Investment & Loan having an office at 175 North Riverview Drive, Anaheim, CA 92808 (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, from time to time, the Seller desires to sell to the Purchaser, and, from time to time, the Purchaser desires to purchase from the Seller, certain first and second lien fixed and adjustable residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered as a pool of whole loans on the dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien, as applicable, on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            Act:  The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: A Mortgage Loan purchased pursuant to this Agreement the Mortgage Interest Rate of which is adjusted from time to time in accordance with the terms of the related Mortgage Note.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association, or any successor thereto.

            Appraised Value: the value of the related Mortgaged Property based upon the appraisal made for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made at the time of origination of such refinanced Mortgage Loan.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Business Day: Any day other than (i) a Saturday or Sunday or (ii) a day on which banking and savings and loan institutions in (a) the State of New York, (b) the state in which the Servicer's servicing operations are located or
(c) the State in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates set forth on the related Purchase Price and Terms Agreement on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule

            Code: Internal Revenue Code of 1986, as amended.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Credit File: The items pertaining to a particular Mortgage Loan referred to in Exhibit B annexed hereto, and any additional documents required to be added to the Credit File pursuant to this Agreement.

            Custodial Account: The separate account or accounts created and maintained pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Custodial Agreement: That certain Custodial Agreement, by and between the Purchaser and the Custodian, dated as of the date hereof, governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage (if required) and other Mortgage Loan Documents.

            Custodian: The Custodian designated by the Purchaser or any successor thereto under the Custodial Agreement.

            Cut-off Date: With respect to each Mortgage Loan in a Mortgage Loan Package, the date set forth on the related Purchase Price and Terms Agreement.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Escrow Account: The separate account or accounts created and maintained pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan with an Escrow Account, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Fannie Mae: Fannie Mae, or any successor thereto.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: Freddie Mac, or any successor thereto.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost," "threshold," "covered" (other than New Jersey "covered" loans), "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on the related Mortgage Loan Schedule.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Insured Depository Institution: As defined in Section 1813(c)(2) of Title 12 of the United States Code, as amended from time to time.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicing Agreement: That certain Interim Servicing Agreement, dated as of October 1, 2004, by and between the Purchaser and the Seller.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Limited Documentation Program: The guidelines under which the Seller generally originates Mortgage Loans principally on the basis of the Loan-to-Value Ratio of the related Mortgage Loan and the creditworthiness of the Mortgagor.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan in Breach: Shall have the meaning set forth in Section 9.04 hereof.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related date of origination (unless otherwise indicated), to the Appraised Value of the Mortgaged Property.

            MERS: MERSCORP, Inc., its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Custodian as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second lien, as applicable, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the related Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Credit File, the Servicing File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, Prepayment Penalties, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: A pool of Mortgage Loans sold to the Purchaser by the Seller on a Closing Date.

            Mortgage Loan Schedule: With respect to each Mortgage Loan Package, the schedule of Mortgage Loans, attached to the related Assignment and Conveyance as Schedule 1, setting forth the information attached hereto as Exhibit N.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagor: The obligor on a Mortgage Note.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Prepayment Penalty: With respect to each Mortgage Loan, the fee, if any, payable upon the prepayment, in whole or in part, of such Mortgage Loan, as set forth in the related Mortgage Note.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans in the related Mortgage Loan Package as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: With respect to each purchase of a Mortgage Loan Package hereunder, that certain letter agreement setting forth the general terms and conditions of such transaction consummated herein and identifying the Mortgage Loans to be purchased hereunder, by and between the Seller and the Purchaser.

            Purchaser: Goldman Sachs Mortgage Company, a New York limited partnership, and its successors in interest and assigns, and any successor to the Purchaser under this Agreement as herein provided.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Periodic Rate Cap, and Index); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Reconstitution: A Whole Loan Transfer or a Securitization Transfer.

            Reconstitution Date: As defined in Section 13.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Repurchase Price: With respect to any Mortgage Loan, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date on which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, plus (e) any costs and damages incurred by the related trust with respect to any securitization of the Mortgage Loan in connection with any violation by such Mortgage Loan of any predatory- or abusive-lending law.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Securities Act: The Securities Act of 1933, as amended.

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Seller: Fremont Investment & Loan and its successors in interest.

            Servicing Agreement: The agreement to be entered into by the Purchaser and the Successor Servicer, providing for such successor servicer to service the Mortgage Loans.

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, a fee payable monthly equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance as of the beginning of the month of such Mortgage Loan. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Seller under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Seller, or as otherwise provided under this Agreement.

            Servicing Fee Rate: An amount per annum as set forth in the Interim Servicing Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans but not including any Prepayment Penalties; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Stated Principal Balance: As to each Mortgage Loan, the principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to payments of principal actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal.

            Successor Servicer: A servicer designated by the Purchaser pursuant to Sections 8 and 9.03 which is entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Transaction Agreement: Shall have the meaning set forth in Section 13 hereof.

            Transfer Date: (a) the earlier of (i) the date on which a Successor Servicer assumes the servicing of the Mortgage Loans pursuant to the Servicing Agreement pursuant to which the Successor Servicer shall service the Mortgage Loans on behalf of the Purchaser and its assignees and (ii) the 1st Business Day of the month following the date which is 90 days after the Closing Date or (b) such other date as mutually agreed by the Seller and the Purchaser.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I.

            Whole Loan Agreement: Any Transaction Agreement in respect of a Whole Loan Transfer.

            Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Transaction Agreement.

            SECTION 2. Agreement to Purchase.

            The Seller, on each related Closing Date, agrees to sell, and the Purchaser agrees to purchase, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the aggregate scheduled principal balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans in a Mortgage Loan Package to be purchased on the related Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (a "Preliminary Mortgage Schedule").

            The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans in the related Mortgage Loan Package to be purchased on the related Closing Date to the Purchaser at least one (1) Business Day prior to the related Closing Date. The Mortgage Loan Schedule shall be the Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the Closing Date deleted. The related Mortgage Loan Schedule shall be attached to the related Purchase Price and Terms Letter.

            SECTION 4. Purchase Price.

            The Purchase Price for each Mortgage Loan in a Mortgage Loan Package shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Closing Schedule, after application of payments of principal actually received on or before the related Cut-off Date.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, on the related Closing Date accrued interest on the Stated Principal Balance of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans from the date interest was paid through on the Mortgage Loan through the day prior to the related Closing Date, inclusive. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (1) all principal received after the related Cut-off Date, (2) all other recoveries of late charges, prepayment penalties, assumption fees or other charges collected after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans at the Mortgage Interest Rate.

            SECTION 5. Examination of Mortgage Files.

            Prior to the related Closing Date, the Purchaser shall have the right to perform on-site due diligence at the premises of the Seller with respect to the Mortgage Loans. The Seller will provide information and otherwise cooperate with the due diligence reviews of the Purchaser, its co-investors, its financial partners, its designees and the rating agencies. The Seller shall make the legal files and the credit files, together with any payment histories, collection histories, bankruptcy histories, broker's price opinions, and any other information with respect to the Mortgage Loans requested by the Purchaser, available at the Seller's offices for review by Purchaser, its designee or its agents during normal business hours before the related Closing Date. At the Purchaser's expense, the Purchaser shall have the right to order additional broker's price opinions in its sole discretion.

            Prior to the related Cut-off Date, the Purchaser shall have the right to reject any Mortgage Loan (a) for which the documentation listed in Credit File is missing or defective in whole or in part, (b) for which the related broker's price opinion varies substantially below the appraisal provided in connection with the origination of the related Mortgage Loan or poses other marketing issues, (c) which does not generally conform to the Seller's underwriting or compliance guidelines, (d) which does not conform to the terms of this letter agreement or is in breach of the representations and warranties set forth in Section 9.02, or (e) for which the credit or compliance characteristics do not comply with federal, state or local requirements. Purchaser shall notify the Seller of any such rejected Mortgage Loan no later than three business days prior to the related Closing Date.

            Notwithstanding the foregoing, the Purchaser may purchase all or part of the Mortgage Loans without conducting any partial or complete due diligence examination. The fact that the Purchaser or its designee has conducted or failed to conduct any partial or complete examination of the files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase or other relief for breach of Mortgage Loan representations and warranties, missing or defective documents or as otherwise provided in the Purchase Agreement.

            In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase or substitute for such Mortgage Loan at the price and in the manner specified in Subsection 9.04.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans.

            The Seller, by execution and delivery of the related Assignment and Conveyance on each related Closing Date, does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement, all right, title and interest of the Seller in and to the Mortgage Loans in the related Mortgage Loan Package and the related Mortgage Files and all rights and obligations arising under the documents contained therein. The Seller shall cause the Servicing File retained by the Seller pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.04.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser, which marking may be evidenced by a designation of electronic files or records maintained by the Seller in connection with each Mortgage Loan. In particular, to the extent required by applicable law, the Seller shall maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller may be in the form of microfilm or microfiche.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date the documents and instruments in the Mortgage File for each Mortgage Loan.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the certification and trust receipt of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses charged by the Custodian associated with the initial inventory and maintenance of the Mortgage Loan Documents.

            The Seller shall forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 180 days of the related Closing Date.

            In the event any document required to be delivered to the Custodian pursuant to the preceding paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 180 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank on or prior to the related Closing Date and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.04. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an Officer's Certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said Officer's Certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall maintain an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions that the Seller maintain for other mortgage loans purchased, originated and serviced by the Seller. The program includes evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Seller. The program ensures that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the Underwriting Guidelines, guards against dishonest, fraudulent, or negligent acts; and guards against errors and omissions by officers, employees, or other authorized persons.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans shall be sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement, with respect to the Mortgage Loans, the Seller hereby sells, transfers, assigns and delivers to the Purchaser, on the related Closing Date, the Servicing Rights with respect to the Mortgage Loans in the related Mortgage Loan Pacakge.

            The Purchaser shall retain the Seller as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). Pursuant to the Interim Servicing Agreement, the Seller shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to the Servicing Fee with respect to such Mortgage Loans from the related Closing Date until the termination of the Interim Servicing Agreement as set forth therein, but in no event shall the Seller receive less than 65 days of such compensation.

            SECTION 8. Transfer of Servicing.

            On the related Transfer Date, the Seller shall cease all servicing responsibilities under the Interim Servicing Agreement related to the Mortgage Loans and the Successor Servicer shall service the Mortgage Loans for the benefit of the Purchaser pursuant to the Servicing Agreement.

            On or prior to the related Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990 at least 15 days prior to the related Transfer Date; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall provide the Purchaser with copies of all such related notices no later than the related Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the related Transfer Date. The Seller shall provide the Purchaser with copies of all such notices no later than 30 days following the related Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Seller's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall provide the Purchaser with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Seller.

            (e) Payoffs and Assumptions. The Seller shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Seller on the related Mortgage Loans from the related Cut-off Date to the related Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the related Transfer Date all payments received by the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received After Transfer Date. The amount of any related Monthly Payments received by the Seller (a) during the first 30 days after the related Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt and (b) after the date which is 30 days after the related Transfer Date shall be forwarded to the Purchaser by overnight mail twice weekly. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with their payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the related Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall comply with the foregoing requirements with respect to all Monthly Payments received by it after the related Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

                  (1) All parties shall cooperate in correcting misapplication errors;

                  (2) The party receiving notice of a misapplied payment
            occurring prior to the related Transfer Date and discovered after the related Transfer Date shall immediately notify the other party;

                  (3) If a misapplied payment which occurred prior to the
            related Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

                  (4) If a misapplied payment which occurred prior to the
            related Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

                  (5) Any check issued under the provisions of this Section 8(h)
            shall be accompanied by a statement indicating the Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Reconciliation. The Seller shall, on or before the related Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (j) IRS Forms. The Seller shall file all IRS Forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the related Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser and the Successor Servicer that as of the date hereof and as of the related Closing
Date:

            (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Seller's knowledge, threatened against the Seller, before any court, administrative agency or other tribunal
(i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) which, either in any one instance or in the aggregate, is likely to result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement, (iv) relating to fraud, or (v) relating to predatory lending, or the Seller's origination, servicing or closing practices which is likely to result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller.

            (f) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (g) Selection Process. The Mortgage Loans were not intentionally selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could not be made;

            (h) Mortgage Loan Characteristics. The characteristics of the Mortgage Loans are as set forth on the description of the pool characteristics for the Mortgage Loans in the form attached as Exhibit J hereto;

            (i) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished by the Seller pursuant to this Agreement or any Transaction Agreement or in connection with the transactions contemplated hereby contains or will contain any material untrue statement of fact;

            (j) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto or as required by the Seller's regulator. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement;

            (k) Loan Experience. The Seller has delivered information as to its loan charge-off or loan loss experience, its loan delinquency experience for the immediately preceding three-year period, prepayment speed and delinquency histories for at least the immediately preceding year, and all such information so delivered shall be true and correct in all material respects;

            (l) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (m) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (n) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

            (o) Seller's Purchase or Origination. The Seller's decision to purchase or originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (p) Ability to Service. The Seller has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

            (q) Insured Depository Institution Representations. The Seller makes the following additional representations and warranties:

                  (i) This Agreement conforms to all statutory and regulatory requirements applicable to the Seller. This Agreement is (a) executed contemporaneously with the agreement reached by the Seller and the Purchaser, (b) approved by a specific corporate or banking association resolution by the board of directors of the Seller, which approval shall be reflected in the minutes of said board, and
            (c) continuously, from the time of its execution, an official record of the Seller;

                  (ii) This Agreement has been duly and validly authorized by a specific corporate or banking association resolution by the board of directors of the Seller. A copy of such resolution, certified by the corporate secretary of the Seller or attested to by a vice president or higher officer of the Seller has been provided to the Purchaser; and

                  (iii) The Seller will maintain a copy of this Agreement in its official books and records.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser, its assignees and the Successor Servicer that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet one month delinquent, have been made and credited. No payment required under the Mortgage Loan is one month or more delinquent nor has any payment under the Mortgage Loan been one month or more delinquent at any time since the origination of the Mortgage Loan;

            (c) No Outstanding Charges. Except for payment defaults of less than one month, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the date which precedes by one month the Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. No Mortgage Loan has been modified so as to restructure the payment obligations or re-age the Mortgage Loan. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage, as well as all additional requirements set forth in the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect, as well as all additional requirements set forth in the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure or unfair and deceptive practices laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Penalties, have been complied with; the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the related Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home, (ii) a manufactured home, (iii) a modular home, or (iv) a row house. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

            (j) Valid First Lien. Each Mortgage is a valid and subsisting first lien (as applicable) of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. The lien of the Mortgage is subject only to:

                        (1) the lien of current real property taxes and
                  assessments not yet due and payable;

                        (2) covenants, conditions and restrictions, rights of
                  way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                        (3) other matters to which like properties are commonly
                  subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein and the Seller has full right to sell and assign the same to Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered a proceeding in equity or a law). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, gross negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, and each such title insurance policy is issued by a title insurer and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2), (3) and 4 of paragraph (j) of this Subsection 9.02 and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims are pending under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payment delinquencies of less than one month, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. Except with respect to interest-only mortgage loans set forth on the related Mortgage Loan Schedule, the Mortgage
Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. No Mortgage Loan is a simple interest mortgage loan;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines in effect as of the date of origination of such Mortgage Loan (a copy of which is attached hereto as Exhibit I). The Mortgage Note and Mortgage are on forms generally acceptable to Freddie Mac or Fannie Mae and the Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a reconveyance of the deed of trust or a trustee's sale after default by the Mortgagor;

            (z) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (aa) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is acceptable to Seller and underwritten in accordance with the Underwriting Guidelines;

            (bb) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller is not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (cc) Due-On-Sale. The Mortgage contains an enforceable provision (except as such enforcement may be effected by bankruptcy and insolvency laws or by general principals of equity) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

            (dd) Assumability. None of the Mortgage Loans are, by their terms, assumable;

            (ee) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (ff) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the related Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (gg) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. As of the related Closing Date, the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is inhabitable under applicable state and local laws;

            (hh) Collection Practices; Escrow Deposits. The origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper and prudent in the mortgage origination and servicing business. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (ii) No Violation of Environmental Laws. To the best of the Seller's knowledge, the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. To the best of the Seller's knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (jj) Soldiers' and Sailors' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act;

            (kk) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the related originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (ll) Disclosure Materials. The Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans;

            (mm) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (nn) Value of Mortgaged Property. The Seller has no knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans originated to the same Underwriting Guidelines held by the Seller generally secured by properties in the same geographic area as the related Mortgaged Property;

            (oo) No Defense to Insurance Coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the related Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any applicable, special hazard insurance policy, or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay;

            (pp) Escrow Analysis. With respect to each Mortgage with an Escrow Account, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (qq) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices and the Seller has reported or caused to be reported, the Mortgagor credit files to each of the three primary credit repositories monthly in a timely manner;

            (rr) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (ss) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Interim Servicer for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of three (3) years. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan's origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) originator has available programs that offered the option of obtaining a mortgage loan that did not require payment of such a premium and prior to the Mortgage Loan's origination, the Mortgage Loan was available to the Mortgagor with and without the prepayment penalty, (iii) the prepayment premium was disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower's default in making the loan payments;

            (tt) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan;

            (uu) Single-premium Credit Life Insurance Policy. In connection with the origination of any Mortgage Loan, no proceeds from any Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy; No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan;

            (vv) Tax Service Contract; Flood Certification Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract and a paid in full, life of loan, flood certification contract and each of these contracts is assignable to the Purchaser;

            (ww) Qualified Mortgage. The Mortgage Loan is an obligation (including any participation or certificate of beneficial ownership therein) which is principally secured by an interest in real property;

            (xx) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust;

            (yy) Recordation. Each original Mortgage was recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (zz) FICO Scores. Unless set forth in the related Purchase Price and Terms Letter, each Mortgage Loan has a non-zero FICO score. No Mortgage Loan has a Mortgagor with a FICO score of less than 500 as of the related origination date;

            (aaa) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); to the extent applicable to the Seller as of the related Closing Date, the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (bbb) Georgia Fair Lending Act. There is no Mortgage Loan that was originated on or after October 1, 2002 and on or prior to March 7, 2003, which is secured by property located in the State of Georgia. There is no Mortgage Loan that was originated on or after March 7, 2003 that is a "high cost home loan" as defined under the Georgia Fair Lending Act;

            (ccc) New York State Banking Law. There is no Mortgage Loan that (a) is secured by property located in the State of New York; (b) had an original principal balance of $300,000 or less, and (c) has an application date on or after April 1, 2003, the terms of which loan equal or exceed either the annual percentage rate or the points and fees threshold for "high-cost home loans," as defined in Section 6-L of the New York State Banking Law;

            (ddd) New Jersey Mortgage Loans. As of the related Closing Date, all Mortgage Loans originated in New Jersey are ratable by Standard & Poor's, Fitch Ratings and Moody's. All Mortgage Loans originated in New Jersey conform with the Purchaser's New Jersey Loan Stipulations set forth on Exhibit M;

            (eee) Oakland Mortgage Loans. No Mortgage Loan is subject to the Oakland, California Anti-Predatory Lending Ordinance;

            (fff) New Mexico Mortgage Loans. No Mortgage Loan is a home improvement loan or manufactured home loan subject to the provisions of New Mexico's Home Loan Protection Act closed on or after January 1, 2004;

            (ggg) South Carolina Mortgage Loans. No Mortgage Loan subject to the South Carolina High Cost and Consumer Home Loan Act is a refinance or non-purchase money Mortgage Loan;

            (hhh) Litigation. As of the related Closing Date, the Mortgage Loan is not subject to any outstanding litigation for fraud, origination, predatory lending, servicing or closing practices;

            (iii) MERS Designations. With respect to each MERS Designated Mortgage Loan, the Seller has designated the Custodian as the Investor and no Person is listed as Interim Funder on the MERS(R) System;

            (jjj) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

            (kkk) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan.

            (lll) Reports. On or prior to the related Closing Date, the Seller has provided the Custodian and the Purchaser with a MERS Report listing the Custodian as the Investor with respect to each MERS Designated Mortgage Loan.

            (mmm) Payoffs. No Mortgage Loans prepaid in full prior to the related Closing Date.

            (nnn) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has or has caused the related servicer to, for each Mortgage Loan, fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            (ooo) Origination Practices. Each Mortgagor was assigned the highest credit grade available with respect to a mortgage loan product offered by such Mortgage Loan's originator, taking into account the credit history, debt to income ratio and loan requirement of such Mortgagor;

            (ppp) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the borrower's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan; and

            (qqq) Fannie Mae Mortgage Loans. With respect to each Mortgage Loan which the Seller indicates is a Fannie Mae eligible mortgage loan, the representations set forth on Exhibit M are true and correct.

            (rrr) Arbitration. With respect to any Mortgage Loan originated on or after August 1, 2004, neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 60 days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan); (provided, with respect to any representations and warranties which are made to the best of the Seller's knowledge, if it is discovered by the Seller or the Purchaser that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan or the interest of the Purchaser or which materially and adversely affects the value of a Mortgage Loan or the interests of the Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), notwithstanding the Seller's lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty) (a "Loan In Breach"), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in clauses (ss), (tt), (uu), (bbb),
(nnn), and (rrr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. In the event that a Loan in Breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price.

            However, if the breach shall involve a representation or warranty set forth in Subsections 9.02 or 9.08 (other than the representations and warranties set forth in clauses (ss), (tt), (uu), (bbb), (nnn) and (rrr) of Subsection 9.02) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, the Seller shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.04 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the related Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution, whether or not such substitution date is after the related Transfer Date. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the initial Determination Date for such month. The Seller shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and the Successor Servicer and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other reasonable costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller's representations and warranties contained in this Agreement or any Transaction Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Subsection 9.03 constitute the sole remedies of the Purchaser and the Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean the Person then acting as the Successor Servicer under this Agreement and any and all Persons who previously were "Successor Servicers" under this Agreement.

            Upon the request of the Purchaser, the Seller hereby agrees to execute a recognition agreement in the form of Exhibit L hereto recognizing the servicer designated by the Purchaser therein as the Successor Servicer.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01, 9.02 or 9.08 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach, repurchase such Mortgage Loan or substitute a Qualified Substitute Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans With First Payment Defaults.

            With respect to any Mortgage Loan, if the related Mortgagor fails to make the first Monthly Payment to be made by the Mortgagor after the related Closing Date before the Due Date immediately following such initial Due Date (such date, the "First Payment Default Date", such failure to pay, a "First Payment Default"), the Seller shall, within five Business Days of receipt of notice from the Purchaser, promptly repurchase such Mortgage Loan (a "First Payment Default Mortgage Loan") from the Purchaser at the Purchase Price plus accrued interest thereon at the Mortgage Interest Rate from the date on which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including, without limitation, costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder. The Purchaser shall request repurchase of any Mortgage Loans to be repurchased pursuant to this Subsection 9.04 on or before the date which is thirty (30) days after the related First Payment Default Date.

            Subsection 9.05 Purchaser's Right to Review.

            Prior to the related Closing Date, the Purchaser shall have the right to perform on-site due diligence at the premises of the Seller with respect to the Mortgage Loans. The Seller will provide information and otherwise cooperate with the due diligence reviews of the Purchaser, its co-investor's, its financial partner's, and the rating agencies. The Seller shall make the Mortgage Files and the Credit Files, together with any payment histories, collection histories, bankruptcy histories, broker's price opinions, and any other information with respect to the Mortgage Loans requested by the Purchaser, available at the Seller's offices for review by Purchaser or its agents during normal business hours before the related Closing Date. The Purchaser shall have the right, at its own expense, to order additional broker's price opinions in its sole discretion.

            The Purchaser shall have the right to reject any Mortgage Loan (a) for which the Mortgage File documentation is missing or defective in whole or in part, (b) for which (i) the related broker's price opinion is more than 15% below the appraisal provided in connection with the origination of the related Mortgage Loan, (c) which does not conform to the Seller's Underwriting Guidelines or compliance guidelines, (d) which does not conform to the terms of the related Purchase Price and Terms Letter or is in breach of the representations and warranties set forth herein, or (e) for which the credit or compliance characteristics are unacceptable to the Purchaser.

            Notwithstanding the foregoing, the Purchaser may purchase all or part of the Mortgage Loans without conducting any partial or complete due diligence examination. The fact that the Purchaser has conducted or failed to conduct any partial or complete examination of the files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase or other relief for breach of Mortgage Loan representations and warranties, missing or defective documents or as otherwise provided in this Agreement.

            SECTION 10. Closing.

            Each closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. At the Purchaser's option, each closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (i) prior to the related Closing Date, the Seller shall deliver to the Purchaser via electronic medium acceptable to the Purchaser, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the related Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (ii) all of the representations and warranties of the Seller under this Agreement shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

            (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 10 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

            (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on the initial Closing Date shall consist of fully executed originals of the following documents:

1.    this Agreement;

2.    the Custodial Agreement, dated as of the related Cut-off Date;

3. the related Mortgage Loan Schedule, one copy to be attached hereto, and one copy to be attached to the Custodian's counterpart of the Custodial Agreement;

4. an Officer's Certificate, in the form of Exhibit C hereto with respect to each Seller, including all attachments thereto;

5. an Opinion of Counsel of the Seller (who may be an employee of the Seller), in form and substance acceptable to the Purchaser ("Opinion of Counsel of the Seller");

6. an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

7. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

8. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the related Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable; and

            The Closing Documents to be delivered on each Closing Date shall consist of fully executed originals of the following documents:

1. an Assignment and Conveyance in the form of Exhibit N hereto, including all exhibits;

2. the related Mortgage Loan Schedule, with one copy to be attached to the related Assignment and Conveyance;

3.    each of the documents required to be delivered by the Seller pursuant to
      Section 6.03 hereof;

4. the initial certification of the Custodian with respect to the related Mortgage Loan Package as required under the Custodial Agreement in the form of Exhibit 2 thereto;

5. a Security Release Certification, substantially in the form of Exhibit E or F, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

6. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable; and

7. if requested, by the Purchaser in connection with a material change in Seller's financial condition or corporate structure, an updated Officer's Certificate, in the form of Exhibit C hereto, including all attachments thereto and an updated Opinion of Counsel of the Seller, in the form of Exhibit D hereto.

8. a MERS Report reflecting the Custodian as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.


            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay its due diligence fees and the fees and expenses of its counsel. All servicing fees incurred prior to the related Closing Date, and all costs and expenses incurred in connection with the transfer of the Mortgage Loans, fees to transfer files and prepare assignments/endorsements, all initial recording fees, if any, for the assignments of mortgage for all Mortgage Loans not recorded in the name of MERS, all fees, if any, for transferring record ownership on the MERS system of Mortgage Loans recorded in the name of MERS, custodial fees, including the costs associated with clearing exceptions, (including costs to record intervening assignments and any existing assumption and modification agreements), together with the fees and expenses of Seller's counsel, shall be payable by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) one or more third party purchasers in one or more Whole Loan Transfers; or

            (ii) one or more trusts or other entities to be formed as part of one or more Securitization Transfers;

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related Reconstitution Date, provided, that with respect to representations and warranties for which modifications may be necessary to reflect changes due to events that may have occurred since the related Closing Date, such representations and warranties shall be restated as of the related Transfer Date, modified, if necessary, to reflect changes due to events that may have occurred from the related Closing Date through the related Transfer Date and (3) to enter into an assignment and recognition agreement or other agreement in connection with such Transaction (the "Transaction Agreement") setting forth such restated representations and warranties as of the related Transfer Date and the remedies for breach of same (which remedies will be the same as those set forth in this Agreement). The Seller shall use its reasonable best efforts to assist the Purchaser, and any prospective purchaser, if the Purchaser or such prospective purchaser so requests, in connection with each Transaction, which assistance shall include, but not be limited to, (i) providing any information relating to the Mortgage Loans necessary to assist in the preparation of any disclosure documents, (ii) restating as of the related Transfer Date, for the benefit of the Purchaser, its assignees and the Successor Servicer, the same representations and warranties as to the Mortgage Loans as set forth in clause
(2) above, and (iii) delivering an opinion of counsel (which may be from in-house counsel) in form and substance satisfactory to the Purchaser if requested by the Purchaser, provided that any opinion required of outside counsel with respect to Rule 10B-5 shall be at the expense of Purchaser which shall not exceed $2,500. The Seller agrees to enter into (a) an assignment, assumption and recognition agreement pursuant to which the Seller assigns the restated representations and warranties and remedies to the Transaction. If a Transaction occurs during an Interim Period, the Seller agrees to enter into a sub-servicing agreement with the Purchaser and the related successor servicer mutually acceptable to the parties. Any such sub-servicing agreement shall require the Seller to deliver (but not file) all necessary Sarbanes-Oxley certifications with respect to the Mortgage Loans mutually acceptable to the parties. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Transaction Agreements and Reconstitutions. The Seller shall indemnify the Purchaser, each Affiliate designated by the Purchaser, each Person who controls the Purchaser or such Affiliate, and any Successor Servicer and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other reasonable costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution which contains or will contain any material untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute each Assignment of Mortgage, (except with respect to each MERS Designated Mortgage
Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the Mortgage Loans, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            The Seller shall indemnify the Purchaser and the Successor Servicer and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including (without limitation) legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other reasonable costs, fees and expenses that the Purchaser or the Successor Servicer have incurred as a result of (a) the failure of the Seller to perform its duties under this Agreement or (b) any breach of any of Seller's representations, warranties or covenants set forth in this Agreement, (c) any failure to service the Mortgage Loans in strict compliance with the terms of the Interim Servicing Agreement or (d) any breach of any of Seller's representations, warranties or covenants set forth in Transaction Agreement entered into pursuant to Section 13. The Seller immediately shall notify the Purchaser if a claim is made by a third party against the Seller with respect to this Agreement or any Transaction Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense (provided, that if the Purchaser does not consent, the Purchaser shall assume the defense) of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim.

            With respect to any third party claim or defense which Purchaser is defending which relates to an allegation that Seller failed to originate or service a Mortgage Loan in accordance with any federal, state or local law, in the event that the Seller does not possess, and/or fails to deliver to the Purchaser upon demand, evidence of Seller's compliance with all such requirements of applicable law, Seller shall (a) repurchase such Mortgage Loan at the Repurchase Price and (b) indemnify the Purchaser for all expenses in connection with the Purchaser's defense of such claim, including legal fees, and
(c) assume the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim.

            The Purchaser promptly shall reimburse the Seller for all reasonable amounts advanced by it pursuant to the preceding paragraphs, except when the claim is in any way related to the Servicer's indemnification pursuant to
Section 9.04 or the Interim Servicing Agreement, or is in any way related to the failure of the Seller to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement or any Transaction Agreement.

            Subsection 14.02 Purchaser Indemnification

            The Purchaser shall indemnify and hold harmless Seller and its directors, officers, partners and each Person, if any, that controls Seller, within the meaning of either the Securities Act or the Exchange Act, against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities to which Seller or any such director, officer, partner or controlling Person may become subject, under the Securities Act, the Exchange Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of the servicing of the Mortgage Loans by a successor servicer, out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any offering document prepared in connection with any Reconstitution or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in any information provided by the Purchaser set forth in any offering document prepared in connection with any Reconstitution, and the Purchaser shall in each case reimburse Seller and each such director, officer, partner or controlling Person for any legal or other expenses reasonably incurred by Seller, and each such director, officer or controlling Person, in connection with investigating or defending any such loss, claim, damage, liability, penalties, fines, forfeitures or action, as such expenses are incurred.

            Subsection 14.03 Merger or Consolidation of the Seller

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

            SECTION 15. Financial Statements.

            Financial information regarding the Seller may be provided to prospective purchasers for a period of three (3) years following the related Closing Date; provided, however, that such information will be limited to the audited financial statements of the Seller for the three (3) years preceding such disclosure; and such information may only be provided if the prospective purchaser has executed a written confidentiality agreement, addressed to the Seller, stating that all non-public information will be used only for the purposes of evaluating the proposed investment and that the prospective purchaser has required such information as integral to its decision-making process. Copies of any such confidentiality agreements must be delivered by the Purchaser to the Seller within five (5) Business Days of receipt thereof by the Purchaser.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

                  (i)   if to a Seller:

                        Fremont Investment & Loan
                        175 North Riverview Drive
                        Anaheim, CA  92808
                        Attention:  Steve Patton

                  (ii)  if to the Purchaser:

                        Goldman Sachs Mortgage Company
                        85 Broad Street
                        New York, New York 10004
                        Attention:  Michelle Gill

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 17. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 18. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 19. Governing Law.

            This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

            SECTION 20. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller are selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 21. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller; provided that Seller shall not be required to recognize more than (a) three transferees of the Purchaser pursuant to Securitization Transfers and (b) one transferee of the Purchaser pursuant to a Whole Loan Transfer. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto. The Successor Servicer shall be an intended third party beneficiary of this Agreement to the same extent as if it were a party hereto, and shall have the right to enforce the provisions of this Agreement.

            SECTION 22. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 23. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 24. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 25. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 26. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 27. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (except with respect to any MERS Designated Mortgage Loan).

            SECTION 28. No Solicitation.

            From and after the related Closing Date, the Seller agrees that it will not take any action or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any mortgagors to refinance any Mortgage Loans and the attendant rights, title and interest in and to the list of such mortgagors and data relating to their mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant to the Purchase Agreement on the related Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing, internet, and email solicitations based, in all instances, on commercially acquired mailing lists (which may not be targeted at the Mortgagors,) and newspaper, radio and television advertisements shall not constitute solicitation under this Section 28. It is understood and agreed that responses to payoff inquiries by the Mortgagors or obligors shall not constitute solicitation for purposes of this Section 28.

            SECTION 29. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 30. Submission To Jurisdiction; Waivers.

            Each party hereto hereby irrevocably and unconditionally:

            (A) SUBMITS ITSELF IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

            (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

            (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH THE PARTIES HERETO SHALL HAVE BEEN NOTIFIED; AND

            (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

            SECTION 31. Confidential Information

            The Seller understands and agrees that this Agreement, the Side Letter, the related Purchase Price and Terms Letter, the Interim Servicing Agreement, and any other agreements executed in connection with the sale contemplated hereunder, any agreements executed in connection with the securitization of the Mortgage Loans, and any offering circulars or other disclosure documents produced in connection with such securitization (the "Agreements") are confidential and proprietary to the Purchaser, and the Seller agrees to hold such documents confidential and not to divulge such documents to anyone except (a) to the extent required by law or judicial order or to enforce its rights or remedies under the related Purchase Price and Terms Agreement or the Agreements, (b) to the extent such information enters into the public domain other than through the wrongful act of the Seller, (c) as is necessary in working with legal counsel, auditors, agents, rating agencies, taxing authorities or other governmental agencies or (d) the federal income tax treatment of the transactions hereunder, any fact relevant to understanding the federal tax treatment of the transactions hereunder, and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment; provided that the Seller may not disclose the name of or identifying information with respect to Purchaser or any pricing terms or other nonpublic business or financial information that is unrelated to the purported or claimed federal income tax treatment of the transactions hereunder and is not relevant to understanding the purported or claimed federal income tax treatment of the transactions hereunder.

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       GOLDMAN SACHS MORTGAGE COMPANY, a New
                                       York limited partnership
                                              (Purchaser)

                                             By:GOLDMAN SACHS REAL ESTATE
                                             FUNDING CORP., a New York
                                             corporation, as General Partner

                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------

                                       FREMONT INVESTMENT & LOAN
                                              (Seller)

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller (or MERS with respect to each MERS Designated Mortgage Loan) to the Last Endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or attorney's opinion of title accompanied by a title abstract or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage;

            (i) original powers of attorney, if applicable, with evidence of recording thereon, if required;

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the related Closing Date, an Officer's Certificate which shall
(i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian.

                                                                       Exhibit B

                                    EXHIBIT B

                          CONTENTS OF EACH CREDIT FILE
                          ----------------------------


            (a) Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

            (b) The original hazard insurance policy and, if required by law, flood insurance policy.

            (c) Residential loan application.

            (d) Mortgage Loan closing statement.

            (e) Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program.

            (f) Verification of acceptable evidence of source and amount of downpayment.

            (g) Credit report on the Mortgagor.

            (h) Residential appraisal report.

            (i) Photograph of the Mortgaged Property.

            (j) Survey of the Mortgaged Property, if any.

            (k) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

            (l) All required disclosure statements.

            (m) If available, termite report, structural engineer's report, water potability and septic certification.

            (n) Sales contract.

            (o) Tax receipts, insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

            (p) Amortization schedule.

                                    EXHIBIT C

                          MORTGAGE LOAN SCHEDULE FIELDS
                          -----------------------------

            (1) the Seller's Mortgage Loan identifying number;

            (2) the Mortgagor's name;

            (3) the street address of the Mortgaged Property including the city, state and zip code;

            (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;

            (5) the number and type of residential units constituting the Mortgaged Property (i.e. a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing);

            (6) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

            (7) the LTV at the origination;

            (8) the Mortgage Interest Rate as of the related Cut-off Date;

            (9) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date;

            (10) the stated maturity date;

            (11) the amount of the Monthly Payment as of the related Cut-off
Date;

            (12) the last payment date on which a payment was actually applied to the outstanding principal balance;

            (13) the original principal amount of the Mortgage Loan;

            (14) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date;

            (15) with respect to Adjustable Rate Mortgage Loans, the Interest Rate Adjustment Date;

            (16) with respect to Adjustable Rate Mortgage Loans, the Gross
Margin;

            (17) with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap under the terms of the Mortgage Note;

            (18) with respect to Adjustable Rate Mortgage Loans, a code indicating the type of Index;

            (19) with respect to Adjustable Rate Mortgage Loans, the Periodic Rate Cap under the terms of the Mortgage Note;

            (20) the type of Mortgage Loan (i.e., Fixed Rate, Adjustable Rate, First Lien);

            (21) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance);

            (22) a code indicating the documentation style (i.e. full, alternative or reduced);

            (23) the loan credit classification (as described in the Underwriting Guidelines);

            (24) whether such Mortgage Loan provides for a Prepayment Penalty;

            (25) the Prepayment Penalty period of such Mortgage Loan, if applicable;

            (26) a description of the Prepayment Penalty, if applicable;

            (27) the Mortgage Interest Rate as of origination;

            (28) the credit risk score (FICO score) at origination;

            (29) the date of origination;

            (30) the Mortgage Interest Rate adjustment period;

            (31) the Mortgage Interest Rate floor;

            (32) the Mortgage Interest Rate calculation method (i.e., 30/360, simple interest, other);

            (33) a code indicating whether the Mortgage Loan is a Section 32 Mortgage Loan;

            (34) a code indicating whether the Mortgage Loan has been modified;

            (35) the Current CLTV;

            (36) the one year payment history;

            (37) the Due Date for the first Monthly Payment;

            (38) the original Monthly Payment due;

            (39) with respect to the related Mortgagor, the debt-to-income ratio;

            (40) the Appraised Value of the Mortgaged Property;

            (41) the sales price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property;

            (42) the MERS Identification Number

            (43) Senior lien balance

            (44) Lien position marker

            (45) CLTV at origination

            With respect to the Mortgage Loans in the aggregate:

            (1) the number of Mortgage Loans;

            (2) the current aggregate outstanding principal balance of the Mortgage Loans;

            (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and

            (4) the weighted average maturity of the Mortgage Loans.

                                    EXHIBIT D

                             MORTGAGE LOAN SCHEDULE
                             ----------------------

                                    EXHIBIT E

                         SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of Fremont Investment & Loan], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2004, by and between Goldman Sachs Mortgage Company (the "Purchaser") and the Company (the "Purchase Agreement"), and the Interim Servicing Agreement, dated as of October 1, 2004, by and between the Company and the Purchaser (the "Interim Servicing Agreement") and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement and the Interim Servicing Agreement.

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) the Interim Servicing Agreement, (and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim Servicing Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                        By:
      --------------------       ---------------------------
                              Name:
                                   -------------------------
[Seal] Title:                 [Vice] President

            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                        By:
      --------------------       ---------------------------
                              Name:
                                   -------------------------
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate


           NAME                       TITLE                  SIGNATURE


-------------------------- -------------------------- --------------------------

-------------------------- -------------------------- --------------------------

-------------------------- -------------------------- --------------------------

-------------------------- -------------------------- --------------------------

-------------------------- -------------------------- --------------------------

-------------------------- -------------------------- --------------------------

-------------------------- -------------------------- --------------------------

                                    EXHIBIT F

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                    ----------------------------------------

                                     (date)

                                    EXHIBIT G

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------


                                                    ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]

--------------------------

--------------------------

--------------------------

Attention:
            ---------------------------

            ---------------------------


      Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that Fremont Investment & Loan a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to Goldman Sachs Mortgage Company under a Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2004, certain mortgage loans originated by the Association. The Company warrants that the mortgage loans to be sold to Goldman Sachs Mortgage Company are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

            The Company acknowledges that the mortgage loans to be sold to Goldman Sachs Mortgage Company shall not be used as additional or substitute collateral for advances made by the Association. Goldman Sachs Mortgage Company understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Goldman Sachs Mortgage Company.

                                                Very truly yours,

                                                --------------------------------

                                                By:
                                                   -----------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                      --------------------------
                                                Date:
                                                     ---------------------------

Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

---------------------------------

By:
   -----------------------------
Name:
     ---------------------------
Title:
      --------------------------
Date:
     ---------------------------

                                    EXHIBIT H

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by to Goldman Sachs Mortgage Company from the Company named below pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2004, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to Goldman Sachs Mortgage Company.

Name and Address of Financial Institution

      --------------------------------
                (name)

      --------------------------------
               (Address)

      By:
         -----------------------------

                          II. Certification of Release

            The Company named below hereby certifies Goldman Sachs Mortgage Company that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Goldman Sachs Mortgage Company the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                -----------------------------

                                                By:
                                                   -----------------------------
                                                Title:
                                                      --------------------------
                                                Date:
                                                     ---------------------------

                                    EXHIBIT I

                             UNDERWRITING GUIDELINES
                             -----------------------

                                    EXHIBIT J

                                    RESERVED

                                    EXHIBIT K

                             SERVICER ACKNOWLEDGMENT
                             -----------------------



                                As of [_________]

Fremont Investment & Loan
175 North Riverview Drive
Anaheim, CA 92808


Re: Letter Agreement in connection with the purchase by Goldman Sachs Mortgage Company (the "Purchaser") and the sale by Fremont Investment & Loan (the "Company") of mortgage loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement (the "Agreement"), dated as of October 1, 2004, by and between the Company and the Purchaser

Ladies and Gentlemen:

            In connection with the above-referenced transaction, and in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchaser and the Company hereby agree as follows:

1. Unless otherwise specified in this letter agreement, all capitalized terms herein shall have the meaning as provided in the Agreement.

2. The Purchaser hereby requests, and the Company hereby acknowledges, that [SERVICER] shall be the "Successor Servicer" under the agreement.

3. This letter may be executed in any number of counterparts each of which shall constitute one and the same instrument, and either party hereto may execute this letter by signing any such counterpart.

              [the remainder of this page intentionally left blank]

4. This letter shall be deemed in effect when a fully executed counterpart thereof is received by the Company in the State of New York and shall be deemed to have been made in the State of New York. This letter shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York except to the extent preempted by Federal law.

                                       Very truly yours,

                                       GOLDMAN SACHS MORTGAGE COMPANY

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

Accepted and Agreed:

FREMONT INVESTMENT & LOAN

      (Seller)

By:
   --------------------------------------
Name:
     ------------------------------------
Title:
      -----------------------------------

                                    EXHIBIT L



                      NEW JERSEY MORTGAGE LOAN STIPULATIONS


The seven stipulations below apply only to Mortgage Loans originated subject to the New Jersey Home Ownership Act of 2002 ("Act").

      1. No Mortgage Loan is a "high cost home loan," "home improvement," "manufactured home," or junior lien "covered" loan as defined under the Act.

      2. No more than 5% of the pool consists of refinance "covered loans" under the Act.

      3. The points and fees threshold calculations under the Act include yield-spread premiums.

      4. All loans originated under the Act will be subject to up to 100% due diligence.

      5. Mortgage Loan files must contain tangible net benefit and high-cost worksheets.

      6.    Points and fees must be included on the related Mortgage Loan
            Schedule.

      7. Seller will make the representation that all Mortgage Loans subject to New Jersey's "flipping" prohibition, as defined under the Act, are in compliance with the "reasonable, tangible net benefit" standard.

                                    EXHIBIT M

                FANNIE MAE ANTI-PREDATORY LENDING REPRESENTATIONS


            (a) Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae's Selling Guide;

            (b) No Mortgage Loan is subject to the requirements of the Home Ownership and Equity Protection Act of 1994 ("HOEPA");

            (c) Each Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including, but not limited to, all applicable predatory and abusive lending laws;

            (d) No Mortgage Loan is a "High-Cost Home Loan" as defined in the Georgia Fair Lending Act, as amended (the "Georgia Act"). No Mortgage Loan subject to the Georgia Act and secured by owner occupied real property or an owner occupied manufactured home located in the State of Georgia was originated (or modified) on or after October 1, 2002 through and including March 6, 2003.

            (e) No Mortgage Loan is a "High-Cost Home Loan" as defined in New York Banking Law 6-1;

            (f) No Mortgage Loan is a "High-Cost Home Loan" as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003);

            (g) No Mortgage Loan is a "High-Cost Home Loan" as defined in the Kentucky high-cost home loan statute effective June 24, 2003 (Ky. Rev. Stat.
Section 360.100);

            (h) No Mortgage Loan is a "High-Cost Home Loan" as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46:10B-22 et seq.);

            (i) No Mortgage Loan is a "High-Cost Home Loan" as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. ss.ss. 58-21A-1 et seq.);

            (j) No Mortgage Loan is a "High-Risk Home Loan" as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.);

            (k) No Mortgage Loan is a "High-Cost Home Mortgage Loan" as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 6, 2004 (Mass. Ann. Laws Ch. 183C);

            (l) No borrower was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such borrower did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the borrower may have qualified for a for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the borrower's application to such affiliate for underwriting consideration;

            (m) The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the borrower's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

            (n) With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan's origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction,
(ii) prior to the loan's origination, the borrower was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, (iv) for loans originated on or after September 1, 2004, the duration of the prepayment period shall not exceed three (3) years from the date of the note, unless the loan was modified to reduce the prepayment period to no more than three years from the date of the note and the borrower was notified in writing of such reduction in prepayment period, and (v) notwithstanding any state or federal law to the contrary, the Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower's default in making the loan payments;

            (o) No borrower was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No borrower obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan; No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (p) All points and fees related to each Mortgage Loan were disclosed in writing to the borrower in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no borrower was charged "points and fees" (whether or not financed) in an amount greater than 5% of the principal amount of such loan, such 5% limitation is calculated in accordance with Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae Selling Guide.

            (q) All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the borrower in accordance with applicable state and federal law and regulation; and

            (r) The Servicer will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, Servicer agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

                                    EXHIBIT N

                            ASSIGNMENT AND CONVEYANCE
                            -------------------------

            On this __ day of _________, 200_, Fremont Investment & Loan, as the Seller, under that certain Flow Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2004 (the "Agreement") does hereby sell, transfer, assign, set over and convey to Goldman Sachs Mortgage Company, as Purchaser under the Agreement all rights, title and interest of the Seller in and to (a) the Mortgage Loans listed on the related Mortgage Loan Schedule attached as
Exhibit 1 hereto, and (b) the Servicing Rights, together with the related Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section 2 of the Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Agreement. The ownership of each Mortgage Note, Mortgage, and the contents of each Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be delivered promptly by the Seller to the Purchaser.

            The Seller confirms to the Purchaser that, unless otherwise agreed upon in writing by the Seller and the Purchaser, the representations and warranties set forth in Section 7 of the Agreement with respect to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto, and the representations and warranties in Section 6 of the Agreement with respect to the Seller are true and correct as of the date hereof.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.



                                       FREMONT INVESTMENT & LOAN

                                       (Seller)



                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

                                   Schedule 1

                             MORTGAGE LOAN SCHEDULE

                                    EXHIBIT S

                              EQUIFIRST AGREEMENTS

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT, dated August 25, 2005 ("Agreement"), among Goldman Sachs Mortgage Company ("Assignor"), GS Mortgage Securities Corp. ("Assignee") and EquiFirst Corporation (the "Company").

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment, Assumption and Conveyance
-------------------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest (other than those rights specifically retained by the Assignor pursuant to this Agreement) of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans"), and solely insofar as it related to the Mortgage Loans, that certain Mortgage Loan Purchase and Warranties Agreement, dated as of January 26, 2004, as amended by that certain Amendment No. 1, dated as of March 29, 2005 and that certain Amendment No. 2, dated as of August 25, 2005 (together, the "Purchase Agreement"), between the Assignor, as purchaser (in such capacity, the "Purchaser"), and the Company, as seller.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement that are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 13 and Subsection 14.01 of the Purchase Agreement.

            The Assignee hereby assumes all of the Assignor's obligations under the Mortgage Loans and the Purchase Agreement solely insofar as such obligations relate to the Mortgage Loans.

Recognition of the Company
--------------------------

            2. (a) From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), of the GSAMP Trust 2005-HE4 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of August 25, 2005 (the "Pooling Agreement"), among the Assignee, the Trustee, JPMorgan Chase Bank, National Association, as servicer of the Mortgage Loans (including its successors in interest and any successor servicer of the Mortgage Loans under the Pooling Agreement, the "Servicer"), J.P. Morgan Trust Company, National Association, as a custodian, Wells Fargo Bank, N.A., as a custodian, and Deutsche Bank Trust Company, as a custodian. The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans and the Servicer will be the servicer of the Mortgage Loans on or after the Transfer Date pursuant to the terms of the Pooling Agreement, (ii) the Company shall look solely to the Trust (including the Trustee and the Servicer acting on the Trust's behalf) for performance of any obligations of the Assignor under the Mortgage Loans and the Purchase Agreement (solely insofar as they relate to the Mortgage Loans), (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Subsection 6.03 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, including without limitation, the remedies for breaches of representations and warranties set forth in Subsection 9.03 of the Purchase Agreement, and (iv) all references to the Purchaser or the Custodian under the Purchase Agreement insofar as they relate to the Mortgage Loans shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

            3. Representations and Warranties of the Company

            The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

            (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

            (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under this Agreement, and the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by it of the transaction contemplated hereby;

            (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, is likely to result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent; and

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that (i) the representations and warranties set forth in Subsections 9.01 and 9.02 of the Purchase Agreement are true and correct as of the applicable Closing Date.

Remedies for Breach of Representations and Warranties of the Company
--------------------------------------------------------------------

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein). The Assignor hereby acknowledge and agree to use their best efforts in enforcing the representation and warranty obligations of the Company.


            In the event any Mortgage Loan purchased under the Purchase Price and Terms Agreement dated June 1, 2005 between the Company and the Assignor is required to be repurchased pursuant to Subsection 9.04 of the Purchase Agreement, the Company shall pay to the Trust the Repurchase Price (as defined in the Purchase Agreement), and the Company shall pay to the Assignor the amount by which the repurchase price set forth in fourth full paragraph of Section 5 of the Terms Agreement exceeds such Repurchase Price.

Representations and Warranties of the Assignor
----------------------------------------------

            6. The Assignor warrants and represents to the Assignee and the Trust as of the date hereof that:

            (a) The Assignor is the sole owner of record and holder of the Mortgage Loans and the indebtedness evidenced by each Mortgage Note. The Mortgage Loans are not assigned or pledged, and the Assignor has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loans to the Assignee free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Assignee will own the Mortgage Loans free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Assignor intends to relinquish all rights to possess, control and monitor the Mortgage Loans;

            (b) The Assignor has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loans to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

            (c) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws applicable to the Mortgage Loans have been complied with, including, but not limited to, all applicable anti-predatory and abusive lending laws;

            (d) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. No Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

            For the purposes of this Subsection 6(c) the following definitions shall apply:

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            Standard & Poor's Glossary: Version 5.6(b) of the Standard & Poor's LEVELS(R) Glossary, or such version as may be in effect from time to time.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation; and

            (e) To the Assignor's knowledge, no event has occurred from the applicable Closing Date to the Securitization Closing Date which would render the representations and warranties as to any Mortgage Loan made by the Company pursuant to Subsection 9.02 of the Purchase Agreement to be untrue in any material respect, except that approximately 0.18% of the Mortgage Loans are 30 or more days delinquent.

Remedies for Breach of Representations and Warranties of the Assignor
---------------------------------------------------------------------

            7. The Assignor hereby acknowledges and agrees that in the event of any breach of the representations and warranties made by the Assignor set forth in Section 6 hereof that materially and adversely affects the value of the Mortgage Loans or the interest of the Assignee or the Trust therein, it shall purchase or cause the purchase of the applicable Mortgage Loan at the Repurchase Price (plus any costs and damages incurred by the Trust with respect to any Mortgage Loan in connection with any violation by such Mortgage Loan of any predatory or abusive lending law) within 60 days of the earlier of either discovery by or notice to the Assignor of such breach of a representation or warranty.

Miscellaneous
-------------

            8. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            9. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            10. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which the Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            11. This Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by the Assignor to the Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            12. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            13. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            14. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                      GS MORTGAGE SECURITIES CORP.

                                      By:
                                           -------------------------------------
                                      Name:
                                             -----------------------------------
                                      Title:
                                              ----------------------------------

                                      GOLDMAN SACHS MORTGAGE COMPANY,
                                      a New York limited partnership

                                      By: GOLDMAN SACHS REAL ESTATE FUNDING
                                          CORP., a New York corporation, as
                                          General Partner

                                      By:
                                           -------------------------------------
                                      Name:
                                             -----------------------------------
                                      Title:
                                              ----------------------------------

                                      EQUIFIRST CORPORATION

                                      By:
                                           -------------------------------------
                                      Name:
                                             -----------------------------------
                                      Title:
                                              ----------------------------------

                                    EXHIBIT A

                             MORTGAGE LOAN SCHEDULE

                    (Delivered to Trustee Upon Closing Date)

================================================================================


                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT


                            ------------------------

                         GOLDMAN SACHS MORTGAGE COMPANY

                                    Purchaser

                             EQUIFIRST CORPORATION,

                                     Seller


                            ------------------------

                          Dated as of January 26, 2004

                                  Conventional,
              Fixed and Adjustable Rate Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.     DEFINITIONS.................................................

SECTION 2.     AGREEMENT TO PURCHASE.......................................

SECTION 3.     MORTGAGE SCHEDULES..........................................

SECTION 4.     PURCHASE PRICE..............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES...............................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER.........................

   Subsection 6.01   Conveyance of Mortgage Loans..........................

   Subsection 6.02   Books and Records.....................................

   Subsection 6.03   Delivery of Mortgage Loan Documents...................

   Subsection 6.04   Quality Control Procedures............................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS.............................

SECTION 8.     TRANSFER OF SERVICING.......................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH.........................................

   Subsection 9.01   Representations and Warranties Regarding the
                     Seller................................................

   Subsection 9.02   Representations and Warranties Regarding
                     Individual Mortgage Loans.............................

   Subsection 9.03   Remedies for Breach of Representations and
                     Warranties............................................

   Subsection 9.04   Repurchase of Mortgage Loans With Early Payment
                     Defaults..............................................

   Subsection 9.05   Purchaser's Right to Review...........................

SECTION 10.    CLOSING.....................................................

SECTION 11.    CLOSING DOCUMENTS...........................................

SECTION 12.    COSTS.......................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION.................

SECTION 14.    THE SELLER..................................................

   Subsection 14.01  Additional Indemnification by the Seller; Third
                     Party Claims..........................................

   Subsection 14.02  Merger or Consolidation of the Seller.................

   Subsection 14.03  Net Worth of the Seller...............................

SECTION 15.    FINANCIAL STATEMENTS........................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST..............

SECTION 17.    NOTICES.....................................................

SECTION 18.    SEVERABILITY CLAUSE.........................................

SECTION 19.    COUNTERPARTS................................................

SECTION 20.    GOVERNING LAW...............................................

SECTION 21.    INTENTION OF THE PARTIES....................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT....

SECTION 23.    WAIVERS.....................................................

SECTION 24.    EXHIBITS....................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES.............................

SECTION 26.    REPRODUCTION OF DOCUMENTS...................................

SECTION 27.    FURTHER AGREEMENTS..........................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE......................

SECTION 29.    NO SOLICITATION.............................................

SECTION 30.    WAIVER OF TRIAL BY JURY.....................................

SECTION 31.    SUBMISSION TO JURISDICTION; WAIVERS.........................

SECTION 32.    CONFIDENTIAL INFORMATION....................................

SECTION 33.    DISPUTE RESOLUTION..........................................

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   CONTENTS OF EACH CREDIT FILE

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT H   INTENTIONALLY OMITTED

EXHIBIT I REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF THE MORTGAGE LOANS

EXHIBIT J   ORIGINATOR'S UNDERWRITING GUIDELINES

EXHIBIT K   MORTGAGE LOAN SCHEDULE

               MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT
               -----------------------------------------------

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of January 26, 2004, by and between Goldman Sachs Mortgage Company, a New York limited partnership, having an office at 85 Broad Street, New York, New York 10004 (the "Purchaser") and EquiFirst Corporation, a North Carolina corporation, having an office at 500 Forest Point Circle, Charlotte, North Carolina 28273 (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, from time to time, the Seller desires to sell to the Purchaser, and, from time to time, the Purchaser desires to purchase from the Seller, certain first and second lien, adjustable and fixed rate residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered as pools of whole loans;

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Flow Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association or any successor thereto.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment and Assumption Agreement: As defined in Section 22.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            BIF: The Bank Insurance Fund, or any successor thereto.

            Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions in (a) the State of New York, (b) the state in which the Seller's servicing operations are located or
(c) or (iii) the State in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates set forth on the related Purchase Price and Terms Agreement on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule

            CLTV: As of the date of origination and as to any Second Lien Mortgage Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Mortgage Loan as of the date of origination and (ii) the outstanding principal balance as of the date of origination of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Mortgage Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

            Code: Internal Revenue Code of 1986, as amended.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a fixed rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Credit File: The items pertaining to a particular Mortgage Loan referred to in Exhibit B annexed hereto, and any additional documents required to be added to the credit File pursuant to this Agreement.

            Custodial Agreement: That certain Custodial Agreement, by and between the Purchaser and the Custodian, set forth in the related Purchase Price and Term Agreement, governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents.

            Custodian: The custodian set forth in the related Purchase Price and Terms Agreement, or any successor thereto under the Custodial Agreement.

            Cut-off Date: The date set forth on the related Purchase Price and Terms Agreement.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Determination Date: The 20th day of each calendar month.

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Equity Take-Out Refinanced Mortgage Loan: A Mortgage Loan used to refinance an existing mortgage loan, the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan.

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Fannie Mae: Fannie Mae, f/k/a the Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch Ratings, or its successor in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: Freddie Mac, f/k/a the Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost," "threshold," "covered" (other than New Jersey or North Carolina "covered" loans), "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees))

            Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on the related Mortgage Loan Schedule.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each adjustable rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the MERS Procedures Manual.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Limited Documentation Program: The guidelines under which the Seller generally originates Mortgage Loans principally on the basis of the Loan-to-Value Ratio of the related Mortgage Loan and the creditworthiness of the Mortgagor.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            MERS: MERSCORP, Inc., its successors and assigns.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Custodian as the Investor on the MERS(R) System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first or second lien upon a leasehold estate of the Mortgagor.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the related Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Credit File, the Servicing File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights, Prepayment Penalties, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents in the Mortgage File.

            Mortgage Loan Package: A pool of Mortgage Loans sold to the Purchaser by the Seller on a Closing Date.

            Mortgage Loan Schedule: With respect to each Mortgage Loan Package, a schedule of Mortgage Loans annexed to the related Assignment and Conveyance as
Exhibit 1, setting forth the following information with respect to each Mortgage
Loan: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e. a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (7) the LTV and CLTV, each at the origination; (8) the Mortgage Interest Rate as of the related Cut-off Date; (9) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (10) the stated maturity date;
(11) the amount of the Monthly Payment as of the related Cut-off Date; (12) the last payment date on which a Monthly Payment was actually applied to pay interest and the outstanding principal balance; (13) the original principal amount of the Mortgage Loan; (14) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date;
(16) with respect to Adjustable Rate Mortgage Loans, the Gross Margin; (17) with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap under the terms of the Mortgage Note; (19) with respect to Adjustable Rate Mortgage Loans, the Periodic Rate Cap under the terms of the Mortgage Note; (21) the type of Mortgage Loan (i.e., Fixed Rate, Adjustable Rate, First Lien, Second Lien); (22) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (23) a code indicating the documentation style (i.e. full, alternative or reduced); (24) the loan credit classification (as described in the Underwriting Guidelines); (25) whether such Mortgage Loan provides for a Prepayment Penalty; (26) the Prepayment Penalty period of such Mortgage Loan, if applicable; (27) ) a description of the Prepayment Penalty, if applicable; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score) at origination; (30) the date of origination; (31) the Mortgage Interest Rate adjustment period; (35) a code indicating whether the Mortgage Loan is a Section 32 Mortgage Loan; (39) the Due Date for the first Monthly Payment; (40) the original Monthly Payment due; (41) with respect to the related Mortgagor, the debt-to-income ratio; (42) the Appraised Value of the Mortgaged Property; and (44) the sales price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property. With respect to the Mortgage Loans in the aggregate, each Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; and (3) the weighted average Mortgage Interest Rate of the Mortgage Loans.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagor: The obligor on a Mortgage Note.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any master servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any master servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any master servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision, and any successor thereto.

            Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth on the related Mortgage Loan Schedule.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Prepayment Penalty: With respect to each Mortgage Loan, the fee, if any, payable upon the prepayment, in whole or in part, of such Mortgage Loan, as set forth in the related Mortgage Note.

            Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal (Northeast edition).

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans in the related Mortgage Loan Package as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: With respect to each purchase of a Mortgage Loan Package hereunder, that certain letter agreement setting forth the general terms and conditions of such transaction consummated herein and identifying the Mortgage Loans to be purchased hereunder, by and between the Seller and the Purchaser.

            Purchaser: Goldman Sachs Mortgage Company, a New York limited partnership, and its successors in interest and assigns, and any successor to the Purchaser under this Agreement as herein provided.

            Qualified Appraiser: An appraiser, duly appointed by the broker, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and licenses to do business in the state where the Mortgage Property is located and the appraisal made by such appraiser both satisfy the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

            Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided and whose claims paying ability is rated in the two highest rating categories by any of the Rating Agencies with respect to primary mortgage insurance and in the two highest rating categories by A.M. Best's with respect to hazard and flood insurance (or such other rating as may be required by a Rating Agency in connection with a Securitization Transfer in order to achieve the desired ratings for the securities to be issued in connection with such Securitization Transfer).

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan; (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Periodic Rate Cap, Lifetime Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof; or as approved by the Purchaser.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: A Whole Loan Transfer or a Securitization Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transfer pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transfer.

            Reconstitution Date: As defined in Section 13.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty under this Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the Mortgage Interest Rate from the date on which interest had last been paid through the date of such repurchase, plus the amount of any outstanding Servicing Advances owed to any servicer, plus all reasonable costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including, without limitation, reasonable costs and expenses incurred in the enforcement of the Seller's repurchase obligation thereunder. As used in this definition, the term "Servicing Advances" shall mean all customary, reasonable and necessary costs and expenses incurred by the servicer relating to servicing such repurchased Mortgage Loan, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of the related Mortgaged Property if acquired in foreclosure or by deed in lieu of foreclosure wherein the deed or certificate of sale is taken in the name of the Mortgagee or its nominee, and (d) any taxes, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other charges incurred by the Purchaser with respect to the Mortgaged Property securing such repurchased Mortgage Loan.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Mortgage Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Seller: EquiFirst Corporation, its successors in interest and assigns.

            Servicing Fee: An amount equal to $10 per Mortgage Loan per month serviced.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents as provided in Section 6.03 hereof.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans but not including any Prepayment Penalties; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Standard & Poor's: Standard & Poor's Rating Services, a division of The McGraw-Hill Companies Inc., and its successors in interest.

            Stated Principal Balance: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to payments of principal actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

            Successor Servicer: A servicer designated by the Purchaser pursuant to Sections 8 and 9.03 which is entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

            Transfer Date: (a) the date which is 15 days after the related Closing Date or (b) such other date as mutually agreed by the Seller and the Purchaser.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit J.

            Whole Loan Agreement: Any Reconstitution Agreement in respect of a Whole Loan Transfer.

            Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.

            SECTION 2. Agreement to Purchase.

            The Seller, on each related Closing Date, agrees to sell, and the Purchaser agrees to purchase, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans in the Mortgage Loan Package to be purchased on a Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (a "Preliminary Mortgage Schedule").

            On the date which is two days prior to the related Closing Date (the "Schedule Delivery Date"), the Seller shall deliver to the Purchaser a schedule of the Mortgage Loans to be purchased by the Purchaser on the related Closing Date (the "Mortgage Loan Schedule") which shall be the Preliminary Mortgage Schedule excluding (a) any mortgage loans which have prepaid in full during the period from the related Cut-off Date to the related Schedule Delivery Date ("Prepaid Mortgage Loans") and (b) those Mortgage Loans which have not been funded prior to the related Closing Date. The Purchaser shall have no obligation to purchase such Prepaid Mortgage Loans.

            SECTION 4. Purchase Price.

            The Purchase Price for each Mortgage Loan in the related Mortgage Loan Package shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Closing Schedule, after application of payments actually received on or before the related Cut-off Date.

            The initial principal amount of the Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date as set forth on the related Mortgage Loan Schedule. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the Mortgage Loans in the related Mortgage Loan Package as of the related Cut-off Date at the weighted average Net Mortgage Interest Rate of those Mortgage Loans from the date through which interest on the Mortgage Loan has been paid (the "Paid-through Date") through the day prior to the related Closing Date, inclusive, which shall in no case exceed 59 days interest. The Purchase Price for the related Mortgage Loan Package plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

            With respect to the Mortgage Loans in a Mortgage Loan Package, the Purchaser shall be entitled to (1) all recoveries of principal collected after the related Cut-off Date, and (2) all payments of interest on the Mortgage Loans after the related Cut-off Date. The principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal actually received.

            SECTION 5. Examination of Mortgage Files.

            At least five (5) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan in the related Mortgage Loan Package, the related Mortgage File, including a copy of the Assignment of Mortgage (if applicable), pertaining to each Mortgage Loan.

            At least five (5) Business Days prior to the related Closing Date, with respect to each Mortgage Loan in the related Mortgage Loan Package, the Seller shall make the related Servicing Files and Credit Files available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser.

            Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

            In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan after the related Closing Date, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans.

            The Seller, on each related Closing Date, does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement, all rights, title and interest of the Seller in and to the Mortgage Loans in the related Mortgage Loan Package, together in and to the Mortgage Loans and the Mortgage Files and all rights and obligations arising under the documents contained therein for each Mortgage Loan in the related Mortgage Loan Package.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of MERS, the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            The Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date the Mortgage Files with respect to each Mortgage Loan in the related Mortgage Loan Package.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement.

            The Seller shall forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 150 days of its submission for recordation.

            In the event any document listed on Exhibit A as constituting a part of the Mortgage Files and required to be delivered to the Custodian pursuant to this Section 6.03, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, on the related Closing Date (other than with respect to the Assignments of Mortgage (if applicable) which shall be delivered to the Custodian in blank on or prior to the related Closing Date and recorded subsequently by the Purchaser or its designee or document submitted for recordation to the appropriate public recording office), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that (i) the Seller shall instead deliver copy of the document delivered for recording and a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of an officer of the Seller, confirming that such documents have been accepted for recording (which officer's certificate may be a blanket officer's certificate with respect to all Mortgage Loans with documents outstanding for recordation); provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate and (ii) such document is delivered within twelve (12) months of the related Closing Date.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage, if applicable, and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Seller. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Standards and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            SECTION 7. Servicing of the Mortgage Loans.

            (a) The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. The Purchaser shall retain the Seller as the contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions set forth in this section; provided that if the Transfer Date has not occurred on or prior to the date which is 60 days after the related Closing Date, the Purchaser and the Seller hereby agree to negotiate in good faith and enter into a more detailed interim servicing agreement mutually acceptable to the parties. On the related Closing Date, the Seller shall begin servicing the Mortgage Loans on behalf of the Purchaser in accordance with the Accepted Servicing Practices and the following provisions of this section, including but not limited to posting any payments received with respect to the Mortgage Loans.

            (b) As consideration for servicing the Mortgage Loans during the period from the related Closing Date up to but not including the related Transfer Date, the Seller shall retain the Servicing Fee.

            (c) In servicing the Mortgage Loans, the Seller shall comply with
      (i) all applicable laws, rules and regulations with respect thereto and
      (ii) Accepted Servicing Practices, unless otherwise set forth herein. The Seller shall take no action with respect to any Mortgage Loan, including entering into any litigation, short sale, deed in lieu, modification, forbearance plan or any other agreement with the related Mortgagor, without prior written consent of the Purchaser. The Seller shall promptly notify the Purchaser in writing of any action which should be taken with respect to any Mortgage Loan in accordance with Accepted Servicing Practices. The Seller shall take no action, and shall not refrain from taking action, which, in either case, (A) would impair the ability of the Purchaser to realize on or enforce the Mortgage Note or the lien of the Mortgage or any other document related thereto or (B) would jeopardize the rights or remedies available to the Purchaser with respect to any Mortgage Loan or otherwise impair the ability of the Purchaser to realize on the Mortgaged Property with respect to such Mortgage Loan.

            (d) The Seller shall be obligated to make all advances on the Mortgage Loans with respect to taxes and insurance premiums due and owing (the "T&I Servicing Advances"). Any other servicing advances shall be made with the prior written consent of the Purchaser. The Seller shall be required to notify the Purchaser in writing of all advances required to be made in order to further protect and preserve the Purchaser's interest in the Mortgage Loans and the underlying Mortgaged Property (the "Other Servicing Advances," together with the T&I Servicing Advances, the "Servicing Advances"), and shall make such Other Servicing Advances in a timely fashion unless otherwise instructed by the Purchaser. The Seller shall be entitled to reimbursement for all Servicing Advances from the Purchaser within 5 Business Days following the related Transfer Date.

            (e) The Seller shall retain for the benefit of the Purchaser in a segregated account in a depository institution insured by the FDIC, and shall remit to the Purchaser on the related Transfer Date all amounts received from any source with respect to the Mortgage Loans. On or prior to the related Transfer Date the Seller shall deliver to the Purchaser a remittance advice acceptable to the Purchaser and shall additionally specify the number of days which each Mortgage Loan is delinquent, and shall contain an explanation of all Servicing Advances made, the status of all Mortgage Loans in foreclosure or otherwise the subject of litigation, and the status of all other collection efforts with respect to each Mortgage Loan.

            (f) The Seller agrees to indemnify and hold the Purchaser harmless from any liability, claim, loss or damage (including, without limitation, any reasonable legal fees, judgments or expenses relating to such liability, claim, loss or damage reasonable legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection) to the Purchaser directly or indirectly resulting from the Seller's failure: (i) to observe and perform any or all of Seller's duties, obligations, covenants, agreements, warranties or representations contained in this Section 7; or (ii) to comply with all applicable requirements with respect to the servicing of the Mortgage Loans as set forth herein.

            (g) The Seller may perform any of its servicing responsibilities hereunder or may cause a subservicer to perform any such servicing responsibilities on its behalf, but the use by the Seller shall not release the Seller from any of its obligations hereunder and the Seller shall remain responsible hereunder for all acts and omissions of any subservicer as fully as if such acts and omissions were those of the Seller.

            (h) Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Seller and any subservicer or any reference herein to actions taken through any subservicer or otherwise, the Seller shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans.

            SECTION 8. Transfer of Servicing.

            On the related Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cease all servicing responsibilities related to the related Mortgage Loans.

            On or prior to the related Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Successor Servicer, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall deliver to the Custodian copies of all such related notices no later than the related Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the related Transfer Date. The Seller shall provide the Purchaser with copies of all such notices no later than the related Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Seller's possession relating to each related Mortgage Loan and reasonably comply with the requirements of the related successor servicer.

            (d) Escrow Payments. The Seller shall provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall provide the Purchaser with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Seller.

            (e) Payoffs and Assumptions. The Seller shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Seller on the related Mortgage Loans from the related Cut-off Date to the related Transfer Date.

            (f) Mortgage Payments Received Prior to the Related Transfer Date. Prior to the related Transfer Date all payments received by the Seller on each related Mortgage Loan shall be properly applied to the account of the particular Mortgagor.

            (g) Mortgage Payments Received After the Related Transfer Date. The amount of any related Monthly Payments received by the Seller after the related Transfer Date shall be forwarded to the Purchaser by wire transfer twice weekly. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the related Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall comply with the foregoing requirements with respect to all Monthly Payments received by the it after the related Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

                  (1) All parties shall cooperate in correcting misapplication errors;

                  (2) The party receiving notice of a misapplied payment
            occurring prior to the related Transfer Date and discovered after the related Transfer Date shall immediately notify the other party;

                  (3) If a misapplied payment which occurred prior to the
            related Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

                  (4) If a misapplied payment which occurred prior to the
            related Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

                  (5) Any check issued under the provisions of this Section 8(h)
            shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the related Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all Accepted Servicing Practices.

            (j) Reconciliation. The Seller shall on or before the related Transfer Date, reconcile principal balances and make any monetary adjustments necessary to accurately and correctly reconcile all servicing activities with respect to such Mortgage Loan, including all payments received and all advances made relating to such Mortgage Loan. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall file all IRS Forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed in relation to the servicing and ownership of the related Mortgage Loans in the related calendar year The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of the related Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of North Carolina and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter or by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement. There is no action, suit, proceeding or investigation pending against the Seller with respect to the Mortgage Loans relating to fraud, predatory lending, servicing or closing practices;

            (f) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

            (g) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (h) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, and any other documents required to be delivered with respect to each Mortgage Loan pursuant to Section 6.03 hereof, shall be delivered to the Custodian. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

            (i) Mortgage Loan Characteristics. The characteristics of the Mortgage Loans are as set forth on the description of the pool characteristics for the Mortgage Loans delivered as Exhibit B to the Assignment and Conveyance;

            (j) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (k) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (l) Loan Experience. To the extent available, the Seller has delivered information as to the Seller's and its affiliate's loan gain and loss experience in respect of foreclosures, its loan delinquency experience for the immediately preceding three-year period, prepayment speed and individual loan loss severities and delinquency histories for at least the immediately preceding year, in each case with respect to mortgage loans owned by it, and all such information so delivered shall be true and correct in all material respects;

            (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (n) Sale Treatment. The Seller intends to reflect the transfer of the Mortgage Loans as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (o) Owner of Record. Except for a MERS Designated Mortgage Loan, the Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for any Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (p) Reasonable Purchase Price. The Seller deems the consideration received upon the sale of the Mortgage Loans under this Agreement to be fair consideration and reasonably equivalent value for the Mortgage Loans;

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

            (r) Reports. On or prior to the date which is two Business Days after the related Closing Date, Seller will provide the Custodian and the Purchaser with a MERS Report reflecting the Custodian as Investor with respect to each MERS Designated Mortgage Loan and no Person as Interim Funder for each MERS Designated Mortgage Loan

            (s) MERS Designations. With respect to each MERS Designated Mortgage Loan, on the day following the related Closing Date, the Seller has initiated the process of designating the Custodian as the Investor on the MERS(R) System. With respect to each MERS Designated Mortgage Loan, no Person is listed as Interim Funder on the MERS(R) System.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments for which the related due date was not thirty or more days prior to the related Closing Date, have been made and credited. No Mortgage Loan has been delinquent for thirty or more days at any time since the origination of the Mortgage Loan;

            (c) No Outstanding Charges. There are no defaults in complying with
      (i) the terms of the Mortgage, and (ii) all governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents, and (A) taxes due as of the closing date of the Mortgage Loans, and (B) to the best of the Seller's knowledge, taxes due after the closing date of the Mortgage Loans, in each case, which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. No Mortgage Loan has been modified so as to restructure the payment obligations or re-age the Mortgage Loan. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor or the loss payee from becoming a co-insurer. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws or unfair and deceptive practices laws applicable to the Mortgage Loan including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development which is in each case four stories or less. No Mortgage Loan is secured by a single parcel of real property with a cooperative housing corporation, manufactured housing, a log home or a mobile home erected thereon or by a mixed-use property, a property in excess of 10 acres, or other unique property types. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected first or second lien (as applicable) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (1) the lien of current real property taxes and assessments not yet due and payable;

                  (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

                  (3) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

                  (4) with respect to Second Lien Mortgage Loans, the lien of the first mortgage on the Mortgaged Property.

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each first lien mortgage loan, or (B) second lien and second priority security interest with respect to each Second Lien Mortgage Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser.

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and
      (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%.

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance and each such title insurance policy is issued by a title insurer generally acceptable in the secondary market and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to first lien Mortgage Loans) or second priority lien (with respect to Second Lien Mortgage Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2), (3) and (4) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exceptions or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Mortgage Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either
      (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Cap, are as set forth on
      Exhibit I hereto. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and
      (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Standards. The Mortgage Loan was underwritten in accordance with the Underwriting Standards (a copy of which is attached hereto as Exhibit J). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and the Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents constituting the Mortgage File for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;
      (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Seller's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee), with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Mortgage Loan, the Mortgage contains a due on sale or transfer provision substantially similar to FNMA/FHLMC Uniform Instrument paragraph 18;

            (ee) Reserved;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the related Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second lien priority (as applicable) by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller, and any prior servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper and prudent in the mortgage origination and servicing business. With respect to escrow deposits and Escrow Payments, if applicable (other than with respect to Second Lien Mortgage Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of, or under the control of the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments, if applicable, have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. If applicable, an escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. If applicable, no escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (kk) Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable, special hazard insurance policy, or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. To the best of the Seller's knowledge, the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. To the best of the Seller's knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Soldiers' and Sailors' Civil Relief Act. Except as set forth on the related Mortgage Loan Schedule, the Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940, as amended. The Mortgage Interest Rate on the related Mortgage Loan Schedule reflects any Mortgage Interest Rate reductions pursuant to the Soldiers' and Sailors' Civil Relief Act of 1940, as amended;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the broker, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Value of Mortgaged Property. The Seller has no knowledge of any circumstances existing that could be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans held by the Seller generally secured by properties in the same geographic area as the related Mortgaged Property;

            (rr) No Defense to Insurance Coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the related Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay;

            (ss) Intentionally Omitted

            (tt) Prior Servicing. Each Mortgage Loan has been serviced in strict compliance with Accepted Servicing Practices;

            (uu) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages;

            (vv) Leaseholds. No Mortgage Loan is secured by a leasehold estate in the related Mortgaged Property;

            (ww) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. No such prepayment penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, unless indicated otherwise in the related Mortgage Loan Schedule, no such prepayment penalty may be imposed for a term in excess of three (3) years. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan's origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan's origination, the borrower had the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower's default in making the loan payments;

            (xx) Predatory Lending Regulations. None of the Mortgage Loans are
      (i) High Cost Loans, (ii) covered by the Home Ownership and Equity Protection Act of 1994 or (iii) in violation of, or classified as "high cost", "threshold," "predatory" or "covered" loans under, any other applicable state, federal or local law (other than "covered" loans under New Jersey and North Carolina law). No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (yy) Single-premium Credit Life Insurance Policy. In connection with the origination of any Mortgage Loan, no proceeds from any Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy; No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan;

            (zz) Tax Service Contract; Flood Certification Contract. Either (i) the Mortgage Loan is covered by a paid in full, life of loan, tax service contract and a paid in full, life of loan, flood certification contract and each of these contracts is assignable to the Purchaser or (ii) the Purchaser shall deduct from the Purchase Price proceeds the cost of obtaining a paid in full life of loan, tax service contract or paid in full, life of loan, flood certification contract, as applicable;

            (aaa) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code;

            (bbb) Regarding the Mortgagor. The Mortgagor is one or more natural persons;

            (ccc) Recordation. Each original Mortgage was recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ddd) Credit Scores. Each Mortgagor has a non-zero credit score. No Mortgage Loan has a Mortgagor with a credit score of less than 500; and

            (eee) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

            (fff) Georgia Fair Lending Act. No Mortgage Loan was originated on or after October 1, 2002 and on or prior to March 7, 2003, which is secured by property located in the State of Georgia. There is no Mortgage Loan that was originated on or after March 7, 2003 that is a "high cost home loan" as defined under the Georgia Fair Lending Act; and

            (ggg) New York State Banking Law. No Mortgage Loan (a) is secured by property located in the State of New York; (b) had an original principal balance of $300,000 or less, and (c) has an application date on or after April 1, 2003, the terms of which loan equal or exceed either the annual percentage rate or the points and fees threshold for "high cost home loans," as defined in Section 6-L of the New York State Banking Law.

            (hhh) Litigation. The Mortgage Loan is not subject to any outstanding litigation for fraud, origination, predatory lending, servicing or closing practices.

            (iii) Mortgaged Premises Located in New Jersey. All Mortgage Loans originated in New Jersey are ratable by Standard & Poor's, Fitch Ratings and Moody's and comply with the Purchaser's standards for purchasing New Jersey mortgage loans, set forth on Exhibit M hereto.

            (jjj) MERS Designations. With respect to each MERS Designated Mortgage Loan, the Seller has designated the Custodian as the Investor and no Person is listed as Interim Funder on the MERS(R) System;

            (kkk) Reports. On or prior to the day following the related Closing Date, the Seller has provided the Custodian and the Purchaser with a MERS Report listing the Custodian as the Investor with respect to each MERS Designated Mortgage Loan.

            (lll) Origination Practices. No borrower was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such borrower did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator;

            (mmm) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the borrower's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan.

            (nnn) Consent. Either (a) no consent for the Second Lien Mortgage Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (ooo) CLTV. No Second Lien Mortgage Loan has a CLTV in excess of
      100%.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            With respect to those representations and warranties which are made to the best of the Seller's knowledge, if it is discovered by the Seller or the Purchaser that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan or the interest of the Purchaser (or which materially and adversely affects the value of a Mortgage Loan or the interests of the Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), notwithstanding the Seller's lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

            Within 25 Business Days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, within 25 Business Days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in clauses (uu), (ww), (xx), (yy),
(eee), (fff), (ggg), (hhh), (iii) or (lll) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan) shall involve any representation or warranty set forth in Subsection 9.01 as of the related Closing Date, and such breach cannot be cured within 25 Business Days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in (uu), (ww), (xx)
(yy), (eee), (fff), (ggg), (hhh), (iiii) or (lll) of such Subsection) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan within 10 Business Days of such repurchase. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the related Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and the Successor Servicer and hold them harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and the Successor Servicer as provided in this Subsection 9.03 constitute the sole remedies respecting a breach of the foregoing representations and warranties. For purposes of this paragraph, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean the Person then acting as the Successor Servicer under this Agreement and any and all Persons who previously were "Successor Servicers" under this Agreement.

            Upon the request of the Purchaser, the Seller hereby agrees to execute a recognition agreement in the form of Exhibit L hereto recognizing the servicer designated by the Purchaser therein as the Successor Servicer.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans With Early Payment Defaults.

            If the Seller is then acting as Servicer, in the event that the first Monthly Payment due after the related Closing Date with respect to any Mortgage Loan is not paid before the Due Date immediately following the related Due Date (the "First Payment Default Date"), the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan within twenty-five (25) Business Days of the Purchaser's request at the Repurchase Price. Purchaser shall deliver any request for repurchase pursuant to this paragraph within 30 days following the First Payment Default Date.

            Subsection 9.05 Purchaser's Right to Review.

            Prior to the related Closing Date, the Purchaser shall have the right to perform on-site due diligence at the premises of the Seller with respect to the Mortgage Loans. The Seller will provide information and otherwise cooperate with the due diligence reviews of the Purchaser, its co-investor's, its financial partner's, and the rating agencies. The Seller shall make the legal files and the credit files, together with any payment histories, collection histories, bankruptcy histories, broker's price opinions, each of the preceding, as applicable, and any other information with respect to the Mortgage Loans requested by the Purchaser, available at the Seller's offices for review by Purchaser or its agents during normal business hours before the related Closing Date. The Purchaser shall have the right to order additional broker's price opinions in its sole discretion at the Purchaser's expense.

            The Purchaser shall have the right to reject any Mortgage Loan (a) for which the documentation listed in Section 6.03 is missing or defective in whole or in part, (b) for which the related broker's price opinion varies from the appraisal provided in connection with the origination of the related Mortgage Loan or poses other marketing issues, (c) which does not conform to the Seller's underwriting or compliance guidelines (unless an exception acceptable to Purchaser in its sole discretion), (d) which does not conform to the terms of the related Purchase Price and Terms Letter or is in breach of the representations and warranties set forth in this Agreement, (e) which does not conform to the terms of any applicable federal, state, or local law or regulation. The Purchaser shall use its best efforts to notify the Seller of any such rejected Mortgage Loan immediately upon discovery.

            The fact that the Purchaser has conducted or failed to conduct any partial or complete examination of the files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase or other relief for breach of Mortgage Loan representations and warranties, missing or defective documents or as otherwise provided in this Agreement; provided, however, that Purchaser may not demand repurchase or other relief or remedy on the basis that a Mortgage Loan examined by Purchaser or its designee prior to purchase does not comply with the Underwriting Guidelines.

            SECTION 10. Closing.

            The closing for the purchase and sale of the Mortgage Loans in each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (A) at least two Business Days prior to the related Closing Date or such later date on which the Purchaser has identified to the Seller the final list of Mortgage Loans the Purchaser desires to purchase, the Seller shall deliver to the Purchaser via electronic medium a Mortgage Loan Schedule acceptable to the Purchaser;

            (B) all of the representations and warranties of the Seller under this Agreement shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

            (C) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all Closing Documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (D) the Seller shall have delivered and released to the Custodian all documents required hereunder; and

            (E) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account(s) designated by the Seller.

            SECTION 11. Closing Documents.

            (a) The Closing Documents for the Mortgage Loans to be purchased on the initial Closing Date shall consist of fully executed originals of the following documents:

            1.    this Agreement;

            2. the related Mortgage Loan Schedule, one copy to be attached hereto, and one copy to be attached to the Custodian's counterpart of the Custodial Agreement;

            3.    a Custodian's Certification, as required under this Agreement;

            4. an Officer's Certificate, in the form of Exhibit C hereto with respect to the Seller, including all attachments thereto;

            5. an Opinion of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller");

            6. a Security Release Certification, substantially in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person; and

            7. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable.

            (b) The Closing Documents to be delivered on each Closing Date shall consist of fully executed originals of the following documents:

            1. an Assignment and Conveyance in the form of Exhibit N hereto, including all exhibits;

            2.    a Purchase Price and Terms Agreement;

            3. the related Mortgage Loan Schedule, with one copy to be attached to the related Assignment and Conveyance;

            4. each of the documents required to be delivered by the Seller pursuant to Section 6.03 hereof;

            5. the initial certification of the Custodian with respect to the related Mortgage Loan Package;

            6. a Security Release Certification, substantially in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person; and

            7. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable.

            8. if requested by the Purchaser in connection with a material change in Seller's financial condition or corporate structure, an updated Officer's Certificate, in the form of Exhibit C hereto, including all attachments thereto and an updated Opinion of Counsel of the Seller, in the form of Exhibit D hereto.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay its due diligence fees and the fees and expenses of its counsel. All servicing fees incurred prior to the related Closing Date, and all costs and expenses incurred in connection with the transfer of the Mortgage Loans, fees to transfer files and prepare assignments/endorsements, all initial recording fees, if any, for the assignments of mortgage for all Mortgage Loans not recorded in the name of MERS, all fees, if any, for transferring record ownership on the MERS system of Mortgage Loans recorded in the name of MERS, custodial fees, including the costs associated with clearing exceptions, (including costs to record intervening assignments and any existing assumption and modification agreements), together with the fees and expenses of Seller's counsel, shall be payable by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each a "Fannie Mae Transfer"); or

            (ii)  Freddie Mac (the "Freddie Mac Transfer"); or

            (iii) one or more third party purchasers in one or more Whole Loan
                  Transfers; or

            (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transfers;

            provided that, with respect to each Mortgage Loan Package, the Purchaser shall not enter into more than five Reconstitutions of the Mortgage Loans in the first year after the related Closing Date.

            The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"); provided that, with respect to each Mortgage Loan Package, the Purchaser shall not enter into more than five Reconstitutions of the Mortgage Loans in the first year after the related Closing Date.

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) (a) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date") or (b) make the representations and warranties set forth in the related selling/servicing guide of the master servicer or issuer, as the case may be, or such representations and warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution; provided however, such agreements shall not impose duties, obligations, liabilities or costs on Seller or require Seller to assume any risks greater than those set forth in this Agreement. The Seller shall use its reasonable best efforts to provide to such master servicer or issuer, as the case may be, and any other participants in such Reconstitution:
(i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant. The Seller shall indemnify the Purchaser, each Affiliate designated by the Purchaser, each Person who controls the Purchaser or such Affiliate and the Successor Servicer and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean the Person then acting as the Successor Servicer under this Agreement and any and all Persons who previously were "Successor Servicers" under this Agreement. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements.

            In the event the Purchaser has elected to have the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute each assignment of mortgage, if any, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            The Seller shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including (without limitation) legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that the Purchaser or the Successor Servicer may sustain in any way related to (a) any breach of any of Seller's representations, warranties or covenants set forth in this Agreement, (b) the failure of the Seller to perform its duties under this Agreement or (c) the failure of the Seller to service the Mortgage Loans in strict compliance with the terms of the Interim Agreement or any Reconstitution Agreement entered into pursuant to Section 13. The Seller immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or any Reconstitution Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Purchaser promptly shall reimburse the Seller for all amounts advanced by it pursuant to the preceding sentence, except when the claim is in any way related to the Seller's indemnification pursuant to Section 9, or is in any way related to the failure of the Seller to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement.

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Subsection 14.03 Net Worth of the Seller.

            The Seller shall maintain a net worth of at least $10,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on each Closing Date of the Mortgage Loans in the related Mortgage Loan Package is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans (subject to 10% variance) or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and, subject to the permitted 10% variance, to require another Mortgage Loan (or Qualified Substitute Mortgage
Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

                  (i)   if to the Seller:

                        EquiFirst Corporation
                        500 Forest Point Circle
                        Charlotte, North Carolina 28273
                        Attention: Michelle Ashworth

                        EquiFirst Corporation
                        500 Forest Point Circle
                        Charlotte, North Carolina 28273
                        Attention: Christopher Tucci

                        EquiFirst Corporation
                        500 Forest Point Circle
                        Charlotte, North Carolina 28273
                        Attention: Kris Villemagne

                  (ii)  if to the Purchaser:

                        Goldman Sachs Mortgage Company
                        85 Broad Street
                        New York, New York 10004
                        Attention: Michelle Gill

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law.

            This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. If the Purchaser assigns any or all of its rights as Purchaser hereunder, the assignee of the Purchaser will become the "Purchaser" hereunder to the extent of such assignment. Any such assignment by the Purchaser shall be accompanied by the delivery and execution of an Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") in the form attached hereto as Exhibit G.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, for Mortgage Loans which are not registered with MERS, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            SECTION 29. No Solicitation.

            From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser;. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the related Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing, internet and e-mail solicitations, based in all instances, on commercially acquired mailing lists (which may not be targeted at the Mortgagors) and newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 31. Submission To Jurisdiction; Waivers.

            The Seller hereby irrevocably and unconditionally:

            (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

            (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

            (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH THE PURCHASER SHALL HAVE BEEN NOTIFIED; AND

            (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

            SECTION 32. Confidential Information

            The Seller and Purchaser understand and agree that this Agreement, any other agreements executed in connection with the sale contemplated hereunder, any agreements executed in connection with any Reconstitution, and any offering circulars or other disclosure documents produced in connection with any Reconstitution are confidential and proprietary to the Purchaser or Seller, and the Seller and Purchaser agree to hold such documents confidential and not to divulge such documents to anyone except (a) to the extent required by law or judicial order or to enforce its rights or remedies under this Agreement, (b) to the extent such information enters into the public domain other than through the wrongful act of the Seller or the Purchaser, as the case may be, (c) as is necessary in working with legal counsel, rating agencies, auditors, agents, taxing authorities or other governmental agencies or (d) the federal income tax treatment of the transactions hereunder, any fact relevant to understanding the federal tax treatment of the transactions hereunder, and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment; provided that the Seller may not disclose the name of or identifying information with respect to Purchaser or any pricing terms or other nonpublic business or financial information that is unrelated to the purported or claimed federal income tax treatment of the transactions hereunder and is not relevant to understanding the purported or claimed federal income tax treatment of the transactions hereunder.

            Seller agrees that all non-public personally identifiable information about any Mortgagor in Seller's possession or control as a result of the Agreement (including without limitation names, addresses, account status, payment history, and other non-public personally identifiable information), whether now or in the future, (a) is and shall remain confidential and proprietary information of Purchaser, (b) shall not be disclosed by Seller to any of its employees, agents or any third party without a need to know such information, and (c) shall be disclosed only for the purpose of carrying out the express purposes and obligations imposed on Seller by the Agreement and as otherwise may be required by applicable law, and for no other purpose. Seller further agrees to ensure that each of its employees, agents and any third party who has a need to know any such information, and to whom Seller must therefore disclose any such information in conformity with this paragraph, shall first be advised of and agree to abide by the provisions of this paragraph, prior to any such disclosure of information by Seller. This paragraph shall survive the termination of the Agreement.

            Seller agrees to use at least the same physical and other security measures to protect all non-public personally identifiable information about Mortgagors in Seller's possession or control as a result of the Agreement, whether now or in the future, as Seller uses for its own confidential and proprietary information. Seller further agrees to maintain (directly and through all applicable agents, representatives or subcontractors), appropriate information security programs and measures to ensure the ongoing security and confidentiality of all such non-public personally identifiable information about Mortgagors in Seller's possession or control. Such information security programs and measures shall include without limitation appropriate procedures to guard against (a) all reasonably foreseeable internal and external threats that could result in unauthorized disclosure, unauthorized access, misuse, alteration, or destruction of any such non-public personally identifiable information, and (b) destruction, loss, or damage of any such non-public personally identifiable information, and (b) destruction, loss, or damage of any such non-public personally identifiable information due to potential environmental hazards (including without limitation fire and water damage or technological failures). Seller further agrees that Seller will regularly test the effectiveness of its security programs and measures, and will cause all of its applicable agents, representatives, and subcontractors to regularly test the effectiveness of their security programs and measures, to ensure ongoing compliance with the requirements of this paragraph. Purchaser, its representatives and applicable governmental regulators may review the results of such tests (including without limitation any Type II auditor's report prepared for Seller or any of its agents, representatives or subcontractors pursuant to Statement on Accounting Standards No. 70) upon written request. Purchaser, its representatives and applicable governmental regulators may also audit the security programs and measures implemented by Seller and any of its applicable agents, representatives, and subcontractors pursuant to this paragraph. Any such audit by Purchaser's governmental regulators shall be at no added charge to Purchaser by Seller or any of its agents, representatives, or subcontractors. Seller shall obtain the express agreement of all applicable agents, representatives, and subcontractors to all of the provisions of this paragraph. This paragraph shall survive the termination of the Agreement.

            The Seller shall mail privacy policy disclosures annually or more frequently to the applicable Mortgagors under such mortgage loans pursuant to 16 CFR Sections 313.5 or 313.8, as applicable. In its capacity as transferor (or authorized agent of the transferor) of the servicing rights to certain mortgage loans described more fully in the Agreement, Purchaser may elect to provide Seller with a separate or a joint privacy policy disclosures for dissemination by Seller to the applicable Mortgagors under such mortgage loans. Unless the parties otherwise agree in writing, Seller shall mail such privacy policy disclosures to applicable Mortgagors within sixty (60) days of Seller's receipt of such disclosures from Purchaser, at no charge to Purchaser.

            SECTION 33. Dispute Resolution.

            The Seller and the Purchaser hereby agree that with respect to any dispute arising with respect to this Agreement or the transaction entered thereunder (a "Dispute"), the Seller and the Purchaser shall not file any lawsuit with respect to the Dispute for a period of 90 days from the date on which the party raising the issues notifies the other party in writing of the Dispute (the "Negotiation Period"). The Seller and the Purchaser shall make a good effort to resolve the Dispute during the related Negotiation Period. The Seller and the Purchaser hereby agree that with respect to any Dispute, for purposes of statutes of limitation, any cause of action with respect to the Dispute shall be deemed to accrue on the close of the Negotiation Period.

                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       GOLDMAN SACHS MORTGAGE COMPANY, a New
                                       York limited partnership
                                              (Purchaser)

                                             By:GOLDMAN SACHS REAL ESTATE
                                             FUNDING CORP., a New York
                                             corporation, as General Partner

                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------

                                       EquiFirst Corporation
                                              (Seller)

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

                                                                       Exhibit A


                                    EXHIBIT A
                         CONTENTS OF EACH MORTGAGE FILE
                         ------------------------------

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Flow Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "EquiFirst Corporation, successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "EquiFirst Corporation, formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the originator to the Last Endorsee (or to MERS with respect to each MERS Designated Mortgage
      Loan) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officers Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a copy of the related policy binder or commitment for title; and

            (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            In the event an Officers Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 150 days of the related Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

                          CONTENTS OF EACH CREDIT FILE
                          ----------------------------


            (a) The original hazard insurance policy and, if required by law, flood insurance policy.

            (b) Residential loan application.

            (c) Mortgage Loan closing statement.

            (d) Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program.

            (e) Verification of acceptable evidence of source and amount of downpayment.

            (f) Credit report on the Mortgagor.

            (g) Residential appraisal report, if available.

            (h) Photograph of the Mortgaged Property.

            (i) Survey of the Mortgaged Property, if any.

            (j) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

            (k) All required disclosure statements.

            (l) If available, termite report, structural engineer's report, water potability and septic certification.

            (m) Sales contract, if applicable.

            (n) Insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

            (o) Amortization schedule, if applicable.

                                                                       Exhibit C

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE
                         ------------------------------

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within fifteen days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Flow Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, 200_, by and between __________________ (the "Purchaser") and the Company (the "Agreement"), and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original or facsimile signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or, to the best of the Company's knowledge, other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed the Agreement and any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
      Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the Agreements.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                        By:
      --------------------       ---------------------------
                              Name:
                                   -------------------------
[Seal]                        Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                        By:
      --------------------       ---------------------------
                              Name:
                                   -------------------------
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate



           NAME                       TITLE                  SIGNATURE


------------------------ ------------------------------ ------------------------

------------------------ ------------------------------ ------------------------

------------------------ ------------------------------ ------------------------

------------------------ ------------------------------ ------------------------

------------------------ ------------------------------ ------------------------

------------------------ ------------------------------ ------------------------

------------------------ ------------------------------ ------------------------

                                                                       Exhibit D


                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                    ----------------------------------------

                                     (date)

Goldman Sachs Mortgage Company
85 Broad Street
New York, New York 10004

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Flow Mortgage Loan Purchase and Warranties Agreement by and between the Company and Goldman Sachs Mortgage Company (the "Purchaser"), dated as of _________ __, 200_ (the "Agreement") which sale is in the form of whole loans. Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

            [We] [I] have examined the following documents:

            1.    the Agreement;

            2.    the form of Assignment of Mortgage;

            3.    the form of endorsement of the Mortgage Notes; and

            4. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            1. The Company is a [type of entity] duly organized, validly existing and in good standing under the laws of ___________ and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            2. The Company has the power to engage in the transactions contemplated by the Agreement and all requisite power, authority and legal right to execute and deliver such Agreement and to perform and observe the terms and conditions of such Agreement.

            3. The Agreement has been duly authorized, executed and delivered by the Company, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            4. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

            5. The Company has been duly authorized to allow any of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreement or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreement conflict or will conflict with or results or will result in a breach of or constitute or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or, to the best of the Company's knowledge, other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            8. There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreement to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreement.

            9. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreement is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            10. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in Exhibit A to the Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                                Very truly yours,



                                                -----------------------------
                                                  [Name]
                                                  [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------



                                                    ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]

--------------------------
--------------------------
--------------------------

Attention:
           ---------------------------
           ---------------------------

      Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________[COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to _____________________________ under a Flow Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, certain mortgage loans originated by the Association. The Company warrants that the mortgage loans to be sold to ___________________________________ are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

            The Company acknowledges that the mortgage loans to be sold to ___________________________________ shall not be used as additional or substitute collateral for advances made by the Association. ___________________________________ understands that the balance of the
Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to
___________________________________.

                                                Very truly yours,

                                                --------------------------------

                                                By:
                                                   -----------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                      --------------------------
                                                Date:
                                                     ---------------------------

Acknowledged and approved:

--------------------------------

By:
   -----------------------------
Name:
     ---------------------------
Title:
      --------------------------
Date:
     ---------------------------

                                                                       Exhibit F


                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION
                     --------------------------------------

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by to ___________________________________ from the Company named below pursuant to that certain Flow Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to
___________________________________.

Name and Address of Financial Institution

      --------------------------------
                (name)

      --------------------------------
               (Address)

      By:
         -----------------------------

                          II. Certification of Release

            The Company named below hereby certifies to ___________________________________ that, as of the date and time of the sale of the above-mentioned ___________________________________ the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                --------------------------------

                                                By:
                                                   -----------------------------
                                                Title:
                                                      --------------------------
                                                Date:
                                                     ---------------------------

                                                                       Exhibit G


                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

            ASSIGNMENT AND ASSUMPTION AGREEMENT, dated ______________, between __________________________________, a ___________________ corporation
("Assignor") and ________________________________, a __________________
corporation ("Assignee"):

            For good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

            1. The Assignor hereby grants, transfers, conveys and assigns to Assignee, as Purchaser, all of the right, title and interest of Assignor with respect to the mortgage loans listed on Exhibit A attached hereto (the "Mortgage Loans"), and with respect to such Mortgage Loans, in, to and under (a) that certain Flow Mortgage Loan Purchase and Warranties Agreement, Conventional Residential Adjustable Rate and Fixed Rate Mortgage Loans (the "Agreement").

            2. The Assignor warrants and represents to, and covenants with, the Assignee that:

                  a. The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

                  b. The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Seller with respect to the Agreement or the Mortgage Loans;

                  c. The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Agreements. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under, the Agreement; and

                  d. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage with any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the "1933 Act") or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

            3. The Assignee warrants and represents to, and covenants with, the Assignor and the Seller pursuant to the Agreement that:

                  a. The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

                  b. The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The execution, delivery and performance of the Assignee of this Assignment and Assumption Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and constitutes the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms;

                  c. To the best of Assignee's knowledge, no material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby;

                  d. The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Agreement, the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of the Seller, the Assignor and the Custodian all of the Assignor's obligations as Purchaser thereunder; including, without limitation, the limitation on assignment set forth in Section 22 of the Agreement;

                  e. The Assignee understands that the Mortgage Loans have not been registered under the 1933 Act or the securities laws of any state;

                  f. The purchase price being paid by the Assignee for the Mortgage Loans is in excess of $250,000 and will be paid by cash remittance of the full purchase price within 60 days of the sale;

                  g. The Assignee is acquiring the Mortgage Loans for investment for its own account only and not for any other person;

                  h. The Assignee considers itself a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

                  i. The Assignee has been furnished with all information regarding the Mortgage Loans that it has requested from the Assignor or the Seller;

                  j. Neither the Assignee nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans or any interest in the Mortgage Loans, or otherwise approached or negotiated with respect to the Mortgage Loans or any interest in the Mortgage Loans with any person in any manner which would constitute a distribution of the Mortgage Loans under the 1933 Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

                  k. Either: (1) the Assignee is not an employee benefit plan ("Plan") within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a plan (also "Plan") within the meaning of section 4975(e)(1) of the Internal Revenue Code of 1986 ("Code"), and the Assignee is not directly or indirectly purchasing the Mortgage Loans on behalf of, investment manager of, as named fiduciary of, as Trustee of, or with assets of, a Plan; or (2) the Assignee's purchase of the Mortgage Loans will not result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

            4. (a) The Assignee's address for purposes of all notices and correspondence related to the Mortgage Loans, this Assignment and Assumption Agreement and the Agreement is:

            The Assignee's wire instructions for purposes of all remittances and payments related to the Mortgage Loans are:

            (b) The Assignor's address for purposes for all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

            5. This Assignment and Assumption Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

            6. This Assignment and Assumption Agreement shall inure to the benefit of the successors and assigns of the parties hereto. This Assignment and Assumption Agreement may not be assigned by the Assignee without the express written consent of the Assignor. Any entity into which the Assignor or Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor or Assignee, respectively, hereunder.

            7. No term or provision of this Assignment and Assumption Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            8. This Assignment and Assumption Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Agreements by the Assignor.

            9. Notwithstanding the assignment of the Agreements by either the Assignor or Assignee, this Assignment and Assumption Agreement shall not be deemed assigned by the Assignor or the Assignee unless assigned by separate written instrument.

            10. For the purpose for facilitating the execution of this Assignment and Assumption Agreement as herein provided and for other purposes, this Assignment and Assumption Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

            IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the date first above written.

------------------------------                ------------------------------
Assignor                                      Assignee


By:                                           By:
   ---------------------------                   ---------------------------

Its:                                          Its:
    --------------------------                    --------------------------

Taxpayer                                      Taxpayer
Identification No.                            Identification No.
                  ------------                                  ------------

                                                                       Exhibit H


                                    EXHIBIT H

                              INTENTIONALLY OMITTED
                              ---------------------

                                                                       Exhibit I


                                    EXHIBIT I

                              Intentionally Omitted
                              ---------------------

                                                                       Exhibit J


                                    EXHIBIT J

                      ORIGINATOR'S UNDERWRITING GUIDELINES
                      ------------------------------------

                                                                       Exhibit K
                                    EXHIBIT K

                             MORTGAGE LOAN SCHEDULE
                             ----------------------

                                    EXHIBIT L

                             SERVICER ACKNOWLEDGMENT
                             -----------------------



                                As of [_________]

EquiFirst Corporation
500 Forest Point Circle
Charlotte, North Carolina 28273



Re: Letter Agreement in connection with the purchase by Goldman Sachs Mortgage Company (the "Purchaser") and the sale by EquiFirst Corporation (the "Company") of mortgage loans pursuant to that certain Flow Mortgage Loan Purchase and Warranties Agreement (the "Agreement"), dated as of January 26, 2004, by and between the Company and the Purchaser

Ladies and Gentlemen:

            In connection with the above-referenced transaction, and in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchaser and the Company hereby agree as follows:

            1. Unless otherwise specified in this letter agreement, all capitalized terms herein shall have the meaning as provided in the Agreement.

            2. The Purchaser hereby requests, and the Company hereby acknowledges, that [SERVICER] shall be the "Successor Servicer" under the agreement.

            3. This letter may be executed in any number of counterparts each of which shall constitute one and the same instrument, and either party hereto may execute this letter by signing any such counterpart.

              [the remainder of this page intentionally left blank]

            4. This letter shall be deemed in effect when a fully executed counterpart thereof is received by the Company in the State of New York and shall be deemed to have been made in the State of New York. This letter shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York except to the extent preempted by Federal law.

                                       Very truly yours,

                                       GOLDMAN SACHS MORTGAGE COMPANY

                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


Accepted and Agreed:

EquiFirst Corporation

      (Seller)

By:
   --------------------------------------
Name:
     ------------------------------------
Title:
      -----------------------------------

                                    Exhibit M



                    Purchase Policy For Loans Subject To The
                      New Jersey Home Ownership Act of 2002


Goldman will purchase the following loans subject to the New Jersey Home Ownership Act of 2002 ("Act"), predicated upon the acceptance of the below outlined stipulations, in addition to Goldman's standard Bid Stipulations:



o     Home Loans
      o     Purchase Money
      o     Rate-term refinances
      o     Cash-out refinances
      o     Junior Liens

o     Covered Loans
      o     Purchase Money
      o     Rate-term refinances
      o     Cash-out refinances

Stipulations:

o     Mortgage Loans are ratable by Fitch, Standard and Poor's and Moody's.

o No Mortgage Loan is a "high cost home loan," "home improvement" loan, "manufactured home" loan, or junior lien "covered" loan as defined under the Act.

o "Covered" Rate-term refinances and "Covered" Cash-out refinances do not comprise more than 5% of the pool, in the aggregate.

o The points and fees threshold calculations under the Act include yield-spread premiums.

o All loans originated under the Act will be subject to up to 100% due diligence.

o Mortgage Loan files must contain tangible net benefit and high-cost worksheets.

o Seller will make the Representation that all Mortgage Loans subject to New Jersey's "flipping" prohibition, as defined under the Act, are in compliance with the "reasonable, tangible net benefit" standard, as defined under the Act.

                                    EXHIBIT N

                            ASSIGNMENT AND CONVEYANCE
                            -------------------------


            On this __ day of _________, 200_, Equifirst Corporation (the "Seller"), as the Seller, under that certain Flow Mortgage Loan Purchase and Warranties Agreement, dated as of January 26, 2004 (the "Agreement") does hereby sell, transfer, assign, set over and convey to Goldman Sachs Mortgage Company (the "Purchaser"), as Purchaser under the Agreement all rights, title and interest of the Seller in and to (a) the Mortgage Loans listed on the related Mortgage Loan Schedule attached as Exhibit 1 hereto, and (b) the Servicing Rights, together with the related Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section 2 of the Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Agreement. The ownership of each Mortgage Note, Mortgage, and the contents of each Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be delivered promptly by the Seller to the Purchaser.

            The Purchaser does hereby contract with the Seller for the servicing responsibilities related to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto during the Interim Period. The Seller hereby accepts the servicing responsibilities transferred hereby and on the date hereof assumes all servicing responsibilities related to the Mortgage Loans identified on the attached Mortgage Loan Schedule all in accordance with the Agreement. The contents of each Servicing File required to be delivered to service the Mortgage Loans pursuant to the Agreement have been or shall be delivered to the Seller by the Purchaser in accordance with the terms of the Agreement.

            The Seller confirms to the Purchaser that, unless otherwise agreed upon in writing by the Seller and the Purchaser, the representations and warranties set forth in Section 9.02 of the Agreement with respect to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto, and the representations and warranties in Section 9.01 of the Agreement with respect to the Seller are true and correct as of the date hereof.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.



                                      EQUIFIRST CORPORATION
                                      (Seller)


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

                                    EXHIBIT 1

                             MORTGAGE LOAN SCHEDULE
                             ----------------------

                                    EXHIBIT 2

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                     CHARACTERISTICS OF THE MORTGAGE LOANS
                     -------------------------------------


            Pool Characteristics of the Mortgage Loans as delivered on the Closing Date:

                                    EXHIBIT T

                    REPRESENTATIONS AND WARRANTIES AGREEMENT


                    REPRESENTATIONS AND WARRANTIES AGREEMENT

            This REPRESENTATIONS AND WARRANTIES AGREEMENT (the "Agreement"), dated as of August 25, 2005 (the "Closing Date"), is between GOLDMAN SACHS MORTGAGE COMPANY ("GSMC" or the "Seller") and GS MORTGAGE SECURITIES CORP. (the "Depositor" or the "Purchaser").

                              W I T N E S S E T H:

            WHEREAS, GSMC acquired certain mortgage loans (the "Acoustic Mortgage Loans") set forth on the mortgage loan schedule attached hereto as
Schedule I (the "Acoustic Mortgage Loan Schedule") from Acoustic Home Loans, LLC ("Acoustic") pursuant to that certain Flow Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2004 (the "Acoustic Purchase Agreement"), between GSMC, as purchaser, and Acoustic, as seller;

            WHEREAS, GSMC acquired certain mortgage loans (the "ResMAE Mortgage Loans") set forth on the mortgage loan schedule attached hereto as Schedule II (the "ResMAE Mortgage Loan Schedule") from ResMAE Mortgage Corporation ("ResMAE") pursuant to that certain Flow Mortgage Loan Purchase and Warranties Agreement, dated as of May 27, 2005 (the "ResMAE Purchase Agreement"), between GSMC, as purchaser, and ResMAE, as seller;

            WHEREAS, GSMC acquired certain mortgage loans (the "Meritage Mortgage Loans") set forth on the mortgage loan schedule attached hereto as
Schedule III (the "Meritage Mortgage Loan Schedule") from Meritage Mortgage Corporation ("Meritage") pursuant to that certain Flow Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2005 (the "Meritage Purchase Agreement"), between GSMC, as purchaser, and Meritage, as seller;

            WHEREAS, GSMC acquired certain mortgage loans (the "Conduit Mortgage Loans" and together with the Acoustic Mortgage Loans, the ResMAE Mortgage Loans and the Meritage Mortgage Loans, the "Mortgage Loans"), the Conduit Mortgage Loans set forth on the mortgage loan schedule attached hereto as Schedule IV (the "Conduit Mortgage Loan Schedule") from various mortgage loan sellers pursuant to certain Master Loan Purchase Agreements (the "Conduit Purchase Agreements" and together with the Acoustic Purchase Agreement, the ResMAE Purchase Agreement and the Meritage Purchase Agreement the "Purchase Agreements"), each between GSMC, as purchaser, and the applicable mortgage loan seller, as seller;

            WHEREAS, pursuant to that certain bill of sale, dated as of August 25, 2005, between GSMC and the Depositor, the Mortgage Loans are to be transferred by GSMC to the Depositor;

            WHEREAS, pursuant to that certain Pooling and Servicing Agreement, dated as of August 1, 2005 (the "Pooling and Servicing Agreement"), among the Depositor, JPMorgan Chase Bank, National Association, as Servicer (the "Servicer"), J.P. Morgan Trust Company, National Association, as Custodian, Wells Fargo Bank, N.A., as Custodian and Deutsche Bank National Trust Company, as Trustee (the "Trustee"), the GSAMP Trust 2005-HE4 (the "Trust") shall issue its Mortgage Pass-Through Certificates, Series 2005-HE4 (the "Certificates"), representing beneficial ownership interest in a trust, the assets of which include, but are not limited to, the Mortgage Loans transferred by the Depositor to the Trust pursuant to the Pooling and Servicing Agreement;

            WHEREAS, in connection with the sale of the Mortgage Loans by GSMC to the Depositor, GSMC shall make various representations and warranties to the Depositor regarding the Mortgage Loans;

            NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            Section 1. Defined Terms.

            (a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement. In the event of a conflict between any of the defined terms contained in this Agreement and the Pooling and Servicing Agreement, the definitions contained in the Pooling and Servicing Agreement shall control.

            (b) The following capitalized terms shall have the meanings assigned to such terms below:

            Accepted Servicing Practices: With respect to any Mortgage Loan those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            ALTA: The American Land Title Association, or any successor thereto.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by GSMC in accordance with the terms of this Agreement.

            High Cost Loan: A Mortgage Loan that is (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) identified, classified or characterized as "high cost," "threshold," "covered", or "predatory" under any other applicable state, federal or local law (or a similarly identified, classified or characterized loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(c) categorized as "High Cost" or "Covered" pursuant to Appendix E of the Standard & Poor's Glossary.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the such Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and
(b) if such Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property,

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by GSMC for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be paid by GSMC to the Depositor or its designee in the month of substitution); (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, that of the Deleted Mortgage Loan (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Periodic Rate Cap, and Index); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 2 of this Agreement.

            Section 2. Representations and Warranties of GSMC.

            (a) As to each Acoustic Mortgage Loan (except as otherwise set forth on Exhibit V hereto), GSMC hereby makes the representations and warranties set forth in Exhibit I hereto to the Depositor as of the Closing Date (or such other date as set forth herein).

            (b) As to each ResMAE Mortgage Loan (except as otherwise set forth on Exhibit V hereto), GSMC hereby makes the representations and warranties set forth in Exhibit II hereto to the Depositor as of the Closing Date (or such other date as set forth herein).

            (c) As to each Meritage Mortgage Loan (except as otherwise set forth on Exhibit V hereto), GSMC hereby makes the representations and warranties set forth in Exhibit III hereto to the Depositor as of the Closing Date (or such other date as set forth herein).

            (d) As to each Conduit Mortgage Loan (except as otherwise set forth on Exhibit V hereto), GSMC hereby makes the representations and warranties set forth in Exhibit IV hereto to the Depositor as of the Closing Date (or such other date as set forth herein).

            (e) None of the Group I Mortgage Loans has a Prepayment Premium in excess of three years.

            Section 3. Repurchase or Substitution Obligation for Breach of a Representation or Warranty.

            (a) Within sixty (60) days of the earlier of either discovery by or notice to GSMC of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Depositor therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Depositor therein), GSMC shall cure such breach in all material respects and, if such breach cannot be cured, GSMC shall, at the Depositor's option, within sixty (60) calendar days of GSMC's receipt of request from the Depositor, repurchase such Mortgage Loan at the Repurchase Price. In the event that such a breach shall involve any representation or warranty set forth in Section 2 of this Agreement, and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to GSMC of such breach, all of the Mortgage Loans materially and adversely affected thereby shall, at the Depositor's option, be repurchased by GSMC at the Repurchase Price. Notwithstanding the above sentence, within thirty
(30) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in (1) clauses (y), (aa),
(bb), (cc), (dd) and (ff) of Exhibit I, (2) clauses (z), (bb), (cc), (dd), (ee) and (ff) of Exhibit II and (3) clauses (z), (bb), (cc), (dd), (ee) and (ff) of
Exhibit III, GSMC shall repurchase the affected Mortgage Loan or Mortgage Loans at the Repurchase Price, together with all expenses incurred by the Depositor as a result of such repurchase. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3 shall be accomplished by direct remittance of the Repurchase Price to the Depositor or its designee in accordance with the Depositor's instructions.

            However, if the breach shall involve a representation or warranty set forth in Section 2 of this Agreement relating to any Mortgage Loan (other than a Meritage Mortgage Loans) and GSMC discovers or receives notice of any such breach within two years of the Closing Date, GSMC shall, at the Depositor's option and provided that GSMC has a Qualified Substitute Mortgage Loan, rather than repurchase such Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Mortgage Loans, provided that any such substitution shall be effected not later than two years after the Closing Date. If GSMC has no Qualified Substitute Mortgage Loan, GSMC shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Mortgage Loans pursuant to the foregoing provisions of this Section 3 shall be accomplished by direct remittance of the Repurchase Price to the Depositor or its designee in accordance with the Depositor's instructions.

            At the time of repurchase or substitution, the Depositor and GSMC shall arrange for the reassignment of the Deleted Mortgage Loan to GSMC and the delivery to GSMC of any documents held by the Trustee or the Custodian, as the case may be, relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, GSMC shall, simultaneously with such reassignment, give written notice to the Depositor that such repurchase or substitution has taken place, amend the applicable Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the applicable Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, GSMC shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. GSMC shall effect such substitution by delivering to the Trustee or the Custodian or to such other party as the Depositor may designate in writing for such Qualified Substitute Mortgage Loan the documents required by the Pooling and Servicing Agreement, with the Mortgage Note endorsed as required by the Pooling and Servicing Agreement. No substitution will be made in any calendar month after the initial Determination Date for such month. GSMC shall remit directly to the Depositor, or its designee in accordance with the Depositor's instructions the monthly payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Mortgage Loans in the month following the date of such substitution. Monthly payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by GSMC. For the month of substitution, distributions to the Depositor shall include the monthly payment due on any Deleted Mortgage Loan in the month of substitution, and GSMC shall thereafter be entitled to retain all amounts subsequently received by GSMC in respect of such Deleted Mortgage Loan.

            For any month in which GSMC substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, GSMC shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall, together with one month's interest at the Mortgage Interest Rate on the Deleted Mortgage Loan, shall be distributed by GSMC directly to the Depositor or its designee in accordance with the Depositor's instructions within two (2) Business Days of such substitution.

            Any cause of action against GSMC relating to or arising out of the breach of any representations and warranties made in Section 2 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Depositor or notice thereof by GSMC to the Depositor, (ii) failure by GSMC to cure such breach, repurchase such Mortgage Loan or substitute a Qualified Substitute Mortgage Loan as specified above, and (iii) demand upon GSMC by the Depositor for compliance with this Agreement.

            (b) It is understood and agreed that the obligation of GSMC set forth in Section 3(a) to repurchase or substitute for a Mortgage Loan in breach of a representation or warranty contained in Section 2 constitutes the sole remedy of the Depositor or any other person or entity with respect to such breach.

            Section 4. Document Delivery Requirements.

            GSMC shall deliver to the Depositor all documents and instruments required under Section 2.01 of the Pooling and Servicing Agreement with respect to the Conduit Mortgage Loans. In the event any document or instrument required to be delivered to the Depositor pursuant to Section 2.01 of the Pooling and Servicing Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Depositor, and in the event that GSMC does not cure such failure within 60 days of discovery or receipt of written notification of such failure from the Depositor, GSMC shall, at the Depositor's option, repurchase such Conduit Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Depositor as a result of such repurchase.

            Section 5. Term of Representation and Warranties.

            The representations and warranties of GSMC set forth in Section 2 shall inure to the benefit of the Depositor and its assigns until all amounts payable to Certificateholders under the Pooling and Servicing Agreement have been paid in full.

            Section 6. Execution in Counterparts.

            This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

            Section 7. GOVERNING LAW.

            THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARDS TO CONFLICTS OF LAWS PRINCIPLES.

            Section 8. Severability of Provisions.

            Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

            Section 9. Captions.

            The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

            Section 10. Successors and Assigns.

            This Agreement may not be assigned, pledged or hypothecated by any party hereto, except that the Depositor's rights under this Agreement may be assigned to the Trustee and are exercisable by the Trustee (and its successors and assigns) and will be enforceable by the Trustee. Any entity into which GSMC or the Depositor may be merged or consolidated shall, without the requirement for any further writing, be deemed GSMC or the Depositor, respectively, hereunder.

            Section 11. Third Party Beneficiary.

            The parties agree that the Trust (including the Trustee and the Servicer acting on the Trust's behalf) is an intended third-party beneficiary of this Agreement with the right to enforce the provisions hereof and the rights to obtain the benefit of the enforcement of the obligations and covenants of GSMC under Section 3 of this Agreement as if the Trustee were a party to this Agreement.

            Section 12. Amendments.

            This Agreement may be amended from time to time by the parties hereto.

               [Remainder of this Page Intentionally Left Blank.]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                                       GOLDMAN SACHS MORTGAGE COMPANY

                                       By: Goldman Sachs Real Estate Funding
                                           Corp., its General Partner

                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                       GS MORTGAGE SECURITIES CORP.

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT I

      Representations and Warranties Regarding the Acoustic Mortgage Loans

      (a) Acoustic Mortgage Loans as Described. The information set forth in the Acoustic Mortgage Loan Schedule with respect to the Acoustic Mortgage Loans is complete, true and correct;

      (b) Payments Current. All payments required to be made up to the Closing Date for the Acoustic Mortgage Loan under the terms of the Mortgage Note, other than payments for which the related due date was not thirty or more days prior to the Closing Date, have been made and credited. No Acoustic Mortgage Loan has been delinquent for thirty or more days at any time since the origination of the Acoustic Mortgage Loan. The first Monthly Payment shall be made with respect to the Acoustic Mortgage Loan on its Due Date or within thirty (30) days of its Due Date, all in accordance with the terms of the related Mortgage Note;

      (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Acoustic Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Acoustic Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest;

      (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Acoustic Mortgage Loan Schedule. No Acoustic Mortgage Loan has been modified so as to restructure the payment obligations or re-age the Acoustic Mortgage Loan. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Acoustic Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Custodial File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Acoustic Mortgage Loan Schedule;

      (e) No Defenses. The Acoustic Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and to the best of the Seller's knowledge, no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Acoustic Mortgage Loan was originated;

      (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Acoustic Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement, dated as November 1, 2004 between Acoustic and GSMC (the "Interim Servicing Agreement"). All individual insurance policies contain a standard mortgagee clause naming Acoustic and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development;

      (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws or unfair and deceptive practices laws applicable to the Acoustic Mortgage Loan including, without limitation, any provisions relating to Prepayment Premiums, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Each Acoustic Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including, but not limited to, all applicable predatory and abusive lending laws;

      (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Acoustic Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

      (i) Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the Acoustic Mortgage Loan Schedule and consists of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development which is in each case four stories or less, provided, however, that any mobile home (double wide only) or manufactured dwelling shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings and that no Acoustic Mortgage Loan is secured by a single parcel of real property with a cooperative housing corporation, a log home or a mobile home erected thereon or by a mixed-use property, a property in excess of 10 acres, or other unique property types;

      (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first or second lien (as applicable) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

            (1) the lien of current real property taxes and assessments not yet due and payable;

            (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Acoustic Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Acoustic Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

            (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

            (4) with respect to Second Lien Mortgage Loans, the lien of the first mortgage on the Mortgaged Property.

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Acoustic Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each first lien mortgage loan, or (B) second lien and second priority security interest with respect to each Second Lien Mortgage Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser.

      (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Acoustic Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Premiums). To the best of the Seller's knowledge, all parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Acoustic Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties;

      (l) Full Disbursement of Proceeds. The Acoustic Mortgage Loan has been closed and the proceeds of the Acoustic Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Acoustic Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

      (m) Ownership. The Seller is the sole owner of record and holder of the Acoustic Mortgage Loan and the indebtedness evidenced by each Mortgage Note. The Acoustic Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Acoustic Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Acoustic Mortgage Loan pursuant to this Agreement;

      (n) Doing Business. All parties which have had any interest in the Acoustic Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either
(i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

      (o) Title Insurance. The Acoustic Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Acoustic Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to first lien Acoustic Mortgage Loans) or second priority lien (with respect to Second Lien Mortgage Loans) of the Mortgage in the original principal amount of the Acoustic Mortgage Loan, subject only to the exceptions contained in clauses (1), (2), (3) and (4) of paragraph (j) of this
Exhibit I, and in the case of adjustable rate Acoustic Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exceptions or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

      (p) No Defaults. Other than payments due but not yet 30 days or more delinquent, to the best of the Seller's knowledge, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Mortgage Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note,
(iii) as of the Closing Date, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

      (q) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage; provided, however, that this warranty shall be deemed not to have been made at the time of the initial issuance of the Certificates if a title policy affording, in substance, the same protection afforded by this warranty is furnished to the Trustee by the Seller;

      (r) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. To the best of the Seller's knowledge, no improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

      (s) Origination; Payment Terms. The Acoustic Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Acoustic Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Acoustic Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Acoustic Mortgage Loan. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Mortgage Interest Rate Cap, are as set forth on the Acoustic Mortgage Loan Schedule. Except with respect to Interest Only Mortgage Loans, the Mortgage Note is payable in equal monthly installments of principal and interest sufficient to amortize the Acoustic Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization with interest calculated and payable in arrears. All installments of interest with respect to Adjustable Rate Mortgage Loans are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date. The Acoustic Mortgage Loan is payable on the first day of each month. No Acoustic Mortgage Loan is a balloon mortgage loan that has an original stated maturity of less than seven (7) years;

      (t) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

      (u) Conformance with Underwriting Guidelines. The Acoustic Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached as Exhibit H to the Acoustic Purchase Agreement);

      (v) Occupancy of the Mortgaged Property. To the best of the Seller's knowledge, the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

      (w) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or, to the Seller's knowledge, threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, hurricane, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Acoustic Mortgage Loan or the use for which the premises were intended. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

      (x) Prior Servicing. Each Acoustic Mortgage Loan has been serviced in strict compliance with Accepted Servicing Practices;

      (y) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Acoustic Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. The Servicer will transmit full-file credit reporting data for each Acoustic Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Acoustic Mortgage Loan, Servicer agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

      (z) Leaseholds. If the Acoustic Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

      (aa) Prepayment Premium. The Acoustic Mortgage Loan is subject to a Prepayment Premium as provided in the related Mortgage Note except as set forth on the Acoustic Mortgage Loan Schedule. With respect to each Acoustic Mortgage Loan that has a Prepayment Premium feature, each such Prepayment Premium is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Premium is permitted pursuant to federal, state and local law. Each such Prepayment Premium is in an amount no more than the maximum amount permitted under applicable law and no such Prepayment Premium may be imposed for a term in excess of five (5) years with respect to Acoustic Mortgage Loans originated prior to October, 1, 2002. With respect to Acoustic Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Acoustic Mortgage Loan was modified to reduce the prepayment period to no more than three years from the date of the note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Acoustic Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan's origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan's origination, the borrower was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state, local and federal law, and (iv) notwithstanding any state, local or federal law to the contrary, the Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower's default in making the loan payments;

      (bb) Predatory Lending Regulations. No Acoustic Mortgage Loan is a High Cost or Covered Loan, as applicable. No Acoustic Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

      (cc) Single-premium Credit Life Insurance Policy. In connection with the origination of any Acoustic Mortgage Loan, no proceeds from any Acoustic Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, accident, unemployment, or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, accident, unemployment, mortgage, property or health insurance) in connection with the origination of the Acoustic Mortgage Loan; No proceeds from any Acoustic Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Acoustic Mortgage Loan;

      (dd) Qualified Mortgage. The Acoustic Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code;

      (ee) LTV. No Acoustic Mortgage Loan has a LTV greater than 100%;

      (ff) Arbitration. With respect to any Acoustic Mortgage Loan originated on or after August 1, 2004, neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the Acoustic Mortgage Loan transaction; and

      (gg) Delivery to the Trustee. With respect to each Acoustic Mortgage Loan, GSMC is in possession of a complete Mortgage File except for the documents which have been delivered to the Trustee or which have been submitted for recording and not yet returned.

                                   EXHIBIT II

       Representations and Warranties Regarding the ResMAE Mortgage Loans

      (a) ResMAE Mortgage Loans as Described. The information set forth in the ResMAE Mortgage Loan Schedule with respect to the ResMAE Mortgage Loans is complete, true and correct;

      (b) Payments Current. All payments required to be made up to the Closing Date for the ResMAE Mortgage Loan under the terms of the Mortgage Note, other than payments for which the related due date was not thirty or more days prior to the Closing Date, have been made and credited. No ResMAE Mortgage Loan has been delinquent for thirty or more days at any time since the origination of the ResMAE Mortgage Loan;

      (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the ResMAE Mortgage Loan, except for payments in the nature of Escrow Payments and interest accruing from the date of the Mortgage Note or date of disbursement of the ResMAE Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest;

      (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the ResMAE Mortgage Loan Schedule. No ResMAE Mortgage Loan has been modified so as to restructure the payment obligations or re-age the ResMAE Mortgage Loan. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the ResMAE Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Custodial File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the ResMAE Mortgage Loan Schedule;

      (e) No Defenses. The ResMAE Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and to the best of the Seller's knowledge no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the ResMAE Mortgage Loan was originated;

      (f) Hazard Insurance. All buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area in which the Mortgaged Property is located. The Mortgage requires the related Mortgagor to maintain the forgoing insurance. If required by the National Flood Insurance Act of 1968, as amended, each ResMAE Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect. All individual insurance policies contain a standard mortgagee clause naming the ResMAE and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development;

      (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws or unfair and deceptive practices laws applicable to the ResMAE Mortgage Loan including, without limitation, any provisions relating to Prepayment Premiums, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Each ResMAE Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including, but not limited to, all applicable predatory and abusive lending laws;

      (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the ResMAE Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

      (i) Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the ResMAE Mortgage Loan Schedule and consists of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development which is in each case four stories or less, provided, however, that no ResMAE Mortgage Loan is secured by a single parcel of real property with a cooperative housing corporation, a log home or a mobile home erected thereon or by a mixed-use property, a property in excess of 20 acres, or other unique property types;

      (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first or second lien (as applicable) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

            (1) the lien of current real property taxes and assessments not yet due and payable;

            (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the ResMAE Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the ResMAE Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

            (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

            (4) with respect to Second Lien Mortgage Loans, the lien of the first mortgage on the Mortgaged Property.

      Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the ResMAE Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each first lien mortgage loan, or (B) second lien and second priority security interest with respect to each Second Lien Mortgage Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser.

      (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Premiums), subject to bankruptcy, equitable principles and laws affecting creditor rights, including limitations upon acceleration of a Mortgage Loan in foreclosure. To the best of the Seller's knowledge, all parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the ResMAE Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties;

      (l) Full Disbursement of Proceeds. The ResMAE Mortgage Loan has been closed and the proceeds of the ResMAE Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the ResMAE Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

      (m) Ownership. The Seller is the sole owner and holder of the ResMAE Mortgage Loan and the indebtedness evidenced by each Mortgage Note. The ResMAE Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the ResMAE Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each ResMAE Mortgage Loan pursuant to this Agreement;

      (n) Doing Business. All parties which have had any interest in the ResMAE Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

      (o) CLTV, LTV. No ResMAE Mortgage Loan that is a Second Lien Mortgage Loan has a CLTV in excess of 100%. No ResMAE Mortgage Loan has an LTV greater than 100%.

      (p) Title Insurance. The ResMAE Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any ResMAE Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance and each such title insurance policy is issued by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to first lien ResMAE Mortgage Loans) or second priority lien (with respect to Second Lien Mortgage Loans) of the Mortgage in the original principal amount of the ResMAE Mortgage Loan, subject only to the exceptions contained in clauses (1), (2), (3) and (4) of paragraph (j) of this
Exhibit II, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the ResMAE Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

      (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, to the best of the Seller's knowledge, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Mortgage Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note,
(iii) as of the Closing Date, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

      (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage; provided, however, that this warranty shall be deemed not to have been made at the time of the initial issuance of the Certificates if a title policy affording, in substance, the same protection afforded by this warranty is furnished to the Trustee by the Seller;

      (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroached upon the Mortgaged Property. To the best of the Seller's knowledge, no improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

      (t) Origination; Payment Terms. The ResMAE Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. No ResMAE Mortgage Loan contains terms or provisions which would result in negative amortization. Principal and/or interest payments on the ResMAE Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the ResMAE Mortgage Loan. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Mortgage Interest Rate Cap, are as set forth on ResMAE Mortgage Loan Schedule. Except with respect to ResMAE Mortgage Loans that are Interest Only Mortgage Loans during the interest only period, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the ResMAE Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. The ResMAE Mortgage Loan is payable on the first day of each month. No ResMAE Mortgage Loan is a balloon mortgage loan that has an original stated maturity of less than seven (7) years;

      (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

      (v) Conformance with Underwriting Guidelines. The ResMAE Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached as Exhibit J to the ResMAE Purchase Agreement);

      (w) Occupancy of the Mortgaged Property. To the best of the Seller's knowledge, the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

      (x) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or, to the Seller's knowledge, threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, hurricane, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the ResMAE Mortgage Loan or the use for which the premises were intended. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such threatened proceedings in the future;

      (y) Prior Servicing. The servicing and collection practices used by ResMAE, and any prior servicer with respect to the ResMAE Mortgage Loans have been in all respects in compliance with Accepted Servicing Practices;

      (z) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller has in its capacity as servicer, for each ResMAE Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

      (aa) Leaseholds. If the ResMAE Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

      (bb) Prepayment Premium. The ResMAE Mortgage Loan is subject to a Prepayment Premium as provided in the related Mortgage Note except as set forth on the Mortgage Loan Schedule. With respect to each ResMAE Mortgage Loan that has a Prepayment Premium feature, each such Prepayment Premium is enforceable and will be enforced by the Seller for the benefit of the Purchaser, subject to bankruptcy, equitable principles and laws affecting creditor rights, including limitations upon acceleration of a Mortgage Loan in foreclosure, and each Prepayment Premium is permitted pursuant to federal, state and local law. No such Prepayment Premium may be imposed for a term in excess of five (5) years with respect to ResMAE Mortgage Loans originated prior to October, 1, 2002. With respect to ResMAE Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period does not exceed three (3) years from the date of the Mortgage Note unless the ResMAE Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of the note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any ResMAE Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan's origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan's origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law, and (iv) notwithstanding any state, local or federal law to the contrary, the Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the Mortgagor's default in making the loan payments;

      (cc) Predatory Lending Regulations. No ResMAE Mortgage Loan is a High Cost or Covered Loan, as applicable, and no ResMAE Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act;

      (dd) Single-premium Credit Life Insurance Policy. In connection with the origination of any ResMAE Mortgage Loan, no proceeds from any ResMAE Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy, credit disability, credit unemployment or credit property insurance policy;

      (ee) Qualified Mortgage. The ResMAE Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code;

      (ff) Arbitration. With respect to any ResMAE Mortgage Loan originated on or after August 1, 2004, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the ResMAE Mortgage Loan transaction; and

      (gg) Delivery to the Trustee. With respect to each ResMAE Mortgage Loan, GSMC is in possession of a complete Mortgage File except for the documents which have been delivered to the Trustee or which have been submitted for recording and not returned yet.

                                   EXHIBIT III

      Representations and Warranties Regarding the Meritage Mortgage Loans

      (a) Meritage Mortgage Loans as Described. The information set forth in the Meritage Mortgage Loan Schedule with respect to the ResMAE Mortgage Loans is complete, true and correct;

      (b) Payments Current. All payments required to be made up to the Closing Date for the Meritage Mortgage Loan under the terms of the Mortgage Note, other than payments for which the related due date was not thirty or more days prior to the Closing Date, have been made and credited. No Meritage Mortgage Loan has been delinquent for thirty or more days at any time since the origination of the Meritage Mortgage Loan. The first Monthly Payment shall be made with respect to the Meritage Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

      (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Meritage Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest;

      (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Meritage Mortgage Loan Schedule. No Meritage Mortgage Loan has been modified so as to restructure the payment obligations or re-age the Meritage Mortgage Loan. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Meritage Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Meritage Custodial File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Meritage Mortgage Loan Schedule;

      (e) No Defenses. The Meritage Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and to the best of Seller's knowledge, no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Meritage Mortgage Loan was originated;

      (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement dated as of July 1, 2005 between Meritage and GSMC (the "Meritage Interim Servicing Agreement"). If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section
2.10 of the Meritage Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Meritage and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development;

      (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws or unfair and deceptive practices laws applicable to the Meritage Mortgage Loan including, without limitation, any provisions relating to Prepayment Premiums, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Each Meritage Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including, but not limited to, all applicable predatory and abusive lending laws;

      (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Meritage Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Meritage Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

      (i) Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the Meritage Mortgage Loan Schedule and consists of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development which is in each case four stories or less, provided, however, that any mobile home (double wide only) or manufactured dwelling shall conform with the applicable Fannie Mae or Freddie Mac requirements regarding such dwellings and that no Meritage Mortgage Loan is secured by a single parcel of real property with a cooperative housing corporation, a log home or a mobile home erected thereon or by a mixed-use property, or other unique property types;

      (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first or second lien (as applicable) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

            (1) the lien of current real property taxes and assessments not yet due and payable;

            (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

            (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

            (4) with respect to Second Lien Mortgage Loans, the lien of the first mortgage on the Mortgaged Property.

      Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Meritage Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each first lien mortgage loan, or (B) second lien and second priority security interest with respect to each Second Lien Mortgage Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser.

      (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Premiums). To the best of the Seller's knowledge, all parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties.

      (l) Full Disbursement of Proceeds. The Meritage Mortgage Loan has been closed and the proceeds of the Meritage Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Meritage Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

      (m) Ownership. As of the related Closing Date, the Seller is the sole owner of record and holder of the Meritage Mortgage Loan and the indebtedness evidenced by each Mortgage Note. The Meritage Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Meritage Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Meritage Mortgage Loan pursuant to this Agreement;

      (n) Doing Business. All parties which have had any interest in the Meritage Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either
(i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

      (o) CLTV, LTV. No Meritage Mortgage Loan that is a Second Lien Mortgage Loan has a CLTV in excess of 100%. No Meritage Mortgage Loan has an LTV greater than 100%.

      (p) Title Insurance. The Meritage Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Meritage Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in Iowa, an attorney's opinion or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to first lien Meritage Mortgage Loans) or second priority lien (with respect to Second Lien Mortgage Loans) of the Mortgage in the original principal amount of the Meritage Mortgage Loan, subject only to the exceptions contained in clauses (1),
(2), (3) and (4) of paragraph (j) of this Exhibit III, and in the case of adjustable rate the Meritage Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exceptions or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

      (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, to the best of the Seller's knowledge there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Mortgage Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note,
(iii) as of the Closing Date, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

      (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage; provided, however, that this warranty shall be deemed not to have been made at the time of the initial issuance of the Certificates if a title policy affording, in substance, the same protection afforded by this warranty is furnished to the Trustee by the Seller;

      (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. To the best of the Seller's knowledge, no improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

      (t) Origination; Payment Terms. The Meritage Mortgage Loan was originated, either (a) the originator was a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act or a savings and loan association, a savings bank, a commercial bank or similar banking institution which is supervised and examined by a Federal or State authority or (b) the following requirements have been met with respect to the Mortgage Loan: Meritage meets the requirements set forth in clause (a), and
(i) such Meritage Mortgage Loan was underwritten in accordance with standards established by Meritage, using application forms and related credit documents approved by Meritage, (ii) Meritage approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until Meritage agreed to fund such Meritage Mortgage Loan, (iii) the closing documents for such Meritage Mortgage Loan were prepared on forms approved by Meritage, and (iv) such Meritage Mortgage Loan was purchased by Meritage at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Meritage Mortgage Loan contains terms or provisions which would result in negative amortization. Except with respect to Meritage Mortgage Loans that are Interest Only Mortgage Loans, principal payments on the Meritage Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Meritage Mortgage Loan. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Mortgage Interest Rate Cap, are as set forth on the Meritage Mortgage Loan Schedule hereto. Except with respect to Meritage Mortgage Loans that are Interest Only Mortgage Loans or Meritage Mortgage Loans that require principal and interest payments sufficient to amortize the Mortgage Loan fully by the stated maturity date over an original term of not more than 40 years from commencement of amortization, the Mortgage
Note is payable in monthly installments of principal and interest (or with respect to Meritage Mortgage Loans that are Interest Only Mortgage Loans, payments of interest during the interest-only period), which installments of interest with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. The Mortgage Loan is payable on the first day of each month. No Meritage Mortgage Loan is a balloon mortgage loan that has an original stated maturity of less than seven (7) years;

      (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

      (v) Conformance with Underwriting Guidelines. The Meritage Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached as Exhibit J to the Meritage Purchase Agreement);

      (w) Occupancy of the Mortgaged Property. To the best of the Seller's knowledge, the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

      (x) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or, to Seller's knowledge, threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, hurricane, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Meritage Mortgage Loan or the use for which the premises were intended. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

      (y) Prior Servicing. Each Meritage Mortgage Loan has been serviced in strict compliance with Accepted Servicing Practices;

      (z) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Meritage Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

      (aa) Leaseholds. If the Meritage Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

      (bb) Prepayment Premium. With respect to each Meritage Mortgage Loan that has a Prepayment Premium feature, each such Prepayment Premium is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Premium is permitted pursuant to federal, state and local law. Each such Prepayment Premium is in an amount equal to the maximum amount permitted under applicable law and no such Prepayment Premium may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October 1, 2002. With respect to Meritage Mortgage Loans originated on or after October 1, 2002, unless indicated otherwise in the Meritage Mortgage Loan Schedule, no such Prepayment Premium may be imposed for a term in excess of three (3) years. With respect to any Meritage Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan's origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, and (ii) the Prepayment Premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law;

      (cc) Predatory Lending Regulations. No Meritage Mortgage Loan is a High Cost or Covered Loan, as applicable, and no Meritage Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act;

      (dd) Single-premium Credit Life Insurance Policy. In connection with the origination of any Meritage Mortgage Loan, no proceeds from any Meritage Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, accident, unemployment, or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, accident, unemployment, mortgage, or health insurance) in connection with the origination of the Meritage Mortgage Loan; no proceeds from any Meritage Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Meritage Mortgage Loan;

      (ee) Qualified Mortgage. The Meritage Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code;

      (ff) Arbitration. With respect to any Meritage Mortgage Loan originated on or after August 1, 2004, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction; and

      (gg) Delivery to the Trustee. With respect to each Meritage Mortgage Loan, GSMC is in possession of a complete Mortgage File except for the documents which have been delivered to the Trustee or which have been submitted for recording and not yet returned.

                                   EXHIBIT IV

       Representations and Warranties Regarding the Conduit Mortgage Loans

      (a) Conduit Mortgage Loans as Described. The information set forth in the Conduit Mortgage Loan Schedule with respect to the Conduit Mortgage Loans is complete, true and accurate;

      (b) Criteria for Eligible Loans. Unless otherwise agreed upon, the Mortgage Loan has been generally underwritten in accordance with, and meets the parameters of, the underwriting requirements set forth in the Underwriting Guide or the Seller's underwriting guidelines. No Conduit Mortgage Loan is (i) covered by the provisions of the Homeownership and Equity Protection Act of 1994 or (ii) in violation of, or classified as a "high cost", "threshold", "covered" or "predatory" loan under, any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees). No Conduit Mortgage Loan is subject to any rights of rescission, counterclaims or defenses;

      (c) Compliance with Applicable Laws: Each Mortgage Loan has been originated in compliance with all applicable local, state and federal laws and regulations including, without limitation, usury and predatory lending laws;

      (d) Origination/Doing Business: The Conduit Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. All parties who have had any interest in the Conduit Mortgage Loan, whether as a mortgagee, assignee, pledgee or otherwise are (or during the period in which they held and disposed of such interest, were) (a) in compliance with any and all applicable licensing requirements of the laws of the state where the Mortgaged Property is located, and (b) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (c) not doing business in such state;

      (e) Validity of Loan Documents: The Mortgage Note and the Mortgage and any other agreement executed by a Mortgagor in connection with a Mortgage Loan are genuine and each is the legal, valid, and binding obligation of its maker. Each is enforceable according with its terms (including without limitation, any provisions relating to prepayment charges or penalties), except as limited by bankruptcy, insolvency or other similar laws generally affecting the enforcement of creditor's rights. To the best of the Seller's knowledge, all parties associated with the Mortgage Note, the Mortgage and any related document had legal capacity to enter into the Mortgage Loan and to execute and deliver said documents and said documents have been duly and properly executed by all such related parties;

      (f) No Defenses: The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury. The operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, will not render the Mortgage Note or the Mortgage unenforceable, in whole or in part or subject to any right of rescission, set-off, counterclaim or defense, including without limitation, the defense of usury. In addition, no such right of rescission, set-off, counterclaim or defense has been asserted with respect to the Mortgage Note or the Mortgage. To the best of the Seller's knowledge, no Mortgagor was a debtor in any local, state or federal bankruptcy or insolvency proceeding at the time the related Mortgage Loan was originated or as of the related origination date;

      (g) No Defaults: Other than payments due but not yet 30 days or more delinquent, to the best of the Seller's knowledge, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration. No such default, breach, violation or event which would permit acceleration has been waived by the Seller or by any other entity involved in originating the Conduit Mortgage Loan. With respect to each second lien loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event which would permit acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the second lien loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

      (h) Original Terms Unmodified: The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect from the date of origination, except by written instrument. Any such instrument was recorded in the applicable public recording office if necessary to protect the interests of the Purchaser in the related Conduit Mortgage Loan. In addition, the changes to the terms have been delivered to the Purchaser or its designee and reflected on the Conduit Loan Schedule. No Conduit Mortgage Loan has been modified so as to restructure the payment obligations or extend the maturity date of the Conduit Mortgage Loan. The substance of any such waiver, alteration or modification has been approved by the title insurer to the extent required by the title policy. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurance, to the extent required by the policy, and which assumption agreement is part of the Custodial File delivered to the Purchaser or its designee and the terms of which are reflected in the Conduit Loan Schedule;

      (i) No Satisfaction of Mortgage: The Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

      (j) Customary Provisions: The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including: by trustee's sale, in the case of a Mortgage designated as a deed of trust; and by judicial foreclosure. There are no homestead or other exemptions or other rights or interests available to the Mortgagor that would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal, state and local laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

      (k) Full Disbursement of Loan Proceeds: Each Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed. There is no obligation for the Mortgagee to advance additional funds and any and all requirements to complete any on-site or off-site improvement have been complied with as well as any disbursements of escrow funds;

      (l) Ownership: The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note. The Mortgage Loan is not assigned or pledged other than for normal warehouse arrangements or other warehouse arrangements previously disclosed to the Purchaser, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the underlying purchase documents, as applicable;

      (m) Improvements: All the improvements that were considered in determining the appraised value of the Mortgaged Property lie wholly within its boundaries and the building restriction lines of the Mortgaged Property. Otherwise, the title insurance policy insures against loss or damage by reason of any violation, variation, encroachment or adverse circumstance that either is disclosed or would have been disclosed by an accurate survey. No improvements to adjoining properties encroach upon the Mortgaged Property in any respect so as to affect the value or marketability of the Mortgaged Property. No improvement located on, or being part of, the Mortgaged Property is in violation of any applicable zoning law or regulation;

      (n) Proper Servicing: The Conduit Mortgage Loan has been serviced by the Seller (or a servicer or subservicer on its behalf) and any predecessor servicer in accordance with Accepted Servicing Practices, applicable laws and regulations and have been in all respects legal and proper and prudent in the mortgage origination and servicing business;

      (o) All Payments Made: Other than with respect to payments not yet 30 days delinquent, no Conduit Mortgage Loan is 30 or more days delinquent on the Closing Date, nor has any Conduit Mortgage Loan been delinquent since its origination date. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds, directly or indirectly, from a party other than the owner of the related Mortgaged Property for the payment of any amount required by the Mortgage Note or Mortgage, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Conduit Mortgage Loan proceeds, whichever is earlier, to the date which precedes by one month the due date of the first installment of principal and interest;

      (p) Title Insurance Policy: Each Conduit Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Conduit Mortgage Loan for which the related Mortgaged Property is located in California, a CLTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac. The title insurance policy:

      (1) is issued by a title insurer who is qualified to do business in the jurisdiction where the Mortgaged Property is located;

      (2) insures the Seller, its successors and assigns, as to the first or second priority lien of the Mortgage in the original principal amount of the Mortgage Loan;

      (3) insures against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the interest rate and monthly payment for any adjustable rate Mortgage Loan;

      (4) affirmatively insures ingress and egress to and from the Mortgaged Property;

      (5) insures against encroachments by or upon the Mortgaged Property or any interest therein;

      (6) names the Seller, its successors and assigns, as the sole insured of the title insurance policy;

      (7)   is valid and remains in full force and effect; and

      (8) does not contain any special exceptions (other than standard exclusions) for zoning and uses and has been marked to delete the standard survey exceptions or to replace the standard exceptions with a specific survey reading;

In addition, no claims are pending under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything that would impair the coverage of such policy;

      (q) Fire, Hazard and Flood Insurance: All buildings and other improvements on the Mortgaged Property are insured. The buildings and other improvements are insured against loss by fire, hazards of extended coverage and other hazards. If the Mortgaged Property is in an area identified on a Flood Hazard Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards, the property must have a flood insurance policy in effect. The flood insurance policy meets the requirements of the current guidelines of the Federal Insurance Administration. All such insurance policies contain a standard Mortgagee clause naming the Seller, its successors and assigns as Mortgagee and all premiums due have been paid. Each Mortgage obligates the Mortgagor to maintain all such insurance at the Mortgagor's cost and expense. If the Mortgagor fails to maintain such insurance, then the holder of the Mortgage is authorized to obtain such insurance and to seek reimbursement from the Mortgagor;

      (r) Mortgaged Property Undamaged; No Condemnation Proceedings: There is no proceeding pending or, to the Seller's knowledge, threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

      (s) No Mechanics' Liens: There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage; provided, however, that this warranty shall be deemed not to have been made at the time of the initial issuance of the Certificates if a title policy affording, in substance, the same protection afforded by this warranty is furnished to the Trustee by the Seller;

      (t) Single-premium Credit Life Insurance: In connection with the origination of any Mortgage Loan, no proceeds from any Mortgage Loan were used to finance a single-premium credit life insurance policy;

      (u) Valid First and Second Lien: Each Mortgage is a valid, enforceable and perfected first lien, with respect to first lien loans, or second lien, with respect to second lien Conduit Mortgage Loans, on real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, with respect to the foregoing. The lien of the Mortgage is subject only to: with respect to second lien loans, the lien of the first mortgage on the Mortgaged Property; the lien of current real estate property taxes and assessments not yet due and payable; covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Conduit Mortgage Loan or (b) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Conduit Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each first lien loan, or (B) second lien and second priority security interest with respect to each second lien loan, in either case, on the property described therein and Seller has full right to sell and assign the same to the Seller;

      (v) No Delinquent Amounts: There are no delinquent amounts that affect the Mortgaged Property including, but not limited to: real estate property taxes; ground rents; water charges; sewer and municipal charges; insurance premiums; leasehold payments; and governmental assessments;

      (w) Payment Terms: Principal payments on each Conduit Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with such Conduit Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loan, the lifetime rate cap and the periodic cap are as set forth on the Conduit Mortgage Loan Schedule. Except during the interest only period for any Interest Only Mortgage Loan and with respect to any balloon Conduit Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable-rate loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each adjustment date, as set forth in the related Mortgage Note, with interest calculated and payable in arrears, sufficient to fully amortize the Conduit Mortgage Loan by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. No Conduit Mortgage Loan contains a provision allowing the Mortgagor to convert the mortgage interest rate from an adjustable interest rate to a fixed interest rate. No Conduit Mortgage Loan contains terms or provisions which would result in negative amortization;

      (x) Prepayment Premiums: Except as set forth in the Conduit Mortgage Loan Schedule, each Conduit Mortgage Loan is subject to a Prepayment Premium except as set forth on the Conduit Mortgage Loan Schedule. With respect to each Conduit Mortgage Loan that has a Prepayment Premium feature, each such Prepayment Premium is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each Prepayment Premium is permitted pursuant to federal, state and local law. Each such Prepayment Premium is in an amount equal to or less than the maximum amount permitted under applicable law; however, no such Prepayment Premium may be imposed for a term in excess of three (3) years (or five years with respect to Conduit Mortgage Loans originated prior to October 1,
2002);

      (y) Location and Type of Mortgaged Property: The Mortgaged Property is located in the state identified in the Conduit Mortgage Loan Schedule and consists of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development;

      (z) Occupancy of Mortgaged Property: To the best of the Seller's knowledge, the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

      (aa) Leaseholds: If the Conduit Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease to extend at least five
(5) years beyond the term of the Mortgage unless such lease contains a provision for future vesting of land to the Mortgagor or homeowner's association after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

      (bb) Credit Information: As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, the Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian Credit Information Services, Inc. and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

      (cc) Predatory Lending Regulations: No Conduit Mortgage Loan is a High Cost or Covered Loan, as applicable. No Conduit Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

      (dd) Arbitration: With respect to any Conduit Mortgage Loan originated after August 1, 2004, no Mortgagor agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the Conduit Mortgage Loan transaction;

      (ee) LTV. No Mortgage Loan has a LTV greater than 100%;

      (ff) Qualified Mortgage. The Conduit Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code; and

      (gg) Delivery to the Custodian. With respect to each Conduit Mortgage Loan, GSMC is in possession of a complete Mortgage File except for the documents which have been delivered to the Custodian or which have been submitted for recording and not yet returned.

                                    EXHIBIT V

    Exceptions to Representations and Warranties Regarding the Mortgage Loans

         Exhibit                  Representation            Exceptions
------------------------ ---------------------------- -------------------------
           I                        (b)               Approximately 0.62% of the
                                                      acoustic loans Monthly
                                                      Payment or more
                                                      delinquent.

          IV                        (o)               Approximately 0.91% of
                                                      the Conduit loans Monthly
                                                      Payment or more
                                                      delinquent.

                                   SCHEDULE I

                         Acoustic Mortgage Loan Schedule


                    (Delivered to Trustee Upon Closing Date)

                                   SCHEDULE II

                          ResMAE Mortgage Loan Schedule



                    (Delivered to Trustee Upon Closing Date)

                                  SCHEDULE III

                         Meritage Mortgage Loan Schedule

                    (Delivered to Trustee Upon Closing Date)

                                   SCHEDULE IV

                         Conduit Mortgage Loan Schedule

                    (Delivered to Trustee Upon Closing Date)